As filed with the Securities and Exchange Commission on December 14, 2015

Registration No. 333-208056

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO.4

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Yirendai Ltd.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	6199	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4/F, Building 2A, No. 6 Lang Jia Yuan

Chaoyang District, Beijing 100022

The People’s Republic of China

+86 10 5236-2498

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central, Hong Kong +852 3740-4700	Chris K.H. Lin, Esq. Simpson Thacher & Bartlett LLP c/o 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong +852 2514-7600

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)(3)	Proposed maximum offering price per share(3)	Proposed Maximum aggregate offering price(2)(3)	Amount of registration fee
Ordinary shares, par value US$0.0001 per share(1)	17,250,000	US$5.50	US$94,875,000	US$9,554(4)

(1)	American depositary shares issuable upon deposit of ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-208437). Each American depositary share represents two ordinary shares.
(2)	Includes ordinary shares that are issuable upon the exercise of the underwriters’ over-allotment option. Also includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued December 14, 2015

7,500,000 American Depositary Shares

Yirendai Ltd.

Representing 15,000,000 Ordinary Shares

This is an initial public offering of American depositary shares, or ADSs, of Yirendai Ltd., or Yirendai. Yirendai is offering 7,500,000 ADSs. Each ADS represents two of our ordinary shares, par value $0.0001 per share.

Prior to this offering, there has been no public market for our ADSs or our ordinary shares. It is currently estimated that the initial public offering price per ADS will be between US$9.00 and US$11.00. We will apply to list the ADSs on the New York Stock Exchange, or the NYSE, under the symbol “YRD.”

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. Following the completion of this offering and the concurrent private placement to Baidu (Hong Kong) Limited, or Baidu Hong Kong, we will be a “controlled company” as defined under the Corporate Governance Rules of the NYSE because CreditEase Holdings (Cayman) Limited, or CreditEase, will hold 85.5% of our then outstanding ordinary shares, assuming the underwriters do not exercise their over-allotment option, or 83.9% of our then outstanding ordinary shares if the underwriters exercise their over-allotment option in full. See “Principal Shareholders.”

See “Risk Factors” beginning on page 15 for factors you should consider before buying the ADSs.

PRICE US$             PER ADS

	Price to Public	Underwriting Discounts and Commission	Proceeds to Yirendai
Per ADS	$	$	$
Total	$	$	$

Yirendai has granted the underwriters an option to purchase up to an additional 1,125,000 ADSs to cover over-allotments.

A fund affiliated with Mr. Ning Tang, our founder and executive chairman of our board of directors, has indicated its interest in subscribing for up to US$30 million of ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. The fund affiliated with Mr. Tang is currently under no obligation to purchase any ADSs in this offering and its interest in purchasing ADSs in this offering is not a commitment to do so. We and the underwriters are currently under no obligation to sell ADSs to the fund. The number of ADSs available for sale to the general public will be reduced to the extent that the fund purchases those ADSs. The fund has also indicated that in the event that it purchases any ADSs in this offering, it will not transfer or otherwise disposes of, directly or indirectly, any ADSs purchased in this offering for a period of 180 days after the date of this prospectus.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs to purchasers in New York, New York on                     , 2015.

MORGAN STANLEY	CREDIT SUISSE	CHINA RENAISSANCE

NEEDHAM & COMPANY

                    , 2015.

A leading online consumer finance marketplace in China[1]

宜人贷
www.yirendai.com

A leader

US$1.38billion
in loans facilitated[2]

Over 4.6 times
year on year growth in loan volume[3]

Over 6.7million registered users[4]

98,546 borrowers[5]

185,704 investors[5]

...in a growing market

US$2.5trillion
(2014) China's consumer finance market[6]

26.6%
CAGR China's unsecured consumer finance market growth forecast 2014-19[6]

Connecting investors and individual borrowers

Proprietary risk management system

Lend
Borrow

Access to a new asset class
Attractive risk adjusted returns
Risk reserve fund

Access to consumer credit
Fast credit approval
Competitive rates & payments

(1) According to iResearch.
(2) RMB8,748.4 million from inception in March 2012 to Sept. 30, 2015. Exchange rate of 6.3556RMB: 1USD.
(3) From nine months ended Sept. 30, 2014 to nine months ended Sept. 2015.
(4) Users who had registered accounts as of Sept. 30, 2015.
(5) For the nine months ended Sept. 30, 2015.
(6) According to iResearch, exchange rate of 6.3556RMB: 1USD.

Connecting investors and individual borrowers

Wedding
Attractive investment returns

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

Until            , 2015 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under “Risk Factors,” before deciding whether to buy our ADSs. This prospectus contains information from a report commissioned by us and prepared in April 2015, as updated from time to time, by iResearch, an independent market research firm, to provide information on the online consumer finance marketplace industry in China.

Our Mission

Our mission is to provide consumers in China with easy access to affordable credit and investors with attractive investment opportunities through our online marketplace.

Our Business

We are a leading online consumer finance marketplace in China connecting investors and individual borrowers, according to iResearch. We facilitated over RMB8,748.3 million (US$1,376.4 million) in loans from our inception in March 2012 through September 30, 2015.

Our online platform automates key aspects of our operations and enables us to efficiently match borrowers with investors and execute loan transactions. Leveraging the extensive experience of our parent company CreditEase, we provide an effective solution to address largely underserved investor and individual borrower demand in China. CreditEase is a large financial services company focusing on providing inclusive finance and wealth management products and services in China. Our borrowers and investors come from a variety of channels, including online sources, such as the internet and our mobile applications, as well as offline sources, such as referrals from CreditEase’s on-the-ground sales network. In 2014 and the nine months ended September 30, 2015, we facilitated over RMB550.8 million and RMB1,657.4 million (US$260.7 million) in loans through our mobile applications, respectively, representing 24.7% and 26.5% of the total amount of loans facilitated through our marketplace in the respective periods.

Between 2014 and 2019, China’s unsecured consumer finance market is forecasted to grow at a compound annual growth rate, or CAGR, of 26.6% from RMB3.5 trillion (US$550.7 billion) to RMB11.4 trillion in terms of outstanding loan balance, according to iResearch. As we continue to expand our business, we believe that we will be well positioned to capture the opportunities presented by this growing market.

We currently target prime borrowers, comprising credit card holders with stable credit performance and salary income. We strategically focus on prime borrowers as we believe members of this group tend to be more creditworthy and more receptive to internet finance solutions. In the future, we may expand to serve new borrower groups beyond prime borrowers, enabling us to capture the opportunities presented by China’s growing unsecured consumer finance market. Our online marketplace offers qualified borrowers who successfully complete our online application and meet our borrower requirements quick and convenient access to affordable credit at competitive prices. All of the loans facilitated through our marketplace feature fixed interest rates. To provide a transparent marketplace, the interest rates, transaction fees and other charges are all clearly disclosed to borrowers upfront.

Our online marketplace provides investors with attractive returns with investment thresholds as low as RMB100 (US$15.7). Investors have the option to individually select specific loans to invest in or to use our automated investing tool that identifies and selects loans on the basis of a targeted return. We also offer investors a risk reserve fund service with the aim of limiting losses to investors from borrower defaults. In addition, we provide investors with access to a liquid secondary market, giving them an opportunity to exit their investments before the underlying loans become due. We currently conduct our business operations exclusively in China, and our online consumer finance marketplace does not facilitate investments by investors located in the United States.

We believe we have developed an industry leading risk management system using our proprietary credit decisioning and fraud detection modules. We accumulate data from our expanding borrower base and CreditEase’s extensive database to continually enhance the sophistication and reliability of our risk management system. Our proprietary risk management system enables us to assess the creditworthiness of borrowers more effectively in a market where reliable credit scores and borrower databases are still at an early stage of development. This system also enables us to appropriately price the risks associated with borrowers and offer quality loan investment opportunities to investors.

We generate revenues primarily from fees charged for our services in matching investors with individual borrowers and for other services we provide over the life of a loan. We charge borrowers transaction fees for services provided through our platform in facilitating loan transactions, and charge investors service fees for using our automated investing tool or self-directed investing tool. As an information intermediary, we do not use our own capital to invest in loans facilitated through our marketplace.

We have experienced significant growth since we launched our marketplace in March 2012. Our total net revenues increased from US$3.1 million in 2013 to US$31.9 million in 2014, and increased from US$13.1 million for the nine months ended September 30, 2014 to US$138.0 million for the nine months ended September 30, 2015. We had net losses of US$8.3 million and US$4.5 million in 2013 and 2014, respectively. For the nine months ended September 30, 2015, we had a net income of US$30.8 million, compared to a net loss of US$10.9 million for the nine months ended September 30, 2014.

Our Industry

Consumption in China has experienced rapid growth as a result of China’s economic development and rising consumption power among Chinese consumers. Despite growing consumption levels, consumption in China is underfinanced. According to iResearch, China’s consumption loan balance to GDP ratio was merely 24.2% in 2014, compared to 77.5% for the United States during the same year, suggesting significant growth potential for China’s consumer finance market. Consumption in China is underfinanced primarily because loans from traditional financial institutions are not easily accessible. China’s consumption loan balance had reached RMB15.4 trillion (US$2.4 trillion) by the end of 2014, and is expected to further grow at a CAGR of 19.5% to RMB37.4 trillion by the end of 2019, according to iResearch.

The consumer finance market consists of secured consumption loans such as car loans and home mortgages, and unsecured consumption loans such as credit cards and other unsecured loans from banks and consumer financing companies. According to iResearch, China’s unsecured consumption loan balance had reached RMB3.5 trillion (US$550.7 billion) by the end of 2014, and is expected to further grow at a CAGR of 26.6% to RMB11.4 trillion by the end of 2019.

China’s rapidly growing consumption levels and relatively limited consumer finance options have created opportunities for marketplaces that connect borrowers and investors. According to iResearch, transaction values for marketplaces that focus on consumption loans, which we refer to as consumer finance marketplaces, are expected to grow from RMB12.7 billion (US$2.0 billion) in 2014 to RMB521.4 billion in 2019, representing a CAGR of 110.1%. In particular, within this segment, pure online marketplaces that focus on consumption loans to individuals, or online consumer finance marketplaces, show the strongest growth potential. According to iResearch, transaction values through online consumer finance marketplaces reached RMB4.6 billion (US$723.8 million) in 2014, and are expected to further grow at a CAGR of 122.2% to RMB247.6 billion in 2019.

Competitive Strengths

We believe the following competitive strengths contribute to our success and differentiate us from our competitors:

•	China’s leading online consumer finance marketplace connecting investors and individual borrowers. We believe our scale, brand, risk management capabilities and technology platform allow us to effectively attract new participants, lower costs for borrowers, provide high-quality loan investment opportunities, create higher liquidity and thus reinforce our market position.

•	Superior user experience. We offer a superior user experience to borrowers and investors, helping us to achieve industry leading customer satisfaction rates. According to a customer survey conducted by iResearch, we ranked No. 1 in terms of investor satisfaction rates and No. 2 in terms of borrower satisfaction rates among our industry peers in 2014.

•	Proprietary risk management system. Our proprietary risk management system enables us to evaluate potential borrowers in a market where reliable credit scores and borrower databases are still at early stage of development. Our system is built upon data accumulated through our operations and is further supported by an extensive database accumulated by CreditEase over the past nine years. Our risk management model utilizes big data capabilities to automatically evaluate the credit characteristics of borrowers.

•	Powerful network effects. Our online marketplace benefits from powerful network effects that result in a virtuous cycle for our business whereby the performance of our marketplace improves. We believe that these network effects will reinforce our market position.

•	Scalable and robust technology platform. Our technology platform powers our online marketplace, enabling us to connect investors and individual borrowers in a fast and effective way and to efficiently deliver services to them. Our technology platform also facilitates our user-friendly mobile applications, which allow our users to invest and borrow anytime, anywhere.

•	Visionary founder and experienced management team. Our founder and executive chairman, Mr. Ning Tang, together with other members of our management team, started our company with the vision of becoming the leading online consumer finance marketplace connecting investors and individual borrowers in China. Their deep understanding of the consumer finance market in China contributed to our strategic decision to focus on the prime borrower market.

Our Strategies

We intend to achieve our mission by pursuing the following strategies:

•	Continue to define industry best practices in China. We strive to create and uphold industry best practices for all aspects of our business, including credit risk management and analysis, operational transparency, fund settlement and data security. Separately, through CreditEase’s leadership in self-regulatory organizations, we will continue to foster the sustainable growth of our industry by leading through example and our sharing of best practices.

•	Broaden our borrower base. We seek to grow the number of borrowers on our online marketplace by introducing new credit products and services and tailoring products to specific borrower needs. We may also expand to serve new borrower groups beyond prime borrowers, enabling us to capture the opportunities presented by China’s growing unsecured consumer finance market. As our marketplace continues to grow, we plan to expand our ability to offer risk-based pricing in order to better meet the needs of our borrowers.

•	Expand our investor base. We strive to increase the overall number of investors and the amounts they invest through our marketplace by facilitating investments in a diversified portfolio of high-quality loan products. We will continue to develop new investment products, to satisfy different investor requirements. In the future, we plan to segment loans into more precise tiers of returns, and seek to offer investors a more diverse array of loan products that better meet their return targets.

•	Further enhance our risk management capabilities. We will continue to automate our risk management system by enhancing our online data analytics capabilities and utilizing additional data sources. We will also further advance our proprietary algorithms in order to increase the automation and predictive capabilities of our risk management systems. These will enable us to further increase the efficiency of our marketplace while maintaining sophisticated risk management capabilities.

•	Continue to execute our mobile strategy. We have made and will continue to make significant investments in pursuing our mobile strategy. We plan to further strengthen our mobile internet presence to seize promising market opportunities by developing targeted marketing programs directed at mobile users, introduce more mobile related products and further enhance our risk management capabilities utilizing additional information from our mobile users.

•	Continue to invest in our technology platform. We will continue to make significant investments in our proprietary technologies in the areas of data collection and processing algorithms to increase the precision, speed and scale at which we match the demand and supply of funds. Enhanced data analytics will also improve our conversion of online leads into successful borrowers and investors.

•	Cultivate a vibrant consumer lending ecosystem. We will expand strategic relationships with key industry value chain partners to further increase the value of our marketplace and better serve borrowers and investors. We will continue to promote the positive development of the online consumer finance marketplace industry in China through long-term partnerships with government institutions to advocate for the adoption of an industry-wide credit scoring system to better protect borrowers and investors.

Our Challenges

Our ability to achieve our goal and execute our strategies is subject to risks and uncertainties, including those relating to our ability to:

•	attract and retain borrowers and investors on our marketplace in an effective and cost-efficient way;

•	introduce new loan products and platform enhancements that achieve sufficient market acceptance;

•	effectively evaluate a borrower’s credit profile to appropriately price our loan products and maintain low default rates;

•	accurately estimate the charge-off rate of loans facilitated through our platform;

•	compete effectively;

•	promote and maintain our brand and reputation; and

•	establish successful strategic relationships with partners.

In addition, we face risks and uncertainties related to our corporate structure and regulatory environment in China, including:

•	uncertainties associated with the interpretation and application of PRC regulations and policies, including those relating to the peer-to-peer lending service industry in China;

•	risks associated with our control over Heng Cheng, our consolidated variable interest entity in China, which is based on contractual arrangements rather than equity ownership;

•	uncertainties associated with the enactment timetable, interpretation and implementation of the draft PRC Foreign investment law, including how it may impact the viability of our corporate structure, corporate governance and business operations; and

•	risks related to our ability to use the proceeds of this offering to make additional capital contributions or loans to our PRC subsidiary as a result of PRC regulations and governmental control of currency conversion.

Please see “Risk Factors” and other information included in this prospectus for a discussion of these and other risks and uncertainties that we face.

Corporate History and Structure

We commenced our online consumer finance marketplace business in March 2012 as a business unit under our parent company, CreditEase Holdings (Cayman) Limited, or CreditEase, which will remain as our parent company and controlling shareholder after this offering. CreditEase incorporated Yirendai Ltd. in the Cayman Islands to be our holding company in September 2014. Yirendai Ltd. then established a wholly owned subsidiary in Hong Kong, Yirendai Hong Kong Limited, or Yirendai HK, in October 2014, and Yirendai HK further established Yi Ren Heng Ye Technology Development (Beijing) Co., Ltd., or Heng Ye, our wholly owned subsidiary in China, in January 2015.

Heng Cheng Technology Development (Beijing) Co., Ltd., or Heng Cheng, was established in China in September 2014. Mr. Ning Tang, Mr. Fanshun Kong and Ms. Yan Tian are the shareholders of Heng Cheng designated by CreditEase, owning 40%, 30% and 30% of the equity interests in Heng Cheng, respectively, as of the date of this prospectus. We entered into a series of contractual arrangements with Heng Cheng and its shareholders in February 2015. These contractual arrangements allow us to:

•	exercise effective control over Heng Cheng;

•	receive substantially all of the economic benefits of Heng Cheng; and

•	have an exclusive option to purchase all or part of the equity interests in Heng Cheng when and to the extent permitted by PRC law.

As a result of these contractual arrangements, we have become the primary beneficiary of Heng Cheng designated by CreditEase, and we treat Heng Cheng as our variable interest entity under U.S. GAAP. We have consolidated the financial results of Heng Cheng in our consolidated financial statements in accordance with U.S. GAAP.

As a result of restructuring by CreditEase, we currently conduct our online consumer finance marketplace business in China through Heng Ye and our consolidated variable interest entity, Heng Cheng. Heng Cheng operates our website www.yirendai.com and has an ICP license as an internet information provider.

The following diagram illustrates our corporate structure, including our subsidiaries and consolidated variable interest entity, immediately upon the completion of this offering, assuming the underwriters do not exercise their over-allotment option, and including 2,000,000 ordinary shares we will issue and sell in the private placement to Baidu Hong Kong concurrently with this offering, which number of shares has been calculated based on an assumed initial offering price of US$10.00 per ADS, the mid-point of the estimated range of initial public offering price:

        Equity interest

        Contractual arrangements

(1)	The shareholders of Heng Cheng are Mr. Ning Tang, Mr. Fanshun Kong and Ms. Yan Tian, owning 40%, 30% and 30% of Heng Cheng’s equity interest, respectively. Mr. Ning Tang is our executive chairman, Mr. Fanshun Kong is a non-executive PRC employee of CreditEase, and Ms. Yan Tian is a third-party individual designated by CreditEase.

Our Relationship with CreditEase

We are a wholly-owned subsidiary of CreditEase as of the date of this prospectus. Upon the completion of this offering, CreditEase will remain as our parent company and controlling shareholder, with a shareholding of 85.5% of our then outstanding ordinary shares assuming (i) the underwriters do not exercise their over-allotment option and (ii) we issue and sell 2,000,000 ordinary shares in the private placement to Baidu Hong Kong concurrently with this offering, which number of shares has been calculated based on an assumed initial offering price of US$10.00 per ADS, the mid-point of the estimated range of initial public offering price. CreditEase is a large financial services company focusing on providing inclusive finance and wealth management products and services in China. Prior to the establishment of Yirendai Ltd., our business was carried out by various subsidiaries and variable interest entities of CreditEase. We completed our carve-out from CreditEase in the first quarter of 2015, and all of our online consumer finance marketplace business is now carried out by our own subsidiaries and consolidated variable interest entity.

In the past, CreditEase provided us with origination and servicing, financial, administrative, sales and marketing, risk management, human resources and legal services, as well as the services of a number of its executives and employees, the costs of which were allocated to us using a proportional cost allocation method and based on headcount or transaction volume for the provision of services attributable to us. Although we have set up our own support systems after our carve-out from CreditEase, we expect CreditEase to continue to provide certain support services during a transitional period.

We have entered into a series of agreements with CreditEase with respect to business cooperation and various ongoing relationships between us. Pursuant to these agreements, CreditEase will provide us long-term services such as borrower and investor acquisition, collection and technical support. The current fee rate charged to us by CreditEase for offline borrower acquisition services is 5% of the loans facilitated to borrowers referred by CreditEase. Pursuant to our discussion with CreditEase, this fee rate will increase to 6% for the three years starting 2016. After that, the fee rate may be adjusted on a yearly basis based on commercial negotiation, and after taking into consideration the costs to CreditEase for providing such services and with reference to market rates. We also have an arrangement with CreditEase regarding the sharing of data and information and certain mutual intellectual property licenses owned by CreditEase and us. In addition, CreditEase will continue to provide us with certain supports, such as financial, administrative, human resources and legal services, during a transitional period. See “Our Relationship with CreditEase” and “Risk Factors—Risks Related to Our Carve-out from CreditEase and Our Relationship with CreditEase.”

Corporate Information

Our principal executive offices are located at 4/F, Building 2A, No. 6 Lang Jia Yuan, Chaoyang District, Beijing, People’s Republic of China. Our telephone number at this address is +86 10 5236-2498. Our registered office in the Cayman Islands is located at the offices of Sertus Incorporations (Cayman) Limited, Sertus Chambers, P.O. Box 2547, Cassia Court, Camana Bay, Grand Cayman, Cayman Islands.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is www.yirendai.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York, New York 10017.

Implications of Being an Emerging Growth Company

As a company with less than US$1.0 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We will remain an emerging growth company until the earliest of (a) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.0 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the previous three year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context otherwise requires in this prospectus:

•	“ADSs” refers to our American depositary shares, each of which represents two ordinary shares;

•	“APR” or “annual percentage rate” refers to the annual rate that is charged to borrowers, including a fixed interest rate and a transaction fee rate, expressed as a single percentage number that represents the actual yearly cost of borrowing over the life of a loan;

•	“China” or the “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

•	“CreditEase” refers to CreditEase Holdings (Cayman) Limited, our parent company and controlling shareholder;

•	“M3+ Net Charge Off Rate,” with respect to loans facilitated during a specified time period, which we refer to as a vintage, is defined as the difference between (i) the total balance of outstanding principal of loans that become over three months delinquent during a specified period and the remainder of the expected interest for the life of such loans, and (ii) the total amount of recovered past due payments of principal and accrued interest in the same period with respect to all loans in the same vintage that have ever become over three months delinquent, divided by (iii) the total initial principal of the loans facilitated in such vintage;

•	“ordinary shares” prior to the completion of this offering refers to our ordinary shares of par value US$0.0001 per share, and upon and after the completion of this offering are to our ordinary shares, each of par value US$0.0001 per share;

•	“payout ratio” refers to the percentage of an investor’s outstanding principal and accrued interest paid out to the investor from our risk reserve fund in the event of loan default. We currently implement a 100% payout ratio allowing investors to fully recover their outstanding principal and accrued interest in the event of loan default;

•	“Peer-to-peer lending service providers” refers to marketplaces connecting borrowers and investors;

•	“RMB” and “Renminbi” refer to the legal currency of China;

•	“US$,” “U.S. dollars,” “$,” and “dollars” refer to the legal currency of the United States; and

•	“Yirendai,” “we,” “us,” “our company” and “our” refer to Yirendai Ltd., its subsidiaries and its consolidated variable interest entity.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

We use U.S. dollars as the reporting currency in our financial statements and in this prospectus. Monetary assets and liabilities denominated in Renminbi are translated into U.S. dollars at the rates of exchange as of the balance sheet date, equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the period. In other parts of this prospectus, any Renminbi denominated amounts are accompanied by translations. With respect to amounts not recorded in our consolidated financial statements included elsewhere in this prospectus, all translations from Renminbi to U.S. dollars were made at RMB6.3556 to US$1.00, the noon buying rate set forth in the H.10 statistical release of the Federal Reserve Board on September 30, 2015. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government restricts or prohibits the conversion of Renminbi into foreign currency and foreign currency into Renminbi for certain types of transactions. On November 13, 2015, the noon buying rate set forth in the H.10 statistical release of the Federal Reserve Board was RMB6.3735 to US$1.00.

The Offering

Offering price	We currently estimate that the initial public offering price will be between US$9.00 and US$11.00 per ADS.

ADSs offered by us	7,500,000 ADSs (or 8,625,000 ADSs if the underwriters exercise their over-allotment option in full).

ADSs outstanding immediately after this offering	7,500,000 ADSs (or 8,625,000 ADSs if the underwriters exercise their over-allotment option in full)

Concurrent private placement	Concurrently with, and subject to, the completion of this offering, Baidu Hong Kong, a subsidiary of Baidu, Inc., has agreed to purchase from us US$10.0 million in ordinary shares at a price per share equal to the initial public offering price adjusted to reflect the ADS-to-ordinary share ratio, or the concurrent private placement. Assuming an initial offering price of US$10.00 per ADS, the mid-point of the estimated range of the initial public offering price, this investor will purchase 2,000,000 ordinary shares from us. Our proposed issuance and sale of ordinary shares to this investor is being made through private placement pursuant to an exemption from registration with the U.S. Securities and Exchange Commission under Regulation S of the U.S. Securities Act of 1933, as amended, or the Securities Act. Under the subscription agreement executed on December 14, 2015, the completion of this offering is the only substantive closing condition precedent for the concurrent private placement and if this offering is completed, the concurrent private placement will be completed concurrently. The investor has agreed with the underwriters not to, directly or indirectly, sell, transfer or dispose of any ordinary shares acquired in the private placement for a period of 180 days after the date of this prospectus, subject to certain exceptions.

Ordinary shares outstanding immediately after this offering	117,000,000 ordinary shares (or 119,250,000 ordinary shares if the underwriters exercise their over-allotment option in full), including 2,000,000 ordinary shares we will issue and sell in the concurrent private placement, which number of shares has been calculated based on an assumed initial offering price of US$10.00 per ADS, the mid-point of the estimated range of initial public offering price.

The ADSs	Each ADS represents two ordinary shares of par value US$0.0001 per share.

The depositary will hold ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary in exchange for ordinary shares. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Over-allotment option	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 1,125,000 additional ADSs.

Subscription by an affiliated fund	A fund affiliated with Mr. Ning Tang, our founder and executive chairman of our board of directors, and invested by third-party investors, has indicated its interest in subscribing for up to US$30 million of ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. The fund affiliated with Mr. Tang is currently under no obligation to purchase any ADSs in this offering and its interest in purchasing ADSs in this offering is not a commitment to do so. We and the underwriters are currently under no obligation to sell ADSs to the fund. The number of ADSs available for sale to the general public will be reduced to the extent that the fund purchases those ADSs and, to the extent those ADSs are not purchased by it, the underwriters will offer those ADSs to the general public on the same basis as the other ADSs being offered in this offering. This potential investment by the fund affiliated with Mr. Tang, if consummated, will be made pursuant to an exemption from registration with the U.S. Securities and Exchange Commission under Regulation S of the Securities Act. See “Underwriting.” The fund has also indicated that in the event that it purchases any ADSs in this offering, it will not transfer or otherwise disposes of, directly or indirectly, any ADSs purchased in this offering for a period of 180 days after the date of this prospectus.

Use of proceeds

We expect that we will receive net proceeds of approximately US$66.2 million from this offering, assuming an initial public offering price of US$10.00 per ADS, which is the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, as well as net proceeds of approximately US$9.3 million from the concurrent private placement to Baidu Hong Kong.

We plan to use the net proceeds of this offering and the concurrent private placement primarily for general corporate purposes, which may include investment in product development, sales and marketing activities, technology infrastructure, capital expenditures, improvement of corporate facilities and other general and administrative matters. We may also use a portion of these proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments. See “Use of Proceeds” for more information.

Lock-up	We, our directors, executive officers, our existing shareholder and Baidu Hong Kong have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting.”

Reserved ADSs	At our request, the underwriters have reserved five percent of the ADSs to be sold by us and offered by this prospectus for sale, at the initial public offering price, to some of our directors, officers, employees, business associates and related persons through a directed share program.

Listing	We intend to apply to have the ADSs listed on the NYSE under the symbol “YRD.” Our ADSs and shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on , 2015.

Depositary	Deutsche Bank Trust Company Americas.

Summary Consolidated Financial and Operating Data

The following summary consolidated statements of operations for the years ended December 31, 2013 and December 31, 2014, and summary consolidated balance sheet as of December 31, 2013 and December 31, 2014 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements are prepared and presented in accordance with U.S. GAAP. The following summary consolidated statement of operations for the nine months ended September 30, 2014 and 2015 and the summary consolidated balance sheet as of September 30, 2015 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements. Our historical results do not necessarily indicate results expected for any future periods. You should read this Summary Consolidated Financial and Operating Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Year Ended December 31,		For the Nine Months Ended September 30,
	2013	2014	2014	2015
	(in US$ thousands, except for share, per share and per ADS data, and percentages)
Summary Consolidated Statements of Operations:
Net revenues	3,131	31,893	13,122	137,975

Operating costs and expenses:
Sales and marketing	5,220	22,354	15,735	69,891
Origination and servicing	1,255	3,541	2,227	9,445
General and administrative	4,998	10,490	6,074	14,733

Total operating costs and expenses	(11,473)	(36,385)	(24,036)	(94,069)

Interest income	—	—	—	270

(Loss)/income before provision for income taxes	(8,342)	(4,492)	(10,914)	44,176

Income tax expense	—	(5)	—	(13,395)

Net (loss)/income	(8,342)	(4,497)	(10,914)	30,781

Weighted average number of ordinary shares used in per share calculations:(1)
Basic and diluted	100,000,000	100,000,000	100,000,000	100,000,000
Net (loss)/income per ordinary share
Basic and diluted	(0.0834)	(0.0450)	(0.1091)	0.3078
Net (loss)/income per ADS(2)
Basic and diluted	(0.1668)	(0.0900)	(0.2182)	0.6156
Non-GAAP Financial Measures:(3)
Contribution	(3,344)	5,998	(4,840)	58,639
Contribution margin	(106.8% )	18.8%	(36.9% )	42.5%

(1)	On January 5, 2015, we effected a 10,000-for-1 share split, such that our authorized share capital of US$50,000 was divided into 500,000,000 ordinary shares with a par value of US$0.0001 each, of which 10,000 ordinary shares were issued and outstanding and were owned by CreditEase. On June 25, 2015, we issued 99,990,000 ordinary shares, par value US$0.0001 each to CreditEase for an aggregate purchase price of US$9,999. The share split and the share issuance have been retroactively reflected for all periods presented herein.
(2)	Each ADS represents two ordinary shares.
(3)	See “—Non-GAAP Financial Measures.”

	As of December 31,		As of September 30,
	2013	2014	2015
	(in US$ thousands)
Summary Consolidated Balance Sheet:
Cash and cash equivalents	—	222	19,861
Restricted cash	—	—	49,355
Total assets	4,933	64,825	165,387
Liabilities from risk reserve fund guarantee	—	—	59,196
Total liabilities	1,775	28,813	99,984
Total equity	3,158	36,012	65,403

The following table presents our summary operating data for the periods indicated:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2013	2014		2014	2015
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Operating Data:
Amount of loans facilitated	258,322	2,228,562	350,645	1,107,291	6,256,065	984,339
Loans generated from online channels	98,512	896,003	140,978	393,526	2,016,681	317,308
Loans generated from offline channels	159,810	1,332,559	209,667	713,765	4,239,384	667,031

	As of December 31,			As of September 30,
	2013	2014		2015
	RMB	RMB	US$	RMB	US$
	(in thousands)
Outstanding loan principal	237,796	2,132,447	335,523	6,871,704	1,081,205

	For the Year Ended December 31,		For the Nine Months Ended September 30,
	2013	2014	2014	2015
	(in US$ thousands)
Transaction fees from borrowers(1)	3,228	33,196	13,680	224,728
Service fees from investors(1)	27	429	124	8,304

(1)	Represent amounts prior VAT. The numbers disclosed in the table above are not equivalent to our net revenues or other financial metric that is presented in our financial statements. For reconciliation to our net revenues, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Components of Results of Operations—Net Revenues.”

Non-GAAP Financial Measures

In evaluating our business, we consider and use two non-GAAP financial measures, contribution and contribution margin, as supplemental measures to review and assess our operating performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. We calculate contribution as net (loss)/income, excluding general and administrative expense, interest income and income tax expense. We calculate contribution margin by dividing contribution by total net revenues.

We present these non-GAAP financial measures because they are used by our management to evaluate our core operating performance and trends. Contribution and contribution margin have varied from period to period and have generally increased over time. Factors that affect our contribution and contribution margin include revenue mix, variable sales and marketing expenses, and origination and servicing expenses. These non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. The non-GAAP financial measures have limitations as analytical tools.

One of the key limitations of using contribution and contribution margin is that it does not reflect all items of income and expense that affect our operations. General and administrative expense and income tax expense (benefit) have been and will continue to be incurred in our business and are not reflected in the presentation of contribution and contribution margin. Further, other companies, including peer companies in our industry, may calculate these non-GAAP measures differently, which may reduce their usefulness as a comparative measure.

We compensate for these limitations by reconciling the non-GAAP financial measure to the nearest U.S. GAAP performance measure, all of which should be considered when evaluating our performance. We encourage you to review our financial information in its entirety and not rely on a single financial measure.

The following table reconciles our contribution in 2013 and 2014 and the nine months ended September 30, 2014 and 2015 to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, which is net (loss)/income:

	For the Year Ended December 31,		For the Nine Months Ended September 30,
	2013	2014	2014	2015
	(in US$ thousands, except for percentages)
Reconciliation of Net (Loss)/Income to Contribution:
Net (loss)/income	(8,342)	(4,497)	(10,914)	30,781
Interest income	—	—	—	(270)
Income tax expense	—	5	—	13,395
General and administrative expenses	4,998	10,490	6,074	14,733

Contribution	(3,344)	5,998	(4,840)	58,639

Total net revenues	3,131	31,893	13,122	137,975
Contribution margin	(106.8% )	18.8%	(36.9% )	42.5%

RISK FACTORS

An investment in our ADSs involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material and adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have a limited operating history in a new and evolving market, which makes it difficult to evaluate our future prospects.

The market for China’s online consumer finance marketplaces is new and may not develop as expected. The regulatory framework for this market is also evolving and may remain uncertain for the foreseeable future. Potential borrowers and investors may not be familiar with this market and may have difficulty distinguishing our services from those of our competitors. Convincing potential new borrowers and investors of the value of our services is critical to increasing the volume of loan transactions facilitated through our marketplace and to the success of our business.

We launched our online marketplace in March 2012 and have a limited operating history. In addition, starting in the fourth quarter of 2014, we began offering new loan products with different pricing grades. As our business develops or in response to competition, we may continue to introduce new products or make adjustments to our existing products, or make adjustments to our business model. In connection with the introduction of new products or in response to general economic conditions, we may impose more stringent borrower qualifications to ensure the quality of loans on our platform, which may negatively affect the growth of our business. Any significant change to our business model, such as our offering of risk reserve fund services starting in January 2015 and the revision to the risk reserve funding policy in the fourth quarter of 2015, may not achieve expected results and may have a material and adverse impact on our financial conditions and results of operations. It is therefore difficult to effectively assess our future prospects. You should consider our business and prospects in light of the risks and challenges we encounter or may encounter in this developing and rapidly evolving market. These risks and challenges include our ability to, among other things:

•	navigate an evolving regulatory environment;

•	expand the base of borrowers and investors served on our marketplace;

•	broaden our loan product offerings;

•	enhance our risk management capabilities;

•	improve our operational efficiency;

•	cultivate a vibrant consumer finance ecosystem;

•	maintain the security of our platform and the confidentiality of the information provided and utilized across our platform;

•	attract, retain and motivate talented employees; and

•	defend ourselves against litigation, regulatory, intellectual property, privacy or other claims.

If we fail to educate potential borrowers and investors about the value of our platform and services, if the market for our marketplace does not develop as we expect, or if we fail to address the needs of our target market, or other risks and challenges, our business and results of operations will be harmed.

If we are unable to maintain or increase the volume of loan transactions facilitated through our marketplace or if we are unable to retain existing borrowers or investors or attract new borrowers or investors, our business and results of operations will be adversely affected.

The volume of loan transactions facilitated through our marketplace has grown rapidly since our inception. The total amount of loans facilitated through our marketplace was RMB2,228.6 million in 2014, which increased substantially from RMB258.3 million in 2013. In the nine months ended September 30, 2015, the total amount of loans facilitated through our marketplace was RMB6,256.1 million (US$984.3 million), compared with RMB1,107.3 million in the nine months ended September 30, 2014. To maintain the high growth momentum of our marketplace, we must continuously increase the volume of loan transactions by retaining current participants and attracting more users. We intend to continue to dedicate significant resources to our user acquisition efforts, including establishing new acquisition channels, particularly as we continue to grow our marketplace and introduce new loan products. We utilize online channels, such as search engine marketing, search engine optimization and partnerships with internet companies, as well as CreditEase’s on-the-ground sales network for user acquisition. In 2013, 2014 and the nine months ended September 30, 2015, 54.2%, 48.1% and 50.6% of our borrowers were acquired through referrals from CreditEase, respectively, contributing 61.9%, 59.8% and 67.8% of the total amount of loans facilitated through our marketplace, respectively. If there are insufficient qualified loan requests, investors may be unable to deploy their capital in a timely or efficient manner and may seek other investment opportunities. If there are insufficient investor commitments, borrowers may be unable to obtain capital through our marketplace and may turn to other sources for their borrowing needs and investors who wish to exit their investments prior to maturity on the secondary loan market may not be able to do so in a timely manner.

The overall transaction volume may be affected by several factors, including our brand recognition and reputation, the interest rates offered to borrowers and investors relative to market rates, the effectiveness of our risk control, the repayment rate of borrowers on our marketplace, the efficiency of our platform, the macroeconomic environment and other factors. In connection with the introduction of new products or in response to general economic conditions, we may also impose more stringent borrower qualifications to ensure the quality of loans on our platform, which may negatively affect the growth of loan volume. In addition, although we have entered into a cooperation framework agreement with CreditEase, pursuant to which CreditEase will provide us offline user acquisition services, we cannot assure you that we will receive sufficient support from CreditEase after our carve-out from CreditEase. If any of our current user acquisition channels become less effective, if we are unable to continue to use any of these channels or if we are not successful in using new channels, we may not be able to attract new borrowers and investors in a cost-effective manner or convert potential borrowers and investors into active borrowers and investors, and may even lose our existing borrowers and investors to our competitors. If we are unable to attract qualified borrowers and sufficient investor commitments or if borrowers and investors do not continue to participate in our marketplace at the current rates, we might be unable to increase our loan transaction volume and revenues as we expect, and our business and results of operations may be adversely affected.

The laws and regulations governing the peer-to-peer lending service industry in China are developing and evolving and subject to changes. If our practice is deemed to violate any PRC laws or regulations, our business, financial conditions and results of operations would be materially and adversely affected.

Due to the relatively short history of the peer-to-peer lending service industry in China, the regulatory framework governing our industry is under development by the PRC government. Currently, the PRC government has not promulgated any specific rules, laws or regulations to specially regulate the peer-to-peer lending service industry. On July 18, 2015 the People’s Bank of China together with nine other PRC regulatory agencies jointly issued a series of policy measures applicable to the online peer-to-peer lending service industry titled the Guidelines on Promoting the Healthy Development of Internet Finance, or the Guidelines. The Guidelines introduced formally for the first time the regulatory framework and basic principles for administering the peer-to-peer lending service industry in China.

The Guidelines call for active government support of China’s internet finance industry, including the online peer-to-peer lending service industry, and clarify the division of responsibility among regulatory agencies. The Guidelines specify that the China Banking Regulatory Commission, or the CBRC, will have primary regulatory responsibility for the online peer-to-peer lending service industry in China and state that online peer-to-peer lending service providers should operate as information intermediaries and are prohibited from engaging in illegal fund-raising and providing “credit enhancement services,” which we believe are generally perceived in the online peer-to-peer lending industry to mean providing guarantees to investors in relation to the return of loan principal and interest. This interpretation is based upon comments made at a public forum held on September 27, 2014, during which a senior CBRC officer mentioned several requirements that the CBRC is contemplating for future regulation of the peer-to-peer lending service industry, which include, among others, that a peer-to-peer lending service provider (i) is neither a credit intermediary bearing credit risk nor a transaction platform, but an information intermediary between lenders and borrowers, (ii) should not hold investors’ funds or set up any capital pools, and (iii) must not provide guarantees for lenders in relation to the loan principal and interest, or bear any system risk or liquidity risk. In addition to prohibiting illegal fund-raising and the provision of “credit enhancement services,” the Guidelines provide additional requirements for China’s internet finance industry, including the use of custody accounts with qualified banks to hold customer funds as well as information disclosure requirements, among others. However, the Guidelines only set out the basic principles for promoting and administering the online peer-to-peer lending service industry, and were not accompanied by any implementing rules. The Guidelines instead urge the relevant regulatory agencies to adopt implementing rules at the appropriate time. As the implementing rules of the Guidelines have not been published, there is uncertainty as to how the requirements in the Guidelines will be interpreted and implemented. See “Regulation—Regulations Relating to Online Peer-to-Peer Lending.”

In addition to the Guidelines, there are certain other rules, laws and regulations relevant or applicable to the online peer-to-peer lending service industry, including the PRC Contract Law, the General Principles of the Civil Law of the PRC, and related judicial interpretations promulgated by the Supreme People’s Court. See “Regulation—Regulations Relating to Online Peer-to-Peer Lending.”

To comply with existing rules, laws, regulations and governmental policies relating to the peer-to-peer lending service industry, we have implemented various policies and procedures, which we believe set the best practice in the industry, including without limitation the following: (i) we do not use our own capital to invest in loans facilitated through our online marketplace; (ii) we do not commit to provide guarantees to investors under any agreement for the full return of loan principal and interest; (iii) we do not hold investors’ funds and funds loaned through our platform are deposited into and settled by a third-party custody account managed by a qualified bank, China Guangfa Bank; (iv) we have obtained the internet information services license, or the ICP license, as an internet information provider from the relevant local counterpart of the Ministry of Industry and Information Technology in accordance with applicable laws; (v) we fully disclose on our website all relevant information to investors and borrowers, such as disclosure to borrowers regarding interest rates, payment schedule, transaction fees, and other charges and penalties; and (vi) we have been making strong effort to maintain the security of our platform and the confidentiality of the information provided and utilized across our platform. However, due to the lack of detailed rules and the fact that the rules, laws and regulations are expected to continue to evolve in this newly emerging industry, we cannot be certain that our existing practices would not be deemed to violate any existing or future rules, laws and regulations.

In particular, we cannot rule out the possibility that some of the services we provide to investors, such as the automated investing tool and our services to a trust, might be viewed as not being in full compliance. Our automated investing tool automatically allocates committed funds from multiple investors among multiple approved borrowers, which goes beyond the simple one-to-one matching between investors and borrowers and could be viewed as violating some of these requirements. In addition, if our automated investing tool fails to match committed investors with approved borrowers in a timely manner, we might be deemed to hold investors’ funds and form a capital pool incidentally. As part of our strategy to expand our investor base from individual investors to institutional investors, in October 2015 we established a business relationship with a trust in a pilot program that we are evaluating under which the trust invested in loans through our platform using funds received from its investor. The trust is administered by an independent third-party state-owned trust company, which acts as the trustee, for the purposes of providing returns to its beneficiary through extending loans up to an aggregate principal amount of RMB250 million (US$39.3 million) to borrowers recommended by our company. The trust’s settlor and sole beneficiary is a fund managed by Zhe Hao Shanghai Asset Management Company, or Zhe Hao, an affiliate of CreditEase. The fund’s investors are PRC individuals who are not affiliated with our company. Although we are not part of the fund-raising process by the trust or the fund, we cannot assure you that our provision of services to the trust will not be viewed by PRC regulators as violating any laws or regulations regarding capital pools. Also, we transferred cash to the trust in an amount equal to 6% of the entire assets put into the trust by the trust’s settlor, which were fully used to invest in loans on our platform, as a security fund to protect the trust from potential losses from defaults of loans in which the trust has invested. Under limited circumstances, the remainder of this fund may be returned to us, and we cannot assure you that we will not be viewed by PRC regulators as bearing some credit risk or providing credit enhancement services under such arrangement.

Moreover, although the Guidelines prohibit online peer-to-peer lending service providers from providing “credit enhancement services,” it is uncertain how the “credit enhancement services” mentioned in the Guidelines will be interpreted due to the lack of detailed implementing rules in the Guidelines. However, in light of the requirements mentioned by the CBRC officer during the public forum held on the September 27, 2014, we believe it is generally perceived in the online peer-to-peer lending industry to mean providing guarantees to investors in relation to the return of loan principal and interest. Under our risk reserve fund arrangement, if a loan is delinquent for a certain period of time, we may withdraw a sum from the risk reserve fund to repay investors the principal and accrued interest for the defaulted loan unless the risk reserve fund is depleted. In order to continue to attract new and retain existing investors and to remain consistent with the current industry practice in China, our current risk reserve funding policy aims to have sufficient cash in the risk reserve fund to cover expected payouts, which is based on our current business intention but not legal obligation. Subject to the terms and limits in our agreements with investors, we currently allow investors to fully recover their outstanding principal and accrued interest in the event of loan default. We intend to continue this practice for the foreseeable future. However, as the industry continues to evolve and becomes more sophisticated and our business develops, we may revisit our policy or the terms on which we offer the risk reserve fund service such that investors may recover less than 100% of the outstanding principal and accrued interest of the defaulted loan. Although the purpose of the risk reserve fund is to limit investor losses due to borrower defaults and not to provide investors with guarantees in relation to the return of loan principal and interest, we cannot rule out the possibility that our current risk reserve fund model or any variations thereof might be viewed by the PRC regulatory bodies as providing, to a certain extent, a form of guarantee or otherwise a form of “credit enhancement service” prohibited under the Guidelines. Furthermore, if the risk reserve fund is viewed by the PRC regulatory bodies as providing a form of guarantee, under the Provisions on Several Issues Concerning Laws Applicable to Trials of Private Lending Cases, or the Private Lending Judicial Interpretations, issued by the Supreme People’s Court on August 6, 2015 and being effective on September 1, 2015, if requested by the investor with the court, we may be required to assume the obligations as to the defaulted loan as a guarantor. For a summary of the Private Lending Judicial Interpretations, see “Regulation—Regulations Relating to Online Peer-to-Peer Lending—Regulations on Loans between Individuals.”

As of the date of this prospectus, we have not been subject to any material fines or other penalties under any PRC laws or regulations including those governing the peer-to-peer lending service industry in China. The Guidelines do not set out the liabilities that will be imposed on the service providers who fail to comply with the principles and requirements contained thereunder, nor do other applicable rules, laws and regulations contain specific liability provisions specially as to the peer-to-peer lending platform or similar online marketplace like us. However, if our practice is deemed to violate any rules, laws or regulations, we may face injunctions, including orders to cease illegal activities, and may be exposed to other penalties as determined by the relevant government authorities as well. If such situations occur, our business, financial condition and prospects would be materially and adversely affected. In addition, given the evolving regulatory environment in which we operate, we cannot rule out the possibility that the PRC government will institute a licensing regime covering our industry. If such a licensing regime were introduced, we cannot assure you that we would be able to obtain any newly required license in a timely manner, or at all, which could materially and adversely affect our business and impede our ability to continue our operations.

If we are unable to maintain low default rates for loans facilitated by our platform, our business and results of operations may be materially and adversely affected.

Investments in loans on our marketplace involve inherent risks as the return of the principal on a loan investment made through our platform is not guaranteed, although we aim to limit investor losses due to borrower defaults to within an industry acceptable range through various preventive measures we have taken or will take. Our ability to attract borrowers and investors to, and build trust in, our marketplace is significantly dependent on our ability to effectively evaluate a borrower’s credit profile and maintain low default rates. To conduct this evaluation, we have employed a series of procedures and developed a proprietary credit assessment and decisioning model. Our credit scoring model aggregates and analyzes the data submitted by a borrower as well as the data we collect from a number of internal and external sources, and then generates an Yirendai score for the prospective borrower. The score will be further used to approve and classify the borrower into one of the four segments in our current pricing grid. If our credit scoring model contains programming or other errors, is ineffective or the data provided by borrowers or third parties is incorrect or stale, our loan pricing and approval process could be negatively affected, resulting in misclassified or mispriced loans or incorrect approvals or denials of loans. If we are unable to effectively and accurately assess the credit profiles of borrowers, segment borrowers into appropriate grade in the pricing grid, or price loans on our platform appropriately, we may either be unable to offer attractive fee rates to borrowers and returns to investors, or unable to maintain low default rates of loans facilitated by our platform. In addition, once a loan application is approved, we do not further monitor certain aspects of the borrower’s credit profile, such as changes in the borrower’s credit report and the borrower’s purchasing pattern with online merchants. If the borrower’s financial condition deteriorates, we may not be able to take measures to prevent default on the part of the borrower and thereby maintain low default rates for loans facilitated by our platform. The borrowers that we currently serve, including those falling under Grade A, B, C and D of our pricing grid, are prime borrowers. If we expand to serve new borrower groups beyond prime borrowers in the future, we may find it difficult or unable to maintain low default rates of loans facilitated through our marketplace. Although we offer investor protection services in the form of a risk reserve fund, if widespread defaults were to occur, investors may still incur losses and lose confidence in our marketplace and our business and results of operations may be materially and adversely affected.

If default rates were to increase, we may set aside additional cash in our risk reserve fund and recognize additional expenses and liabilities on our financial statements, which could have a material adverse effect on our working capital, financial conditions, results of operations and business operations. We also may not have or generate sufficient cash to replenish our risk reserve fund when necessary. In addition, because we offer investor protection in the form of a risk reserve fund, high default rates would adversely affect the profitability of our loan products. Particularly, as our Grade A loans have an average transaction fee rate of 5.6%, which is lower than the average transaction fee rates for our other grades of loans, any failure to achieve a low default rate for our Grade A loans will diminish our profit margin and may even cause us to incur losses. Historically, Grade A loans have been unprofitable. For the historical lifetime cumulative M3+ Net Charge Off Rates for all loan products facilitated through our platform, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Results of Operations—Effectiveness of Risk Management.”

We have limited experience operating our risk reserve fund. If it is under- or over-funded, or if we fail to accurately forecast the expected risk reserve payouts or otherwise implement the risk reserve fund successfully, our financial results and competitive position may be harmed.

We have limited experience operating our new risk reserve fund, which was launched in January 2015. We set aside a certain amount of cash in an interest-bearing custody account. In the event that a loan defaults, we withdraw funds from the custody account to repay investors the principal and accrued interest for the defaulted loan.

Since we commenced our online consumer finance business only in March 2012, we have limited information regarding the default rates on loans facilitated through our platform. In addition, given our limited operating history and recent introduction of new products, we have limited information on historical charge-off rates, and we may not be able to accurately forecast charge-offs for our target borrower group. Given these challenges, it is possible that we will under- or over-fund our risk reserve fund. If we under-fund our risk reserve fund, and we do not or are unable to replenish the risk reserve fund to a sufficient level in time, investors may not be fully protected from loss. This may result in negative sentiment among investors, potentially hindering our ability to retain existing investors as well as to attract new investors, and investors may bring claims against us, whether or not they have legal rights to seek damages from us, which could lead to additional expenses and distract management’s attention from our business operation. Conversely, if we over-fund our risk reserve fund, this will reduce the amount of our working capital, as we cannot use the funds set aside in the risk reserve fund for our operations, and cause us to lose business opportunities. Should any of the foregoing occur, our competitive position as well as our results of operations could be materially and adversely affected.

For the nine months ended September 30, 2015, the amount of cash we have set aside for the risk reserve fund is not sufficient to cover all expected payouts for loans facilitated during this period. In the fourth quarter of 2015, we revised our risk reserve funding policy. Going forward, we intend to set aside sufficient cash in the risk reserve fund to cover the expected payouts and we intend to continue this practice for the foreseeable future.

The funding and operation of risk reserve fund services may have a material impact on our financial conditions. A significant increase in our expected risk reserve payouts will have a negative impact on our net revenues and net income. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Components of Results of Operations—Risk Reserve Fund”.

In addition, subject to the terms and limits in our agreements with investors, we currently allow investors to fully recover their outstanding principal and accrued interest in the event of loan default. As the industry continues to evolve and becomes more sophisticated, we may revisit our policy or the terms on which we offer the risk reserve fund service so that investors may recover less than 100% of the outstanding principal and accrued interest. However, if our estimate of the industry trend or market acceptance is not correct, any such reduction in risk reserve payout ratio may also cause negative sentiment among investors, potentially hindering our ability to retain existing investors as well as to attract new investors, and causing a material adverse impact on our competitive position and results of operations.

If our loan products do not achieve sufficient market acceptance, our financial results and competitive position will be harmed.

We incur expenses and consume resources upfront to develop, acquire and market new loan products. For example, we have developed four different segments in our current pricing grid, which we refer to as Grade A, Grade B, Grade C and Grade D loans in this prospectus. We have facilitated loans falling under Grade A since our inception. As part of our efforts to introduce risk-based pricing, we raised the minimum borrower qualification standards for Grade A loans, and started to facilitate Grade B and Grade D loans in the fourth quarter of 2014 and Grade C loans in the first quarter of 2015. For a more detailed description of the four pricing grades we currently offer, please see “Business—Risk Management—Proprietary Credit Scoring Model and Loan Qualification System.” New loan products must achieve high levels of market acceptance in order for us to recoup our investment in developing, acquiring and bringing them to market.

Our existing or new loan products and changes to our platform could fail to attain sufficient market acceptance for many reasons, including but not limited to:

•	our failure to predict market demand accurately and supply loan products that meet this demand in a timely fashion;

•	borrowers and investors using our platform may not like, find useful or agree with any changes;

•	our failure to properly price new loan products;

•	defects, errors or failures on our platform;

•	negative publicity about our loan products or our platform’s performance or effectiveness;

•	views taken by regulatory authorities that the new products or platform changes do not comply with PRC laws, rules or regulations applicable to us; and

•	the introduction or anticipated introduction of competing products by our competitors.

Another example is the automated investing tool that we offer to investors. With our automated investing tool, an investor may lend to borrowers on our marketplace for a specified period of time, and the investor’s funds are automatically allocated among approved borrowers. However, we cannot rule out the possibility that there may be a mismatch between the investor’s expected timing of exit and the maturity date of the loans to which the automated investing tool allocates the investor’s funds. Investors using our automated investing tool typically invest for a shorter period than the terms of the underlying loans. If we are unable to find another investor to take over the remainder of the loans from the original investor that uses our automated investing tool at the time of his expected exit, then the original investor will have to remain invested in the loans and his expectation of liquidity would not be satisfied. If such mismatches occur in a widespread manner, investor acceptance of or satisfaction with our automatic investing tool would be adversely impacted.

If our new loan products do not achieve adequate acceptance in the market, our competitive position, results of operations and financial condition could be harmed.

If we do not compete effectively, our results of operations could be harmed.

The online consumer finance marketplace industry in China is intensely competitive and evolving. We compete with a large number consumer finance marketplaces. We also compete with financial products and companies that attract borrowers, investors or both. With respect to borrowers, we primarily compete with traditional financial institutions, such as consumer finance business units in commercial banks, credit card issuers and other consumer finance companies. With respect to investors, we primarily compete with other investment products and asset classes, such as equities, bonds, investment trust products, bank savings accounts, real estate and alternative asset classes.

Our competitors operate with different business models, have different cost structures or participate selectively in different market segments. They may ultimately prove more successful or more adaptable to new regulatory, technological and other developments. Some of our current and potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their platforms. Our competitors may also have longer operating histories, more extensive borrower or investor bases, greater brand recognition and brand loyalty and broader partner relationships than us. Additionally, a current or potential competitor may acquire one or more of our existing competitors or form a strategic alliance with one or more of our competitors. Our competitors may be better at developing new products, offering more attractive investment returns or lower fees, responding faster to new technologies and undertaking more extensive and effective marketing campaigns. In response to competition and in order to grow or maintain the volume of loan transactions facilitated through our marketplace, we may have to offer higher investment return to investors or charge lower transaction fees, which could materially and adversely affect our business and results of operations. If we are unable to compete with such companies and meet the need for innovation in our industry, the demand for our marketplace could stagnate or substantially decline, we could experience reduced revenues or our marketplace could fail to achieve or maintain more widespread market acceptance, any of which could harm our business and results of operations.

If we fail to promote and maintain our brand in an effective and cost-efficient way, our business and results of operations may be harmed.

We believe that developing and maintaining awareness of our brand effectively is critical to attracting new and retaining existing borrowers and investors to our marketplace. Successful promotion of our brand and our ability to attract qualified borrowers and sufficient investors depend largely on the effectiveness of our marketing efforts and the success of the channels we use to promote our marketplace. Our efforts to build our brand have caused us to incur significant expenses, and it is likely that our future marketing efforts will require us to incur significant additional expenses. These efforts may not result in increased revenues in the immediate future or at all and, even if they do, any increases in revenues may not offset the expenses incurred. If we fail to successfully promote and maintain our brand while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

Credit and other information that we receive from third parties about a borrower may be inaccurate or may not accurately reflect the borrower’s creditworthiness, which may compromise the accuracy of our credit assessment.

For the purpose of credit assessment, we obtain borrower credit information from third parties, such as financial institutions and e-commerce providers, and assess applicants’ credit and assign credit scores to borrowers based on such credit information. A credit score assigned to a borrower may not reflect that particular borrower’s actual creditworthiness because the credit score may be based on outdated, incomplete or inaccurate consumer reporting data. Although we do not permit borrowers to hold more than one loan that has been facilitated through our platform at a time, we currently do not have a comprehensive way to determine whether borrowers have obtained loans through other consumer finance marketplaces, creating the risk whereby a borrower may borrow money through our platform in order to pay off loans to investors on other platforms. Additionally, there is a risk that, following our obtaining a borrower’s credit information, the borrower may have:

•	become delinquent in the payment of an outstanding obligation;

•	defaulted on a pre-existing debt obligation;

•	taken on additional debt; or

•	sustained other adverse financial events.

Such inaccurate or incomplete borrower credit information could compromise the accuracy of our credit assessment and adversely affect the effectiveness of our control over our default rates, which could in turn harm our reputation and materially and adversely affect our business, financial condition and results of operations.

In addition, our business of connecting investors and individual borrowers may constitute an intermediary service, and our contracts with these investors and borrowers may be deemed as intermediation contracts, under the PRC Contract Law. Under the PRC Contract Law, an intermediary may not claim for service fee and is liable for damages if it conceals any material fact intentionally or provides false information in connection with the conclusion of an intermediation contract, which results in harm to the client’s interests. See “Regulations—Regulations Relating to Online Peer-to-Peer Lending—Regulations on Loans between Individuals.” Therefore, if we fail to provide material information to investors, or if we fail to identify false information received from borrowers or others and in turn provide such information to investors, and in either case if we are also found to be at fault, due to failure or deemed failure to exercise proper care, such as to conduct adequate information verification or employee supervision, we could be held liable for damages caused to investors as an intermediary pursuant to the PRC Contract Law. In addition, if we fail to complete our obligations under the agreements entered into with investors and borrowers, we could also be held liable for damages caused to borrowers or investors pursuant to the PRC Contract Law. On the other hand, we do not assume any liability solely on the basis of failure to correctly assign a loan grade to a particular borrower in the process of facilitating a loan transaction, as long as we do not conceal any material fact intentionally or provide false information, and are not found to be at fault otherwise. However, due to the lack of detailed regulations and guidance in the area of peer-to-peer lending services and the possibility that the PRC government authority may promulgate new laws and regulations regulating peer-to-peer lending services in the future, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations for the peer-to-peer lending service industry, and there can be no assurance that the PRC government authority will ultimately take a view that is consistent with us.

Any harm to our brand or reputation or any damage to the reputation of the online consumer finance marketplace industry may materially and adversely affect our business and results of operations.

Enhancing the recognition and reputation of our brand is critical to our business and competitiveness. Factors that are vital to this objective include but are not limited to our ability to:

•	maintain the quality and reliability of our platform;

•	provide borrowers and investors with a superior experience in our marketplace;

•	enhance and improve our credit assessment and decision-making models;

•	effectively manage and resolve borrower and investor complaints; and

•	effectively protect personal information and privacy of borrowers and investors.

Our brand and reputation may also be negatively affected if the guarantee company providing guarantees to the loans we facilitated between August 2013 and December 2014 fails to repay the principal and accrued interest on defaulted loans pursuant to the terms of the guarantee arrangement. Any malicious or innocent negative allegation made by the media or other parties about the foregoing or other aspects of our company, including but not limited to our management, business, compliance with law, financial conditions or prospects, whether with merit or not, could severely hurt our reputation and harm our business and operating results. As the market for China’s online consumer finance marketplaces is new and the regulatory framework for this market is also evolving, negative publicity about this industry may arise from time to time. Negative publicity about China’s online consumer finance marketplace industry in general may also have a negative impact on our reputation, regardless of whether we have engaged in any inappropriate activities.

In addition, certain factors that may adversely affect our reputation are beyond our control. Negative publicity about our partners, outsourced service providers or other counterparties, such as negative publicity about their debt collection practices and any failure by them to adequately protect the information of borrowers and investors, to comply with applicable laws and regulations or to otherwise meet required quality and service standards could harm our reputation. Furthermore, any negative development in the online consumer finance marketplace industry, such as bankruptcies or failures of other consumer finance marketplaces, and especially a large number of such bankruptcies or failures, or negative perception of the industry as a whole, such as that arises from any failure of other consumer finance marketplaces to detect or prevent money laundering or other illegal activities, even if factually incorrect or based on isolated incidents, could compromise our image, undermine the trust and credibility we have established and impose a negative impact on our ability to attract new borrowers and investors. Negative developments in the online consumer finance marketplace industry, such as widespread borrower defaults, fraudulent behavior and/or the closure of other online consumer finance marketplaces, may also lead to tightened regulatory scrutiny of the sector and limit the scope of permissible business activities that may be conducted by online consumer finance marketplaces like us. If any of the foregoing takes place, our business and results of operations could be materially and adversely affected.

We have incurred net losses in the past and may incur net losses in the future.

We had net losses of US$8.3 million and US$4.5 million in 2013 and 2014, respectively. We had accumulated deficits of US$10.2 million and US$14.6 million as of December 31, 2013 and December 31, 2014, respectively. Although we had net income of US$30.8 million in the nine months ended September 30, 2015 and retained earnings of US$16.1 million as of September 30, 2015, we cannot assure you that we will be able to continue to generate net income or will have retained earnings in the future. We anticipate that our operating expenses will increase in the foreseeable future as we seek to continue to grow our business, attract borrowers, investors and partners and further enhance and develop our loan products and platform. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. There are other factors that could negatively affect our financial conditions. For example, the default rates of the loans facilitated through our platform may be higher than expected, which may lead to lower than expected net revenues and additional expenses in connection with the higher than expected payouts from the risk reserve fund. Furthermore, we have adopted a share incentive plan, and after completion of this offering, we may grant equity-based awards to eligible participants from time to time under the plan, which will result in share-based compensation expenses to us. As a result of the foregoing and other factors, our net revenue growth may slow, our net income margins may decline or we may incur additional net losses in the future and may not be able to maintain profitability on a quarterly or annual basis. In addition, our net revenue growth rate will likely decline as our net revenue grows to higher levels.

For the fourth quarter of 2015, we expect a decrease in our net income margin, mainly due to the increase of deferred revenue resulting from our revisions to the risk reserve funding policy in the quarter to set aside additional cash in the risk reserve fund to cover the expected payouts.

Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our quarterly results of operations, including the levels of our net revenues, expenses, net (loss)/income and other key metrics, may vary significantly in the future due to a variety of factors, some of which are outside of our control, and period-to-period comparisons of our operating results may not be meaningful, especially given our limited operating history. Accordingly, the results for any one quarter are not necessarily an indication of future performance. Fluctuations in quarterly results may adversely affect the price of our ADSs. Factors that may cause fluctuations in our quarterly financial results include:

•	our ability to attract new borrowers and investors and maintain relationships with existing borrowers and investors;

•	loan volumes and the channels through which borrowers and investors are sourced, including the relative mix of online and offline channels;

•	increases in risk reserve liability related to additional provisional expenses for increases in expected payout;

•	changes in our product mix and introduction of new loan products;

•	our actual and expected risk reserve payouts for loans facilitated through our platform and the amount we set aside in the risk reserve fund;

•	the amount and timing of operating expenses related to acquiring borrowers and investors such as the amount of referral fee CreditEase charges us for borrower acquisition, and the maintenance and expansion of our business, operations and infrastructure;

•	our decision to manage loan volume growth during the period;

•	network outages or security breaches;

•	general economic, industry and market conditions;

•	our emphasis on borrower and investor experience instead of near-term growth; and

•	the timing of expenses related to the development or acquisition of technologies or businesses.

In addition, we experience seasonality in our business, reflecting seasonal fluctuations in internet usage and traditional personal consumption patterns, as our individual borrowers typically use their borrowing proceeds to finance their personal consumption needs. For example, we generally experience lower transaction value on our online consumer finance marketplace during national holidays in China, particularly during the Chinese New Year holiday season in the first quarter of each year. While our rapid growth has somewhat masked this seasonality, our results of operations could be affected by such seasonality in the future.

Failure to manage our liquidity and cash flows may materially and adversely affect our financial conditions and results of operations.

We generated negative cash flows from operating activities of US$11.3 million and US$36.8 million in 2013 and 2014, respectively, and positive cash flow from operating activities of US$34.0 million in the nine months ended September 30, 2015. Our cash generated from operating activities primarily includes the transaction fees from borrowers. Historically, borrowers paid the transaction fees primarily on a monthly basis over the term of the loan, which has contributed to our generating negative cash flows from operating activities. In the fourth quarter of 2014, we adopted a new fee collection schedule whereby we either collect the entire amount of the transaction fee upfront upon completion of our loan facilitation services, or collect a portion of the transaction fee upfront and the rest on a monthly basis over the term of the loan. However, we cannot assure you the new fee collection schedule will improve our cash position. Inability to collect payments from customers, borrowers in particular, in a timely and sufficient manner may adversely affect our liquidity, financial condition and results of operations. Furthermore, for the nine months ended September 30, 2015, the amount of cash we have set aside for the risk reserve fund is not sufficient to cover all expected payouts for loans facilitated during this period. In the event the actual or expected risk reserve payouts are higher than the risk reserve fund balance, we will or may need to, as the case may be, increase the amount of cash that is available in our risk reserve fund, which may have a material adverse effect on our working capital.

Our reputation may be harmed if information supplied by borrowers is inaccurate, misleading or incomplete, including if the borrowers use the loan proceeds for purposes other than as originally provided.

Borrowers supply a variety of information that is included in the loan listings on our marketplace. We do not verify all the information we receive from borrowers, and such information may be inaccurate or incomplete. For example, we often do not verify a borrower’s home ownership status or intended use of loan proceeds, and the borrower may use loan proceeds for other purposes with increased risk than as originally provided. Moreover, investors do not, and will not, have access to detailed financial information about borrowers. If investors invest in loans through our platform based on information supplied by borrowers that is inaccurate, misleading or incomplete, those investors may not receive their expected returns and our reputation may be harmed. Moreover, inaccurate, misleading or incomplete borrower information could also potentially subject us to liability as an intermediary under the PRC Contract Law. See “Regulations—Regulations Relating to Online Peer-to-Peer Lending—Regulations on Loans between Individuals.”

Fraudulent activity on our marketplace could negatively impact our operating results, brand and reputation and cause the use of our loan products and services to decrease.

We are subject to the risk of fraudulent activity both on our marketplace and associated with borrowers, investors and third parties handling borrower and investor information. Our resources, technologies and fraud detection tools may be insufficient to accurately detect and prevent fraud. Significant increases in fraudulent activity could negatively impact our brand and reputation, reduce the volume of loan transactions facilitated through our platform and lead us to take additional steps to reduce fraud risk, which could increase our costs. High profile fraudulent activity could even lead to regulatory intervention, and may divert our management’s attention and cause us to incur additional expenses and costs. Although we have not experienced any material business or reputational harm as a result of fraudulent activities in the past, we cannot rule out the possibility that any of the foregoing may occur causing harm to our business or reputation in the future. If any of the foregoing were to occur, our results of operations and financial conditions could be materially and adversely affected.

Successful strategic relationships with partners are important for our future success.

We anticipate that we will continue to leverage our strategic relationships with existing partners in China’s online consumer finance marketplace industry to grow our business while we will also pursue new relationships with additional partners such as traditional financial institutions and merchants in more sectors. For example, in the future, we may partner with traditional financial institutions to combine the efficiency advantages of online consumer finance marketplaces with the low funding costs of traditional financial institutions. Identifying, negotiating and documenting relationships with partners requires significant time and resources as does integrating third-party data and services into our system. Our current agreements with partners often do not prohibit them from working with our competitors or from offering competing services. Our competitors may be effective in providing incentives to our partners to favor their products or services, which may in turn reduce the volume of loans facilitated through our marketplace. Certain types of partners may devote more resources to support their own competing businesses. In addition, these partners may not perform as expected under our agreements with them, and we may have disagreements or disputes with such partners, which could adversely affect our brand and reputation. If we cannot successfully enter into and maintain effective strategic relationships with business partners, our business will be harmed.

Misconduct, errors and failure to function by our employees and third-party service providers could harm our business and reputation.

We are exposed to many types of operational risks, including the risk of misconduct and errors by our employees and third-party service providers. Our business depends on our employees and third-party service providers to interact with potential borrowers and investors, process large numbers of transactions and support the loan collection process, all of which involve the use and disclosure of personal information. We could be materially adversely affected if transactions were redirected, misappropriated or otherwise improperly executed, if personal information was disclosed to unintended recipients or if an operational breakdown or failure in the processing of transactions occurred, whether as a result of human error, purposeful sabotage or fraudulent manipulation of our operations or systems. In addition, the manner in which we store and use certain personal information and interact with borrowers and investors through our marketplace is governed by various PRC laws. It is not always possible to identify and deter misconduct or errors by employees or third-party service providers, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses. If any of our employees or third-party service providers take, convert or misuse funds, documents or data or fail to follow protocol when interacting with borrowers and investors, we could be liable for damages and subject to regulatory actions and penalties. We could also be perceived to have facilitated or participated in the illegal misappropriation of funds, documents or data, or the failure to follow protocol, and therefore be subject to civil or criminal liability. In addition, we currently rely on CreditEase and in the future may continue to rely on CreditEase or other third-party service providers for loan collection services. Aggressive practices or misconduct by any of our third-party service providers, including CreditEase, in the course of collecting loans could damage our reputation.

Furthermore, as we rely on certain third-party service providers, such as third-party payment platforms and custody and settlement service providers, to conduct our business, if these third-party service providers failed to function properly, we cannot assure you that we would be able to find an alternative in a timely and cost-efficient manner or at all. Any of these occurrences could result in our diminished ability to operate our business, potential liability to borrowers and investors, inability to attract borrowers and investors, reputational damage, regulatory intervention and financial harm, which could negatively impact our business, financial condition and results of operations.

Fluctuations in interest rates could negatively affect transaction volume.

All loans facilitated through our marketplace are issued with fixed interest rates. If interest rates rise, investors who have already committed capital may lose the opportunity to take advantage of the higher rates. If interest rates decrease after a loan is made, borrowers through our platform may prepay their loans to take advantage of the lower rates. Investors through our platform would lose the opportunity to collect the above-market interest rates payable on the prepaid loans and might delay or reduce future loan investments. As a result, fluctuations in the interest rate environment may discourage investors and borrowers from participating in our marketplace, which may adversely affect our business.

A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition.

Any prolonged slowdown in the Chinese or global economy may have a negative impact on our business, results of operations and financial condition. In particular, general economic factors and conditions in China or worldwide, including the general interest rate environment and unemployment rates, may affect borrower willingness to seek loans and investor ability and desire to invest in loans. Economic conditions in China are sensitive to global economic conditions. The global financial markets have experienced significant disruptions since 2008 and the United States, Europe and other economies have experienced periods of recession. The recovery from the lows of 2008 and 2009 has been uneven and there are new challenges, including the escalation of the European sovereign debt crisis from 2011 and the slowdown of China’s economic growth since 2012 which may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have also been concerns over unrest in Ukraine, the Middle East and Africa, which have resulted in volatility in financial and other markets. There have also been concerns about the economic effect of the tensions in the relationship between China and surrounding Asian countries. If present Chinese and global economic uncertainties persist, many of our investors may delay or reduce their investment in the loans facilitated through our platform. Adverse economic conditions could also reduce the number of qualified borrowers seeking loans on our platform, as well as their ability to make payments. Should any of these situations occur, the amount of loans facilitated through our platform and our net revenues will decline, and our business and financial conditions will be negatively impacted. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

We may need additional capital, and financing may not be available on terms acceptable to us, or at all.

In 2013 and 2014, our principal sources of liquidity were advances from our parent company, CreditEase, representing operating costs and expenses paid or borne by the various entities affiliated with CreditEase on our behalf, as our online consumer finance marketplace business was carried out by various subsidiaries and variable interest entities of CreditEase as a business unit under CreditEase at the time. We completed our carve-out from CreditEase in the first quarter of 2015, and we will not have such advances from CreditEase going forward. As of September 30, 2015, we had cash and cash equivalents of US$19.9 million, compared with cash and cash equivalents of approximately US$0.2 million as of December 31, 2014. We have received capital contributions from CreditEase in the past and expect to receive additional capital contributions of approximately RMB53.8 million (US$8.5 million) from CreditEase in the near future. We may receive additional capital contribution in the form of equity investments or loans from CreditEase in the future. Although we believe that our anticipated cash flows from operating activities, together with the additional capital contributions we expect to receive from CreditEase, will be sufficient to meet our anticipated working capital requirements and capital expenditures in the ordinary course of business for the next 12 months, we cannot assure you this will be the case. We may need additional cash resources in the future if we experience changes in business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Our ability to protect the confidential information of our borrowers and investors may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

Our platform collects, stores and processes certain personal and other sensitive data from our borrowers and investors, which makes it an attractive target and potentially vulnerable to cyber attacks, computer viruses, physical or electronic break-ins or similar disruptions. While we have taken steps to protect the confidential information that we have access to, our security measures could be breached. Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our platform could cause confidential borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with borrowers and investors could be severely damaged, we could incur significant liability and our business and operations could be adversely affected.

In connection with the audits of our consolidated financial statements as of and for the years ended December 31, 2014, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting. If we fail to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements as of and for the two years ended December 31, 2014, we and our independent registered public accounting firm identified two “material weaknesses,” and other control deficiencies including significant deficiencies in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, or PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

One material weakness that has been identified related to our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address complex U.S. GAAP accounting issues and to prepare and review our consolidated financial statements and related disclosures to fulfill U.S. GAAP and SEC financial reporting requirements. The other material weakness that has been identified related to our lack of comprehensive accounting policies and procedures manual in accordance with U.S. GAAP.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other control deficiencies in our internal control over financial reporting as we and they will be required to do after we become a public company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional deficiencies may have been identified.

Upon completion of this offering, we will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2016. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Our operations depend on the performance of the internet infrastructure and fixed telecommunications networks in China.

Almost all access to the internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology, or the MIIT. We primarily rely on a limited number of telecommunication service providers to provide us with data communications capacity through local telecommunications lines and internet data centers to host our servers. We have limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s internet infrastructure or the fixed telecommunications networks provided by telecommunication service providers. With the expansion of our business, we may be required to upgrade our technology and infrastructure to keep up with the increasing traffic on our platform. We cannot assure you that the internet infrastructure and the fixed telecommunications networks in China will be able to support the demands associated with the continued growth in internet usage.

In addition, we have no control over the costs of the services provided by telecommunication service providers. If the prices we pay for telecommunications and internet services rise significantly, our results of operations may be adversely affected. Furthermore, if internet access fees or other charges to internet users increase, our user traffic may decline and our business may be harmed.

Any significant disruption in service on our platform or in our computer systems, including events beyond our control, could prevent us from processing or posting loans on our marketplace, reduce the attractiveness of our marketplace and result in a loss of borrowers or investors.

In the event of a platform outage and physical data loss, our ability to perform our servicing obligations, process applications or make loans available on our marketplace would be materially and adversely affected. The satisfactory performance, reliability and availability of our platform and our underlying network infrastructure are critical to our operations, customer service, reputation and our ability to retain existing and attract new borrowers and investors. Much of our system hardware is hosted in a leased facility located in Beijing that is operated by our IT Staff. We also maintain a real-time backup system at a separate facility also located in Beijing. Our operations depend on our ability to protect our systems against damage or interruption from natural disasters, power or telecommunications failures, air quality issues, environmental conditions, computer viruses or attempts to harm our systems, criminal acts and similar events. If there is a lapse in service or damage to our leased Beijing facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our borrowers and investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on loans, damage our brand and reputation, divert our employees’ attention, subject us to liability and cause borrowers and investors to abandon our marketplace, any of which could adversely affect our business, financial condition and results of operations.

Our platform and internal systems rely on software that is highly technical, and if it contains undetected errors, our business could be adversely affected.

Our platform and internal systems rely on software that is highly technical and complex. In addition, our platform and internal systems depend on the ability of such software to store, retrieve, process and manage immense amounts of data. The software on which we rely has contained, and may now or in the future contain, undetected errors or bugs. Some errors may only be discovered after the code has been released for external or internal use. Errors or other design defects within the software on which we rely may result in a negative experience for borrowers and investors using our platform, delay introductions of new features or enhancements, result in errors or compromise our ability to protect borrower or investor data or our intellectual property. Any errors, bugs or defects discovered in the software on which we rely could result in harm to our reputation, loss of borrowers or investors or liability for damages, any of which could adversely affect our business, results of operations and financial conditions.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, domain names, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality, invention assignment and non-compete agreements with our employees and others to protect our proprietary rights. We have made application for two trademarks and for the transfer of another trademark from CreditEase to us, all of which are pending with the Trademark Office under the State Administration for Industry and Commerce. We have also obtained a worldwide and royalty-free license from CreditEase to use certain of its trademarks, including an exclusive license to use certain trademarks relating to our business. However, the trademark licenses by CreditEase to us have not been filed with the Trademark Office under the State Administration for Industry and Commerce. See “Business—Intellectual Property” and “Regulation—Regulation on Intellectual Property Rights.” Thus, we cannot assure you that any of our intellectual property rights would not be challenged, invalidated, circumvented or misappropriated, or such intellectual property will be sufficient to provide us with competitive advantages. In addition, because of the rapid pace of technological change in our industry, parts of our business rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms, or at all.

It is often difficult to register, maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. To the extent that our employees or consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related know-how and inventions. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. We may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our products, services or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in China, the United States or other jurisdictions. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

Additionally, the application and interpretation of China’s intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how or other intellectual property rights in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and results of operations may be materially and adversely affected.

From time to time we may evaluate and potentially consummate strategic investments or acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

We may evaluate and consider strategic investments, combinations, acquisitions or alliances to further increase the value of our marketplace and better serve borrowers and investors. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction.

Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

•	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

•	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

•	difficulties in retaining, training, motivating and integrating key personnel;

•	diversion of management’s time and resources from our normal daily operations;

•	difficulties in successfully incorporating licensed or acquired technology and rights into our platform and loan products;

•	difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

•	difficulties in retaining relationships with customers, employees and suppliers of the acquired business;

•	risks of entering markets in which we have limited or no prior experience;

•	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

•	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

•	failure to successfully further develop the acquired technology;

•	liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

•	potential disruptions to our ongoing businesses; and

•	unexpected costs and unknown risks and liabilities associated with strategic investments or acquisitions.

We may not make any investments or acquisitions, or any future investments or acquisitions may not be successful, may not benefit our business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits. In addition, we cannot assure you that any future investment in or acquisition of new businesses or technology will lead to the successful development of new or enhanced loan products and services or that any new or enhanced loan products and services, if developed, will achieve market acceptance or prove to be profitable.

Our business depends on the continued efforts of our senior management. If one or more of our key executives were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our business operations depend on the continued services of our senior management, particularly the executive officers named in this prospectus. While we have provided different incentives to our management, we cannot assure you that we can continue to retain their services. If one or more of our key executives were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into confidentiality and non-competition agreements with our management, there is no assurance that any member of our management team will not join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

Competition for employees is intense, and we may not be able to attract and retain the qualified and skilled employees needed to support our business.

We believe our success depends on the efforts and talent of our employees, including risk management, software engineering, financial and marketing personnel. Our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for highly skilled technical, risk management and financial personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expenses in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve borrowers and investors could diminish, resulting in a material adverse effect to our business.

Increases in labor costs in the PRC may adversely affect our business and results of operations.

The economy in China has experienced increases in inflation and labor costs in recent years. As a result, average wages in the PRC are expected to continue to increase. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pension, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to control our labor costs or pass on these increased labor costs to our users by increasing the fees of our services, our financial condition and results of operations may be adversely affected.

If we cannot maintain our corporate culture as we grow, we could lose the innovation, collaboration and focus that contribute to our business.

We believe that a critical component of our success is our corporate culture, which we believe fosters innovation, encourages teamwork and cultivates creativity. As we develop the infrastructure of a public company and continue to grow, we may find it difficult to maintain these valuable aspects of our corporate culture. Any failure to preserve our culture could negatively impact our future success, including our ability to attract and retain employees, encourage innovation and teamwork and effectively focus on and pursue our corporate objectives.

We do not have any business insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies. Currently, we do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

We are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide products and services on our platform.

Our business could also be adversely affected by the effects of Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, Severe Acute Respiratory Syndrome, or SARS, or other epidemics. Our business operations could be disrupted if any of our employees is suspected of having Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, SARS or other epidemic, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that any of these epidemics harms the Chinese economy in general.

Risks Related to Our Carve-out from CreditEase and Our Relationship with CreditEase

We rely on our parent company, CreditEase, for the successful operation of our business.

We have limited experience operating as a stand-alone company. We commenced our online consumer finance marketplace business in March 2012, and Yirendai Ltd. was incorporated in 2014 in the Cayman Islands as a wholly owned subsidiary of CreditEase. We completed our carve-out from CreditEase in the first quarter of 2015. Historically, CreditEase has provided us with origination and servicing, financial, administrative, sales and marketing, risk management, human resources and legal services, and also with the services of a number of its executives and employees. Although we have become a stand-alone company, we expect CreditEase to continue to provide us with certain support services during a transitional period. We have also relied on CreditEase for the successful operation of our online consumer finance marketplace. In the future, we expect to continue to rely on CreditEase for various aspects of our operations, such as risk management, offline acquisition of new borrowers and investors and outstanding loan collection services. Although we have entered into a series of agreements with CreditEase relating to our ongoing business cooperation and service arrangements with CreditEase, we cannot assure you that we will continue to receive the same level of support from CreditEase after we become a stand-alone company. The cost of services which CreditEase provides to us may from time to time increase based on commercial negotiations between CreditEase and us. For example, pursuant to our contractual agreement with CreditEase, the fee rate for the offline borrower acquisition services which CreditEase provides to us will increase from the current 5% to 6% of the loans facilitated to borrowers referred by CreditEase for the three years starting 2016. After that, the fee rate may be adjusted on a yearly basis based on commercial negotiation, and after taking into consideration the costs to CreditEase for providing such services and with reference to market rates. Furthermore, borrowers, investors and business partners may react negatively to our carve-out from CreditEase. As such, our carve-out from CreditEase may materially and adversely affect our business. In addition, as a result of our carve-out from CreditEase, our historical growth and financial performance may not be indicative of our future performances as a stand-alone public company.

Our financial information included in this prospectus may not be representative of our financial condition and results of operations if we had been operating as a stand-alone company.

Prior to the establishment of Yirendai Ltd., our online consumer finance marketplace business was carried out by various subsidiaries and variable interest entities of CreditEase. We completed our carve-out from CreditEase in the first quarter of 2015, and all of our online consumer finance marketplace business is now carried out by our own subsidiaries and consolidated variable interest entity. Since we and the subsidiaries and variable interest entities of CreditEase that operated our online marketplace business are under common control of CreditEase, our consolidated financial statements include the assets, liabilities, revenues, expenses and cash flows that were directly attributable to our business for all periods presented. In particular, our consolidated balance sheets include those assets and liabilities that are specifically identifiable to our business; and our consolidated statements of operations include all costs and expenses related to us, including costs and expenses allocated from CreditEase to us. Allocations from CreditEase, including amounts allocated to origination and servicing expenses, sales and marketing expenses and general and administrative expenses, were made using a proportional cost allocation method and based on headcount or transaction volume for the provision of services attributable to us. We made numerous estimates, assumptions and allocations in our historical financial statements because we did not operate as a stand-alone company prior to our carve-out from CreditEase in the first quarter of 2015. Although our management believes that the assumptions underlying our historical financial statements and the above allocations are reasonable, our historical financial statements may not necessarily reflect our results of operations, financial position and cash flows as if we had operated as a stand-alone company during those periods. See “Our Relationship with CreditEase” for our arrangements with CreditEase and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to our consolidated financial statements included elsewhere in this prospectus for our historical cost allocation. In addition, upon becoming a stand-alone company, we have established our own financial, administrative and other support systems to replace CreditEase’s systems, the cost of which may have been significantly different from cost allocation with CreditEase for the same services. Therefore, you should not view our historical results as indicators of our future performance.

Any negative development in CreditEase’s market position, brand recognition or financial condition may materially and adversely affect our marketing efforts and the strength of our brand.

We are a wholly-owned subsidiary of CreditEase and will continue to be an affiliate of CreditEase after this offering, as CreditEase is expected to remain as our controlling shareholder. We have benefited significantly and expect to continue to benefit significantly from our association with CreditEase in marketing our brand and our marketplace. Referrals from CreditEase’s on-the-ground sales network currently accounts for a majority of our borrowers and loan volume. In 2013, 2014 and the nine months ended September 30, 2015, 54.2%, 48.1% and 50.6% of our borrowers were acquired through referrals from CreditEase, respectively, contributing 61.9%, 59.8% and 67.8% of the total amount of loans facilitated through our marketplace, respectively. If user referrals through CreditEase decrease or become less effective, the quality of the borrowers referred by CreditEase does not meet our borrower qualification standards, or if we are unable to continue to use CreditEase as a user acquisition channel for any reason, our business and results of operations may be adversely and materially affected. Although transaction values through online consumer finance marketplaces in China are expected to grow from RMB4.6 billion (US$723.7 million) in 2014 to RMB247.6 billion in 2019, according to iResearch, there can be no assurance that we would be able to find other user acquisition channels to replace referrals from CreditEase on commercially reasonable terms, or at all. We also benefit from CreditEase’s strong brand recognition in China, which provides us credibility and a broad marketing reach. If CreditEase loses its market position, the effectiveness of our marketing efforts through our association with CreditEase may be materially and adversely affected. In addition, any negative publicity associated with CreditEase or any negative development in respect of CreditEase’s market position, financial conditions, or in terms of compliance with legal or regulatory requirements in China, will likely have an adverse impact on the effectiveness of our marketing as well as our reputation and brand.

Our agreements with CreditEase may be less favorable to us than similar agreements negotiated between unaffiliated third parties. In particular, our non-competition agreement with CreditEase limits the scope of business that we are allowed to conduct.

We have entered into a series of agreements with CreditEase and the terms of such agreements may be less favorable to us than would be the case if they were negotiated with unaffiliated third parties. In particular, under our non-competition agreement with CreditEase, we agree during the non-competition period, which will end on the earlier of (i) one year after the control ending date or (ii) the fifteenth anniversary of the completion of this offering, not to compete with CreditEase in the business currently conducted by CreditEase, other than the online consumer finance marketplace business currently conducted or contemplated to be conducted by us as of the date of the agreement and any other businesses that we and CreditEase may mutually agree from time to time. The control ending date refers to the earlier of (i) the first date when CreditEase no longer owns at least 20% of the voting power of our then outstanding securities or (ii) the first date when CreditEase ceases to be the largest beneficial owner of our then outstanding voting securities. Such contractual limitations may significantly affect our ability to diversify our revenue sources and may materially and adversely impact our business and prospects should the growth of online consumer finance marketplace industry in China slow down. In addition, pursuant to our master transaction agreement with CreditEase, we agree to indemnify CreditEase for liabilities arising from litigation and other contingencies related to our business and assumed these liabilities as part of our carve-out from CreditEase. The allocation of assets and liabilities between CreditEase and our company may not reflect the allocation that would have been reached by two unaffiliated parties. Moreover, so long as CreditEase continues to control us, we may not be able to bring a legal claim against CreditEase in the event of contractual breach, notwithstanding our contractual rights under the agreements described above and other inter-company agreements entered into from time to time.

CreditEase will control the outcome of shareholder actions in our company.

Upon completion of this offering, CreditEase will hold 85.5% of our outstanding ordinary shares, representing 85.5% of our total voting power, assuming (i) the underwriters do not exercise their over-allotment option and (ii) we issue and sell 2,000,000 ordinary shares in the concurrent private placement, which number of shares has been calculated based on an assumed initial offering price of US$10.00 per ADS, the mid-point of the estimated range of initial public offering price. CreditEase has advised us that it does not anticipate disposing of its voting control in us in the near future. CreditEase’s voting power gives it the power to control certain actions that require shareholder approval under Cayman Islands law, our memorandum and articles of association and NYSE requirements, including approval of mergers and other business combinations, changes to our memorandum and articles of association, the number of shares available for issuance under any share incentive plans, and the issuance of significant amounts of our ordinary shares in private placements.

CreditEase’s voting control may cause transactions to occur that might not be beneficial to you as a holder of ADSs and may prevent transactions that would be beneficial to you. For example, CreditEase’s voting control may prevent a transaction involving a change of control of us, including transactions in which you as a holder of our ADSs might otherwise receive a premium for your securities over the then-current market price. In addition, CreditEase is not prohibited from selling a controlling interest in us to a third party and may do so without your approval and without providing for a purchase of your ADSs. If CreditEase is acquired or otherwise undergoes a change of control, any acquirer or successor will be entitled to exercise the voting control and contractual rights of CreditEase, and may do so in a manner that could vary significantly from that of CreditEase. In addition, the significant concentration of share ownership may adversely affect the trading price of the ADSs due to investors’ perception that conflicts of interest may exist or arise. See “—We may have conflicts of interest with CreditEase and, because of CreditEase’s controlling ownership interest in our company, we may not be able to resolve such conflicts on favorable terms for us.”

We may have conflicts of interest with CreditEase and, because of CreditEase’s controlling ownership interest in our company, we may not be able to resolve such conflicts on favorable terms for us.

Conflicts of interest may arise between CreditEase and us in a number of areas relating to our ongoing relationships. Potential conflicts of interest that we have identified include the following:

•

Non-competition arrangements with CreditEase. We and CreditEase have to entered into a non-competition agreement under which we agree not to compete with each other’s core business. CreditEase agrees not to compete with us in a business that is of the same nature as (i) the online consumer finance marketplace business currently conducted or contemplated to be conducted by us as of the date of the agreement and (ii) other businesses that we and CreditEase may mutually agree from time to time. We agree not to compete with CreditEase in the business conducted by CreditEase, other than (i) the online consumer finance marketplace business operated by us as of the date of the agreement and (ii) other businesses that we and CreditEase may mutually agree from time to time.

•	Employee recruiting and retention. Because both CreditEase and we are engaged in consumer finance related businesses in China, we may compete with CreditEase in the hiring of new employees, in particular with respect to risk management related matters. We have a non-solicitation arrangement with CreditEase that restricts us and CreditEase from hiring any of each other’s employees.

•	Our board members or executive officers may have conflicts of interest. Our executive chairman, Ning Tang, and two directors, Quan Zhou and Tina Ju, are members of the board of directors of CreditEase. In addition, we may grant incentive share compensation to CreditEase’s employees and consultants in the future. These relationships could create, or appear to create, conflicts of interest when these persons are faced with decisions with potentially different implications for CreditEase and us.

•	Sale of shares in our company. CreditEase may decide to sell all or a portion of our shares that it holds to a third party, including to one of our competitors, thereby giving that third party substantial influence over our business and our affairs. Such a sale could be contrary to the interests of our employees or our other shareholders.

•	Allocation of business opportunities. Under our non-compete agreement with CreditEase, we agree not to compete with CreditEase in the businesses conducted by CreditEase. There may arise other business opportunities that both we and CreditEase find attractive and which would complement our respective businesses. CreditEase may decide to take such opportunities itself, which would prevent us from taking advantage of those opportunities.

•	Developing business relationships with CreditEase’s competitors. So long as CreditEase remains as our controlling shareholder, we may be limited in our ability to do business with its competitors. This may limit our ability to market our services for the best interests of our company and our other shareholders.

Although our company will become a stand-alone public company, we expect to operate, for as long as CreditEase is our controlling shareholder, as an affiliate of CreditEase. CreditEase may from time to time make strategic decisions that it believes are in the best interests of its business as a whole, including our company. These decisions may be different from the decisions that we would have made on our own. For example, we may be required to pay CreditEase for services that we currently enjoy free of charge from CreditEase, such as the information and data sharing. See “Our Relationship with CreditEase—Intellectual Property License Agreement.” CreditEase’s decisions with respect to us or our business may be resolved in ways that favor CreditEase and therefore CreditEase’s own shareholders, which may not coincide with the interests of our other shareholders. After we become a stand-alone company, we will have an audit committee, consisting of three independent directors, to review and approve all proposed related party transactions, including any transactions between us and CreditEase. However, we may not be able to resolve any potential conflicts, and even if we do so, the resolution may be less favorable to us than if we were dealing with a non-controlling shareholder. Even if both parties seek to transact business on terms intended to approximate those that could have been achieved between unaffiliated parties, this may not succeed in practice. Furthermore, if CreditEase sought to alter or violate the terms of the non-competition agreement with us in order to compete with us in the online consumer finance marketplace or otherwise, such conflicts may not be resolved in our favor in light of CreditEase’s controlling interest in us. If CreditEase were to compete with us, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Our executive chairman, Mr. Ning Tang, has considerable influence over us and our corporate matters.

Our executive chairman, Mr. Ning Tang, has considerable influence over us and our corporate matters. Mr. Tang beneficially owns 43.4% of the total outstanding shares of CreditEase, which is our sole shareholder as of the date of this prospectus, and will remain as our parent company and controlling shareholder upon the completion of this offering. Moreover, as Mr. Tang, as a director of CreditEase, currently holds three out of the five votes of CreditEase’s board of directors, he therefore controls the decision making of CreditEase and indirectly has considerable influence over us and our corporate matters. After this offering, Mr. Tang will continue to have considerable influence over matters requiring shareholder approval, such as electing directors and approving material mergers, acquisitions or other business combination transactions. This concentrated control will limit your ability to influence corporate matters and could also discourage others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our ordinary shares and our ADSs of the opportunity to sell their shares at a premium over the prevailing market price.

We will be a “controlled company” within the meaning of the NYSE Listed Company Manual and, as a result, will rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We are a “controlled company” as defined under the NYSE Listed Company Manual because CreditEase beneficially owns more than 50% of our outstanding ordinary shares. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and will rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Risks Related to Our Corporate Structure

If the PRC government deems that the contractual arrangements in relation to our consolidated variable interest entity do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

Foreign ownership of internet-based businesses, such as distribution of online information, is subject to restrictions under current PRC laws and regulations. For example, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider (except e-commerce) and any such foreign investor must have experience in providing value-added telecommunications services overseas and maintain a good track record in accordance with the Guidance Catalog of Industries for Foreign Investment promulgated in 2007, as amended in 2011 and in 2015, respectively, and other applicable laws and regulations.

We are a Cayman Islands company and our PRC subsidiary is considered a foreign invested enterprise. To comply with PRC laws and regulations, we conduct our operations in China through a series of contractual arrangements entered into among Heng Ye, Heng Cheng and the shareholders of Heng Cheng. As a result of these contractual arrangements, we exert control over Heng Cheng and consolidate its operating results in our financial statements under U.S. GAAP. For a detailed description of these contractual arrangements, see “Corporate History and Structure.”

In the opinion of our PRC counsel, Han Kun Law Offices, our current ownership structure, the ownership structure of our PRC subsidiary and our consolidated variable interest entity, and the contractual arrangements among Heng Ye, Heng Cheng and the shareholders of Heng Cheng are not in violation of existing PRC laws, rules and regulations; and these contractual arrangements are valid, binding and enforceable in accordance with their terms and applicable PRC laws and regulations currently in effect. However, Han Kun Law Offices has also advised us that there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations and there can be no assurance that the PRC government will ultimately take a view that is consistent with the opinion of our PRC counsel.

It is uncertain whether any new PRC laws, rules or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. In particular, in January 2015, the Ministry of Commerce, or MOC, published a discussion draft of the proposed Foreign Investment Law for public review and comments. Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company is considered a foreign-invested enterprise, or an FIE. Under the draft Foreign Investment Law, variable interest entities would also be deemed as FIEs, if they are ultimately “controlled” by foreign investors, and be subject to restrictions on foreign investments. However, the draft law has not taken a position on what actions will be taken with respect to the existing companies with the “variable interest entity” structure, whether or not these companies are controlled by Chinese parties. It is uncertain when the draft would be signed into law and whether the final version would have any substantial changes from the draft. See “Regulation—Regulations Relating to Foreign Investment—The Draft PRC Foreign Investment Law” and “—Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.” If the ownership structure, contractual arrangements and business of our company, our PRC subsidiary or our consolidated variable interest entity are found to be in violation of any existing or future PRC laws or regulations, or we fail to obtain or maintain any of the required permits or approvals, the relevant governmental authorities would have broad discretion in dealing with such violation, including levying fines, confiscating our income or the income of our PRC subsidiary or consolidated variable interest entity, revoking the business licenses or operating licenses of our PRC subsidiary or consolidated variable interest entity, shutting down our servers or blocking our online platform, discontinuing or placing restrictions or onerous conditions on our operations, requiring us to undergo a costly and disruptive restructuring, restricting or prohibiting our use of proceeds from this offering to finance our business and operations in China, and taking other regulatory or enforcement actions that could be harmful to our business. Any of these actions could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations. If any of these occurrences results in our inability to direct the activities of our consolidated variable interest entity, and/or our failure to receive economic benefits from our consolidated variable interest entity, we may not be able to consolidate its results into our consolidated financial statements in accordance with U.S. GAAP.

We rely on contractual arrangements with our consolidated variable interest entity and its shareholders for a portion of our business operations, which may not be as effective as direct ownership in providing operational control.

We have relied and expect to continue to rely on contractual arrangements with Heng Cheng and its shareholders to operate our www.yirendai.com website. For a description of these contractual arrangements, see “Corporate History and Structure.” These contractual arrangements may not be as effective as direct ownership in providing us with control over our consolidated variable interest entity. For example, our consolidated variable interest entity and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct its operations, including maintaining our website and using the domain names and trademarks, in an acceptable manner or taking other actions that are detrimental to our interests.

If we had direct ownership of Heng Cheng, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of Heng Cheng, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by our consolidated variable interest entity and its shareholders of their obligations under the contracts to exercise control over our consolidated variable interest entity. The shareholders of our consolidated variable interest entity may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate our business through the contractual arrangements with our consolidated variable interest entity. Although we have the right to replace any shareholder of our consolidated variable interest entity under the contractual arrangement, if any shareholder of our consolidated variable interest entity is uncooperative or any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC laws and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. See “—Any failure by our consolidated variable interest entity or its shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business.” Therefore, our contractual arrangements with our consolidated variable interest entity may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership would be.

Any failure by our consolidated variable interest entity or its shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business.

If our consolidated variable interest entity or its shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective under PRC laws. For example, if the shareholders of Heng Cheng were to refuse to transfer their equity interest in Heng Cheng to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations.

All the agreements under our contractual arrangements are governed by PRC laws and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a consolidated variable interest entity should be interpreted or enforced under PRC laws. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC laws, rulings by arbitrators are final and parties cannot appeal arbitration results in court unless such rulings are revoked or determined unenforceable by a competent court. If the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our consolidated variable interest entity, and our ability to conduct our business may be negatively affected. See “—Risks Related to Doing Business in China—Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to you and us.”

The shareholders of our consolidated variable interest entity may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The equity interests of Heng Cheng are held by Mr. Ning Tang, our founder and executive chairman, and two other individuals, Mr. Fanshun Kong and Ms. Yan Tian. Their interests in Heng Cheng may differ from the interests of our company as a whole. These shareholders may breach, or cause our consolidated variable interest entity to breach, the existing contractual arrangements we have with them and our consolidated variable interest entity, which would have a material adverse effect on our ability to effectively control our consolidated variable interest entity and receive economic benefits from it. For example, the shareholders may be able to cause our agreements with Heng Cheng to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.

Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company, except that we could exercise our purchase option under the exclusive option agreement with these shareholders to request them to transfer all of their equity interests in Heng Cheng to a PRC entity or individual designated by us, to the extent permitted by PRC laws. If we cannot resolve any conflict of interest or dispute between us and the shareholders of Heng Cheng, we would have to rely on legal proceedings, which could result in the disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Contractual arrangements in relation to our consolidated variable interest entity may be subject to scrutiny by the PRC tax authorities and they may determine that we or our PRC consolidated variable interest entity owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. The PRC enterprise income tax law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We may face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between Heng Ye, our wholly-owned subsidiary in China, Heng Cheng, our consolidated variable interest entity in China, and the shareholders of Heng Cheng were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust Heng Cheng’s income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by Heng Cheng for PRC tax purposes, which could in turn increase its tax liabilities without reducing Heng Ye’s tax expenses. In addition, if Heng Ye requests the shareholders of Heng Cheng to transfer their equity interests in Heng Cheng at nominal or no value pursuant to these contractual arrangements, such transfer could be viewed as a gift and subject Heng Ye to PRC income tax. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on Heng Cheng for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our consolidated variable interest entity’s tax liabilities increase or if it is required to pay late payment fees and other penalties.

We may lose the ability to use and enjoy assets held by our consolidated variable interest entity that are material to the operation of our business if the entity goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

Our consolidated variable interest entity holds certain assets that are material to the operation of our business, including domain names and an ICP license. Under the contractual arrangements, our consolidated variable interest entity may not and its shareholders may not cause it to, in any manner, sell, transfer, mortgage or dispose of its assets or its legal or beneficial interests in the business without our prior consent. However, in the event our consolidated variable interest entity’s shareholders breach the these contractual arrangements and voluntarily liquidate our consolidated variable interest entity, or our consolidated variable interest entity declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If our consolidated variable interest entity undergoes a voluntary or involuntary liquidation proceeding, independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

If the chops of our PRC subsidiary and consolidated variable interest entity are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops which can be used for specific purposes. The chops of our PRC subsidiary and consolidated variable interest entity are generally held securely by personnel designated or approved by us in accordance with our internal control procedures. To the extent those chops are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so. In addition, if the chops are misused by unauthorized persons, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our operations.

Risks Related to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations.

Substantially all of our operations are located in China. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, and since 2012, China’s economic growth has slowed down. Any prolonged slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.

Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us.

The PRC legal system is based on written statutes and prior court decisions have limited value as precedents. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.

In particular, PRC laws and regulations concerning the peer-to-peer lending service industry are developing and evolving. Although we have taken measures to comply with the laws and regulations that are applicable to our business operations, including the regulatory principles raised by the CBRC, and avoid conducting any activities that may be deemed as illegal fund-raising, forming capital pool or providing guarantee to investors under the current applicable laws and regulations, the PRC government authority may promulgate new laws and regulations regulating the peer-to-peer lending service industry in the future. We cannot assure you that our practices would not be deemed to violate any PRC laws or regulations relating to illegal fund-raising, forming capital pools or the provision of credit enhancement services. Moreover, developments in the peer-to-peer lending service industry may lead to changes in PRC laws, regulations and policies or in the interpretation and application of existing laws, regulations and policies that may limit or restrict online consumer finance marketplaces like us, which could materially and adversely affect our business and operations. Furthermore, we cannot rule out the possibility that the PRC government will institute a licensing regime covering our industry at some point in the future. If such a licensing regime were introduced, we cannot assure you that we would be able to obtain any newly required license in a timely manner, or at all, which could materially and adversely affect our business and impede our ability to continue our operations.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

The MOC published a discussion draft of the proposed Foreign Investment Law in January 2015 aiming to, upon its enactment, replace the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The draft Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. The MOC is currently soliciting comments on this draft and substantial uncertainties exist with respect to its enactment timetable, interpretation and implementation. The draft Foreign Investment Law, if enacted as proposed, may materially impact the viability of our current corporate structure, corporate governance and business operations in many aspects.

Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company is considered a foreign-invested enterprise, or an FIE. The draft Foreign Investment Law specifically provides that entities established in China but “controlled” by foreign investors will be treated as FIEs. Once an entity is considered to be an FIE, it may be subject to the foreign investment restrictions or prohibitions set forth in a “negative list” to be separately issued by the State Council later. If an FIE proposes to conduct business in an industry subject to foreign investment “restrictions” in the “negative list,” the FIE must go through a market entry clearance by the MOC before being established. If an FIE proposes to conduct business in an industry subject to foreign investment “prohibitions” in the “negative list,” it must not engage in the business. However, an FIE that is subject to foreign investment “restrictions,” upon market entry clearance, may apply in writing for being treated as a PRC domestic investment if it is ultimately “controlled” by PRC government authorities and its affiliates and/or PRC citizens. In this connection, “control” is broadly defined in the draft law to cover the following summarized categories: (i) holding 50% or more of the voting rights of the subject entity; (ii) holding less than 50% of the voting rights of the subject entity but having the power to secure at least 50% of the seats on the board or other equivalent decision making bodies, or having the voting power to exert material influence on the board, the shareholders’ meeting or other equivalent decision making bodies; or (iii) having the power to exert decisive influence, via contractual or trust arrangements, over the subject entity’s operations, financial matters or other key aspects of business operations. Once an entity is determined to be an FIE, it will be subject to the foreign investment restrictions or prohibitions set forth in a “negative list,” to be separately issued by the State Council at a later date, if the FIE is engaged in an industry listed in the negative list. Unless the underlying business of the FIE falls within the negative list, which calls for market entry clearance by the MOC, prior approval from the government authorities as mandated by the existing foreign investment legal regime would no longer be required for establishment of the FIE.

The “variable interest entity” structure, or VIE structure, has been adopted by many PRC-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. See “—Risks Related to Our Corporate Structure” and “Our Corporate History and Structure.” Under the draft Foreign Investment Law, variable interest entities that are controlled via contractual arrangement would also be deemed as FIEs, if they are ultimately “controlled” by foreign investors. Therefore, for any companies with a VIE structure in an industry category that is included in the “negative list” as restricted industry, the VIE structure may be deemed legitimate only if the ultimate controlling person(s) is/are of PRC nationality (either PRC companies or PRC citizens). Conversely, if the actual controlling person(s) is/are of foreign nationalities, then the variable interest entities will be treated as FIEs and any operation in the industry category on the “negative list” without market entry clearance may be considered as illegal.

It is uncertain whether we would be considered as ultimately controlled by Chinese parties. We are a wholly-owned subsidiary of CreditEase as of the date of this prospectus, and upon the completion of this offering, CreditEase will remain as our parent company and controlling shareholder. Although Mr. Ning Tang, our executive chairman and a PRC citizen, owns less than 50% of the voting power of CreditEase, he has the power to appoint three directors on the five-member board of CreditEase. It is uncertain, however, if these factors would be sufficient to give Mr. Tang control over us under the draft Foreign Investment Law. Moreover, the draft Foreign Investment Law has not taken a position on what actions will be taken with respect to the companies currently employing a VIE structure, whether or not these companies are controlled by Chinese parties, while it is soliciting comments from the public on this point. In addition, it is uncertain whether the online consumer finance marketplace industry, in which our variable interest entity operates, will be subject to the foreign investment restrictions or prohibitions set forth in the “negative list” that is to be issued. If the enacted version of the Foreign Investment Law and the final “negative list” mandate further actions, such as MOC market entry clearance or certain restructuring of our corporate structure and operations, to be completed by companies with existing VIE structure like us, there may be substantial uncertainties as to whether we can complete these actions in a timely manner, or at all, and our business and financial condition may be materially and adversely affected.

The draft Foreign Investment Law, if enacted as proposed, may also materially impact our corporate governance practice and increase our compliance costs. For instance, the draft Foreign Investment Law imposes stringent ad hoc and periodic information reporting requirements on foreign investors and the applicable FIEs. Aside from an investment implementation report and an investment amendment report that are required for each investment and alteration of investment specifics, an annual report is mandatory, and large foreign investors meeting certain criteria are required to report on a quarterly basis. Any company found to be non-compliant with these information reporting obligations may potentially be subject to fines and/or administrative or criminal liabilities, and the persons directly responsible may be subject to criminal liabilities.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet-related businesses and companies, and any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business and results of operations.

The PRC government extensively regulates the internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

We only have contractual control over our website. We do not directly own the website due to the restriction of foreign investment in businesses providing value-added telecommunication services in China, including internet information provision services. This may significantly disrupt our business, subject us to sanctions, compromise enforceability of related contractual arrangements, or have other harmful effects on us.

The evolving PRC regulatory system for the internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of a new department, the State Internet Information Office (with the involvement of the State Council Information Office, the MITT, and the Ministry of Public Security). The primary role of this new agency is to facilitate the policy-making and legislative development in this field, to direct and coordinate with the relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the internet industry.

Our online marketplace, operated by our consolidated variable interest entity, Heng Cheng, may be deemed to be providing commercial internet information services, which would require Heng Cheng to obtain an ICP License. An ICP License is a value-added telecommunications business operating license required for provision of commercial internet information services. See “Regulation—Regulations on Value-Added Telecommunication Services.” Heng Cheng, our PRC consolidated variable interest entity has obtained an ICP license as an internet information provider. Furthermore, as we are providing mobile applications to mobile device users, it is uncertain if Heng Cheng will be required to obtain a separate operating license in addition to the ICP License. Although we believe that not obtaining such separate license is in line with the current market practice, there can be no assurance that we will not be required to apply for an operating license for our mobile applications in the future.

The Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business, issued by the MITT in July 2006, prohibits domestic telecommunication service providers from leasing, transferring or selling telecommunications business operating licenses to any foreign investor in any form, or providing any resources, sites or facilities to any foreign investor for their illegal operation of a telecommunications business in China. According to this circular, either the holder of a value-added telecommunication services operation permit or its shareholders must directly own the domain names and trademarks used by such license holders in their provision of value-added telecommunication services. The circular also requires each license holder to have the necessary facilities, including servers, for its approved business operations and to maintain such facilities in the regions covered by its license. Heng Cheng owns the relevant domain names in connection with our value-added telecommunications business and has the necessary personnel to operate our website. However, CreditEase currently owns certain trademarks relating to our value-added telecommunications business, and CreditEase is in the process of transferring these trademarks to Heng Cheng. If an ICP License holder fails to comply with the requirements and also fails to remedy such non-compliance within a specified period of time, the MITT or its local counterparts have the discretion to take administrative measures against such license holder, including revoking its ICP License.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business. We cannot assure you that we have obtained all the permits or licenses required for conducting our business in China or will be able to maintain our existing licenses or obtain new ones. If the PRC government considers that we were operating without the proper approvals, licenses or permits or promulgates new laws and regulations that require additional approvals or licenses or imposes additional restrictions on the operation of any part of our business, it has the power, among other things, to levy fines, confiscate our income, revoke our business licenses, and require us to discontinue our relevant business or impose restrictions on the affected portion of our business. Any of these actions by the PRC government may have a material adverse effect on our business and results of operations.

Any failure by us or our third-party service providers to comply with applicable anti-money laundering laws and regulations could damage our reputation.

In cooperation with our partnering custody banks and payment companies, we have adopted various policies and procedures, such as internal controls and “know-your-customer” procedures, for anti-money laundering purposes. In addition, we rely on our third-party service providers, in particular the custody banks and payment companies that handle the transfer of funds between borrowers and lenders, to have their own appropriate anti-money laundering policies and procedures. The custody banks and payment companies are subject to anti-money laundering obligations under applicable anti-money laundering laws and regulations and are regulated in that respect by the PBOC. If any of our third-party service provides fail to comply with applicable anti-money laundering laws and regulations, our reputation could suffer and we could become subject to regulatory intervention, which could have a material adverse effect on our business, financial condition and results of operations. Any negative perception of the industry, such as that arises from any failure of other consumer finance marketplaces to detect or prevent money laundering activities, even if factually incorrect or based on isolated incidents, could compromise our image or undermine the trust and credibility we have established.

The Guidelines jointly released by ten PRC regulatory agencies in July 2015 purport, among other things, to require internet finance service providers, including online peer-to-peer lending platforms, to comply with certain anti-money laundering requirements, including the establishment of a customer identification program, the monitoring and reporting of suspicious transactions, the preservation of customer information and transaction records, and the provision of assistance to the public security department and judicial authority in investigations and proceedings in relation to anti-money laundering matters. The PBOC will formulate implementing rules to further specify the anti-money laundering obligations of internet finance service providers. We cannot assure you that the anti-money laundering policies and procedures we have adopted will be effective in protecting our marketplace from being exploited for money laundering purposes or will be deemed to be in compliance with applicable anti-money laundering implementing rules if and when adopted.

We rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we rely on dividends and other distributions on equity paid by our PRC subsidiary for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If our PRC subsidiary incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require Heng Ye to adjust its taxable income under the contractual arrangements it currently has in place with our consolidated variable interest entity in a manner that would materially and adversely affect its ability to pay dividends and other distributions to us. See “—Risks Related to Our Corporate Structure—Contractual arrangements in relation to our consolidated variable interest entity may be subject to scrutiny by the PRC tax authorities and they may determine that we or our PRC consolidated variable interest entity owe additional taxes, which could negatively affect our financial condition and the value of your investment.”

Under PRC laws and regulations, our PRC subsidiary, as a wholly foreign-owned enterprise in China, may pay dividends only out of their respective accumulated after-tax profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such funds reaches 50% of its registered capital. At its discretion, a wholly foreign-owned enterprise may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

Any limitation on the ability of our PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See also “—If we are classified as a

PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.”

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering and the concurrent private placement to make loans to or make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Under PRC laws and regulations, we are permitted to utilize the proceeds from this offering and the concurrent private placement to fund our PRC subsidiary by making loans to or additional capital contributions to our PRC subsidiary, subject to applicable government registration and approval requirements.

Any loans to our PRC subsidiary, which are treated as foreign-invested enterprises under PRC laws, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our PRC subsidiary to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange, or SAFE. The statutory limit for the total amount of foreign debts of a foreign-invested company is the difference between the amount of total investment as approved by the MOC or its local counterpart and the amount of registered capital of such foreign-invested company.

We may also decide to finance our PRC subsidiary by means of capital contributions. These capital contributions must be approved by the MOC or its local counterpart. In addition, SAFE issued a circular in September 2008, SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency registered capital into RMB by restricting how the converted RMB may be used. SAFE Circular 142 provides that the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and unless otherwise provided by law, may not be used for equity investments within the PRC. Although on July 4, 2014, the SAFE issued the Circular of the SAFE on Relevant Issues Concerning the Pilot Reform in Certain Areas of the Administrative Method of the Conversion of Foreign Exchange Funds by Foreign-invested Enterprises, or SAFE Circular 36, which launched a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises in certain designated areas from August 4, 2014 and some of the restrictions under SAFE Circular 142 will not apply to the settlement of the foreign exchange capitals of the foreign-invested enterprises established within the designate areas and such enterprises are allowed to use its RMB capital converted from foreign exchange capitals to make equity investment, our PRC subsidiary is not established within the designated areas. On March 30, 2015, SAFE promulgated Circular 19, to expand the reform nationwide. Circular 19 came into force and replaced both Circular 142 and Circular 36 on June 1, 2015. Circular 19 allows foreign-invested enterprises to make equity investments by using RMB fund converted from foreign exchange capital. However, Circular 19 continues to prohibit foreign-invested enterprises from, among other things, using RMB fund converted from its foreign exchange capitals for expenditure beyond its business scope, providing entrusted loans or repaying loans between non-financial enterprises. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of a foreign-invested company. The use of such RMB capital may not be altered without SAFE’s approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of these Circulars could result in severe monetary or other penalties. These circulars may significantly limit our ability to use RMB converted from the net proceeds of this offering and the concurrent private placement to fund the establishment of new entities in China by our PRC subsidiary, to invest in or acquire any other PRC companies through our PRC subsidiary, or to establish new variable interest entities in the PRC.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiary or future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and the concurrent private placement and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

Substantially all of our revenues and expenditures are denominated in RMB, whereas our reporting currency is the U.S. dollar. As a result, fluctuations in the exchange rate between the U.S. dollar and RMB will affect the relative purchasing power in RMB terms of our U.S. dollar assets and the proceeds from this offering. Our reporting currency is the U.S. dollar while the functional currency for our PRC subsidiary and consolidated variable interest entity is RMB. Gains and losses from the remeasurement of assets and liabilities that are receivable or payable in RMB are included in our consolidated statements of operations. The remeasurement has caused the U.S. dollar value of our results of operations to vary with exchange rate fluctuations, and the U.S. dollar value of our results of operations will continue to vary with exchange rate fluctuations. A fluctuation in the value of RMB relative to the U.S. dollar could reduce our profits from operations and the translated value of our net assets when reported in U.S. dollars in our financial statements. This could have a negative impact on our business, financial condition or results of operations as reported in U.S. dollars. If we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations in currencies relative to the periods in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. However, the People’s Bank of China, or the PBOC, regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. During the period between July 2008 and June 2010, the exchange rate between the RMB and the U.S. dollar had been stable and traded within a narrow range. However, the RMB fluctuated significantly during that period against other freely traded currencies, in tandem with the U.S. dollar. Since June 2010, the RMB has started to slowly appreciate against the U.S. dollar, though there have been periods when the U.S. dollar has appreciated against the RMB. On August 11, 2015, the PBOC allowed the RMB to depreciate by approximately 2% against the U.S. dollar. It is difficult to predict how long such depreciation of RMB against the U.S. dollar may last and when and how the relationship between the RMB and the U.S. dollar may change again.

There remains significant international pressure on the PRC government to adopt a flexible currency policy. Any significant appreciation or depreciation of the RMB may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive from this initial public offering into RMB to pay our operating expenses, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of the RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ADSs.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our net revenues in RMB. Under our current corporate structure, our company in the Cayman Islands rely on dividend payments from our PRC subsidiary to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our PRC subsidiary are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by the beneficial owners of our company who are PRC residents. But approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

We are required under PRC laws and regulations to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. We have not made adequate employee benefit payments. We may be required to make up the contributions for these plans as well as to pay late fees and fines. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under a regulation adopted in August 2006, as amended, and, if required, we cannot predict whether we will be able to obtain such approval.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in August 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a special purpose vehicle seeking CSRC approval of its overseas listings. The application of the M&A Rules remains unclear.

Our PRC counsel, Han Kun Law Offices, has advised us based on their understanding of the current PRC laws, rules and regulations that the CSRC’s approval is not required for the listing and trading of our ADSs on the NYSE in the context of this offering, given that:

•	we established our PRC subsidiary, Heng Ye, by means of direct investment rather than by merger with or acquisition of PRC domestic companies; and

•	no explicit provision in the M&A Rules classifies the respective contractual arrangements between Heng Ye, Heng Cheng and its shareholders as a type of acquisition transaction falling under the M&A Rules.

However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and the CSRC’s opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do. If the CSRC or any other PRC regulatory agencies subsequently determines that we need to obtain the CSRC’s approval for this offering or if the CSRC or any other PRC government agencies promulgates any interpretation or implements rules before our listing that would require us to obtain CSRC or other governmental approvals for this offering, we may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. Sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ADSs that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ADSs we are offering, you would be doing so at the risk that the settlement and delivery may not occur. In addition, if the CSRC or other PRC regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on the trading price of the ADSs.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules discussed in the preceding risk factor and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that the MOC shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOC that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOC, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOC or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiary’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 is issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

If our shareholders who are PRC residents or entities do not complete their registration as required, our PRC subsidiary may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiary. Moreover, failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

All of our shareholders who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents have completed the foreign exchange registrations required in connection with our recent corporate restructuring.

However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiary, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiary’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, replacing earlier rules promulgated in March 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who have resided in the PRC for a continuous period of not less than one year and who have been granted options or other awards will be subject to these regulations when our company becomes an overseas listed company upon the completion of this offering. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiary and limit our PRC subsidiary’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law. See “Regulation—Regulations on Stock Incentive Plans.”

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. See “Taxation—People’s Republic of China Taxation.” However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” As substantially all of our management members are based in China, it remains unclear how the tax residency rule will apply to our case. If the PRC tax authorities determine that Yirendai Ltd. or any of our subsidiaries outside of China is a PRC resident enterprise for PRC enterprise income tax purposes, then Yirendai Ltd. or such subsidiary could be subject to PRC tax at a rate of 25% on its world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Furthermore, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, gains realized on the sale or other disposition of our ADSs or ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs.

We may not be able to obtain certain benefits under relevant tax treaty on dividends paid by our PRC subsidiary to us through our Hong Kong subsidiary.

We are a holding company incorporated under the laws of the Cayman Islands and as such rely on dividends and other distributions on equity from our PRC subsidiary to satisfy part of our liquidity requirements. Pursuant to the PRC Enterprise Income Tax Law, a withholding tax rate of 10% currently applies to dividends paid by a PRC “resident enterprise” to a foreign enterprise investor, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for preferential tax treatment. Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, such withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC enterprise. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong enterprise must be the beneficial owner of the relevant dividends; and (b) the Hong Kong enterprise must directly hold no less than 25% share ownership in the PRC enterprise during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong enterprise must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by Heng Ye, our PRC subsidiary to Yirendai HK, our Hong Kong subsidiary.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing SAT Circular 59 and Circular 698, which became effective in January 2008, and a Circular 7 in replacement of some of the existing rules in Circular 698, which became effective in February 2015.

Under Circular 698, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax, if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. As a result, gains derived from such indirect transfer may be subject to PRC tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

In February 2015, the SAT issued Circular 7 to replace the rules relating to indirect transfers in Circular 698. Circular 7 has introduced a new tax regime that is significantly different from that under Circular 698. Circular 7 extends its tax jurisdiction to not only indirect transfers set forth under Circular 698 but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

We face uncertainties on the reporting and consequences on future private equity financing transactions, share exchange or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed, under Circular 59 or Circular 698 and Circular 7, and may be required to expend valuable resources to comply with Circular 59, Circular 698 and Circular 7 or to establish that we and our non-resident enterprises should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under SAT Circular 59, Circular 698 and Circular 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. Although we currently have no plans to pursue any acquisitions in China or elsewhere in the world, we may pursue acquisitions in the future that may involve complex corporate structures. If we are considered a non-resident enterprise under the PRC Enterprise Income Tax Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under SAT Circular 59 or Circular 698 and Circular 7, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, our investors are deprived of the benefits of such inspection.

Our independent registered public accounting firm that issues the audit reports included in our prospectus filed with the U.S. Securities and Exchange Commission, as auditors of companies that are traded publicly in the United States and a firm registered with the U.S. Public Company Accounting Oversight Board, or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditors are located in the Peoples’ Republic of China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB.

Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor’s audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

If additional remedial measures are imposed on the “big four” PRC-based accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging such firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

Starting in 2011 the Chinese affiliates of the “big four” accounting firms, including our independent registered public accounting firm, were affected by a conflict between U.S. and Chinese law. Specifically, for certain U.S. listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the Chinese accounting firms access to their audit work papers and related documents. The firms were, however, advised and directed that under Chinese law they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC.

In late 2012 this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese accounting firms, including our independent registered public accounting firm. In January 2014, the administrative law judge reached an initial decision to impose penalties on the firms including a temporary suspension of their right to practice before the SEC. The accounting firms filed a petition for review of the initial decision. On February 6, 2015, before a review by the commissioners of the SEC had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm’s performance of certain audit work, commencement of a new proceeding against a firm, or in extreme cases the resumption of the current proceeding against all four firms.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, United States-listed companies and the market price of our ADSs may be adversely affected.

If our independent registered public accounting firm were denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delay or abandonment of this offering, delisting of our ordinary shares from the NYSE or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

Risks Related to This Offering and our American Depositary Shares

There has been no public market for our ordinary shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our ordinary shares or ADSs. We intend to list our ADSs on the NYSE. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.

Negotiations with the underwriters will determine the initial public offering price for our ADSs which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price.

The market price for our ADSs may be volatile.

The trading prices of our ADSs are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of internet or other companies based in China that have listed their securities in the United States in recent years. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial decline in their trading prices. The trading performances of other Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of our ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the United States, China and other jurisdictions in late 2008, early 2009, the second half of 2011 and recent months in 2015, which may have a material adverse effect on the market price of our ADSs.

In addition to the above factors, the price and trading volume of our ADSs may be highly volatile due to multiple factors, including the following:

•	regulatory developments affecting us, our users, or our industry;

•	announcements of studies and reports relating to our loan products and service offerings or those of our competitors;

•	changes in the economic performance or market valuations of other online consumer finance marketplaces;

•	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•	changes in financial estimates by securities research analysts;

•	conditions in the internet and unsecured consumer finance industries;

•	announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures or capital commitments;

•	additions to or departures of our senior management;

•	detrimental negative publicity about us, our management or our industry;

•	fluctuations of exchange rates between the RMB and the U.S. dollar;

•	release or expiry of lock-up or other transfer restrictions on our outstanding ordinary shares or ADSs; and

•	sales or perceived potential sales of additional ordinary shares or ADSs.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our ADSs and trading volume could decline.

The trading market for our ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who cover us downgrade our ADSs or publish inaccurate or unfavorable research about our business, the market price for our ADSs would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ADSs to decline.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of US$7.59 per ADS, representing the difference between the assumed initial public offering price of US$10.00 per ADS, the midpoint of the estimated range of the initial public offering price, and our net tangible book value per ADS as of September 30, 2015, after giving effect to the net proceeds to us from this offering and the concurrent private placement. In addition, you may experience further dilution to the extent that our ordinary shares are issued upon the exercise of any share options. See “Dilution” for a more complete description of how the value of your investment in our ADSs will be diluted upon completion of this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ADSs for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

Our board of directors has discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts at they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

Substantial future sales or perceived potential sales of our ADSs in the public market could cause the price of our ADSs to decline.

Sales of our ADSs in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Immediately after the completion of this offering, we will have 117,000,000 ordinary shares outstanding including (i) 15,000,000 ordinary shares represented by ADSs, assuming the underwriters do not exercise their over-allotment option and (ii) 2,000,000 ordinary shares we will issue and sell in the concurrent private placement, which number of shares has been calculated based on an assumed initial offering price of US$10.00 per ADS, the mid-point of the estimated range of initial public offering price. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the Securities Act. The remaining ordinary shares outstanding after this offering will be available for sale, upon the expiration of the 180-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of Morgan Stanley & Co. International plc and Credit Suisse Securities (USA) LLC. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of our ADSs could decline.

After completion of this offering, certain holders of our ordinary shares may cause us to register under the Securities Act the sale of their shares, subject to the 180-day lock-up period in connection with this offering. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the form of ADSs in the public market could cause the price of our ADSs to decline.

We have adopted a share incentive plan, under which we have the discretion to grant a broad range of equity-based awards to eligible participants. See “Management—Share Incentive Plan.” We intend to register all ordinary shares that we may issue under this equity compensation plan. Once we register these ordinary shares, they can be freely sold in the public market in the form of ADSs upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements described in the “Underwriting” section of this prospectus. If a large number of our ordinary shares or securities convertible into our ordinary shares are sold in the public market in the form of ADSs after they become eligible for sale, the sales could reduce the trading price of our ADSs and impede our ability to raise future capital. In addition, any ordinary shares that we issue under an equity incentive plan would dilute the percentage ownership held by the investors who purchase ADSs in this offering.

You, as holders of ADSs, may have fewer rights than holders of our ordinary shares and must act through the depositary to exercise those rights.

Holders of ADSs do not have the same rights as our shareholders and may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under the post-offering memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering, the minimum notice period required to convene a general meeting is seven days. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw the shares underlying your ADSs to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the shares underlying your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if the shares underlying your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting.

Except in limited circumstances, the depositary for our ADSs will give us a discretionary proxy to vote our ordinary shares underlying your ADSs if you do not vote at shareholders’ meetings, which could adversely affect your interests.

Under the deposit agreement for our ADSs, the depositary will give us a discretionary proxy to vote our ordinary shares underlying your ADSs at shareholders’ meetings if you do not give voting instructions to the depositary, unless:

•	we have failed to timely provide the depositary with our notice of meeting and related voting materials;

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	a matter to be voted on at the meeting would materially and adversely affect the rights of shareholders; or

•	voting at the meeting is made on a show of hands.

The effect of this discretionary proxy is that, if you fail to give voting instructions to the depositary, you cannot prevent our ordinary shares underlying your ADSs from being voted, absent the situations described above. This may make it more difficult for shareholders to influence our management. Holders of our ordinary shares are not subject to this discretionary proxy.

Your rights to pursue claims against the depositary as a holder of ADSs are limited by the terms of the deposit agreement.

Under the deposit agreement, any action or proceeding against or involving the depositary, arising out of or based upon the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs may only be instituted in a state or federal court in New York, New York, and you, as a holder of our ADSs, will have irrevocably waived any objection which you may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding. However, the depositary may, in its sole discretion, require that any dispute or difference arising from the relationship created by the deposit agreement be referred to and finally settled by an arbitration conducted under the terms described in the deposit agreement. Also, we may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended. See “Description of American Depositary Shares” for more information.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make such rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not make rights available to you unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective and we may not be able to establish a necessary exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings in the future and may experience dilution in your holdings.

You may not receive cash dividends if the depositary decides it is impractical to make them available to you.

The depositary will pay cash dividends on the ADSs only to the extent that we decide to distribute dividends on our ordinary shares or other deposited securities, and we do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. To the extent that there is a distribution, the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, a majority of our directors and executive officers reside within China, and most of the assets of these persons are located within China. As a result, it may be difficult or impossible for you to effect service of process within the United States upon these individuals, or to bring an action against us or against these individuals in the United States in the event that you believe your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2013 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors will have discretion under the post-offering memorandum and articles of association we expect to adopt, to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law (2013 Revision) of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

You must rely on the judgment of our management as to the use of the net proceeds from this offering and the concurrent private placement, and such use may not produce income or increase our ADS price.

A significant portion of the net proceeds of this offering and the concurrent private placement is allocated for general corporate purposes, which may include working capital needs and potential acquisitions, partnerships and alliances. Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our ADS price. The net proceeds from this offering and the concurrent private placement may be placed in investments that do not produce income or that lose value.

The post-offering memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering will contain anti-takeover provisions that could discourage a third party from acquiring us and adversely affect the rights of holders of our ordinary shares and ADSs.

We expect to adopt, subject to the approval by our shareholders, an amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering. The post-offering memorandum and articles of association will contain certain provisions that could limit the ability of others to acquire control of our company, including a provision that grants authority to our board of directors to establish and issue from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series. These provisions could have the effect of depriving our shareholders and ADSs holders of the opportunity to sell their shares or ADSs at a premium over the prevailing market price by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transactions.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE corporate governance listing standards.

As a Cayman Islands company listed on the NYSE, we are subject to the NYSE corporate governance listing standards. However, NYSE rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NYSE corporate governance listing standards. Currently, we do not plan to rely on home country practice with respect to our corporate governance after we complete this offering. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would enjoy under the NYSE corporate governance listing standards applicable to U.S. domestic issuers.

There can be no assurance that we will not be passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our ADSs or ordinary shares to significant adverse United States income tax consequences.

We will be a “passive foreign investment company,” or “PFIC,” if, in any particular taxable year, either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the average quarterly value of our assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income (the “asset test”). Although the law in this regard is unclear, we intend to treat Heng Cheng as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entity but also because we are entitled to substantially all of its economic benefits, and, as a result, we consolidate its results of operations in our consolidated financial statements. Assuming that we are the owner of Heng Cheng for United States federal income tax purposes, and based upon our current and expected income and assets, including goodwill, (taking into account the expected proceeds from this offering) and projections as to the value of our ADSs and ordinary shares following the offering, we do not presently expect to be a PFIC for the current taxable year or the foreseeable future.

While we do not expect to become a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our ADSs or ordinary shares, fluctuations in the market price of our ADSs or ordinary shares may cause us to become a PFIC for the current or subsequent taxable years. The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets, which may be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash for active purposes or if it were determined that we do not own the stock of Heng Cheng for United States federal income tax purposes, our risk of being a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are a PFIC in any taxable year, a U.S. holder (as defined in “Taxation—United States Federal Income Tax Considerations”) may incur significantly increased United States income tax on gain recognized on the sale or other disposition of the ADSs or ordinary shares and on the receipt of distributions on the ADSs or ordinary shares to the extent such gain or distribution is treated as an “excess distribution” under the United States federal income tax rules and such holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. holder holds our ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. holder holds our ADSs or ordinary shares. For more information see “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Considerations.”

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the NYSE, impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.0 billion in net revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, we have elected to “opt out” of the provision that allow us to delay adopting new or revised accounting standards and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our goals and strategies;

•	our future business development, financial conditions and results of operations;

•	the expected growth of the online consumer finance marketplace market in China;

•	our expectations as to the charge-off rates of loans facilitated through our platform and the sufficiency of our risk reserve fund;

•	our expectations regarding demand for and market acceptance of our products and services;

•	our expectations regarding our relationships with investors and borrowers;

•	competition in our industry; and

•	relevant government policies and regulations relating to our industry.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary—Our Challenges,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should thoroughly read this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our ADSs. In addition, the rapidly changing nature of the online consumer finance marketplace industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$66.2 million, or approximately US$76.6 million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and the estimated offering expenses payable by us, as well as net proceeds of approximately US$9.3 million from the concurrent private placement. These estimates are based upon an assumed initial public offering price of US$10.00 per ADS, the midpoint of the price range shown on the front cover page of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$10.00 per ADS would increase (decrease) the net proceeds to us from this offering by US$6,975,000, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

We plan to use the net proceeds of this offering and the concurrent private placement primarily for general corporate purposes, which may include investment in product development, sales and marketing activities, technology infrastructure, capital expenditures, improvement of corporate facilities and other general and administrative matters. We may also use a portion of these proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering and the concurrent private placement. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering and the concurrent private placement. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering and the concurrent private placement differently than as described in this prospectus. See “Risk Factors—Risks Related to This Offering and our American Depositary Shares—You must rely on the judgment of our management as to the use of the net proceeds from this offering and the concurrent private placement, and such use may not produce income or increase our ADS price.”

Pending any use described above, we plan to invest the net proceeds in short-term, interest-bearing, debt instruments or demand deposits.

In using the proceeds of this offering and the concurrent private placement, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our wholly foreign-owned subsidiary in China only through loans or capital contributions and to our consolidated variable interest entity only through loans, subject to the approval of government authorities and limit on the amount of capital contributions and loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our wholly foreign-owned subsidiary in China or make additional capital contributions to our wholly-foreign-owned subsidiary to fund its capital expenditures or working capital. For an increase of registered capital of our wholly foreign-owned subsidiary, we need to obtain approval from the MOC or its local counterparts, which will decide within 90 days after receiving the application. If we provide funding to our wholly foreign-owned subsidiary through loans, the total amount of such loans may not exceed the difference between the entity’s total investment as approved by the foreign investment authorities and its registered capital. Such loans must be registered with SAFE or its local branches, which usually takes up to 20 working days to complete. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Our Corporate Structure—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering and the concurrent private placement to make loans to or make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY

Our board of directors has discretion on whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Regulation—Regulations on Dividend Distribution” and “Taxation—People’s Republic of China Taxation.”

If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2015:

•	on an actual basis;

•	on an as adjusted basis to reflect (i) the sale of 15,000,000 ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$10.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise the over-allotment option and (ii) the issuance and sale of 2,000,000 ordinary shares in the concurrent private placement, which number of shares has been calculated based on an assumed initial offering price of US$10.00 per ADS, the mid-point of the estimated range of initial public offering price.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2015
	Actual	As Adjusted(2)
	(in US$ thousands)
Equity:
Ordinary shares, US$0.0001 par value, 500,000,000 shares authorized, 100,000,000 shares issued and outstanding on an actual basis and 117,000,000 ordinary shares outstanding on an as adjusted basis(1)	10	12
Additional paid-in capital(3)	50,910	126,358
Accumulated other comprehensive loss	(1,649)	(1,649)
Retained earnings	16,132	16,132
Total equity(3)	65,403	140,853

Total capitalization(3)	65,403	140,853

Notes:

(1)	On January 5, 2015, we effected a 10,000-for-1 share split whereby each of our issued and outstanding ordinary shares of a par value of US$1.00 each was divided into 10,000 ordinary shares of a par value of US$0.0001 each, and the number of our authorized shares was increased from 50,000 to 500,000,000, of which 10,000 ordinary shares were issued and outstanding and were owned by CreditEase. On June 25, 2015, we issued 99,990,000 ordinary shares, par value US$0.0001 each, to CreditEase for an aggregate purchase price of US$9,999. The share split and the share issuance have been retroactively reflected for all periods presented herein.
(2)	The as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual public offering price and other terms of this offering determined at pricing.
(3)	Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and commissions and the estimated offering expenses payable by us, a US$1.00 increase (decrease) in the assumed public offering price of US$10.00 per ADS would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by US$6,975 thousand.

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of September 30, 2015 was approximately US$65.4 million, or US$0.65 per ordinary share as of that date and US$1.31 per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering and the concurrent private placement, from the assumed initial public offering price of US$5.00 per ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after September 30, 2015, other than to give effect to (i) our sale of the ADSs offered in this offering at the assumed initial public offering price of US$10.00 per ADS, the midpoint of the estimated range of the initial public offering price, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us and (ii) the issuance and sale of 2,000,000 ordinary shares in the concurrent private placement, which number of shares has been calculated based on an assumed initial offering price of US$10.00 per ADS, the mid-point of the estimated range of initial public offering price, our as adjusted net tangible book value as of September 30, 2015 would have been US$140.9 million, or US$1.20 per ordinary share and US$2.41 per ADS. This represents an immediate increase in net tangible book value of US$0.55 per ordinary share and US$1.10 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$3.80 per ordinary share and US$7.59 per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
Assumed initial public offering price	US$5.00	US$	10.00
Net tangible book value as of September 30, 2015	US$0.65	US$	1.31
As adjusted net tangible book value after giving effect to this offering and the concurrent private placement	US$1.20	US$	2.41
Amount of dilution in net tangible book value to new investors in this offering	US$3.80	US$	7.59

A US$1.00 increase (decrease) in the assumed public offering price of US$10.00 per ADS would, after giving effect to this offering and the concurrent private placement, increase (decrease) our as adjusted net tangible book value by US$6,975,000, the as adjusted net tangible book value per ordinary share and per ADS by US$0.06 per ordinary share and US$0.12 per ADS and the dilution in as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$0.44 per ordinary share and US$0.88 per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

The following table summarizes, on an as adjusted basis as of September 30, 2015, the differences between existing shareholder and the new investors with respect to the number of ordinary shares (in the form of ADSs or ordinary shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration			Average Price Per Ordinary Share		Average Price Per ADS
	Number	Percent	Amount		Percent
	(in US$ thousands, except for share, per share and per ADS data, and percentages)
Existing shareholder	100,000,000	85.5%	US$	50,920	37.5%	US$	0.51	US$	1.02
Concurrent private placement	2,000,000	1.7%	US$	10,000	7.3%	US$	5.00	US$	10.00
New investors	15,000,000	12.8%	US$	75,000	55.2%	US$	5.00	US$	10.00

Total	117,000,000	100.0%	US$	135,920	100.0%

The as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

In addition, the discussion and tables above exclude 10,000,000 ordinary shares reserved for future issuance under our 2015 share incentive plan, which may be granted as options, restricted shares and restricted share units.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange controls or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or against these individuals in the United States, in the event that you believe that your rights have been infringed under the securities laws of the United States or any state in the United States.

We have appointed Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York, New York 10017, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder, our legal counsel as to Cayman Islands law, and Han Kun Law Offices, our legal counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is uncertainty with regard to Cayman Islands law as to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Maples and Calder has advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

•	is given by a foreign court of competent jurisdiction;

•	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

•	is final;

•	is not in respect of taxes, a fine or a penalty; and

•	was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding our ADSs or ordinary shares.

CORPORATE HISTORY AND STRUCTURE

We commenced our online consumer finance marketplace business in March 2012 as a business unit under our parent company, CreditEase, which will remain as our parent company and controlling shareholder after this offering. CreditEase incorporated Yirendai Ltd. in the Cayman Islands to be our holding company in September 2014. Yirendai Ltd. then established a wholly owned subsidiary in Hong Kong, Yirendai Hong Kong Limited, or Yirendai HK, in October 2014, and Yirendai HK further established Yi Ren Heng Ye Technology Development (Beijing) Co., Ltd., or Heng Ye, our wholly owned subsidiary in China, in January 2015.

Heng Cheng Technology Development (Beijing) Co., Ltd., or Heng Cheng, was established in China in September 2014. Mr. Ning Tang, Mr. Fanshun Kong and Ms. Yan Tian are the shareholders of Heng Cheng designated by CreditEase, owning 40%, 30% and 30% of the equity interest in Heng Cheng, respectively, as of the date of this prospectus. We obtained control and became the primary beneficiary of Heng Cheng in February 2015 by entering into a series of contractual arrangements with Heng Cheng and its shareholders.

As a result of restructuring by CreditEase, we currently conduct our online consumer finance marketplace business in China through Heng Ye and our consolidated variable interest entity, Heng Cheng. Heng Cheng operates our website www.yirendai.com and has an ICP license as an internet information provider.

The following diagram illustrates our corporate structure, including our subsidiaries and consolidated variable interest entity, immediately upon the completion of this offering, assuming the underwriters do not exercise their over-allotment option, and including 2,000,000 ordinary shares we will issue and sell in the private placement to Baidu Hong Kong concurrently with this offering, which number of shares has been calculated based on an assumed initial offering price of US$10.00 per ADS, the mid-point of the estimated range of initial public offering price:

        Equity interest

        Contractual arrangements

(1)	The shareholders of Heng Cheng are Mr. Ning Tang, Mr. Fanshun Kong and Ms. Yan Tian, owning 40%, 30% and 30% of Heng Cheng’s equity interest, respectively. Mr. Ning Tang is our executive chairman, Mr. Fanshun Kong is a non-executive PRC employee of CreditEase, and Ms. Yan Tian is a third-party individual designated by CreditEase.

Contractual Arrangements with Heng Cheng

Due to PRC legal restrictions on foreign ownership and investment in value-added telecommunications services, and internet content provision services in particular, we currently conduct these activities through Heng Cheng, which we effectively control through a series of contractual arrangements. These contractual arrangements allow us to:

•	exercise effective control over Heng Cheng;

•	receive substantially all of the economic benefits of Heng Cheng; and

•	have an exclusive option to purchase all or part of the equity interests in Heng Cheng when and to the extent permitted by PRC law.

As a result of these contractual arrangements, we have become the primary beneficiary of Heng Cheng designated by CreditEase, and we treat Heng Cheng as our variable interest entity under U.S. GAAP. We have consolidated the financial results of Heng Cheng in our consolidated financial statements in accordance with U.S. GAAP.

The following is a summary of the currently effective contractual arrangements by and among our wholly-owned subsidiary, Heng Ye, our consolidated variable interest entity, Heng Cheng, and the shareholders of Heng Cheng.

Agreements that Provide us Effective Control over Heng Cheng

Equity Interest Pledge Agreements. Pursuant to the equity interest pledge agreements, each shareholder of Heng Cheng has pledged all of his or her equity interest in Heng Cheng to guarantee the shareholder’s and Heng Cheng’s performance of their obligations under the exclusive business cooperation agreement, loan agreement, exclusive option agreement and power of attorney. If Heng Cheng or any of its shareholders breaches their contractual obligations under these agreements, Heng Ye, as pledgee, will be entitled to certain rights regarding the pledged equity interests, including receiving proceeds from the auction or sale of all or part of the pledged equity interests of Heng Cheng in accordance with the law. Each of the shareholders of Heng Cheng agrees that, during the term of the equity interest pledge agreements, he or she will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests without the prior written consent of Heng Ye. The equity interest pledge agreements remain effective until Heng Cheng and its shareholders discharge all their obligations under the contractual arrangements. We have registered the equity pledge with the relevant office of the Administration for Industry and Commerce in accordance with the PRC Property Rights Law.

Powers of Attorney. Pursuant to the powers of attorney, each shareholder of Heng Cheng has irrevocably appointed Heng Ye to act as such shareholder’s exclusive attorney-in-fact to exercise all shareholder rights, including, but not limited to, voting on all matters of Heng Cheng requiring shareholder approval, disposing of all or part of the shareholder’s equity interest in Heng Cheng, and appointing directors and executive officers. Heng Ye is entitled to designate any person to act as such shareholder’s exclusive attorney-in-fact without notifying or the approval of such shareholder, and if required by PRC law, Heng Ye shall designate a PRC citizen to exercise such right. Each power of attorney will remain in force for so long as the shareholder remains a shareholder of Heng Cheng. Each shareholder has waived all the rights which have been authorized to Heng Ye and will not exercise such rights.

Agreement that Allows us to Receive Economic Benefits from Heng Cheng

Exclusive Business Cooperation Agreement. Under the exclusive business cooperation agreement between Heng Ye and Heng Cheng, Heng Ye has the exclusive right to provide Heng Cheng with technical support, consulting services and other services. Without Heng Ye’s prior written consent, Heng Cheng agrees not to accept the same or any similar services provided by any third party. Heng Ye may designate other parties to provide services to Heng Cheng. Heng Cheng agrees to pay service fees on a monthly basis and at an amount determined by Heng Ye after taking into account multiple factors, such as the complexity and difficulty of the services provided, the time consumed, the content and commercial value of services provided and the market price of comparable services. Heng Ye owns the intellectual property rights arising out of the performance of this agreement. In addition, Heng Cheng has granted Heng Ye an irrevocable and exclusive option to purchase any or all of the assets and businesses of Heng Cheng at the lowest price permitted under PRC law. Unless otherwise agreed by the parties or terminated by Heng Ye unilaterally, this agreement will remain effective permanently.

Agreements that Provide Us with the Option to Purchase the Equity Interest in Heng Cheng

Exclusive Option Agreement. Pursuant to the exclusive option agreements, each shareholder of Heng Cheng has irrevocably granted Heng Ye an exclusive option to purchase, or have its designated person or persons to purchase, at its discretion, to the extent permitted under PRC law, all or part of the shareholder’s equity interests in Heng Cheng. The purchase price is equal to the higher of the amount of loan extended by Heng Ye to each shareholder of Heng Cheng under the respective loan agreement or the minimum price required by PRC law. If Heng Ye exercises the option to purchase part of the equity interest held by a shareholder, the purchase price shall be calculated proportionally. Heng Cheng and each of its shareholders have agreed to appoint any persons designated by Heng Ye to act as Heng Cheng’s directors. Without Heng Ye’s prior written consent, Heng Cheng shall not amend its articles of association, increase or decrease the registered capital, sell or otherwise dispose of its assets or beneficial interest, create or allow any encumbrance on its assets or other beneficial interests, provide any loans to any third parties, enter into any material contract with a value of more than RMB100,000 (US$15,734) (except those contracts entered into in the ordinary course of business), merge with or acquire any other persons or make any investments, or distribute dividends to the shareholders. The shareholders of Heng Cheng have agreed that, without Heng Ye’s prior written consent, they will not dispose of their equity interests in Heng Cheng or create or allow any encumbrance on their equity interests. Moreover, without Heng Ye’s prior written consent, no dividend will be distributed to Heng Cheng’s shareholders, and if any of the shareholders receives any profit, interest, dividend or proceeds of share transfer or liquidation, the shareholder must give such profit, interest, dividend and proceeds to Heng Ye. These agreements will remain effective until all equity interests of Heng Cheng held by its shareholders have been transferred or assigned to Heng Ye or its designated person(s).

Loan Agreements. Pursuant to the loan agreements between Heng Ye and the shareholders of Heng Cheng, Heng Ye made loans in an aggregate amount of RMB30.0 million (US$4.7 million) to the shareholders of Heng Cheng solely for the capitalization of Heng Cheng. Pursuant to the loan agreement, the shareholders can only repay the loans by the sale of all their equity interest in Heng Cheng to Heng Ye or its designated person(s) pursuant to their respective exclusive option agreements. The shareholders must pay all of the proceeds from sale of such equity interests to Heng Ye. In the event that shareholders sell their equity interests to Heng Ye or its designated person(s) with a price equivalent to or less than the amount of the principal, the loans will be interest free. If the price is higher than the amount of the principal, the excess amount will be paid to Heng Ye as the loan interest. The loan must be repaid immediately under certain circumstances, including, among others, if a foreign investor is permitted to hold majority or 100% equity interest in Heng Cheng and Heng Ye elects to exercise its exclusive equity purchase option. The term of the loans is ten years and can be extended upon mutual written consent of the parties.

In the opinion of Han Kun Law Offices, our PRC counsel:

•	the ownership structures of Heng Ye and Heng Cheng, currently and immediately after giving effect to this offering, will not result in any violation of PRC laws or regulations currently in effect; and

•	the contractual arrangements among Heng Ye, Heng Cheng and the shareholders of Heng Cheng governed by PRC law, currently and immediately after giving effect to this offering, are valid, binding and enforceable, and do not and will not result in any violation of PRC laws or regulations currently in effect.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. In particular, in January 2015, the MOC published a discussion draft of the proposed Foreign Investment Law for public review and comments. Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company is considered a foreign-invested enterprise, or an FIE. Under the draft Foreign Investment Law, variable interest entities would also be deemed as FIEs, if they are ultimately “controlled” by foreign investors, and be subject to restrictions on foreign investments. However, the draft law has not taken a position on what actions will be taken with respect to the existing companies with the “variable interest entity” structure, whether or not these companies are controlled by Chinese parties. It is uncertain when the draft may be signed into law, if at all, and whether any final version would have substantial changes from the draft. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the above opinion of our PRC counsel. If the PRC government finds that the agreements that establish the structure for operating our online consumer finance marketplace business do not comply with PRC government restrictions on foreign investment in value-added telecommunications services businesses, such as internet content provision services, we could be subject to severe penalties, including being prohibited from continuing operations. See “Risk Factors—Risks Related to Our Corporate Structure—If the PRC government deems that the contractual arrangements in relation to our consolidated variable interest entity do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations,” “Risk Factors—Risks Related to Doing Business in China—We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet-related businesses and companies, and any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business and results of operations,” “Risk Factors—Risks Related to Doing Business in China—Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us,” and “Risk Factors—Risks Related to Doing Business in China—Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.”

OUR RELATIONSHIP WITH CREDITEASE

We are a wholly-owned subsidiary of CreditEase as of the date of this prospectus. Upon the completion of this offering, CreditEase will remain as our parent company and controlling shareholder, with a shareholding of 85.5% of our then outstanding ordinary shares assuming (i) the underwriters do not exercise their over-allotment option and (ii) we issue and sell 2,000,000 ordinary shares in the concurrent private placement, which number of shares has been calculated based on an assumed initial offering price of US$10.00 per ADS, the mid-point of the estimated range of initial public offering price.

Founded in 2006 by our executive Chairman, Mr. Ning Tang, CreditEase is a large financial services company focusing on providing inclusive finance and wealth management products and services in China. Inclusive finance includes peer-to-peer lending and focuses on providing access to affordable and responsible financing solutions to those in China who are often unable to gain such access. CreditEase aims to provide financial products and services to urban and rural residents in China, including small and micro enterprise owners, salary workers, college students and rural households. CreditEase also provides customized wealth management services to mass affluent Chinese investors, with a focus on peer-to-peer loan products, as well as a range of other products in multiple asset classes, including equities, property, credit, alternative investments and insurance. CreditEase loan products include both secured and unsecured loans, such as auto loans, mortgages and student loans. Through its over nine years of providing these services, CreditEase has accumulated an extensive database of loan data. As of September 30, 2015, CreditEase had facilitated loans to over 1.9 million borrowers. CreditEase employs over 40,000 employees, and has an extensive on-the-ground sales network across over 200 locations across China. CreditEase is a member of the Internet Finance Committee operated under the PBOC, Beijing P2P Association, the peer-to-peer industry’s first association that is officially registered and overseen by regulators, and the National Association of Small Loan Companies under the supervision of the CBRC and PBOC.

Prior to the establishment of Yirendai Ltd., our business was carried out by various subsidiaries and variable interest entities of CreditEase. We completed our carve-out from CreditEase in the first quarter of 2015, and all of our online consumer finance marketplace business is now carried out by our own subsidiaries and consolidated variable interest entity.

In the past, CreditEase provided us with origination and servicing, financial, administrative, sales and marketing, risk management, human resources and legal services, as well as the services of a number of its executives and employees, the costs of which were allocated to us using a proportional cost allocation method and based on headcount or transaction volume for the provision of services attributable to us. Although we have set up our own support systems after our carve-out from CreditEase, we expect CreditEase to continue to provide certain support services during a transitional period.

We have entered into a series of agreements with CreditEase with respect to various ongoing relationships between us. These agreements include a master transaction agreement, a transitional service agreement, a non-competition agreement, a cooperation framework agreement and an intellectual property license agreement. The following are summaries of these agreements. For the complete text of these agreements, please see the copies included as exhibits to the registration statement filed with the SEC of which this prospectus is a part.

Master Transaction Agreement

The master transaction agreement contains provisions relating to our carve-out from CreditEase. Pursuant to this agreement, we are responsible for all financial liabilities associated with the current and historical online consumer finance marketplace business and operations that have been conducted by or transferred to us, and CreditEase is responsible for financial liabilities associated with all of CreditEase’s other current and historical businesses and operations, in each case regardless of the time those liabilities arise. The master transaction agreement also contains indemnification provisions under which we and CreditEase agree to indemnify each other with respect to breaches of the master transaction agreement or any related inter-company agreement.

In addition, we agree to indemnify CreditEase against liabilities arising from misstatements or omissions in this prospectus or the registration statement of which it is a part, except for misstatements or omissions relating to information that CreditEase provided to us specifically for inclusion in this prospectus or the registration statement of which it forms a part. We also agree to indemnify CreditEase against liabilities arising from any misstatements or omissions in our subsequent SEC filings and from information we provide to CreditEase specifically for inclusion in CreditEase’s reports and filings, if any, following the initial filing of the registration statement with the SEC of which this prospectus is a part, but only to the extent that the information pertains to us or our business or to the extent CreditEase provides us prior written notice that the information will be included in its reports or other subsequent filings, if any, and the liability does not result from the action or inaction of CreditEase. Similarly, CreditEase will indemnify us against liabilities arising from misstatements or omissions in its subsequent filings, if any, or with respect to information that CreditEase provided to us specifically for inclusion in this prospectus, the registration statement of which this prospectus forms a part, or our annual reports or other SEC filings following the initial filing of the registration statement with the SEC of which this prospectus is a part, but only to the extent that the information pertains to CreditEase or CreditEase’s business or to the extent we provide CreditEase prior written notice that the information will be included in our annual reports or other SEC filings, and the liability does not result from our action or inaction.

The master transaction agreement also contains a general release, under which the parties will release each other from any liabilities arising from events occurring on or before the initial filing date of the registration statement of which this prospectus forms a part, including in connection with the activities to implement this offering. The general release does not apply to liabilities allocated between the parties under the master transaction agreement or the other inter-company agreements.

Furthermore, under the master transaction agreement, we agree to use our reasonable best efforts to engage the same independent certified public accounting firm selected by CreditEase and to maintain the same fiscal year as CreditEase until the first CreditEase fiscal year-end following the earlier of (i) the first date when CreditEase no longer owns at least 20% of the voting power of our then outstanding securities or (ii) the first date when CreditEase ceases to be the largest beneficial owner of our then outstanding voting securities (without considering holdings by certain institutional investors). We refer to this earlier date as the control ending date. We also agree to use our reasonable best efforts to complete our audit and provide CreditEase with all financial and other information on a timely basis so that CreditEase may meet its deadlines for its filing of annual and quarterly financial statements, if applicable.

The master transaction agreement will automatically terminate five years after the control ending date. This agreement can be terminated early or extended by mutual written consent of the parties. The termination of this agreement will not affect the validity and effectiveness of the transitional services agreement, the non-competition agreement, the cooperation framework agreement and the intellectual property license agreement.

Transitional Services Agreement

Under the transitional services agreement, CreditEase agrees that, during the service period, as described below, CreditEase will provide us with various corporate support services, including but not limited to:

•	operational management support;

•	administrative support;

•	legal support;

•	human resources support; and

•	accounting, internal control and internal audit support.

CreditEase also may provide us with additional services that we and CreditEase may identify from time to time in the future.

The price to be paid for the services provided under the transitional service agreement will be the actual direct and indirect costs of providing such services. Direct costs include compensation and travel expenses attributable to employees, temporary workers, and contractors directly engaged in performing the services, as well as materials and supplies consumed in and agency fees arising from performing the services. Indirect costs include occupancy, information technology support and other overhead costs of the department incurring the direct costs of providing the services.

The transitional service agreement provides that the performance of a service according to the agreement will not subject the provider of such service to any liability whatsoever except as directly caused by the gross negligence or willful misconduct of the service provider. Liability for gross negligence or willful misconduct is limited to the lower of the price paid for the particular service or the cost of the service’s recipient performing the service itself or hiring a third party to perform the service. Under the transitional services agreement, the service provider of each service is indemnified by the recipient against all third-party claims relating to provision of services or the recipient’s material breach of a third-party agreement, except where the claim is directly caused by the service provider’s gross negligence or willful misconduct.

The service period under the transitional services agreement commences on the date of signing and will end on the earlier of the fifth anniversary of the completion of this offering or one year after the control ending date. We may terminate the transitional services agreement with respect to either all or part of the services by giving a 90-day prior written notice to CreditEase and paying all fees accrued through the termination and costs actually incurred by CreditEase resulting from the early termination. Upon the control ending date, CreditEase may terminate this agreement with respect to either all or part of the services by giving us a 90-day prior written notice.

Non-competition Agreement

Our non-competition agreement with CreditEase provides for a non-competition period beginning upon the completion of this offering and ending on the earlier of (i) one year after the control ending date or (ii) the fifteenth anniversary of the completion of this offering. This agreement can be terminated early by mutual written consent of the parties.

CreditEase agrees not to compete with us during the non-competition period in any business that is of the same nature as (i) the online consumer finance marketplace business conducted or contemplated to be conducted by us as of the date of the agreement and (ii) other businesses that we and CreditEase may mutually agree from time to time, except for owning a non-controlling equity interest in any company competing with us. We agree not to compete with CreditEase during the non-competition period in the businesses conducted by CreditEase, other than (i) the online consumer finance marketplace business currently conducted or contemplated to be conducted by us as of the date of the agreement and (ii) other businesses that we and CreditEase may mutually agree from time to time, except for owning non-controlling equity interest in any company competing with CreditEase.

The non-competition agreement also provides for a mutual non-solicitation obligation that neither CreditEase nor we may, during the non-competition period, hire or solicit for hire, any active employees of or individuals providing consulting services to the other party, or any former employees of or individuals providing consulting services to the other party within six months of the termination of their employment or consulting services, without the other party’s consent, except for solicitation activities through generalized non-targeted advertisement not directed to such employees or individuals that do not result in a hiring within the non-competition period.

Cooperation Framework Agreement

Under the cooperation framework agreement, CreditEase agrees to provide us long-term services and support in terms of offline user acquisition, collection and technical support. In terms of borrower acquisition, we will submit our request for borrower leads to CreditEase on a monthly basis and CreditEase will direct borrowers who fall within our target borrower group to our online marketplace. As for investor acquisition, CreditEase will, at its discretion, direct to us or share information on any investors it learns may be interested in our online marketplace. The rate of fees, if any, charged by one party to the other party under the cooperation contemplated by this agreement shall not be higher than the fee rate charged by or to any unrelated third party. The current fee rate charged to us by CreditEase for offline borrower acquisition services is 5% of the loans facilitated to borrowers referred by CreditEase. Pursuant to our discussion with CreditEase, this fee rate will increase to 6% for the three years starting 2016. After that, the fee rate may be adjusted on a yearly basis based on commercial negotiation, and after taking into consideration the costs to CreditEase for providing such services and with reference to market rates. This agreement will be effective on the date of completion of this offering and expire on the earlier of (i) the fifteenth anniversary of the commencement of the cooperation period or (ii) one year after the control ending date.

Intellectual Property License Agreement

Under the intellectual property license agreement, CreditEase and we grant to each other and each party’s respective subsidiaries and variable interest entities a worldwide, royalty-free, fully paid-up, non-sublicensable, non-transferable, limited, non-exclusive license of intellectual property owned by the licensing party to use, reproduce, modify, prepare derivative works of, perform, display, or otherwise exploit, except for certain trademarks with regard to which CreditEase agrees to grant us a worldwide, royalty-free, fully paid-up, sublicensable, transferable, unlimited and exclusive license to use, reproduce, modify, prepare derivative works of, perform, display, sublicense, transfer or otherwise exploit, until and unless such trademarks are transferred to our company or any of our subsidiaries or consolidated variable interest entity.

CreditEase and we also agree, to the extent permitted under applicable laws and regulations, to cooperate in sharing information and data collected from each party’s business operation, including without limitation borrower and investor information and credit and loan data, as reasonably requested by the requesting party. This information sharing is free of charge unless otherwise mutually agreed in writing.

This agreement will be effective on the date of completion of this offering and expire on the earlier of (i) the fifteenth anniversary of the commencement of the cooperation period or (ii) one year after the control ending date.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated statements of operations for the years ended December 31, 2013 and December 31, 2014, and selected consolidated balance sheet as of December 31, 2013 and December 31, 2014 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements are prepared and presented in accordance with U.S. GAAP. The following selected consolidated statement of operations for the nine months ended September 30, 2014 and 2015 and the selected consolidated balance sheet as of September 30, 2015 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements. Our historical results do not necessarily indicate results expected for any future periods. You should read this Selected Consolidated Financial and Operating Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Year Ended December 31,		For the Nine Months Ended September 30,
	2013	2014	2014	2015
	(in US$ thousands, except for share, per share and per ADS data, and percentages)
Selected Consolidated Statements of Operations:
Net revenues:
Loan facilitation services	3,045	31,317	12,906	134,832
Post-origination services	25	405	117	2,321
Others	61	171	99	822

Total net revenues	3,131	31,893	13,122	137,975

Operating costs and expenses:
Sales and marketing	5,220	22,354	15,735	69,891
Origination and servicing	1,255	3,541	2,227	9,445
General and administrative	4,998	10,490	6,074	14,733

Total operating costs and expenses	(11,473)	(36,385)	(24,036)	(94,069)

Interest income	—	—	—	270

(Loss)/income before provision for income taxes	(8,342)	(4,492)	(10,914)	44,176

Income tax expense	—	(5)	—	(13,395)

Net (loss)/income	(8,342)	(4,497)	(10,914)	30,781

Weighted average number of ordinary shares used in per share calculations:(1)
Basic and diluted	100,000,000	100,000,000	100,000,000	100,000,000
Net (loss)/income per ordinary share
Basic and diluted	(0.0834)	(0.0450)	(0.1091)	0.3078
Net (loss)/income per ADS(2)
Basic and diluted	(0.1668)	(0.0900)	(0.2182)	0.6156
Non-GAAP Financial Measures:(3)
Contribution	(3,344)	5,998	(4,840)	58,639
Contribution margin	(106.8% )	18.8%	(36.8% )	42.5%

(1)	On January 5, 2015, we effected a 10,000-for-1 share split, such that our authorized share capital of US$50,000 was divided into 500,000,000 ordinary shares with a par value of US$0.0001 each, of which 10,000 ordinary shares were issued and outstanding and were owned by CreditEase. On June 25, 2015, we issued 99,990,000 ordinary shares, par value US$0.0001 each to CreditEase for an aggregate purchase price of US$9,999. The share split and the share issuance have been retroactively reflected for all periods presented herein.
(2)	Each ADS represents two ordinary shares.
(3)	See “—Non-GAAP Financial Measures.”

	As of December 31,		As of September 30,
	2013	2014	2015
	(in US$ thousands)
Selected Consolidated Balance Sheet:
Cash and cash equivalents	—	222	19,861
Restricted cash	—	—	49,355
Total assets	4,933	64,825	165,387
Liabilities from risk reserve fund guarantee	—	—	59,196
Total liabilities	1,775	28,813	99,984
Total equity	3,158	36,012	65,403

Key Performance Metrics

We regularly monitor a number of metrics in order to measure our current and projected future performance. These metrics aid us in developing and refining our growth strategies and making strategic decisions.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2013	2014		2014	2015
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Amount of loans facilitated	258,322	2,228,562	350,645	1,107,291	6,256,065	984,339
Loans generated from online channels	98,512	896,003	140,978	393,526	2,016,681	317,308
Loans generated from offline channels	159,810	1,332,559	209,667	713,765	4,239,384	667,031

	As of December 31,			As of September 30,
	2013	2014		2015
	RMB	RMB	US$	RMB	US$
	(in thousands)
Outstanding loan principal	237,796	2,132,447	335,523	6,871,704	1,081,205

	For the Year Ended December 31,		For the Nine Months Ended September 30,
	2013	2014	2014	2015
Number of borrowers(1)	3,549	39,344	18,367	98,546
Borrowers from online channels	1,625	20,422	8,774	48,645
Borrowers from offline channels	1,924	18,922	9,593	49,901
Number of investors(2)	5,617	34,527	16,736	185,704
Investors from online channels	4,250	25,093	12,505	176,700
Investors from offline channels	1,367	9,434	4,231	9,004

(1)	The number of borrowers for a specified period represents the number of borrowers whose loans were funded during such period. We do not permit borrowers to hold more than one loan that has been facilitated through our platform at a time. A borrower who obtains loans through our platform from both online and offline channels during a period is counted as a borrower acquired from online channels for the purpose of the table above.
(2)	The number of investors for a specified period represents the number of investors who have made at least one investment in loans during such period. An investor who makes investments through our platform through both online and offline channels during a period is counted as an investor acquired from online channels for the purpose of the table above.

	For the Year Ended December 31,		For the Nine Months Ended September 30,
	2013	2014	2014	2015
	(in US$ thousands)
Transaction fees from borrowers(1)	3,228	33,196	13,680	224,728
Service fees from investors(1)	27	429	124	8,304

(1)	Represent amounts prior VAT. The numbers disclosed in the table above are not equivalent to our net revenues or other financial metric that is presented in our financial statements. For reconciliation to our net revenues, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Components of Results of Operations—Net Revenues.”

Non-GAAP Financial Measures

In evaluating our business, we consider and use two non-GAAP financial measures, contribution and contribution margin, as supplemental measures to review and assess our operating performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. We calculate contribution as net (loss)/income, excluding general and administrative expense, interest income and income tax expense. We calculate contribution margin by dividing contribution by total net revenues.

We present these non-GAAP financial measures because they are used by our management to evaluate our core operating performance and trends. Contribution and contribution margin have varied from period to period and have generally increased over time. Factors that affect our contribution and contribution margin include revenue mix, variable sales and marketing expenses, and origination and servicing expenses. These non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. The non-GAAP financial measures have limitations as analytical tools.

One of the key limitations of using contribution and contribution margin is that it does not reflect all items of income and expense that affect our operations. General and administrative expense and income tax expense (benefit) have been and will continue to be incurred in our business and are not reflected in the presentation of contribution and contribution margin. Furthermore, other companies, including peer companies in our industry, may calculate these non-GAAP measures differently, which may reduce their usefulness as a comparative measure.

We compensate for these limitations by reconciling the non-GAAP financial measure to the nearest U.S. GAAP performance measure, all of which should be considered when evaluating our performance. We encourage you to review our financial information in its entirety and not rely on a single financial measure.

The following table reconciles our contribution in 2013 and 2014 and the nine months ended September 30, 2014 and 2015 to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, which is net (loss)/income:

	For the Year Ended December 31,		For the Nine Months Ended September 30,
	2013	2014	2014	2015
	(in US$ thousands, except for percentages)
Reconciliation of Net (Loss)/Income to Contribution:
Net (loss)/income	(8,342)	(4,497)	(10,914)	30,781
Interest income	—	—	—	(270)
Income tax expense	—	5	—	13,395
General and administrative expenses	4,998	10,490	6,074	14,733

Contribution	(3,344)	5,998	(4,840)	58,639

Net revenues	3,131	31,893	13,122	137,975
Contribution margin	(106.8% )	18.8%	(36.9% )	42.5%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are a leading online consumer finance marketplace in China connecting investors and individual borrowers, according to iResearch. We facilitated over RMB8,748.3 million (US$1,376.4 million) in loans from our inception in March 2012 through September 30, 2015. Our online platform automates key aspects of our operations and enables us to efficiently match borrowers with investors and facilitate and execute loan transactions. Our borrowers and investors come from a variety of channels, including online sources, such as through the internet and our mobile applications, as well as offline sources, such as referrals from CreditEase’s on-the-ground sales network.

We currently target prime borrowers, comprising credit card holders with stable credit performance and salary income. We strategically focus on prime borrowers as we believe members of this group tend to be more creditworthy and more receptive to internet finance solutions. Our online marketplace offers qualified borrowers quick and convenient access to credit at competitive prices.

Our online marketplace provides investors with attractive returns with investment thresholds as low as RMB100 (US$15.7). Investors have the option to individually select specific loans to invest in or to use our automated investing tool that identifies and selects loans on the basis of a targeted return. We also offer investors a risk reserve fund service with the aim of limiting losses to investors from borrower defaults. In addition, we provide investors with access to a liquid secondary market, giving them an opportunity to exit their investments before the underlying loans become due.

We generate revenues primarily from fees charged for our services in matching investors with individual borrowers and for other services we provide over the life of a loan. We charge borrowers transaction fees for services provided through our platform in facilitating loan transactions, and charge investors service fees for using our automated investing tool or self-directed investing tool. We currently do not charge separate fees for the risk reserve fund service. As an information intermediary, we do not use our own capital to invest in loans facilitated through our marketplace.

We have experienced significant growth since we launched our marketplace in March 2012. Our total net revenues increased from US$3.1 million in 2013 to US$31.9 million in 2014, and increased from US$13.1 million for the nine months ended September 30, 2014 to US$138.0 million for the nine months ended September 30, 2015. We had net losses of US$8.3 million and US$4.5 million in 2013 and 2014, respectively. For the nine months ended September 30, 2015, we had a net income of US$30.8 million, compared to a net loss of US$10.9 million for the nine months ended September 30, 2014.

Our Relationship with CreditEase

We commenced our online consumer finance marketplace business in March 2012 as a business unit under our parent company, CreditEase. CreditEase incorporated Yirendai Ltd. in the Cayman Islands as a holding company for our business in September 2014. We are currently a wholly owned subsidiary of CreditEase, and will remain a majority-owned subsidiary of CreditEase after this offering. Prior to the establishment of Yirendai Ltd., our business was carried out by various subsidiaries and variable interest entities of CreditEase. We completed our carve-out from CreditEase in the first quarter of 2015, and all of our online consumer finance marketplace business is now carried out by our own subsidiaries and consolidated variable interest entity. Our consolidated financial statements included elsewhere in this prospectus include the assets, liabilities, revenues, expenses and cash flows that were directly attributable to us throughout the periods presented. See “—Critical Accounting Policies, Judgments and Estimates—Basis of Presentation, Combination and Consolidation.”

In the past, CreditEase provided us with origination and servicing, financial, administrative, sales and marketing, risk management, human resources and legal services, as well as the services of a number of its executives and employees. As we were not previously a stand-alone company and completed our carve-out from CreditEase in the first quarter of 2015, CreditEase did not charge us for the provision of these services. The costs of these services have been allocated to us using a proportional cost allocation method and based on headcount or transaction volume for the provision of services attributable to us, and are included in our consolidated financial statements for the periods presented. CreditEase will remain as our controlling shareholder upon the completion of this offering, and we have entered into a series of agreements with CreditEase with respect to business cooperation and various ongoing relationships between us. Pursuant to these agreements, CreditEase will provide us with long-term services such as borrower and investor acquisition, collection and technical support. We also have an arrangement with CreditEase regarding the sharing of data and information and certain mutual intellectual property licenses. In addition, CreditEase will continue to provide us with certain support functions, such as financial, administrative, human resources and legal services, during a transitional period. For a description of the terms of these agreements, see the section with the heading “Our Relationship with CreditEase” included elsewhere in this prospectus.

Key Factors Affecting Our Results of Operations

Major factors affecting our results of operations include the following:

Economic Conditions in China

The demand for online consumer finance marketplace services from borrowers and investors is dependent upon overall economic conditions in China. General economic factors, including the interest rate environment and unemployment rates, may affect borrowers’ willingness to seek loans and investors’ ability and desire to invest in loans. For example, significant increases in interest rates could cause potential borrowers to defer obtaining loans as they wait for interest rates to become stable or decrease. Additionally, a slowdown in the economy, such as from a rise in the unemployment rate and a decrease in real income, may affect individuals’ level of disposable income. This may negatively affect borrowers’ repayment capability, which in turn may decrease their willingness to seek loans and potentially cause an increase in default rates. If actual or expected default rates increase generally in China or the consumer finance market, investors may delay or reduce their investments in loan products in general, including on our marketplace.

Ability to Acquire Borrowers and Investors Effectively

Our ability to increase the loan volume facilitated through our marketplace largely depends on our ability to attract potential borrowers and investors through sales and marketing efforts. Our sales and marketing efforts include those related to borrower and investor acquisition and retention, and general marketing. We intend to continue to dedicate significant resources to our sales and marketing efforts and constantly seek to improve the effectiveness of these efforts, in particular with regard to borrower and investor acquisition.

We utilize online channels and offline channels, such as CreditEase’s on-the-ground sales network, for borrower acquisition. We attract a fast growing number of our borrowers through various online channels. In addition, CreditEase’s on-the-ground sales network refers borrowers who fall within our target borrower group to our online marketplace. CreditEase charges us a fee for offline borrower acquisition services. The current fee rate is 5% of the loans facilitated to borrowers referred by CreditEase. Pursuant to our discussion with CreditEase, this fee rate will increase to 6% for the three years starting 2016. After that, the fee rate may be adjusted on a yearly basis based on commercial negotiation, and after taking into consideration the costs to CreditEase for providing such services and with reference to market rates. Currently, referrals from CreditEase’s on-the-ground sales network account for a majority of our borrowers and loan volume. In 2013, 2014 and the nine months ended

September 30, 2015, 54.2%, 48.1% and 50.6% of our borrowers were acquired through referrals from CreditEase, respectively, contributing 61.9%, 59.8% and 67.8% of the total amount of loans facilitated through our marketplace, respectively. As we acquire more borrowers, the volume of loans facilitated over our marketplace is expected to continue to increase.

Furthermore, our fee collection schedules from borrowers differ depending on the channels in which the borrowers are acquired. Borrowers acquired from online channels typically only pay a portion of the transaction fee upfront, with the remainder on a monthly basis over the term of the loan while transaction fees are collected upfront from borrowers acquired through offline channels. As a result, for each pricing grade, the overall fee for the lifetime of a loan charged to a borrower acquired from online channels is generally higher than that charged to a borrower acquired from offline channels. Given revenues are currently recognized at the time when the transaction fees are collected, the combination of loans facilitated by channel during a specific period may have an impact on our revenues and results of operations.

Similarly, we utilize both online channels and CreditEase’s on-the-ground sales network for investor acquisition. A fast growing majority of our investors are acquired through online channels. Our investor acquisition efforts are primarily directed towards enhancing our brand name, building investor trust, and word-of-mouth marketing.

Effectiveness of Risk Management

Our ability to effectively segment borrowers into appropriate risk profiles affects our ability to offer attractive pricing to borrowers as well as our ability to offer investors attractive returns, both of which directly relate to the level of user confidence in our marketplace. Our proprietary risk management system is built upon data accumulated through our operations, and is further supported by an extensive database accumulated by CreditEase over the past nine years. Our risk management model utilizes big data capabilities to automatically evaluate a borrower’s credit characteristics. At the same time, we use automated verification and fraud detection tools to ensure the quality of the loans facilitated on our marketplace, and supplement these technology driven tools with manual processes when necessary. Furthermore, our ability to effectively evaluate a borrower’s risk profile and likelihood of default may directly affect our results of operations. For some of the loans facilitated through our marketplace, borrowers pay us a certain portion of the transaction fees upfront upon the completion of our loan facilitation services and the rest on a monthly basis over the term of the applicable loan. If a borrower defaults, we may not be able to collect the outstanding transaction fees from the borrower.

Additionally, we started offering risk reserve fund services from January 1, 2015 and revised our risk reserve funding policy in the fourth quarter of 2015. The funding and operation of risk reserve fund may have a material impact on our financial conditions. Going forward, based on our current business intention but not legal obligation, we intend to set aside sufficient cash in the risk reserve fund to cover the expected payouts, and to continue this practice for the foreseeable future. A significant increase in our expected risk reserve payouts will have a negative impact on our net revenues and net income. Our ability to assess the expected risk reserve payouts depends on our ability to manage and forecast the performance, or the charge-off rates, of the loans facilitated through our marketplace. Since we commenced our online consumer finance business only in March 2012, we have limited information regarding the charge-off rates on the loans generated through online channels. If the actual payouts turn out to be higher than expected, we may choose to set aside additional cash in our risk reserve fund or have to recognize additional expenses and liabilities on our financial statements. This could result in constraints to our working capital, or have a material and adverse impact on our financial conditions, results of operations and business operations.

Product Mix and Pricing

Our ability to maintain profitability largely depends on our ability to continually optimize our product mix and to accurately price the loans facilitated through our platform. As part of our efforts to introduce risk-based pricing, we have developed four different segments in our current pricing grid, which we refer to as Grade A, Grade B, Grade C and Grade D loans in this prospectus. Among the four segments, Grade A represents the lowest risks associated with the borrowers, while Grade D represents the highest risks. Because of the different level of efforts required to facilitate Grade A, B, C and D loans, the transaction fee rate that we charge borrowers varies depending on the pricing grade of the loan facilitated. Among the four pricing grades, Grade A loans have the lowest average transaction fee rate of 5.6%, while Grade D loans have the highest average transaction fee rate of 28.2%. In response to market competition or further developments, we may spend more effort promoting certain loan products, manage the growth in volume of other loan products, introduce new products with new pricing grades or adjust the pricing of our existing products. In addition, as we offer investor protection service in the form of a risk reserve fund to cover potential defaults, the product mix also has a significant impact on our liabilities from risk reserve fund, given the different levels of default risk associated with the different pricing grades. Any material change in the product mix could have a significant impact on our profitability and net income margin.

Ability to Innovate

Our growth to date has depended on, and our future success will depend in part on, successfully meeting borrower and investor demand with new and innovative loan and investment products. We have made and intend to continue to make efforts to develop loan and investment products for borrowers and investors. We constantly evaluate the popularity of our existing product offerings and develop new products and services that cater to the ever evolving needs of our borrowers and investors. Over time we will continue to expand our offerings by introducing new products. From the borrower perspective, we will continue to develop tailored credit products to meet the specific needs of our target borrowers. We plan to expand our ability to implement risk-based pricing by developing more pricing grades to optimize loans based on individual credit criteria, enabling us to facilitate customized loans tailored to individual borrowers’ specific credit profiles. See “Our Business—Product Development.” Failure to continue to successfully develop and offer innovative products and for such products to gain broad customer acceptance could adversely affect our operating results and we may not recoup the costs of launching and marketing new products.

Ability to Compete Effectively

Our business and results of operations depend on our ability to compete effectively in the markets in which we operate. The online consumer finance marketplace industry in China is intensely competitive, and we expect that competition to persist and intensify in the future. In addition to competing with other consumer finance marketplaces, we also compete with other types of financial products and companies that attract borrowers, investors or both. With respect to borrowers, we primarily compete with traditional financial institutions, such as consumer finance business units in commercial banks, credit card issuers and other consumer finance companies. With respect to investors, we primarily compete with other investment products and asset classes, such as equities, bonds, investment trust products, bank savings accounts, real estate and alternative asset classes. If we are unable to compete effectively, the demand for our marketplace could stagnate or substantially decline, we could experience reduced revenues or our marketplace could fail to maintain or achieve more widespread market acceptance, any of which could harm our business and results of operations.

Regulatory Environment in China

The regulatory environment for the peer-to-peer lending service industry in China is developing and evolving, creating both challenges and opportunities that could affect our financial performance. Due to the relatively short history of the peer-to-peer lending service industry in China, the PRC government has not adopted a clear regulatory framework governing our industry, although PRC governmental officials from a number of agencies and departments have recently expressed support for the development of the peer-to-peer lending service industry in China, and expressed the need for strengthening the regulation and supervision of the industry. We will continue to make efforts to ensure that we are compliant with the existing laws, regulations and governmental policies relating to our industry and to comply with new laws and regulations or changes under existing laws and regulations that may arise in the future. While new laws and regulations or changes to existing laws and regulations could make loans more difficult to be accepted by investors or borrowers on terms favorable to us, or at all, these events could also provide new product and market opportunities.

Loan Performance Data

Delinquency Rates

We define the delinquency rates as the unpaid balance of principal and interest for loans that were 15 to 29, 30 to 59 and 60 to 89 calendar days past due as of the end of the period as a percentage of the total unpaid balance of principal and interest for the relevant group of loans for such period. The following tables provide our delinquency rates for all loans and by channel as of December 31, 2013, December 31, 2014 and September 30, 2015:

	Delinquent for
	15-29 days	30-59 days	60-89 days
All Loans
December 31, 2013	0.2%	0.4%	0.3%
December 31, 2014	0.3%	0.2%	0.2%
September 30, 2015	0.5%	0.5%	0.4%

Online Channels
December 31, 2013	0.1%	0.9%	0.3%
December 31, 2014	0.4%	0.3%	0.2%
September 30, 2015	0.7%	0.7%	0.8%

Offline Channels
December 31, 2013	0.3%	0.2%	0.2%
December 31, 2014	0.3%	0.2%	0.2%
September 30, 2015	0.4%	0.4%	0.3%

M3+ Net Charge Off Rates

We define M3+ Net Charge Off Rate, with respect to loans facilitated during a specified time period, which we refer to as a vintage, as the difference between (i) the total balance of outstanding principal of loans that become over three months delinquent during a specified period and the remainder of the expected interest for the life of such loans, and (ii) the total amount of recovered past due payments of principal and accrued interest in the same period with respect to all loans in the same vintage that have ever become over three months delinquent, divided by (iii) the total initial principal of the loans facilitated in such vintage. The following chart displays the historical lifetime cumulative M3+ Net Charge Off Rates through September 30, 2015, by vintage, for loan products facilitated through our online marketplace for each of the months shown for all loans:

The following charts display the historical lifetime cumulative M3+ Net Charge Off Rates through September 30, 2015, by vintage, for loan products facilitated through our online marketplace for each of the months shown for loans generated from our online and offline channels, respectively:

We have developed four segments in our current pricing grid, which we refer to as Grade A, Grade B, Grade C and Grade D loans in this prospectus. The introduction of these pricing grades is part of our continued focus on prime borrowers and enables us to further segment this group of borrowers and price the risks associated with them more effectively. See “Business—Risk Management—Proprietary Credit Scoring Model and Loan Qualification System.” The following table provides the amount of loans generated through our platform during each of the periods presented and the corresponding accumulated M3+ Net Charge-Off and M3+ Net Charge-Off Rate data as of September 30, 2015 for the loans facilitated during each of the periods presented by pricing grade.

Period	Pricing grade	Amount of loans facilitated during the period	Accumulated M3+ Net Charge-Off(1) as of September 30, 2015	Total Net Charge-Off Rate(2) as of September 30, 2015
		(in RMB thousands)	(in RMB thousands)
2013	A	258,322	23,470	9.1%
	B	—	—	—
	C	—	—	—
	D	—	—	—

	Total	258,322	23,470	9.1%

2014	A	1,917,542	75,572	3.9%
	B	303,030	9,574	3.2%
	C	—	—	—
	D	7,989	263	3.3%

	Total	2,228,561	85,409	3.8%

Nine months ended September 30, 2015	A	724,803	12,535	1.7%
	B	327,713	1,409	0.4%
	C	303,374	2,448	0.8%
	D	4,900,175	46,044	0.9%

	Total	6,256,065	62,436	1.0%

(1)	We define M3+ Net Charge-Off, with respect to loans facilitated during a specified time period, which we refer to as a vintage, as the difference between (i) the total balance of outstanding principal of loans that become over three months delinquent during a specified period and the remainder of the expected interest for the life of such loans, and (ii) the total amount of recovered past due payments of principal and accrued interest in the same period with respect to all loans in the same vintage that have ever become over three months delinquent.
(2)	We define M3+ Net Charge Off Rate, with respect to loans facilitated during a specified time period, which we refer to as a vintage, as the M3+ Net Charge-Off divided by the total initial principal of the loans facilitated in such vintage.

As we have a limited track record with respect to the Grade D loans, we make reference to the performance of similar loans made by CreditEase. For reference purpose, the following chart displays the historical lifetime cumulative M3+ Net Charge Off Rates through September 30, 2015, by vintage, for certain loans facilitated by CreditEase to borrowers who would primarily fall under our Grade D borrowers for each of the months shown:

The data from CreditEase used to generate the chart above only include prime borrowers from certain preferred industry categories. Because a majority of our current borrowers are prime borrowers from these industry categories, we believe that such data from CreditEase may provide a reasonable analogy to the expected performance of loans facilitated through our platform. However, the demographics of the borrowers included in the chart above do not entirely reflect our current target prime borrowers. In addition, loans facilitated through our platform are priced differently from loans priced through CreditEase, and there may be other differences between the data above and the loans facilitated through our platform. As such, CreditEase’s historical results are not indicative of our future results.

The M3+ Net Charge-Off Rates presented do not represent our liabilities for expected risk reserve payouts, as (i) we only pay off the outstanding principal and accrued interest at the time of default, rather than the outstanding principal and the unpaid interest over the life of the loan that are accounted for in the M3+ Net Charge-Off Rates, and (ii) our collection efforts continue and may succeed in collecting some past due amount after the original term of the default loan has expired, and thus would reduce the risk reserve payouts, which factors are not reflected in the M3+ Net Charge-Off Rates. See “—Critical Accounting Policies, Judgments and Estimates—Fair Value of Risk Reserve Fund Service.”

Our business and financial performance depend on our ability to manage and forecast net charge-off rates. However, given our limited operating history, we have limited information on historical charge-off rates and limited experience in operating the risk reserve fund, and as a result, we may not be able to conduct an accurate charge-off forecast for our target borrower group. See “Business—Risk Management.”

Key Components of Results of Operations

Net Revenues

Our revenues result from fees charged for providing services, including transaction fees, service fees and others. We charge borrowers transaction fees for services provided through our platform in facilitating loan transactions. We also charge investors a monthly management fee. In addition, we charge other fees contingent on future events, such as penalty fees for late payment, one-time fees for transferring loans over our secondary loan market, and other service fees.

Our revenues are presented net of VAT and related surcharges. Our net revenues are fees earned net of stand-ready liabilities associated with the risk reserves fund, deferred revenues associated with post-origination services, and cash incentives, and are recognized as revenues from loan facilitation services, revenues from post-origination services and other revenues.

The following table sets forth the reconciliation of our net revenues with fees earned for the periods presented:

	For the Year Ended December 31,		For the Nine Months Ended September 30,
	2013	2014	2014	2015
	(in US$ thousands)
Fees earned:
Transaction fees from borrowers(1)(2)	3,228	33,196	13,680	224,728
Service fees from investors(2)	27	429	124	8,304
Others(2)	65	181	105	870
VAT	(189)	(1,913)	(787)	(12,937)

Total fees earned	3,131	31,893	13,122	220,965
Stand-ready liabilities associated with risk reserve fund	—	—	—	(70,094)
Deferred revenue associated with post-origination services	—	—	—	(7,108)
Cash incentives	—	—	—	(9,442)
VAT	—	—	—	3,654

Net revenues	3,131	31,893	13,122	137,975

(1)	In 2013 and 2014, we recognized 100% of the transaction fees as revenue, as all the transaction fees in relation to loans facilitated before December 31, 2014 were guaranteed by Tian Da Xin An. Starting the first quarter of 2015, revenue is recognized upon completion of the services and collection of cash. See “—Critical Accounting Policies, Judgments and Estimates—Revenue Recognition—Revenue from Loan Facilitation Services.”
(2)	Represent amounts prior to VAT.

The following table sets forth the breakdown of our net revenues, both in absolute amount and as a percentage of our total net revenues, for the periods presented:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2013		2014		2014		2015
	US$	%	US$	%	US$	%	US$	%
	(in thousands, except for percentages)
Net revenues:
Loan facilitation services	3,045	97.2	31,317	98.2	12,906	98.4	134,832	97.7
Post-origination services	25	0.8	405	1.3	117	0.9	2,321	1.7
Others	61	2.0	171	0.5	99	0.8	822	0.6

Total net revenues	3,131	100.0	31,893	100.0	13,122	100.0	137,975	100.0

We consider the loan facilitation services, risk reserve fund service and post-origination services as one multiple deliverable revenue arrangement and the investors are regarded as the sole customers. All non-contingent fees, including mainly the transaction fees charged to borrowers and the service fees charged to investors, are allocated among these three elements. The total non-contingent fees are allocated first to the stand-ready liabilities associated with risk reserve fund as discussed under “—Liabilities from Risk Reserve Fund Service,” and then allocated between loan facilitation services and post-origination services based on their relative selling prices. See “—Revenue Recognition.”

Transaction fees. Transaction fees are charged for the work we perform through our platform in connecting borrowers with investors and for facilitating loan transactions. The amount of the transaction fee charged is based upon the pricing and amount of the underlying loan.

We have developed four segments in our current pricing grid. We have facilitated loans falling under Grade A since our inception. As part of our efforts to introduce risk-based pricing, we raised the minimum borrower qualification standards for Grade A loans, and started to facilitate Grade B and Grade D loans in the fourth quarter of 2014 and Grade C loans in the first quarter of 2015. The introduction of these new pricing grades is part of our continued focus on prime borrowers and enables us to further segment this group of borrowers and price the risks associated with them more effectively.

The transaction fee rate that we charge borrowers varies depending on the pricing grade of the loan facilitated. For loans within the same pricing grade, the transaction fee rate also varies depending on the term of the loan and repayment schedule. The rate for transaction fees we charge borrowers is a component of the total cost of borrowing for borrowers that is presented as an APR, with the other component being the fixed interest rate to investors for each pricing grade. See “Business—Risk Management—Proprietary Credit Scoring Model and Loan Qualification System.”

The following table presents the current average transaction fee rate for each of the pricing grades:

Pricing Grade	Average Transaction Fee Rate
A	5.6%
B	18.5%
C	26.4%
D	28.2%

The transaction fee rate is calculated as the total transaction fee that we charge borrowers for the entire life of the loan, divided by the total amount of principal. The average transaction fee rate for each pricing grade presented in the table above is the simple average of the transaction fee rates for loans falling under the same pricing grade, but with different tenures and repayment schedules.

In terms of cash collection, borrowers pay the transaction fees primarily on a monthly basis over the term of the loan for loans originated in 2013 and through the nine months ended September 30, 2014. In the fourth quarter of 2014, we adopted a new fee collection schedule whereby we either collect the entire amount of the transaction fee from borrowers upfront upon completion of our loan origination services, or collect a portion of the transaction fee upfront and the rest on a monthly basis over the term of the loan. We made this change to improve our cash flow position prior to our carve-out from CreditEase in anticipation of the fact that we would no longer be able to rely on CreditEase for our corporate cash management and to ensure that we would receive sufficient cash upfront to set aside funds for our new risk reserve fund. The fee collection schedule is impacted by the channels through which borrowers are acquired. Under this new system, we collect all transaction fees upfront from borrowers acquired through referrals by CreditEase’s on-the-ground sales network, which is similar to CreditEase’s current business practice and also help to provide the cash flows required for our business operations. Borrowers acquired from online channels typically pay only a portion, up to 42%, of the transaction fee upfront and the remainder on a monthly basis over the term of the loan, with the upfront portion being an amount sufficient to provide cash for the risk reserve fund.

The amount of transaction fees earned is affected by the total amount of loans facilitated during the period. The following table presents the total amount of loans facilitated and the breakdown of loans facilitated into those generated from online channels and those generated from offline channels, during the periods indicated:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2013	2014		2014	2015
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Amount of loans facilitated:
Loans generated from online channels	98,512	896,003	140,978	393,526	2,016,681	317,308
Loans generated from offline channels	159,810	1,332,559	209,667	713,765	4,239,384	667,031

Total amount of loans facilitated	258,322	2,228,562	350,645	1,107,291	6,256,065	984,339

We expect that transaction fees will continue to increase in the foreseeable future, as our business further grows and we develop and introduce new credit products and services on our marketplace.

Service fees. Service fees mainly include the monthly management fee charged to investors for using the automated investing tool and the self-directed investing tool. The monthly management fee for using the automated investing tool is the difference between the interest rates on the underlying loans which range from 10.0% and 12.5%, and the targeted returns offered to investors which range from 6.6% to 10.2%. The monthly management fee for using the self-directed investing tool is equal to 10% of the interest that investors receive, which ranges from 10.0% to 12.5%. The service fees charged to investors for the automated investing tool or self-directed investing tool are collected on a monthly basis through the investment period. We expect that service fees will increase in the foreseeable future, as our business further grows and we develop and introduce new services and investing tools to investors.

Others. We also charge other fees contingent on future events, such as penalty fee for loan prepayment or late payment, one-time fees for transferring loans over our secondary loan market and other service fees. Penalty fee for late payment is charged to borrowers as a certain percentage of the past due amount.

Operating Costs and Expenses

Our operating costs and expenses consist of sales and marketing expenses, origination and servicing expenses and general and administrative expenses. The following table sets forth our operating costs and expenses, both in absolute amount and as a percentage of our total operating costs and expenses, for the periods indicated.

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2013		2014		2014		2015
	US$	%	US$	%	US$	%	US$	%
	(in thousands, except for percentages)
Operating costs and expenses:
Sales and marketing	5,220	45.5	22,354	61.4	15,735	65.4	69,891	74.3
Origination and servicing	1,255	10.9	3,541	9.7	2,227	9.3	9,445	10.0
General and administrative	4,998	43.6	10,490	28.9	6,074	25.3	14,733	15.7

Total operating costs and expenses	11,473	100.0	36,385	100.0	24,036	100.0	94,069	100.0

Sales and marketing expenses. Sales and marketing expenses consist primarily of variable marketing expenses, including those related to borrower and investor acquisition and retention and general brand and awareness building. Our user acquisition expenses include charges by third-party online channels for online marketing services such as search engine marketing and search engine optimization, and referral fees charged by CreditEase relating to offline borrower and investor acquisition through CreditEase. Our user acquisition expenses represent the primary costs that are associated with our loan facilitation services.

The following table presents the breakdown of sales and marketing expenses into those associated with user acquisition through online and offline channels and general brand promotion, both in absolute amount and as a percentage of total sales and marketing expenses, during the periods indicated:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2013		2014		2014		2015
	US$	%	US$	%	US$	%	US$	%
	(in thousands, except for percentages)
Sales and marketing expenses:
User acquisition through online channels	3,891	74.5	10,025	44.8	6,822	43.4	27,984	40.0
User acquisition through offline channels(1)	1,329	25.5	12,329	55.2	8,913	56.6	40,285	57.6
General brand promotion	—	—	—	—	—	—	1,622	2.4

Total sales and marketing expenses	5,220	100.0	22,354	100.0	15,735	100.0	69,891	100.0

(1)	Sales and marketing expenses associated with user acquisition through offline channels consist solely of referral fees paid to CreditEase for borrower and investor referrals.

We expect that our overall sales and marketing expenses will continue to increase, and our brand promotion expenses will also increase, in absolute amount in the foreseeable future as our business further grows. In particular, pursuant to our contractual agreement with CreditEase, the fee rate for the offline borrower acquisition services which CreditEase provides to us will increase from the current 5% to 6% of the loans facilitated to borrowers referred by CreditEase for the three years starting 2016. After that, the fee rate may be adjusted on a yearly basis based on commercial negotiation, and after taking into consideration the costs to CreditEase for providing such services and with reference to market rates.

Origination and servicing expenses. Origination and servicing expenses consist primarily of variable expenses and vendor costs, including costs related to credit assessment, customer and system support, payment processing services and collection, associated with facilitating and servicing loans. The origination and servicing expenses in 2013 include a one-time fee of US$0.3 million we paid to Tian Da Xin An, a guarantee company affiliated with CreditEase, for its assumption of the outstanding loan balances under our previous risk reserve fund model, when we switched from the previous risk reserve fund model to the guarantee model in August 2013. We expect our origination and servicing expenses to increase in absolute amount in the foreseeable future as our business grows.

General and administrative expenses. General and administrative expenses consist primarily of salaries and benefits related to technology, accounting and finance, business development, legal, human resources and other personnel. We expect our general and administrative expenses to continue to increase in absolute amount in the foreseeable future, as our business further grows and as we become a public company after the completion of this offering.

Risk Reserve Fund

Prior to August 2013, we offered investors an investor protection service in the form of a risk reserve fund, whereby we set aside a portion of the service fees we received in the risk reserve fund. In the event that a loan defaults for more than fifteen days, we will use cash from the risk reserve fund to pay the loan principal and accrued interest to the investor. According to our agreements with investors, our contractual obligation for repayment of defaulted loans is limited to the amount of cash we set aside in the risk reserve fund. For this service, we charged investors a monthly service fee at a rate of 10% of the monthly interest on loans.

From August 2013 to December 2014, we replaced the service discussed above with a guarantee arrangement to provide investors with the option of purchasing the assurance that their principal and interest would be repaid in the event that the loans in which they invested defaulted. Under this arrangement, Tian Da Xin An, a guarantee company, was responsible for repaying the principal and accrued interest of the defaulted loan. For this guarantee service Tian Da Xin An charged investors at a rate of 10% of the monthly interest on their loans as service fee. Under the relevant loan facilitation agreements, we have no obligation to repay any defaulted loans. Instead, we are authorized by investors to require Tian Da Xin An to perform its guarantee obligation in case of borrower defaults, and Tian Da Xin An as the guarantor of the corresponding borrower shall repay the outstanding principal and interests to the investors, as well as the transaction fees due to our company. In practice, we reimbursed the loan principal and accrued interest to the investor in the event of default, and then collected that amount from the guarantee company. We collected the guarantee service fee charged to investors by the guarantee company on its behalf, and then remitted this amount to the guarantee company. We ceased this guarantee arrangement in December 2014. The outstanding loan balance guaranteed under the previous guarantee arrangement will continue to be covered under the guarantee arrangement until such loans reach maturity.

Starting in January 2015, we began offering our new risk reserve fund service. For a very brief period during the first quarter of 2015, we charged investors a risk reserve management fee at a rate of 10% of the monthly interest rate paid by borrowers for providing this risk reserve fund service on a trial basis, and recognized the fee as revenue. Currently, we integrate such fee with other service fees we charge investors and no longer charge investors a separate fee for providing risk reserve fund services. We currently do not provide investors with the ability to opt out of our risk reserve fund service and we have made participation in the risk reserve fund service compulsory for all new investors utilizing our platform. As of September 30, 2015, the total contract amount of loans covered by the risk reserve fund was RMB6,256.1 million (US$984.3 million). See “Business—Risk Management—Investor Protection.”

At the inception of each loan, we recognize a risk reserve liability at the fair value of the risk reserve fund service, which is the present value of the expected risk reserve payouts incorporating a service markup margin. Our net revenues for a given period will be fees earned net of amount allocated to the risk reserve liability and other items. When we make actual payouts from the risk reserve fund in the event of default of loans, such payouts are recorded as a reduction of the risk reserve liability. When our contingent liability exceeds our stand-ready liability, the difference is recorded as additional risk reserve liability and expensed in our financial statements. As a result, a significant increase in our expected risk reserve payouts may have a negative impact on our net income.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax. The Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Hong Kong

Our subsidiary incorporated in Hong Kong is subject to Hong Kong profit tax at a rate of 16.5%. No Hong Kong profit tax has been levied as we did not have assessable profit that was earned in or derived from the Hong Kong subsidiary during the periods presented. Hong Kong does not impose a withholding tax on dividends.

China

Generally, our subsidiary and consolidated variable interest entity in China are subject to enterprise income tax on their taxable income in China at a rate of 25%. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.

We are subject to VAT at a rate of 6% on the services we provide to borrowers and investors, less any deductible VAT we have already paid or borne. We are also subject to surcharges on VAT payments in accordance with PRC law. During the periods presented, we were not subject to business tax on the services we provide.

Dividends paid by our wholly foreign-owned subsidiary in China to our intermediary holding company in Hong Kong will be subject to a withholding tax rate of 10%, unless the relevant Hong Kong entity satisfies all the requirements under the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income and Capital and receives approval from the relevant tax authority. If our Hong Kong subsidiary satisfies all the requirements under the tax arrangement and receives approval from the relevant tax authority, then the dividends paid to the Hong Kong subsidiary would be subject to withholding tax at the standard rate of 5%. See “Risk Factors—Risks Related to Doing Business in China—We rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business.”

If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See “Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.”

Critical Accounting Policies, Judgments and Estimates

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus. When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions.

Basis of Presentation, Combination and Consolidation

Yirendai Ltd. was founded by our parent company, CreditEase, in September 2014. Prior to the establishment of Yirendai Ltd., our online consumer finance marketplace business was carried out by various subsidiaries and variable interest entities of CreditEase as a business unit under CreditEase. We completed our carve-out from CreditEase in the first quarter of 2015, and all of our online consumer finance marketplace business is now carried out by our own subsidiaries and consolidated variable interest entity.

Our consolidated financial statements include the assets, liabilities, revenues, expenses and cash flows that were directly attributable to our business for all periods presented. Since we and the subsidiaries and variable interest entities of CreditEase that operated our online marketplace business are under common control of CreditEase, the assets and liabilities have been stated at historical carrying amounts. In addition, our consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented.

Only those assets and liabilities that were specifically identifiable to our business were included in our consolidated balance sheets. For liabilities related to us for which CreditEase advanced the funding, such amounts were recorded as amounts due to CreditEase. Our consolidated statements of operations consist of all costs and expenses related to us, including costs and expenses related to us that were allocated from CreditEase. Allocations from CreditEase, including amounts allocated to sales and marketing expenses, origination and servicing expenses, and general and administrative expenses, were made using a proportional cost allocation method and based on headcount or transaction volume for the provision of services attributable to us. Income tax liability was calculated as if we had filed separate tax returns for all the periods presented.

We conduct our online consumer finance marketplace business in China through our PRC subsidiary, Heng Ye, and our consolidated variable interest entity, Heng Cheng. Due to PRC legal restrictions on foreign ownership and investment in value-added telecommunications services, and internet content provision services in particular, we conduct our online operations in China through a series of contractual arrangements entered into between Heng Ye and Heng Cheng and its shareholders. Heng Cheng operates our website www.yirendai.com and has an ICP license as an internet information provider. Most of our revenues, costs and expenses directly related to loan facilitation and servicing in China are generated through Heng Cheng. As a result of the contractual arrangements, we have the ability to direct the activities of Heng Cheng that most significantly impact its economic performance, and to obtain a majority of the residual returns of Heng Cheng. We are considered the primary beneficiary of Heng Cheng, and accordingly the entity is our variable interest entity under U.S. GAAP and we consolidate its results in our consolidated financial statements. Any changes in PRC laws and regulations that affect our ability to control Heng Cheng might preclude us from consolidating the entity in the future.

Our consolidated financial statements may not be reflective of our results of operations, financial position and cash flows had we been operating as a stand-alone company during those periods prior to the completion of our carve-out in the first quarter of 2015. Our historical results for any period presented are not necessarily indicative of the results to be expected for any future period. Although we believe that the assumptions underlying our consolidated financial statements and the allocations made to us are reasonable, our basis of presentation and allocation methodologies required significant assumptions, estimates and judgments. Using a different set of assumptions, estimates and judgments would have materially impacted our financial position and results of operations.

Revenue Recognition

We provide services by connecting investors with individual borrowers and facilitating loan transactions through our online consumer finance marketplace. The three major deliverables provided are loan facilitation services, risk reserve fund service and post-origination services.

We charge borrowers transaction fees for facilitating loan transactions, and we charge investors monthly management fees for using the automated investing tool and the self-directed investing tool. These fees are collectively referred to as non-contingent fees. We also receive fees contingent on future events, such as a penalty fee for loan prepayment or late payment, a fee for transferring loans over the secondary loan market and other service fees.

Multiple element revenue recognition

We consider the loan facilitation services, the risk reserve fund service and post-origination services as a multiple deliverable revenue arrangement and the investors are regarded as the sole customers. We have concluded that although we do not sell those services independently, all three deliverables have stand-alone value as others do sell them independently and have value to the customers independently. All non-contingent fees are allocated among these three deliverables.

We allocate fees to be received in accordance with the guidance in ASC 605-25. We first determine the amount equal to the fair value of the risk reserve fund service, and deduct that from the total non-contingent fees. Then the remaining non-contingent fees are allocated to the loan facilitation services and post-origination services using their relative estimated selling prices. We do not have vendor specific objective evidence, or VSOE, of selling price for the loan facilitation services and post-origination services because we do not provide loan facilitation services or post-origination services separately.

For cash processing services, collection services and SMS services, all of which are part of the post-origination services, we use third-party evidence of selling price, or TPE, which is the price charged when sold separately by its service providers, as the basis of revenue allocation.

Although other vendors may sell these services separately, TPE of selling price of the loan facilitation services and automated investing tool service (part of post-origination services) do not exist as public information is not available regarding the amount of fees our competitors may charge for those services. As a result, we generally use our best estimate of selling prices of loan facilitation services and automated investing tool service as the basis of revenue allocation. In estimating the selling price for the loan facilitation services and automated investing tools service, we consider the cost incurred to deliver such services, profit margin for similar arrangements, customer demand, effect of competition on our services, and other market factors.

For each type of services, we recognize revenues when the following four revenue recognition criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the selling price is fixed or determinable, and (iv) collectability is reasonably assured.

Collectability of fees

Historically, we collected the transaction fee primarily on a monthly basis over the term of the loan. Since the fourth quarter of 2014, we have adopted a new fee collection schedule whereby we either collect the entire amount upfront, or collect a portion of the transaction fee upfront and the rest on a monthly basis over the term of the loan.

The service fees charged to investors for automated investing tool or self-directed investing tool are collected on a monthly basis through the loan period.

All the transaction fees and service fees charged before December 31, 2014 were guaranteed by Tian Da Xin An, a guarantee company.

Starting from January 2015, the collection of fees is no longer guaranteed by Tian Da Xin An. We evaluated the factors that are relevant to the uncertainty of collectability, including (i) credit risk of the portfolio, (ii) prepayment risk, (iii) the change in risk profile resulting from launching new products, and (iv) macroeconomic cycle, and concluded that the collectability could not be reasonably assured.

Revenue from loan facilitation services

Prior to the end of 2014, the four criteria for revenue recognition mentioned above were met upon completion of the loan facilitation services. We recognized 100% of the transaction fees as revenue and recorded no allowance for the uncollectible accounts, as all the transaction fees in relation to loans facilitated before December 31, 2014 were guaranteed by Tian Da Xin An. Starting from the first quarter of 2015, revenues is recognized upon completion of the services. Cash received as upfront fees is allocated first to the stand-ready liabilities associated with risk reserve fund and then based on the relative selling prices of loan facilitation services and post-origination services.

Revenue from post-origination services

The fees collected upfront allocated to post-origination services are deferred and recognized over the period of the loan on a straight-line basis.

Other revenues

Other revenues include penalty fee for late payment or pre-payment, one-time fees for transferring loans over the secondary loan market and other service fees of borrower acquisition and referral fee. The penalty fee, which is the fee paid to the investors and assigned to us by the investors, will be received as a certain percentage of past due amounts in case of late payment or a certain percentage of interest over the prepaid principal loan amount in case of prepayment.

Cash incentives

To expand market presence, we provide cash incentives to investors whose one-time investment exceeds certain amount at the time of their investment. The cash incentives provided are accounted for as reduction of revenue in accordance with ASC subtopic 605-50.

Liabilities from Risk Reserve Fund Service

Starting from January 1, 2015, we launched our new risk reserve fund. Under this risk reserve fund service, if a loan originated on or after January 1, 2015 defaults, we would cover on a portfolio basis the principal and accrued interest repayment of the defaulted loan using cash set aside in our risk reserve fund up to the balance of the risk reserve fund. For the nine months ended September 30, 2015, we set aside in the risk reserve fund an amount equal to 6% of the loans facilitated through our marketplace during the period. We reserve the right to revise this percentage upwards or downwards from time to time as a result of our continuing evaluation of factors such as market dynamics as well as of our product lines, profitability and cash position and by reference to our actual and expected payouts on the loan portfolio. This amount is not sufficient to cover all expected payouts for loans facilitated during the nine months ended September 30, 2015. Going forward, based on our current business intention but not legal obligation, we intend to set aside a sufficient cash in the risk reserve fund to cover expected payouts by putting an appropriate additional amount of cash from other sources into the risk reserve fund on a quarterly basis, as needed.

At the inception of each loan, we recognize a stand-ready liability at the fair value of the risk reserve fund service in accordance with ASC 460-10-55-23(b). See “—Fair Value of Risk Reserve Fund Service.”

According to ASC 460-10-35-1, the stand-ready liability initially recognized would typically be reduced, by a credit to earnings, as we are released from risk of payout under the risk reserve fund either through expiry or performance. We also track our stand-ready liability on a loan-by-loan basis to monitor the expiration of each individual loan and recognize the revenue on expiration. The recognition of a contingent liability results in the recognition of expenses as debit to earnings. To determine our contingent liability, we also perform ongoing, monthly assessments of the probable estimated losses based on historical charge-off rates of different loan grades and qualitative factors, such as borrower profile and behavior, current economic conditions, and other factors affecting credit quality. On a portfolio basis, if the contingent liability exceeds the stand-ready liability, we will recognize the amount that is in excess of the risk reserve fund liability as expense. When we make payouts from the risk reserve fund upon occasions of default, such payouts are recorded as a reduction of the stand-ready liability. We present the revenues from releasing of stand-ready liability and expenses from recognition of contingent liability related to the risk reserve fund service on a net basis, which will be referred to as “net gain/(loss) related to risk reserve fund” in the income statement.

During the nine months ended September 30, 2015, we made provisions for the risk reserve fund in an amount of US$68.9 million, which increases the stand-ready liability, and made payments in a total amount of US$9.7 million out of the risk reserve fund, which reduces the stand-ready liability. As of September 30, 2015, we had a stand-ready liability of US$59.2 million associated with our risk reserve fund.

Fair Value of Risk Reserve Fund Service

The fair value of the risk reserve fund service is estimated by applying a discounted cash flow model to our expected payouts from the risk reserve fund, and also by incorporating a service markup margin. We estimate our expected risk reserve payouts based on historical charge-offs and the payout ratio we implement according to our agreements with investors, collection rates as well as the balance of the risk reserve fund. The expected payouts are not equal to the expected net charge-offs, as (i) we only pay off the outstanding principal and accrued interest at the time of default, instead of the outstanding principal and the unpaid interest over the life of the loan that are accounted for in the net charge-offs, and (ii) our collection efforts continue and may succeed in collecting some past due amount after the original term of the default loan has expired, and thus reduce the risk reserve payouts, which factor is not reflected in the net charge-offs.

Expected charge-off rate. We estimated the future overall charge-off rates for the loans facilitated using the weighted average of the expected charge-off rates of Grade A, B, C, and D loans. For each loan grade, the expected charge-off rate is estimated using the historical performance data of our products and similar products of CreditEase. For the historical charge-off rates of our Grade A loans, and the historical charge-off rates for the CreditEase loans that are analogous to our Grade D loans, please see charts under “—Key Factors Affecting Our Results of Operations—Effectiveness of Risk Management.”

Expected collection rate. Expected collection rate of defaulted loans is based on the average historical collection rate of our products and similar products of CreditEase.

Discount rate. The discount rates for the projected cash flows of the risk reserve payouts are our estimates of the rates of equity return. As we did not conduct any debt or equity financing historically, the discount rate used is estimated based on public information of cost of equity of comparable companies in the U.S., adjusted upward as we operate in the PRC. Key assumptions include that no significant changes in the near term in macroeconomic factors that will materially impact the charge-off rates of a particular loan grade, such as the unemployment rate and salary levels in the PRC.

Service markup margin. ASC 460 establishes the notion of a non-contingent, unconditional obligation in a financial guarantee, namely, the stand-ready liability to perform over the term of the guarantee, and states that this should be recognized at fair value at the inception of the guarantee. When a guarantee is issued in a stand-alone, arm’s-length transaction with an unrelated party, the fair value of the guarantee (and thus the amount to be recognized as the stand-ready liability) is the premium received by the guarantor. By incorporating a margin, we have effectively estimated the price that is to be charged if we were to sell this risk reserve fund service on a stand-alone basis.

Given the uniqueness of our risk reserve fund operational model and the risk profile of the borrowers on our platform, it is difficult to find the relevant margin data of comparable service providers offering the same guarantee services. In order to arrive at the service markup margin, we looked at several comparable business models, and determined the service markup margin for our stand-ready liability.

Income Taxes

In preparing our consolidated financial statements, we must estimate our income taxes in each of the jurisdictions in which we operate. We estimate our actual tax exposure and assess temporary differences resulting from different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which we include in our consolidated balance sheet. We must then assess the likelihood that we will recover our deferred tax assets from future taxable income. If we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance, we must include an expense within the tax provision in our consolidated statement of operations.

Management must exercise significant judgment to determine our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We base the valuation allowance on our estimates of taxable income in each jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable. If actual results differ from these estimates or we adjust these estimates in future periods, we may need to establish an additional valuation allowance, which could materially impact our financial position and results of operations.

U.S. GAAP requires that an entity recognize the impact of an uncertain income tax position on the income tax return at the largest amount that is more likely than not to be sustained upon audit by the relevant tax authority. If we ultimately determine that payment of these liabilities will be unnecessary, we will reverse the liability and recognize a tax benefit during that period. Conversely, we record additional tax charges in a period in which we determine that a recorded tax liability is less than the expected ultimate assessment. We did not recognize any significant unrecognized tax benefits during the periods presented in this prospectus.

The tax law is unclear as to whether the provision for the risk reserve fund payouts and the actual payouts from the risk reserve fund are tax deductible. We treat this as uncertain tax position, and we take a conservative approach treating these expenses or payouts as non tax deductible items.

Uncertainties exist with respect to the application of the New EIT Law to our operations, specifically with respect to our tax residency status. The New EIT Law specifies that legal entities organized outside of the PRC will be considered residents for PRC income tax purposes if their “de facto management bodies” are located within the PRC. The New EIT Law’s implementation rules define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.”

Because of the uncertainties resulted from limited PRC tax guidance on the issue, it is uncertain whether our legal entities organized outside of the PRC constitute residents under the New EIT Law. If one or more of our legal entities organized outside of the PRC were characterized as PRC tax residents, the impact would adversely affect our results of operations. See “Risk Factors—Risks Related to Doing Business in China.”

Internal Control Over Financial Reporting

In connection with the audit of our consolidated financial statements as of and for the two years ended December 31, 2014, we and our independent registered public accounting firm identified two material weaknesses, and other control deficiencies including significant deficiencies as of December 31, 2014. As defined in standards established by the PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

One material weakness that has been identified related to our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address complex U.S. GAAP accounting issues and to prepare and review our consolidated financial statements and related disclosures to fulfill U.S. GAAP and SEC financial reporting requirements. The other material weakness that has been identified related to our lack of comprehensive accounting policies and procedures manual in accordance with U.S. GAAP. Either of these material weaknesses, if not timely remedied, may lead to significant misstatements in our consolidated financial statements in the future.

We have implemented and plan to implement a number of measures to address the material weaknesses that have been identified. We have hired additional qualified financial and accounting staff with extensive U.S. GAAP and SEC reporting experience, including our chief financial officer and financial controller. We have allocated additional resources to improve financial oversight function, and to prepare and review the consolidated financial statements and related disclosures in accordance with U.S. GAAP and SEC reporting requirements. Furthermore, we will continue to hire additional competent accounting staff with appropriate knowledge and experience of U.S. GAAP and SEC reporting requirements, and will provide sufficient and additional appropriate training to our accounting and financial reporting personnel, especially training related to U.S. GAAP and SEC reporting requirements. We will also develop and implement a full set of U.S. GAAP accounting policies and financial reporting procedures as well as related internal control policies, including implementing a comprehensive accounting manual to guide day-to-day accounting operations and reporting work. We expect to complete the measures discussed above as soon as practicable and will continue to implement measures to remediate our internal control deficiencies to comply with Section 404 of the Sarbanes Oxley Act. We expect that we will incur significant costs in the implementation of such measures. However, we cannot assure you that all these measures will be sufficient to remediate our material weaknesses in time, or at all. See “Risk factors—Risks Related to Our Business—In connection with the audits of our consolidated financial statements as of and for the years ended December 31, 2014, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting. If we fail to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud.”

As a company with less than US$1.0 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated, both in absolute amount and as a percentage of our net revenues. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. We only began our business operations in March 2012, and 2013 was the first year in which we generated revenues for the entire fiscal year. Due to our limited operating history and because we only completed our carve-out from CreditEase in the first quarter of 2015, period-to-period comparisons discussed below may not be meaningful and are not indicative of our future trends. See “Risk Factors—Risks Related to Our Business—We have a limited operating history in a new and evolving market, which makes it difficult to evaluate our future prospects.”

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2013		2014		2014		2015
	US$	%	US$	%	US$	%	US$	%
	(in thousands, except for percentages)
Net revenues*	3,131	100.0	31,893	100.0	13,122	100.0	137,975	100.0

Operating costs and expenses:
Sales and marketing	5,220	166.7	22,354	70.1	15,735	119.9	69,891	50.7
Origination and servicing	1,255	40.1	3,541	11.1	2,227	17.0	9,445	6.8
General and administrative	4,998	159.6	10,490	32.9	6,074	46.3	14,733	10.7

Total operating costs and expenses	(11,473)	(366.4)	(36,385)	(114.1)	(24,036)	(183.2)	(94,069)	(68.2)

Interest income	—	—	—	—	—	—	270	0.2

(Loss)/income before provision for income taxes	(8,342)	(266.4)	(4,492)	(14.1)	(10,914)	(83.2)	44,176	32.0

Income tax expense	—	—	(5)	0.0	—	—	(13,395)	(9.7)

Net (loss)/income	(8,342)	(266.4)	(4,497)	(14.1)	(10,914)	(83.2)	30,781	22.3

*	Net revenues are broken down as follows:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2013		2014		2014		2015
	US$	%	US$	%	US$	%	US$	%
	(in thousands, except for percentages)
Loan facilitation services	3,045	97.2	31,317	98.2	12,906	98.4	134,832	97.7
Post-origination services	25	0.8	405	1.3	117	0.9	2,321	1.7
Others	61	2.0	171	0.5	99	0.8	822	0.6

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

Net revenues. Our net revenues increased from US$13.1 million in the nine months ended September 30, 2014 to US$138.0 million in the nine months ended September 30, 2015, primarily due to the substantial increase in the volume of loans facilitated through our marketplace, which increased from approximately RMB1,107.3 million in the nine months ended September 30, 2014 to RMB6,256.1 million (US$984.3 million) in the nine months ended September 30, 2015. The increase in the volume of loans facilitated through our marketplace was driven by a substantial increase in the number of borrowers from 18,367 in the nine months ended September 30, 2014 to 98,546 in the nine months ended September 30, 2015. The increase in net revenues was also due to the launch of new loan products with higher transaction fee rates in the fourth quarter of 2014 and first quarter of 2015, the monthly management fee that we started charging investors using our automated investing tool in the second quarter of 2014, and the monthly management fee that we started charging investors using our self-directed investing tool in the first quarter of 2015.

Operating costs and expenses. Our total operating costs and expenses increased from US$24.0 million in the nine months ended September 30, 2014 to US$94.1 million in the nine months ended September 30, 2015, primarily attributable to the increase in sales and marketing expenses.

•	Sales and marketing expenses. Our sales and marketing expenses increased from US$15.7 million in the nine months ended September 30, 2014 to US$69.9 million in the nine months ended September 30, 2015. The increase was primarily due to the increase in expenses associated with our continued user acquisition efforts. Our sales and marketing expenses as a percentage of our total revenues decreased from 119.9% to 50.7% during the same period, primarily due to the improved effectiveness of our user acquisition efforts and in particular, user acquisition through online channels.

•	Origination and servicing expenses. Our origination and servicing expenses increased from US$2.2 million in the nine months ended September 30, 2014 to US$9.5 million in the nine months ended September 30, 2015, in line with the substantial increase in the volume of loans facilitated through our marketplace. Our origination and servicing expenses as a percentage of our total revenues decreased from 17.0% to 6.8% during the same period, primarily attributable to our improved operational efficiency.

•	General and administrative expenses. Our general and administrative expenses increased by 141.0% from US$6.1 million in the nine months ended September 30, 2014 to US$14.7 million in the nine months ended September 30, 2015, primarily due to the increase in salaries and benefits paid to our general and administrative personnel as well as the increase in professional service fees we paid to third-party service providers in preparation for this offering. Our general and administrative expenses as a percentage of our total revenues decreased from 46.3% to 10.7% during the same period, primarily because our greater operational efficiency enabled us to achieve rapid revenue growth with relatively slower growth in general and administrative expenses.

Income tax expense. Our income tax expense was US$13.4 million in the nine months ended September 30, 2015, as compared to US$nil in the nine months ended September 30, 2014, which mainly results from the net income before provision for income taxes we generated in the nine months ended September 30, of 2015, as compared to a loss before provision for income taxes in the nine months ended September 30, of 2014.

Net income/(loss). As a result of the foregoing, we recorded net income of US$30.8 million in the nine months ended September 30, 2015, as compared to a net loss of US$10.9 million in the nine months ended September 30, 2014.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Net revenues. Our net revenues increased from US$3.1 million in 2013 to US$31.9 million in 2014, primarily due to the substantial increase in the volume of loans facilitated through our marketplace, which increased from approximately RMB258.3 million in 2013 to RMB2,228.6 million in 2014. The increase in the volume of loans facilitated through our marketplace was due to a substantial increase in the number of borrowers from 3,549 in 2013 to 39,344 in 2014. To a lesser extent, the increase in net revenues was also due to (i) our facilitation of more long-term loans in 2014 compared to 2013, with the rate of transaction fee charged typically being higher for long-term loans, (ii) our launch of new loan products with higher transaction fee rates in the fourth quarter of 2014, and (iii) the monthly management fee that we started charging investors using our automated investing tool in the second quarter of 2014.

Operating costs and expenses. Our total operating costs and expenses increased from US$11.5 million in 2013 to US$36.4 million in 2014, primarily attributable to the increase in sales and marketing expenses, and to a lesser extent, to the increase in general and administrative expenses.

•	Sales and marketing expenses. Our sales and marketing expenses increased from US$5.2 million in 2013 to US$22.4 million in 2014. The increase was primarily due to the increase in expenses associated with our continued user acquisition efforts. Our sales and marketing expenses as a percentage of our total revenues decreased from 166.7% to 70.1% during the same period, primarily due to the improved effectiveness of our user acquisition efforts and in particular, user acquisition through online channels.

•	Origination and servicing expenses. Our origination and servicing expenses increased from US$1.3 million in 2013 to US$3.5 million in 2014, in line with the substantial increase in the volume of loans facilitated through our marketplace. Our origination and servicing expenses as a percentage of our total revenues decreased from 40.1% to 11.1% during the same period, primarily attributable to our improved operational efficiency.

•	General and administrative expenses. Our general and administrative expenses increased by 110.0% from US$5.0 million in 2013 to US$10.5 million in 2014, primarily due to the increase in salaries and benefits paid to our general and administrative personnel. Our general and administrative expenses as a percentage of our total revenues decreased from 159.6% to 32.9% during the same period, primarily because our greater operational efficiency enabled us to achieve rapid revenue growth with relatively slower growth in general and administrative expenses.

Net loss. As a result of the foregoing, we recorded a net loss of US$4.5 million in 2014, a decrease of 46.1% from the net loss of US$8.3 million in 2013.

Selected Quarterly Results of Operations

The following table sets forth our historical unaudited consolidated selected quarterly results of operations for the periods indicated.

	For the Three Months Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015
	(in US$ thousands)
Net revenues:
Loan facilitation services	15	170	967	1,893	2,030	2,911	7,965	18,411	29,103	48,126	57,603
Post-origination services	2	2	6	15	23	24	70	288	477	943	901
Others	13	8	29	11	26	30	43	72	112	246	464

Total net revenues	30	180	1,002	1,919	2,079	2,965	8,078	18,771	29,692	49,315	58,968

Operating costs and expenses:
Sales and marketing	334	671	1,720	2,495	3,358	5,737	6,640	6,619	16,518	24,372	29,001
Origination and servicing	200	209	527	319	662	688	877	1,314	2,044	3,037	4,364
General and administrative	1,236	982	1,297	1,483	1,766	1,860	2,448	4,416	5,214	4,062	5,457

Total operating costs and expenses	(1,770)	(1,862)	(3,544)	(4,297)	(5,786)	(8,285)	(9,965)	(12,349)	(23,776)	(31,471)	(38,822)

Interest income	—	—	—	—	—	—	—	—	11	29	230

(Loss)/income before provision for income taxes	(1,740)	(1,682)	(2,542)	(2,378)	(3,707)	(5,320)	(1,887)	6,422	5,927	17,873	20,376

Income taxes expenses	—	—	—	—	—	—	—	(5)	(1,507)	(4,989)	(6,899)

Net (loss)/income	(1,740)	(1,682)	(2,542)	(2,378)	(3,707)	(5,320)	(1,887)	6,417	4,420	12,884	13,477

The following table sets forth our historical unaudited consolidated selected quarterly results of operations for the periods indicated, as a percentage of total net revenues.

	For the Three Months Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015
	(as percentage of total net revenues)
Net revenues:
Loan facilitation services	50.0	94.5	96.5	98.6	97.6	98.2	98.6	98.1	98.0	97.6	97.7
Post-origination services	6.7	1.1	0.6	0.8	1.1	0.8	0.9	1.5	1.6	1.9	1.5
Others	43.3	4.4	2.9	0.6	1.3	1.0	0.5	0.4	0.4	0.5	0.8

Total net revenues	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Operating costs and expenses:
Sales and marketing	1,113.3	372.8	171.7	130.0	161.5	193.5	82.2	35.3	55.6	49.5	49.2
Origination and servicing	666.7	116.1	52.6	16.6	31.9	23.2	10.9	7.0	6.9	6.2	7.4
General and administrative	4,120.0	545.5	129.4	77.3	84.9	62.7	30.3	23.5	17.5	8.2	9.3

Total operating costs and expenses	5,900.0	1,034.4	353.7	223.9	278.3	279.4	123.4	65.8	80.0	63.9	65.8

Interest income	—	—	—	—	—	—	—	—	0.0	0.1	0.4

(Loss)/income before provision for income taxes	(5,800.0)	(934.4)	(253.7)	(123.9)	(178.3)	(179.4)	(23.4)	34.2	20.0	36.2	34.6
Income taxes expenses	—	—	—	—	—	—	—	0.0	5.1	10.1	11.7

Net (loss)/income	(5,800.0)	(934.4)	(253.7)	(123.9)	(178.3)	(179.4)	(23.4)	34.2	14.9	26.1	22.9

Non-GAAP Financial Measures(1):
Contribution	(504)	(700)	(1,245)	(895)	(1,941)	(3,460)	561	10,838	11,130	21,906	25,603
Contribution margin	(1,680.0% )	(388.9% )	(124.3% )	(46.6% )	(93.4% )	(116.7% )	6.9%	57.7%	37.5%	44.4%	43.4%

(1)	See “—Non-GAAP Financial Measures.”

The following table sets forth the amount of loans facilitated by us for each of the quarters between January 1, 2013 and September 30, 2015.

	For the Three Months Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015
	(in RMB thousands)
Amount of loans facilitated	2,635	15,210	82,419	158,058	169,728	251,802	685,761	1,121,270	1,620,770	2,083,975	2,551,320
Loans generated from online channels	2,635	11,360	29,089	55,428	44,611	77,222	271,693	502,547	611,814	578,164	826,703
Loans generated from offline channels	—	3,850	53,330	102,630	125,117	174,580	414,068	618,723	1,008,956	1,505,811	1,724,617

	As of
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015
	(in RMB thousands)
Outstanding loan principal	3,598	16,393	94,377	237,796	375,904	578,216	1,178,110	2,132,447	3,438,581	5,038,881	6,871,704

We experience seasonality in our business, reflecting seasonal fluctuations in internet usage and traditional personal consumption patterns, as our individual borrowers typically use their borrowing proceeds to finance their personal consumption needs. For example, we generally experience lower transaction value on our online consumer finance marketplace during national holidays in China, particularly during the Chinese New Year holiday season in the first quarter of each year. Overall, the historical seasonality of our business has been mild due to our rapid growth but may increase further in the future. Due to our limited operating history, the seasonal trends that we have experienced in the past may not apply to, or be indicative of, our future operating results.

We have facilitated loans falling under Grade A on our marketplace since our inception. As part of our efforts to introduce risk-based pricing, we started to facilitate Grade B and Grade D loans in the fourth quarter of 2014, and Grade C loans in the first quarter of 2015. The APRs that correspond to the four segments in our current pricing grid range from 16.9% to 39.5%, with Grade A and Grade D loans having the lower end and higher end of the range respectively. See “Business—Risk Management—Proprietary Credit Scoring Model and Loan Qualification System.” In the fourth quarter of 2014, loans totaling RMB813.3 million, RMB303.1 million and RMB4.9 million were made to borrowers falling within the Grade A, B and D segments, respectively. In the first quarter of 2015, loans totaling RMB392.7 million, RMB33.6 million, RMB22.4 million and RMB1,172.1 million were made to borrowers falling within the Grade A, B, C and D segments, respectively. In the second quarter of 2015, loans totaling RMB182.6 million, RMB108.6 million, RMB119.5 million and RMB1,673.3 million were made to borrowers falling within the Grade A, B, C and D segments, respectively. In the third quarter of 2015, loans totaling RMB149.5 million (US$23.5 million), RMB185.5 million (US$29.2 million), RMB161.5 million (US$25.4 million) and RMB2,054.8 million (US$323.3 million) were made to borrowers falling within the Grade A, B, C and D segments, respectively. Because of the introduction of new products and change of product mix, expected increase in offline borrower acquisition cost, as well as other measures that we may take in response to competition, our net income margin, which is net income as a percentage of total net revenues, and operating results during the fourth quarter of 2014 and the first three quarters of 2015, may not be indicative of our net margin and operating results in the long term. For the fourth quarter of 2015, we expect a decrease in our net income margin, mainly due to the increase of deferred revenue resulting from our revisions to the risk reserve funding policy in the quarter to set aside additional cash in the risk reserve fund to cover the expected payouts.

Non-GAAP Financial Measures

In evaluating our business, we consider and use two non-GAAP financial measures, contribution and contribution margin, as supplemental measures to review and assess our operating performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. We calculate contribution as net (loss)/income, excluding general and administrative expense, interest income and income tax expense. We calculate contribution margin by dividing contribution by total net revenues.

We present these non-GAAP financial measures because they are used by our management to evaluate our core operating performance and trends. Contribution and contribution margin have varied from period to period and have generally increased over time. Factors that affect our contribution and contribution margin include revenue mix, variable sales and marketing expenses, and origination and servicing expenses. These non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. The non-GAAP financial measures have limitations as analytical tools.

One of the key limitations of using contribution and contribution margin is that it does not reflect all items of income and expense that affect our operations. General and administrative expense and income tax expense (benefit) have been and will continue to be incurred in our business and are not reflected in the presentation of contribution and contribution margin. Further, other companies, including peer companies in our industry, may calculate these non-GAAP measures differently, which may reduce their usefulness as a comparative measure.

We compensate for these limitations by reconciling the non-GAAP financial measure to the nearest U.S. GAAP performance measure, all of which should be considered when evaluating our performance. We encourage you to review our financial information in its entirety and not rely on a single financial measure.

The following table reconciles our contribution in each of the quarters between January 1, 2013 and September 30, 2015 to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, which is net (loss)/income:

	For the Three Months Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015
	(in US$ thousands, except for percentages)
Reconciliation of Net (Loss)/Income to Contribution:
Net (loss)/income	(1,740)	(1,682)	(2,542)	(2,378)	(3,707)	(5,320)	(1,887)	6,417	4,420	12,884	13,477
Interest income	—	—	—	—	—	—	—	—	(11)	(29)	(230)
Income tax expense	—	—	—	—	—	—	—	5	1,507	4,989	6,899
General and administrative expenses	1,236	982	1,297	1,483	1,766	1,860	2,448	4,416	5,214	4,062	5,457

Contribution:	(504)	(700)	(1,245)	(895)	(1,941)	(3,460)	561	10,838	11,130	21,906	25,603

Total net revenues	30	180	1,002	1,919	2,079	2,965	8,078	18,771	29,692	49,315	58,968
Contribution margin	(1,680.0% )	(388.9% )	(124.3% )	(46.6%)	(93.4% )	(116.7% )	6.9%	57.7%	37.5%	44.4%	43.4%

Liquidity and Capital Resources

Cash Flows and Working Capital

In 2013 and 2014, we generated negative cash flows from operating activities of US$11.3 million and US$36.8 million, respectively, and in the nine months ended September 30, 2015, we had positive cash flow from operating activities of US$34.0 million. Prior to the establishment of Yirendai Ltd., our online consumer finance marketplace business was carried out by various subsidiaries and variable interest entities of CreditEase as a business unit under CreditEase. We completed our carve-out from CreditEase in the first quarter of 2015. In 2013 and 2014, our principal sources of liquidity were advances from our parent company, CreditEase, representing operating costs and expenses paid or borne by the various entities affiliated with CreditEase on our behalf. We will not have such advances from CreditEase going forward.

As of September 30, 2015, we had cash and cash equivalents of approximately US$19.9 million, as compared to cash and cash equivalents of approximately US$0.2 million as of December 31, 2014. We have received capital contributions from CreditEase in the past and expect to receive additional capital contributions of approximately RMB53.8 million (US$8.5 million) from CreditEase in the near future.

As of September 30, 2015, we had restricted cash of approximately US$49.4 million, as compared to US$nil restricted cash as of December 31, 2014. The restricted cash represented the amount of cash we set aside in the risk reserve fund that was launched on January 1, 2015. When we make payouts from the risk reserve fund upon occasions of default, such payouts will reduce the balance of our restricted cash. We monitor the balance of the risk reserve fund on a monthly basis, and adjust on a quarterly basis by putting an appropriate additional amount of cash into the risk reserve fund as needed to ensure we can sufficiently cover the expected payouts. We expect that our restricted cash balance will continue to increase in the near future.

Unlike financial institutions, we are not subject to any capital adequacy requirement that is applicable to financial institutions in China. We believe that our anticipated cash flows from operating activities, together with the capital contributions we expect to receive from CreditEase, will be sufficient to meet our anticipated working capital requirements and capital expenditures in the ordinary course of business for the next 12 months. We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments, or if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. See “Risk Factors—We may need additional capital, and financing may not be available on terms acceptable to us, or at all.”

Our ability to manage our working capital, including accounts receivable, prepaid expenses and other assets and accrued expenses and other liabilities, may materially affect our financial position and results of operations. See “Risk Factors—Failure to manage our liquidity and cash flows may materially and adversely affect our financial position and results of operations.”

Our accounts receivable primarily include the transaction fees receivable from borrowers. As of December 31, 2013, December 31, 2014 and September 30, 2015, we had accounts receivable of US$3.1 million, US$26.0 million and US$16.0 million, respectively. The increase from December 31, 2013 to December 31, 2014 was in line with the substantial increase in our revenues from 2013 to 2014. In 2013 and 2014, we recognized revenue from transaction fees upfront upon completion of the services of facilitating loan transactions, and no allowances for uncollectable accounts receivable were recorded as of December 31, 2013 and December 31, 2014 as all accounts receivable were guaranteed by Tian Da Xin An. In 2013 and up to the nine months ended September 30, 2014, borrowers paid the transaction fees primarily on a monthly basis over the term of the loan. In the fourth quarter of 2014, we adopted a new fee collection schedule whereby we either collect the entire amount of the transaction fee upfront upon completion of our loan facilitation services, or collect a portion of the transaction fee upfront and the rest on a monthly basis over the term of the loan. Due to our switch from the third-party guarantee arrangement to the risk reserve fund model, starting in the first quarter of 2015, we have adopted a new revenue recognition policy—for the fees collected upfront, we recognize revenue upon completion of the loan facilitation services, while for the fees collected on a monthly basis over the term of a loan, we recognize revenue when the fees are collected. As a result, we did not record additional accounts receivable during the nine months period ended September 30, 2015 and no allowance for uncollectable accounts receivable was recorded as of September 30, 2015. As a result, our accounts receivable as of September 30, 2015 decreased from that as of December 31, 2014, and we expect that our accounts receivable will continue to decrease going forward.

Our prepaid expenses and other assets include primarily funds receivable from external payment networks, and our accrued expenses and other liabilities include primarily funds payable to investors or borrowers. The funds receivable from external payment networks and funds payable are a result of our use of master custody accounts with various external payment networks. Borrower and investor funds are deposited into master custody accounts managed by any one of the external payment networks we utilize. We use these accounts to collect and transfer loan funds to borrowers and to collect and repay loan principal and interest to investors. We also use such accounts to collect the transaction fees and service fees we charge, and to repay and collect default loan principal and interest. Funds receivable from such external payment networks include funds received from investors but not yet transferred to borrowers, repayments of principal and interest received from borrowers but not yet transferred to investors, and transaction fees and service fees received but not yet transferred to us, by the external payment networks due to a settlement time lag. Similarly, we also have funds payable to investors or borrowers due to a settlement time lag with such external payment networks. In August 2015, we fully migrated to a new system whereby China Guangfa Bank not only maintains an account for us but also maintains separate in trust for, or ITF, accounts for borrowers and investors. With this arrangement, we may have less funds receivable from external payment networks and funds payable on our balance sheet.

Although we consolidate the results of operations of our variable interest entity, we only have access to the cash balances and the future earnings of our consolidated variable interest entity through our contractual arrangements with it. See “Corporate History and Structure.” For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see “—Holding Company Structure.”

In utilizing the proceeds we expect to receive from this offering and the other cash that we hold offshore, we may (i) make additional capital contributions to our PRC subsidiary, (ii) establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, (iii) make loans to our PRC subsidiaries, or (iv) acquire offshore entities with business operations in China in offshore transactions. However, most of these uses are subject to PRC regulations and approvals. For example:

•	capital contributions to our PRC subsidiaries, whether existing or newly established ones, must be approved by the MOC or its local counterparts; and

•	loans by us to our PRC subsidiaries, which are foreign-invested enterprises, to finance their activities cannot exceed statutory limits and must be registered with SAFE or its local branches.

See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Substantially all of our future revenues are likely to continue to be in the form of RMB. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiary is allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, current PRC regulations permit our PRC subsidiary to pay dividends to us only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Our PRC subsidiary is required to set aside at least 10% of its after-tax profits after making up previous years’ accumulated losses each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, capital account transactions, which include foreign direct investment and loans, must be approved by and/or registered with SAFE and its local branches. See “Risk Factors—Risks Relating to Doing Business in China—Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment.”

The following table sets forth a summary of our cash flows for the periods indicated:

	Year Ended December 31,		Nine Months Ended September 30,
	2013	2014	2014	2015
	(in US$ thousands)
Summary Consolidated Cash Flow Data:
Net cash (used in)/generated from operating activities	(11,274)	(36,846)	(25,668)	34,011
Net cash used in investing activities	(123)	(580)	(479)	(14,033)
Net cash provided by financing activities	11,397	37,650	26,176	10
Net increase in cash and cash equivalents	—	222	—	19,639
Cash and cash equivalents, at beginning of period	—	—	—	222

Cash and cash equivalents, at end of period	—	222	—	19,861

Operating Activities

Net cash generated from operating activities was US$34.0 million in the nine months ended September 30, 2015. In the nine months ended September 30, 2015, the principal items accounting for the difference between our net cash generated from operating activities and our net income of US$30.8 million were changes in certain working capital accounts, principally an increase in risk reserve fund liabilities of US$60.2 million and a decrease in accounts receivable of US$9.5 million, partially offset by an increase in restricted cash in US$50.2 million and an increase in deferred tax assets of US$17.1 million. Risk reserve fund liabilities increased primarily because we launched our new risk reserve fund starting from January 1, 2015, under which if a loan originated on or after January 1, 2015 defaults, we would cover on a portfolio basis the principal and accrued interest repayment of the defaulted loan using cash set aside in our risk reserve fund up to the balance of the risk reserve fund. For the nine months ended September 30, 2015, we set aside in the risk reserve fund an amount equal to 6% of the loans facilitated through our marketplace during the period. This amount is not sufficient to cover all expected payouts for loans facilitated during this period. Going forward, we intend to set aside a sufficient cash in the risk reserve fund to cover expected payouts by putting an appropriate additional amount of cash from other sources into the risk reserve fund on a quarterly basis, as needed. The decrease in accounts receivable was due to the change in our revenue recognition policy in the first quarter of 2015. See “—Cash Flows and Working Capital.” The increase in restricted cash was due to the cash we set aside in the risk reserve fund, which was partially offset by payouts from the risk reserve fund upon occasions of default. We recognized deferred tax assets in the nine months ended September 30, 2015 mainly due to liabilities from our risk reserve fund service.

Net cash used in operating activities was US$36.8 million in 2014. In 2014, the principal items accounting for the difference between our net cash used in operating activities and our net loss of US$4.5 million were changes in certain working capital accounts, principally an increase in prepaid expenses and other assets of US$31.1 million, partially offset by an increase in accrued expenses and other liabilities of US$27.5 million, and an increase in accounts receivable of US$23.1 million. The increase in prepaid expenses and other assets was (i) primarily due to the increase in funds receivable from the external payment networks, which include funds received from investors but not yet transferred to borrowers, repayments of loan and interest received from borrowers but not yet transferred to investors, and transaction fees and service fees received but not yet transferred to us, by the external payment networks due to a settlement time lag, and (ii) to a lesser extent, due to an increase in the deposits we paid to third parties for online marketing and user acquisition services. The increase in accrued expenses and other liabilities was primarily attributable to the increase in funds payable to investors or borrowers due to a settlement time lag with the external payment networks used to collect and transfer loan funds to borrowers and collect and repay loan principal and interest to investors. The increase in our accounts receivable was due to the significant growth of loan volume on our marketplace in 2014.

Net cash used in operating activities was US$11.3 million in 2013. In 2013, the principal items accounting for the difference between our net cash used in operating activities and our net loss of US$8.3 million were changes in certain working capital accounts, principally an increase in accounts receivable of US$3.0 million, and an increase in prepaid expenses and other assets of US$1.3 million partially offset by an increase in accrued expenses and other liabilities of US$1.1 million. The increase in our accounts receivable was due to the growth of loan volume on our marketplace in 2013. The increase in prepaid expenses and other assets was primarily due to the increase in funds receivable from the external payment networks we used at the time, namely the funds received by the external payment networks but not yet transferred to borrowers, investors or us due to a settlement time lag. The increase in accrued expenses and other liabilities was primarily attributable to the increase in funds payable to investors or borrowers due to the settlement time lag with the external payment networks which we used to handle the transfer of funds to and from borrowers and investors.

Investing Activities

Net cash used in investing activities was US$14.0 million in the nine months ended September 30, 2015, which was attributable to our purchases of short-term investments and property and equipment.

Net cash used in investing activities was US$0.6 million in 2014, which was attributable to our purchases of property and equipment.

Net cash used in investing activities was US$0.1 million in 2013, which was attributable to our purchases of property and equipment.

Financing Activities

Net cash provided by financing activities was US$9,999 in the nine months ended September 30, 2015, which was attributable to cash contribution from our parent company, CreditEase.

Net cash provided by financing activities was US$37.7 million in 2014, which was primarily attributable to cash contribution from our parent company, CreditEase.

Net cash provided by financing activities was US$11.4 million in 2013, which was primarily attributable to cash contribution from CreditEase.

Capital Expenditures

We made capital expenditures of US$0.1 million, US$0.6 million and US$1.2 million in 2013, 2014 and the nine months ended September 30, 2015, respectively. In these periods, our capital expenditures were mainly used for purchases of property and equipment. Our capital expenditures for 2015 are expected to be approximately RMB10.0 million (US$1.6 million), consisting primarily of expenditures related to the expansion and enhancement of our IT infrastructure. We will continue to make capital expenditures to meet the expected growth of our business.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2014 and September 30, 2015, respectively:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in US$ thousands)
As of December 31, 2014
Operating Lease Obligations	1,836	1,299	537	—	—
As of September 30, 2015
Operating Lease Obligation	3,373	413	2,960	—	—

Our operating lease obligations relate to our leases of office premises. We lease our office premises under a non-cancelable operating lease with an expiration date in May 2016. Rental expenses under operating leases for 2013, 2014 and the nine months ended September 30, 2015 were US$0.6 million, US$1.1 million and US$1.1 million, respectively.

As of September 30, 2015, we recorded liability of US$59.2 million in relation to the risk reserve fund. The maximum potential future payments we are required to make out of the risk reserve fund was US$49.4 million, which took into account the amount set aside in the risk reserve fund. As of December 31, 2014, we had no such liability. See “—Critical Accounting Policies, Judgments and Estimates—Liabilities from Risk Reserve Fund Service.”

Other than those shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2014 and September 30, 2015.

Off-Balance Sheet Commitments and Arrangements

In January 2015, we launched our new risk reserve fund to provide a certain level of assurance to investors who invest in loans through our marketplace. See “—Critical Accounting Policies, Judgments and Estimates—Liabilities from Risk Reserve Fund Service” and “Business—Risk Management—Investor Protection.” Other than this risk reserve fund arrangement, we have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Holding Company Structure

Yirendai Ltd. is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiary and consolidated variable interest entity in China. As a result, Yirendai Ltd.’s ability to pay dividends depends upon dividends paid by our PRC subsidiary. If our existing PRC subsidiary or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiary in China is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiary and our consolidated variable interest entity in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, our wholly foreign-owned subsidiary in China may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, and our consolidated variable interest entity may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiary has not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Inflation

Since our inception, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2013, December 2014 and September 2015 were increases of 2.5%, 1.5% and 1.6%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

All of our revenues and substantially all of our expenses are denominated in RMB, whereas our reporting currency is the U.S. dollar. In our consolidated financial statements, our financial information that uses RMB as the functional currency has been translated into U.S. dollars. Due to foreign currency translation adjustments, we had a foreign exchange gain of US$49,000 in 2013, a foreign exchange loss of US$0.3 million in 2014, and a foreign exchange loss of US$1.4 million in the nine months ended September 30, 2015. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations.

We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk. Although in general our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs will be affected by the exchange rate between U.S. dollar and RMB because the value of our business is effectively denominated in RMB, while our ADSs will be traded in U.S. dollars.

The conversion of RMB into foreign currencies, including U.S. dollars, is based on rates set by the PBOC. The PRC government allowed the RMB to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, the exchange rate between the RMB and the U.S. dollar had been stable and traded within a narrow band. Since June 2010, the PRC government has allowed the RMB to appreciate slowly against the U.S. dollar, though there have been periods when the RMB has depreciated against the U.S. dollar. In particular, on August 11, 2015, the PBOC allowed the RMB to depreciate by approximately 2% against the U.S. dollar. It is difficult to predict how long the current situation may last and when and how the relationship between the RMB and the U.S. dollar may change again.

To the extent that we need to convert U.S. dollars into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amounts available to us.

We estimate that we will receive net proceeds of approximately US$66.2 million from this offering if the underwriters do not exercise their option to purchase additional ADSs, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on the initial offering price of US$10.00 per ADS, the midpoint of the estimated initial public offering price range shown on the cover page of this prospectus, and we will receive net proceeds of approximately US$9.3 million from the concurrent private placement. Assuming that we convert the full amount of the net proceeds from this offering and the concurrent private placement into RMB, a 10% appreciation of the U.S. dollar against the RMB, from the exchange rate of RMB6.3556 for US$1.00 as of September 30, 2015 to a rate of RMB6.9912 to US$1.00, will result in an increase of RMB48.0 million in our net proceeds from this offering and the concurrent private placement. Conversely, a 10% depreciation of the U.S. dollar against the RMB, from the exchange rate of RMB6.3556 for US$1.00 as of September 30, 2015 to a rate of RMB5.7200 to US$1.00, will result in a decrease of RMB48.0 million in our net proceeds from this offering and the concurrent private placement.

Interest Rate Risk

We have not been exposed to material risks due to changes in market interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure. However, we cannot provide assurance that we will not be exposed to material risks due to changes in market interest rate in the future.

After the completion of this offering, we may invest the net proceeds we receive from the offering and the concurrent private placement in interest-earning instruments. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall.

Recent Accounting Pronouncements

In May 2014, the FASB issued, ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”. The guidance substantially converges final standards on revenue recognition between the FASB and the International Accounting Standards Board providing a framework on addressing revenue recognition issues and, upon its effective date, replaces almost all exiting revenue recognition guidance, including industry specific guidance, in current U.S. generally accepted accounting principles.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

•	Step 1: Identify the contract(s) with a customer.

•	Step 2: Identify the performance obligations in the contract.

•	Step 3: Determine the transaction price.

•	Step 4: Allocate the transaction price to the performance obligations in the contract.

•	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. We are in the process of evaluating the impact of adoption of this guidance on its consolidated financial statements.

In August 2014, the FASB issued a new pronouncement, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. The amendments in this ASU defer the effective date of ASU 2014-09 for all entities by one year. Public business entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. We do not expect the adoption of this pronouncement will have a significant effect on our consolidated financial position or results of operations.

In February 2015, the FASB issued a new pronouncement which is intended to improve targeted areas of consolidation guidance for legal entities such as limited partnerships, limited liability corporations, and securitization structures (collateralized debt obligations, collateralized loan obligations, and mortgage-backed security transactions). The ASU focuses on the consolidation evaluation for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. In addition to reducing the number of consolidation models from four to two, the new standard simplifies the FASB Accounting Standards Codification (“Codification”) and improves current GAAP by:

•	Placing more emphasis on risk of loss when determining a controlling financial interest. A reporting organization may no longer have to consolidate a legal entity in certain circumstances based solely on its fee arrangement, when certain criteria are met.

•	Reducing the frequency of the application of related-party guidance when determining a controlling financial interest in a VIE.

•	Changing consolidation conclusions for public and private companies in several industries that typically make use of limited partnerships or VIEs.

The ASU will be effective for periods beginning after December 15, 2015, for public companies. Early adoption is permitted. We do not expect the adoption of this guidance will have a significant effect on its consolidated financial statements.

INDUSTRY

Background

Consumption in China is growing rapidly but remains underfinanced, suggesting tremendous growth potential for China’s consumer finance market.

Consumption in China has experienced rapid growth as a result of China’s economic development and rising consumption power among Chinese consumers. According to the National Bureau of Statistics of China, China’s GDP increased from RMB48.1 trillion in 2011 to RMB64.1 trillion (US$10.1 trillion) in 2014, while annual per capita disposable income increased from RMB14,582 in 2011 to RMB20,167 (US$3,173) in 2014. Consumption has increasingly become an important driver of China’s GDP growth, with the ratio of final consumption to GDP reaching 51.0% in 2013, according to the National Bureau of Statistics of China. “Final consumption” is the total expenditure of residents on the consumption of goods and services in a certain period, namely the expenditure of residents for purchases of goods and services from the domestic economic territory and abroad to meet the requirements of their daily life, and excludes the expenditure of non-residents on consumption in the economic territory of the country. While China’s ratio of final consumption to GDP in 2013 was the highest in six years, it was still relatively low compared to the corresponding figure for the U.S. in the same period, which was 83.2% according to the World Bank, suggesting tremendous future potential. We believe the United States, which is characterized by high levels of consumption and high consumption loan balance to GDP ratios, provides a good proxy for the way China may develop given the growth of China’s economy, China’s large and expanding consumer base and the Chinese government’s policies to encourage consumption. As consumption in China continues to rise, we believe China’s consumer finance market will develop to address unmet consumer demand.

China’s Consumer Finance Market

Despite growing consumption levels, consumption in China is underfinanced. According to iResearch, China’s consumption loan balance to GDP ratio was merely 24.2% in 2014, compared to 77.5% for the United States during the same period, suggesting significant growth potential. “Consumer finance” consists of loans granted to consumers for purchasing consumption goods and services. Consumption in China is underfinanced primarily because loans from traditional financial institutions are not easily accessible. For example, to obtain a bank loan, a potential borrower needs to physically go to a bank branch. However, most bank branches offering consumption loans are located only in tier 1 and tier 2 cities. In addition, the application process for a bank loan is complex and time-consuming. The ineffectiveness of traditional financial institutions at serving the consumer finance market indicates significant business opportunities for alternative credit providers. Furthermore, the Guidelines released by the People’s Bank of China together with nine other regulatory agencies in July 2015 implicitly recognize the accessibility issues presented by traditional financial institutions and the promise internet finance presents in addressing them, indicating that regulatory support exists for organizations able to take advantage of such business opportunities. China’s consumption loan balance had reached RMB15.4 trillion (US$2.4 trillion) by the end of 2014, and is expected to further grow at a CAGR of 19.5% to RMB37.4 trillion by the end of 2019, according to iResearch. The development of new financial services and products will be one of the key growth drivers.

Source: iResearch.

The consumer finance market consists of secured consumption loans such as car loans and home mortgages, and unsecured consumption loans such as credit cards and other unsecured loans from banks and consumer financing companies. Unsecured consumption loans are expected to experience relatively stronger growth. According to iResearch, China’s unsecured consumption loan balance had reached RMB3.5 trillion (US$550.7 billion) by the end of 2014, and is expected to further grow at a CAGR of 26.6% to RMB11.4 trillion by the end of 2019. Key drivers behind the expected growth in China’s unsecured consumer finance market include the penetration of consumer finance into more consumption categories, the continued development of a nationwide personal credit information database, which improves the ability of lenders to evaluate potential borrower risk, and credit providers’ increasing awareness of the business opportunity in the sector.

Source: iResearch

Opportunities for Marketplaces Connecting Borrowers and Investors

China’s rapidly growing consumption levels and relatively limited consumer finance options have created opportunities for marketplaces that connect borrowers and investors. According to iResearch, transaction values for marketplaces that focus on consumption loans, or consumer finance marketplaces, are expected to grow from

RMB12.7 billion (US$2.0 billion) in 2014 to RMB521.4 billion in 2019, representing a CAGR of 110.1%. The primary drivers for the growth of consumer finance marketplaces include the growing consumption market and increasing demand for consumer finance. In addition, it is also driven by consumers’ need for higher borrowing limits and convenient transaction processing, and improving credit assessment capabilities made possible through the application of big data analytics.

Online Consumer Finance Marketplaces with the Strongest Growth Potential

According to iResearch, transaction values through online consumer finance marketplaces are expected to grow from RMB4.6 billion (US$723.8 million) in 2014 to RMB247.6 billion in 2019, representing a CAGR of 122.2%, which is even higher than the expected growth rate for consumer finance marketplaces in general. The additional drivers for the growth of online consumer finance marketplaces include increased internet and mobile penetration among consumers, the emergence of online marketplaces and ecommerce platforms that drive consumer behavior from offline to online, as well as the ability to realize comparatively lower user acquisition costs and higher operating efficiencies. Moreover, the policies set forth in the Guidelines released by the People’s Bank of China together with nine other regulatory agencies in July 2015 show government support for the online peer-to-peer lending service industry, and indicate online consumer finance marketplaces operate in a regulatory environment that will promote and encourage the industry’s future development.

BUSINESS

Our Mission

Our mission is to provide consumers in China with easy access to affordable credit and investors with attractive investment opportunities through our online marketplace.

Overview

We are a leading online consumer finance marketplace in China connecting investors and individual borrowers, according to iResearch. We facilitated over RMB8,748.3 million (US$1,376.4 million) in loans from our inception in March 2012 through September 30, 2015.

Our online platform automates key aspects of our operations and enables us to efficiently match borrowers with investors and execute loan transactions. Leveraging the extensive experience of our parent company CreditEase, we provide an effective solution to address largely underserved investor and individual borrower demand in China. CreditEase is a large financial services company focusing on providing inclusive finance and wealth management products and services in China. Our borrowers and investors come from a variety of channels, including online sources, such as the internet and our mobile applications, as well as offline sources, such as referrals from CreditEase’s on-the-ground sales network. In 2014 and the nine months ended September 30, 2015, we facilitated over RMB550.8 million and RMB1,657.4 million (US$260.7 million) in loans through our mobile applications, respectively, representing 24.7% and 26.5% of the total amount of loans facilitated through our marketplace in the respective periods.

Between 2014 and 2019, China’s unsecured consumer finance market is forecasted to grow at a CAGR of 26.6% from RMB3.5 trillion (US$550.7 billion) to RMB11.4 trillion in terms of outstanding loan balance, according to iResearch. As we continue to expand our business, we believe that we will be well positioned to capture market opportunities in China.

We currently target prime borrowers, comprising credit card holders with stable credit performance and salary income. We strategically focus on prime borrowers as we believe members of this group tend to be more creditworthy and more receptive to internet finance solutions. In the future, we may expand to serve new borrower groups beyond prime borrowers, enabling us to capture the opportunities presented by China’s growing unsecured consumer finance market. Our online marketplace offers qualified borrowers who successfully complete our online application and meet our borrower requirements quick and convenient access to affordable credit at competitive prices. All of the loans facilitated through our marketplace feature fixed interest rates. To provide a transparent marketplace, the interest rates, transaction fees and other charges are all clearly disclosed to borrowers upfront.

Our online marketplace provides investors with attractive returns with investment thresholds as low as RMB100 (US$15.7). Investors have the option to individually select specific loans to invest in or to use our automated investing tool that identifies and selects loans on the basis of a targeted return. We also offer investors a risk reserve fund service with the aim of limiting losses to investors from borrower defaults. In addition, we provide investors with access to a liquid secondary market, giving them an opportunity to exit their investments before the underlying loans become due. We currently conduct our business operations exclusively in China, and our online consumer finance marketplace does not facilitate investments by investors located in the United States.

We believe we have developed an industry leading risk management system using our proprietary credit decisioning and fraud detection modules. We accumulate data from our expanding borrower base and CreditEase’s extensive database to continually enhance the sophistication and reliability of our risk management system. Our proprietary risk management system enables us to assess the creditworthiness of borrowers more effectively in a market where reliable credit scores and borrower databases are still at an early stage of development. This system also enables us to appropriately price the risks associated with borrowers and offer quality loan investment opportunities to investors.

We generate revenues primarily from fees charged for our services in matching investors with individual borrowers and for other services we provide over the life of a loan. We charge borrowers transaction fees for services provided through our platform in facilitating loan transactions, and charge investors service fees for using our automated investing tool or self-directed investing tool. As an information intermediary, we do not use our own capital to invest in loans facilitated through our marketplace.

We have experienced significant growth since we launched our marketplace in March 2012. Our total net revenues increased from US$3.1 million in 2013 to US$31.9 million in 2014, and increased from US$13.1 million for the nine months ended September 30, 2014 to US$138.0 million for the nine months ended September 30, 2015. We had net losses of US$8.3 million and US$4.5 million in 2013 and 2014, respectively. For the nine months ended September 30, 2015, we had a net income of US$30.8 million, compared to a net loss of US$10.9 million for the nine months ended September 30, 2014.

Our Solution

We are a leading online consumer finance marketplace in China connecting investors and individual borrowers, according to iResearch. Our marketplace embraces the significant opportunities presented by a financial system that leaves many creditworthy individuals underserved or even unserved. Our online business model, empowered by a technology-driven and user-centric platform, allows us to efficiently match borrowers with investors. We provide borrowers with fast and convenient access to consumer credit at competitive rates, while we offer investors easy and quick access to an alternative asset class with attractive returns.

*	Historically, borrower and investor funds were deposited into a custody account managed by any one of a number of established third party online payment platforms. In August 2015, we fully migrated to a new system whereby China Guangfa Bank, one of the largest commercial banks in China, took over the custody accounts previously managed by the various third party payment platforms.

Benefits to Borrowers

We provide the following benefits to borrowers, which enabled us to achieve the No. 2 ranking in terms of borrower satisfaction among our industry peers in 2014, according to a customer survey conducted by iResearch.

•	Access to consumer credit. Borrowers are significantly underserved by the current consumer finance system in China, which provides insufficient access to funds or, in some cases, no access at all. For example, individual credit card holders in China on average hold aggregate personal credit limits of less than RMB20,000 (US$3,147), according to iResearch. We provide prime borrowers with access to consumer credit on terms that are adjusted to borrowers’ risk profiles and in amounts which are suitable to finance certain large consumption expenditures, such as those for home renovations, vehicle purchases, traveling and continuing education. Our pricing grades are designed to allow us to further segment our target prime borrower group to offer customized loans.

•	Quick and convenient access. We provide borrowers with an online loan application and management platform that can be accessed anytime, anywhere through our website and mobile applications. For express loan products, borrowers are able to finish the application process in three steps taking as little as ten minutes. We also provide borrowers with access to live support and easy-to-use online tools throughout the application process and for the lifetime of the loan.

•	Fast credit approval. We leverage online data and technology to quickly assess risk, determine a credit rating and assign a pricing grade. For express loan products, qualified borrowers can receive an initial decision in as fast as ten minutes. We provide borrowers with faster credit decisioning compared to traditional sources of consumer credit in China, which may take weeks to provide a decision.

•	Competitive rates and payments. Our proprietary credit decisioning system prices the risk associated with consumers, which are not sufficiently covered and hence not well priced by traditional banks in China. For example, borrowers who qualify for our Grade A loans pay interest rates and fees as low as 16.9% on an APR basis, which is competitive with the rates charged by traditional banks on credit cards. Furthermore, the loans on our marketplace have a variety of tenures, such as 12, 18, 24, 36 or 48 months, allowing borrowers to better manage their cash flows and build financial discipline by making repayments spread out over a period of time that suits their budgets and schedules.

•	Transparent marketplace. We offer borrowers a transparent end-to-end process with foreseeable turnaround times and clear documentation requirements. All of the loans facilitated through our marketplace feature fixed interest rates, which together with service fees and late payment penalties, are clearly disclosed to borrowers during the application process.

Benefits to Investors

We provide the following benefits to investors, which enabled us to achieve the No. 1 ranking in terms of investor satisfaction among our industry peers in 2014, according to a customer survey conducted by iResearch.

•	Access to a new asset class. We provide investors with access to an investment opportunity that is outside the traditional and limited investment channels available to investors in China. We offer investors the ability to invest on our marketplace with investment thresholds as low as RMB100 (US$15.7), permitting diversification across multiple loans. In 2014 and the nine months ended September 30, 2015, the average loan investment sizes through our marketplace were RMB12,370 and RMB15,988 (US$2,516), respectively.

•	Attractive returns. We offer investors attractive returns, which currently range from 6.6% to 11.25% on an annualized basis after fees. Our focus on prime borrowers and our credit screening capabilities help to improve the reliability of returns obtained through our marketplace.

•	Easy and quick access. We offer investors 24/7 access to all available services through our website and mobile applications. We provide investors with online tools that automatically invest a specified amount of funds committed by the investor according to investor-specified criteria, including desired rate of return and tenure.

•	Investor protection. We offer investor protection in the form of a risk reserve fund. Under this arrangement, we set aside a certain amount of cash in a custody account which is used to pay investors the principal and accrued interest on their past due loans.

•	Liquid secondary market. With an average of over 3,092 transactions taking place on our secondary marketplace every month during the nine months ended September 30, 2015, we provide investors with a liquid secondary market where they can transfer their loans to other investors before maturity. On average, each secondary transaction took less than one day to complete in the nine months ended September 30, 2015.

Our Strengths

We believe the following competitive strengths contribute to our success and differentiate us from our competitors:

China’s leading online consumer finance marketplace connecting investors and individual borrowers

We are a leading online consumer finance marketplace in China connecting investors and individual borrowers, according to iResearch. From our inception in March 2012 through September 30, 2015, we successfully facilitated loans between over 210,700 investors and over 141,600 borrowers, representing an aggregate value of over RMB8,748.3 million (US$1,376.4 million). By utilizing a highly scalable platform and online business model, we have been able to grow the scale of our marketplace and reinforce our strengths through network effects, allowing us to reach over 6.7 million users who had registered accounts as of September 30, 2015. We believe our scale, brand, risk management capabilities and technology platform allow us to effectively attract new participants, lower costs for borrowers, provide high-quality loan investment opportunities, create higher liquidity and thus reinforce our market position.

Superior user experience

We offer a superior user experience to borrowers and investors, helping us to achieve industry leading customer satisfaction rates. According to a customer survey conducted by iResearch, we ranked No. 1 in terms of investor satisfaction rates and No. 2 in terms of borrower satisfaction rates among our industry peers in 2014. The iResearch survey included (i) most of the top 20 marketplaces connecting borrowers and investors in terms of transaction value during the six months ended June 30, 2014, which iResearch believes to have competitive strengths and be representative of the participants in the industry, (ii) additional marketplaces that iResearch considered well-known, for example, those backed by well-known large Chinese companies or considered industry pioneers, and (iii) additional marketplaces named by survey participants, who had the option to add marketplaces to the existing list provided in the survey. According to iResearch, only those marketplaces rated by at least 40 survey participants were included in the final rankings.

We provide borrowers with quick and convenient access to credit at affordable and competitive rates through our online platform that is accessible anytime, anywhere. In 2014, we facilitated loans to 39,344 borrowers through our platform, compared with loans to 3,549 borrowers in 2013, and in the nine months ended September 30, 2015, we facilitated loans to 98,546 borrowers, compared with loans to 18,367 borrowers in the nine months ended September 30, 2014. Approximately 24.7% and 26.5% of loans in terms of amount were facilitated through our mobile applications in 2014 and the nine months ended September 30, 2015, respectively, representing over RMB550.8 million and RMB1,657.4 million (US$260.7 million) in loans, respectively.

We offer investors easy and quick access to an alternative asset class with attractive returns, as well as a superior user experience. 34,527 investors made investments through our platform in 2014, compared to 5,617 investors in 2013, with the average amount invested by each investor increasing from RMB52,751 in 2013 to RMB75,480 in 2014. In the nine months ended September 30, 2015, 185,704 investors made investments through our platform compared to 16,736 investors in the nine months ended September 30, 2014. In 2014 and the nine months ended September 30, 2015, 43.5% and 41.9%, respectively, of investors were repeat users of our platform, defined as those investors who made two or more investments through our platform during the year.

Proprietary risk management system

We take a holistic approach to managing risk. We currently target prime borrowers, which we believe represent a superior risk profile compared to the borrower base served by our industry peers. Our proprietary risk management system enables us to evaluate potential borrowers in a market where reliable credit scores and borrower databases are still at early stage of development. Our system is built upon data accumulated through our operations and is further supported by an extensive database accumulated by CreditEase over the past nine years. Our risk management model utilizes big data capabilities, including a proprietary analytics engine and algorithms, to automatically evaluate the credit characteristics of borrowers. At the same time we use automated verification and fraud detection tools to ensure the quality of the loans facilitated through our marketplace. We supplement these technology driven systems with manual verification and fraud prevention processes when necessary. We consistently upgrade our risk management model with new credit data and technologies. Currently, our risk management system utilizes over 250 decisioning rules and contains a blacklist with over 1,000,000 fraud detection data points. We believe our risk management is prudent, as evidenced by the performance of various loan vintages facilitated through our marketplace.

We have established a stringent risk management culture by setting up an independent risk management division, embedding risk management into employee performance reviews and implementing a systematic and regular risk management training program.

Powerful network effects

Our online marketplace benefits from powerful network effects that increase as the number of participants and transactions on our platform grow. Leveraging CreditEase’s experience, we have established the brand and scale that attract growing numbers of investors and borrowers, and have become a leader in the online consumer finance marketplace industry. The increase in the number of investors enables us to better match investors with borrowers. As our scale increases, higher transaction volumes generate more data that we can leverage to improve the effectiveness of our credit decisioning model, enabling us to improve borrower screening and to provide higher quality credit assets to investors. Improved investment performance increases investor trust in our marketplace, lowering the risk premiums that are charged for lending through our platform and allowing us to offer more competitive rates to attract additional high-quality borrowers. The result is a virtuous cycle for our business whereby the performance of our marketplace improves. We believe that these network effects will reinforce our market position.

Scalable and robust technology platform

Our technology platform powers our online marketplace, enabling us to connect investors and individual borrowers in a fast and effective way and to efficiently deliver services to them. Our platform covers the entire loan transaction process, including application, verification, credit assessment, decisioning, listing, funding, servicing and collections, and provides a flexible, cost-efficient and time-saving mechanism for matching borrowers and investors when compared to traditional banking institutions. Our technology platform also facilitates our user-friendly mobile applications, which allow our users to invest and borrow anytime, anywhere. Approximately 24.7% and 26.5% of loans in terms of amount were facilitated through our mobile applications in 2014 and the nine months ended September 30, 2015, respectively. Our platform is further enhanced by our big data capabilities that automate and streamline our data extraction and mining efforts, our automated fraud detection systems and proprietary application programming interfaces. In addition, we have adopted robust security measures and policies to protect our customer information and proprietary data, and have deployed multiple layers of redundancy to ensure the reliability of our platform.

Visionary founder and experienced management team

Our founder and executive chairman, Ning Tang, is a pioneer in China’s peer-to-peer lending service industry. Other members of our management team have on average more than ten years of experience and all have held senior positions with various financial institutions and large companies prior to joining us. Together with Mr. Tang, they started our company with the vision of becoming the leading online consumer finance marketplace connecting investors and individual borrowers in China. Their deep understanding of the consumer finance market in China contributed to our strategic decision to focus on the prime borrower market.

Our Strategies

Our mission is to provide consumers in China with easy access to affordable credit and investors with an attractive investment opportunities through our online marketplace. We intend to achieve this goal by pursing the following strategies:

Continue to define industry best practices in China

We will leverage the strengths of our marketplace to continue to grow our market share in China’s online consumer finance marketplace industry in terms of both loan volume and participants. By focusing on the long-term sustainable growth of our marketplace, we seek to mitigate the risks inherent in expanding credit markets. To this end, we strive to create and uphold industry best practices for all aspects of our business, including credit risk management and analysis, operational transparency, fund settlement and data security. For example, we have partnered with China Guangfa Bank, one of the largest commercial banks in China, to establish a third-party custody and settlement arrangement to better protect investors and borrowers. Pursuant to the agreement we have entered into with China Guangfa Bank, China Guangfa Bank has set up custody accounts for the funds loaned through our online consumer finance marketplace and our risk reserve fund, and to manage the settlement of funds to and from these custody accounts, in exchange for which we pay China Guangfa Bank a fee for its custody and settlement services. The agreement is of an indefinite duration, and we may terminate the agreement upon 15 business days advance notice. We do not expect the service fees to be paid to China Guangfa Bank will account for a material portion of our total operating costs and expenses. We believe this arrangement is the first of such kind in China and sets the best practice in the industry. In order to ensure the growth and stability of our marketplace, we will leverage our deep understanding of China’s consumer finance market to develop our risk reserve fund service in a manner that balances the needs of regulators and our users. Separately, through CreditEase’s leadership in self-regulatory organizations such as the Internet Finance Committee operated under the PBOC, Beijing P2P Association, the industry’s first association that is officially registered and overseen by regulators, and the National Association of Small Loan Companies under the supervision of the CBRC and PBOC, we will continue to foster the sustainable growth of our industry by leading through example and our sharing of best practices.

Broaden our borrower base

We seek to grow the number of borrowers on our online marketplace through the introduction of new credit products and services. By tailoring products to specific borrower needs, we continually seek to attract new and repeat borrowers to our marketplace. We will leverage the success of our existing vertical loan products, such as those for IT professionals, to expand our customized loan products to new industry verticals. By targeting specific borrower segments with specialized loan products, we intend to increase the conversion rate of interested individuals into successfully qualified borrowers. In the future, we expect repeat borrowers to become an increasingly important source of our borrower base and we will design specific products and services to cater to this group. We may also expand to serve new borrower groups beyond prime borrowers, enabling us to capture the opportunities presented by China’s growing unsecured consumer finance market. In addition, we will continue to leverage new technologies, such as mobile applications, to make the borrower loan application and investor matching process more efficient and transparent, attracting more borrowers to our marketplace. As consumers in China become increasingly receptive to utilizing online consumer financial services in general, we believe the improvements to our platform made possible by the further use of technology will enable us to acquire an increasing majority of borrowers through internet and mobile acquisition channels.

As our marketplace continues to grow, we plan to expand our ability to offer risk-based loan pricing. For example, we continue to enhance our risk-based pricing for borrowers based on individual credit criteria so that borrowers will be able to receive customized loans tailored to their own credit profile. In addition, we intend to introduce market-based pricing of loans based on macroeconomic factors and we believe such ability to continually adjust the pricing of the loans on our marketplace will allow us to better meet the needs of our borrowers. We may also increase the average size of the loan provided to qualified borrowers as we continue to grow.

Expand our investor base

We strive to increase the overall number of investors and the amounts they invest through our marketplace by facilitating investments in a diversified portfolio of high-quality loan products. We will continue to develop new investment products, such as diversified term investment products and products with lower investment thresholds, to satisfy different investor requirements. For our existing investors, we will seek to implement strategies to increase the share of their assets invested through our marketplace over time. To this end, we intend to provide investors with enhanced tools to better monitor and manage their investments on our online marketplace, and to continue to enhance the liquidity of our marketplace by growing the number and type of loans transferred on the secondary loan market on our platform. In the future, we plan to segment loans into more precise tiers of returns, and seek to offer investors a more diverse array of loan products that better meet their return targets. We also plan to offer more valued-added services to investors, such as investment portfolio services. Furthermore, we will seek to expand our investor base from our current focus on individual investors to also include institutional investors.

Further enhance our risk management capabilities

As loan volumes on our marketplace grow, we will seek to use the data generated from these transactions to further enhance our risk management systems. We will continue to automate our risk management system by enhancing our online data analytics capabilities. At the same time, we will enhance these data analytics systems by utilizing additional data sources, such as from additional online verticals and third-party partners, for inclusion in our models to uncover new insights about individual borrowers, and to allow us to evaluate and facilitate lending to more borrowers. We will also further advance our proprietary algorithms that analyze behavioral data, transactional data and employment information in order to increase the automation and predictive capabilities of our credit and risk management systems. These will enable us to further increase the efficiency of our marketplace while maintaining sophisticated risk management capabilities.

Continue to execute our mobile strategy

We have made and will continue to make significant investments in pursuing our mobile strategy. As we expect customers will increasingly submit loan applications or make investments from their mobile devices, we plan to further strengthen our mobile internet presence to seize promising market opportunities by developing targeted marketing programs directed at mobile users. Approximately 24.7% and 26.5% of loans in terms of amount were facilitated through our mobile applications in 2014 and the nine months ended September 30, 2015, respectively. We will improve the functionality of our mobile applications in order to improve mobile user experience, make our marketplace more convenient and accessible to users in China and enhance the stickiness of our platform. We also plan to develop and introduce more mobile related products that serve the borrowers’ financing needs in their daily life. As we continue to execute our mobile strategy, we will utilize the additional information available from mobile users, such as location data, to further enhance our risk management capabilities.

Continue to invest in our technology platform

We will continue to make significant investments in our proprietary technologies in the areas of data collection and processing algorithms to increase the precision, speed and scale at which we match the demand and supply of loans. Enhanced data analytics will also improve our conversion of online leads into successful borrowers and investors. With the further application of big data, we will seek to acquire members of our target borrower and investor groups in a more focused and cost efficient way. Furthermore, we will continue to leverage technology to further automate our processes and improve efficiency. At the same time, we will also benefit from the operating leverage associated with our scalable platform as our scale grows. We believe these investments will facilitate the long-term growth of our marketplace.

Cultivate a vibrant consumer lending ecosystem

We will expand strategic relationships with key industry value chain partners to further increase the value of our marketplace and better serve borrowers and investors. Prior to our carve-out from CreditEase, we relied on CreditEase for the successful operation of our online consumer finance marketplace. In the future, we expect to continue to rely on CreditEase for various aspects of our operations. A significant portion of borrowers and investors on our marketplace were acquired through referrals from CreditEase, and we outsource all of our collections process to CreditEase. Although we expect that CreditEase will continue to provide us with such services going forward based on the service agreements that we have entered into with CreditEase, we will expand our strategic relationships with other user acquisition channels, especially online channels, and third-party collection agents. For example, in August 2015 we fully migrated to a new third-party custody and settlement arrangement whereby China Guangfa Bank took over borrower and investor custody accounts that were previously managed by various third-party payment platforms. In the future, we may partner with traditional financial institutions to combine the efficiency advantages of online consumer finance marketplaces with the low funding costs of traditional financial institutions. We may expand cooperation with partners in more sectors, thereby expanding the breadth of potential transactions conducted on our marketplace beyond consumer finance to other forms of consumption. We may also pursue strategic investments and partnerships that complement our online marketplace, improve our technologies, enhance our user experience and strengthen our market leading position.

We will continue to promote the positive development of the online consumer finance marketplace industry in China through long-term partnerships with government institutions to advocate for the adoption of an industry-wide credit scoring system to better protect borrowers and investors. For example, in December 2014 our executive chairman, Mr. Ning Tang, helped to establish and was elected chairman of the Beijing P2P Association, the industry’s first association that is officially registered and overseen by regulators. In addition, we have developed online forums to educate borrowers and investors and to promote greater awareness of the benefits and risks of online consumer finance. In the future, we will continue to develop venues and methods to educate potential participants in our marketplace.

Our Borrowers

Target Borrower Group

We currently target prime borrowers, comprising credit card holders with stable credit performance and salary income. We strategically focus on prime borrowers because we believe members of this group tend to be more creditworthy and receptive to internet finance solutions. According to iResearch, the number of credit card holders in China reached 281.7 million in 2014.

Borrower Profile and Base

Based on the information disclosed to us, as of September 30, 2015, our historical borrower profile was 82.5% male and 17.5% female, while 77.7% were 35 years of age or less.

In 2014, we facilitated loans to 39,344 borrowers through our platform, compared with 3,549 borrowers in 2013, and in the nine months ended September 30, 2015, we facilitated loans to 98,546 borrowers, compared with loans to 18,367 borrowers in the nine months ended September 30, 2014. We do not permit borrowers to hold more than one loan that has been facilitated through our platform at a time. The total amount of funds loaned to borrowers through our platform was RMB2,228.6 million in 2014, which increased substantially from RMB258.3 million in 2013. In the nine months ended September 30, 2015, the total amount of funds loaned to borrowers through our platform was RMB6,256.1 million (US$984.3 million), compared with RMB1,107.3 million in the nine months ended September 30, 2014.

Borrower Acquisition

We attract a fast growing number of borrowers through various online channels. Our online borrower acquisition efforts are supported by our big data capabilities and are primarily directed toward search engine marketing, search engine optimization, mobile application downloads through major application stores, partnering with online channels through application programming interfaces, as well as various marketing campaigns.

We also acquire borrowers through referrals from CreditEase’s extensive on-the-ground sales network across over 200 locations in China as part of our contractual arrangement with CreditEase. Under this arrangement, CreditEase is obligated to refer borrowers who fall within our target borrower group to our online marketplace, in exchange for which we pay CreditEase a referral fee. The cost of services which CreditEase provides to us may from time to time increase, based on commercial negotiations between CreditEase and us. Recently, pursuant to our contractual agreement with CreditEase, the fee rate for the offline borrower acquisition services which CreditEase provides to us will increase from the current 5% to 6% of the loans facilitated to borrowers referred by CreditEase for the three years starting 2016. After that, the fee rate may be adjusted on a yearly basis based on commercial negotiation, and after taking into consideration the costs to CreditEase for providing such services and with reference to market rates. Once a potential borrower is referred to us, all the remaining aspects of the transaction life cycle are handled by us, with our online marketplace facilitating the loan transaction, from application to credit decisioning to matching and servicing. Our referral arrangement with CreditEase is designed so that CreditEase does not compete with our online consumer finance marketplace business. See “Our Relationship with CreditEase.” In 2013, 2014 and the nine months ended September 30, 2015, 54.2%, 48.1% and 50.6% of our borrowers were acquired through referrals from CreditEase, respectively. The average size of loans sourced through offline channels tends to be larger than that of loans sourced through online channels.

The following table provides a breakdown of the number of borrowers using our platform by channel:

	For the Year Ended December 31,		For the Nine Months Ended September 30,
	2013	2014	2014	2015
Number of borrowers(1):
Borrowers from online channels	1,625	20,422	8,774	48,645
Borrowers from offline channels	1,924	18,922	9,593	49,901

Total number of borrowers	3,549	39,344	18,367	98,546

(1)	The number of borrowers for a specified period represents the number of borrowers whose loans were funded during such period. We do not permit borrowers to hold more than one loan that has been facilitated through our platform at a time. A borrower who obtains loans through our platform from both online and offline channels during a period is counted as a borrower acquired from online channels for the purpose of the table above.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2013	2014		2014	2015
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Amount of loans facilitated	258,322	2,228,562	350,645	1,107,291	6,256,065	984,339
Loans generated from online channels	98,512	896,003	140,978	393,526	2,016,681	317,308
Loans generated from offline channels	159,810	1,332,559	209,667	713,765	4,239,384	667,031

Our Investors

Target Investor Group

We accept investments from investors of all income levels. However, we focus our efforts on attracting mass affluent investors. This large and rapidly growing sector of the Chinese population is currently underserved by traditional investment products in China. We seek to attract mass affluent investors because members of this demographic group are a significant untapped source of capital. In the future, we plan to expand our investor base from our current focus on individual investors to also include institutional investors.

Investor Profile and Base

Based on the information disclosed to us, as of September 30, 2015, our historical investor profile was 54.8% male and 45.2% female, while 84.7% were 40 years of age or less.

In 2014, 34,527 investors invested through our platform, compared with 5,617 investors in 2013, and in the nine months ended September 30, 2015, 185,704 investors made loans through our platform, compared to 16,736 investors in the nine months ended September 30, 2014. The total amount of funds invested by investors through our marketplace was RMB2,606.1 million in 2014, compared with RMB296.3 million in 2013. In the nine months ended September 30, 2015, the total amount of funds invested by investors through our marketplace was RMB8,004.9 million (US$1,259.5 million), compared with RMB1,137.7 million in the nine months ended September 30, 2014.

Investor Acquisition

We attract a fast growing majority of our investors through online channels and currently attract almost all of our investors from such channels. Our investor acquisition efforts are primarily directed towards enhancing our brand name, building investor trust, and word-of-mouth marketing. We also attract investors through CreditEase’s on-the-ground sales network, which refers potential investors to our marketplace who have expressed interest in the types of loan products offered on our online marketplace.

The following table provides a breakdown of the number of investors using our platform by channel:

	For the Year Ended December 31,		For the Nine Months Ended September 30,
	2013	2014	2014	2015
Number of investors(1):
Investors from online channels	4,250	25,093	12,505	176,700
Investors from offline channels	1,367	9,434	4,231	9,004

Total number of investors	5,617	34,527	16,736	185,704

(1)	The number of investors for a specified period represents the number of investors who have made at least one investment in loans during such period. An investor who makes investments through our platform through both online and offline channels during a period is counted as an investor acquired from online channels for the purpose of the table above.

Our Products and Services

Products Offered to Borrowers

Our online marketplace facilitates standard loan products, express loan products and vertical loan products to borrowers. For the loan products we facilitate, the APR paid by borrowers is between 16.9% and 39.5%, with the specific rate charged dependent upon a risk assessment of the borrower. We believe that these loans are simple and quality credit products that make it easy for borrowers to budget their repayment obligations and meet their financial needs. All of our loan products are unsecured, feature fixed monthly payments and offer terms of

12, 18, 24, 36 or 48 months. Typical uses for these loan products include home remodels, durable good purchases, travel and continuing education.

Standard Loan Products

In 2014 and the nine months ended September 30, 2015, the average loan amounts for our standard loan products were approximately RMB66,187 and RMB79,277 (US$12,474), respectively, although our standard loans can be as large as RMB500,000 (US$78,671). To apply for a standard loan, a borrower needs to complete an online application providing information such as their PRC identity card information, a bank statement with proof of monthly income and credit report from the PBOC, as well as the desired loan amount and term. In 2014 and the nine months ended September 30, 2015, our standard loan products represented the majority of the loans that were made through our marketplace.

FastTrack Loan Products

FastTrack loans are a new, fast expanding product that is currently only available through our mobile applications. These loans can be as large as RMB100,000 (US$15,734). In 2014 and the nine months ended September 30, 2015, the average FastTrack loan amounts were RMB36,328 and RMB37,323 (US$5,872), respectively. To apply for a FastTrack loan, a borrower completes an online application providing their PRC identity card information, e-commerce account information, mobile phone number and a credit card statement as well as the desired loan amount and duration. This product offers near instantaneous credit approval, allowing qualified borrowers to receive an initial decision in as fast as ten minutes.

Vertical Loan Products

We currently offer vertical loan products to IT professionals, and plan to offer similar types of loan products targeted at other industry verticals in the future. Our IT professional loans are a relatively new program that is experiencing rapid growth. This product is currently aimed specifically at IT professionals working at large, established internet technology companies. Like our standard and express loans products, IT professional loans are unsecured. The average IT professional loan amount was RMB50,392 in 2014 and RMB49,211 (US$7,743) in the nine months ended September 30, 2015. Typical uses for IT professional loans are similar to those for our standard loan products and express loan products. To apply for an IT professional loan, a borrower needs to provide information such as their employment information, PRC identity card information, a bank statement with proof of monthly income and a credit report from the PBOC, as well as the desired loan amount and term.

Loan Pricing Mechanism

We price loans facilitated through our marketplace using a pricing grid with four pricing grades, each with an APR calculated to correspond to a risk assessment of borrowers falling within that particular segment. Once a borrower’s credit information is input into our proprietary credit scoring and loan qualification system, that system automatically decides which of the four segments the borrower falls under, and applies the fee rate for the relevant segment to the borrower. Going forward, we plan to expand the number of segments contained in our pricing grid.

Loans are quoted as a fee rate displayed as an APR, which comprises a fixed interest rate that borrowers pay investors, and a transaction fee rate we charge borrowers for our services, and represents the total cost of borrowing for borrowers. The APRs for the term loans on our marketplace currently range from 16.9% to 39.5%, enabling us to cover a broad range of high-quality risk assets.

All of the loans offered through our marketplace feature fixed interest rates, which are paid to investors less any defaults over the term of the applicable loan and fees charged to investors. In addition, we charge borrowers transaction fees for matching them with investors. The transaction fee is charged as a percentage of the loan contract. A penalty fee for late payment is imposed as a percentage of the amount past due. All fees are clearly disclosed to the borrower upfront.

Services Offered to Investors

Through our marketplace investors have the opportunity to invest in a wide range of loan products with attractive returns. We believe our proprietary credit scoring and fraud detection systems will increase investor confidence in the quality of loans that they are investing in.

Investing Tools

Our online marketplace provides investors with several investing tools.

Automated investing tool. Our automated investing tool represents the most popular way for investors to invest in loans through our marketplace. With our automated investing tool, an investor agrees to invest a specified amount of money to borrowers through our marketplace for a specified period of time. Once an investor commits funds using the tool, his funds are automatically allocated among approved borrowers. Our automated investing tool automatically reinvests investors’ funds as soon as a loan is repaid, enabling investors to speed the reinvestment of cash flows without having to continually revisit our website or mobile application. Unless an emergency withdrawal fee is paid, investors using our automated investing tool are not allowed to withdraw their funds prior to the expiration of the specified investment period, which does not necessarily match the term of the loans to which the automated investing tool allocates the investor’s funds. In 2014 and the nine months ended September 30, 2015, the vast majority of funds invested by investors through our marketplace were invested utilizing this automated investing tool.

The minimum threshold for a lending commitment made through our automated investing tool is RMB100 (US$15.7). In 2014 and the nine months ended September 30, 2015, the average amounts invested through our automated investing tool by each investor were RMB76,612 and RMB41,322 (US$6,502), respectively, and the current average annual rates of return to investors after deducting the management fee were between 6.6% and 10.2%. The specific rate of return offered to an investor using our automated investing tool varies with the duration of the committed investment term, which can be as short as three months, and the average interest returns of the loans to which the automated investing tool allocates the investor’s funds, which are also dependent on loan term.

Self-directed investing tool. Our self-directed investing tool enables investors to personally select among the hundreds of new lending opportunities to approved borrowers that are posted on our marketplace every day. After selecting a desired loan, the investor then agrees to lend a specified amount of money to a specific borrower through our marketplace for a specified duration which must match the tenure of the borrower’s loan. In order to encourage investors to diversify their risks, we have a policy capping each investor’s investment in a given loan at 20% of the loan amount. Our platform provides investors using our self-directed investing tool with the ability to use filters based on credit and application data, such as term, amount and interest rate, to screen loans on our platform for review.

The minimum threshold for a lending commitment made through our self-directed investing tool is RMB100 (US$15.7). In 2014 and the nine months ended September 30, 2015, the average amounts invested through our self-directed investing tool by each investor were RMB51,570 and RMB84,737 (US$13,333), respectively. The rate of return offered to an investor after deducting the management fee varies with the duration of the investment term, with 9.0% corresponding to a 12-month loan and 11.25% corresponding to a 48-month loan.

Risk Reserve Fund

In January 2015 we launched our new risk reserve fund. Under the current arrangement, we set aside a certain amount of cash in an interest-bearing custody account. The risk reserve fund covers loans originated on or after January 1, 2015. If a loan originated on or after January 1, 2015 defaults, we will withdraw funds from the risk reserve fund to repay the principal and accrued interest for the defaulted loan, unless the risk reserve fund is depleted. At the inception of each loan, we set aside cash in an amount equal to a certain percentage of the loan amount facilitated on our platform. We reserve the right to revise this percentage upwards or downwards from time to time. In addition, we monitor the balance of the risk reserve fund on a monthly basis, and adjust on a quarterly basis by putting an appropriate additional amount of cash from other sources into the risk reserve fund as needed to ensure we can sufficiently cover the expected payouts. See “—Risk Management—Investor Protection.”

Secondary Loan Market

We maintain a secondary loan market on our marketplace where investors can transfer the loans they hold prior to maturity at the fair value of the remaining loans. This secondary loan market is liquid, with loans typically exchanging hands within the same day it is posted. This liquidity offers investors the opportunity to enter and exit their investments without waiting until maturity, increasing their frequency and willingness to lend and, as a result, the amount of funds ultimately available to borrowers.

Fees Charged to Investors

We charge investors various on-going as well as one-time fees, depending on their specific investment activity on our marketplace. We charge investors a monthly management fee for using our automated investing tool and self-directed investing tool. The monthly management fee for using the automated investing tool is the difference between the interest rates on the underlying loans which range from 10.0% and 12.5%, and the targeted returns offered to investors which range from 6.6% to 10.2%. The monthly management fee for using the self-directed investing tool is equal to 10% of the interest that investors receive, which ranges from 10.0% to 12.5%. A one-time fee is charged to all investors for each loan transferred over our secondary loan market.

Our Platform and the Transaction Process

We believe that our platform enables a fast loan application process, a credit assessment that more accurately determines an applicant’s creditworthiness and a superior overall user experience. Our platform touches each point of our relationship with our borrowers and investors, from the application process through the funding and servicing of loans.

We provide an automated, streamlined application process. To borrowers and investors alike, the process is designed to appear simple, seamless and efficient but our platform leverages sophisticated, proprietary technology to make it possible. The entire process from initial application to disbursement of funds typically takes one-to-two days.

Stage 1: Application

Our borrower application process begins with the submission of a loan application by a prospective borrower. Borrowers can apply through our website or mobile applications. For borrowers acquired through CreditEase’s on-the-ground sales network, a CreditEase salesperson will guide the prospective borrower in completing the application process and input the application and required information into our system. As part of both the online and offline application process, the prospective borrower is asked to provide various personal details. The specific personal details required will depend upon the borrower’s desired loan product, but typically include PRC identity card information, employer information, bank account information, credit card information and a credit report from the PBOC. For our FastTrack product, applicants may complete an application on our platform in three steps taking as little as ten minutes, significantly reducing the time normally spent applying for a loan.

New investors sign up to our marketplace using a simple online portal in which they input their PRC identity card information and bank account information. Prior to June 2015, the funds they invested over our marketplace were deposited into a custody account run by any one of a number of established third-party online payment platforms. In August 2015, we fully migrated to a new system whereby China Guangfa Bank took over the investor custody accounts previously managed by the various third party payment platforms.

Stage 2: Verification

Upon submission of a completed application by borrowers from both online and offline channels, our credit models are populated with all information contained in the submitted loan application. Additional data from a number of internal and external sources is then matched with the application, including the following:

Internal

•       historical credit data accumulated through our online platform; and

•       behavioral data that we glean from an applicant’s behavior as they apply to us for loans, such as the self-reported use of proceeds or use of multiple devices to access our platform;

External

•       credit database maintained by CreditEase;

•       personal identity information maintained by an organization operated under the Ministry of Public Security;

•       personal credit information maintained by an organization operated under the PBOC;

•       online data from internet or wireless service providers, including social network information;

•       online shopping and payment information for their accounts with certain popular Chinese e-commerce websites; and

•       fraud list and database.

This data is then aggregated and used to verify an applicant’s identity, for possible fraud detection and for assessment and determination of creditworthiness.

Stage 3: Anti-Fraud, Credit Assessment and Decisioning

In order to efficiently screen applicants, we have designed an initial qualification phase to review the basic information regarding a prospective borrower that has been submitted with the application and gathered by us from available sources. As a matter of policy, we do not permit borrowers to hold more than one loan that has been facilitated through our platform at a time, although we currently do not have a comprehensive way to determine whether borrowers have obtained loans through other consumer finance marketplaces. Once complete, an initial check is performed using our anti-fraud system, and the prospective borrower’s loan application either proceeds to the next phase of the application process or the prospective borrower is notified of the decision to decline the application.

Following initial qualification, we commence a credit review utilizing our proprietary credit scoring model to generate an Yirendai score for the prospective borrower that drives the decision whether to extend credit. Our current proprietary credit-scoring model originates from a credit scoring system that was developed by CreditEase in conjunction with Fair Issac Corporation, or FICO, a leading U.S. provider of analytics software and tools used to manage risk and fight fraud. We have further modified our credit scoring system to adapt it to the realities of the Chinese market, which has historically had no source of widely available consumer credit information. Today, our credit scoring system uses our own scoring criteria, and is routinely monitored, tested, updated and validated by our risk management team. Following the generation of the Yirendai score, our credit decisioning system makes a determination as to whether the prospective borrower is qualified. Unqualified borrowers are notified of the decision to decline their applications for failing to meet minimum requirements.

Applications from qualified borrowers applying for our express and vertical loan products proceed directly to the approval, listing and funding stage.

For a potential borrower who meets our minimum requirements and is applying for our standard loan products, the application proceeds to our credit assessment team for review. A member of our credit assessment team will first conduct a telephone verification interview with the applicant. After the initial telephone verification interview, one junior and one senior member of our credit assessment team will analyze the application and Yirendai score. If a member of the credit assessment team suspects there may be fraud involved with a particular loan application or determines that additional verification is needed to complete the credit decisioning process, that team member will conduct further due diligence and verification, such as additional phone calls to the borrower applicant and the applicant’s employer that is identified in the application. While these additional steps have led us to discover instances of invalid information provided by prospective borrowers in the past, the number of such instances have not been significant. Following this review, the credit assessment team will either approve the loan as is, approve the loan with one or more modified sets of loan characteristics, or decline the loan application. In 2014 and the nine months ended September 30, 2015, 18.8% and 22.4% of all loan applications were approved, respectively.

Stage 4: Approval, Listing and Funding

Once the loan application is approved, we make a loan agreement available online for the prospective borrower’s review and approval. This loan agreement is between the borrower, the investors who fund the borrower’s loan and our platform. Upon acceptance of the loan agreement, if the loan has not been matched automatically through automated investing tool, the loan is then listed on our marketplace for investors to view. Once a loan is listed on our marketplace, investors may then subscribe to the loan using either our automated or self-directed investing tools. Before a loan is disbursed to the borrower, it must be fully subscribed to by investors. Our liquidity management system is designed to ensure the fast and effective matching of borrowers’ loan applications and investors’ investment demand through the use of a detailed demand forecasting model and real time monitoring. Once a loan is fully subscribed, funds are then drawn from a custody account and disbursed to the borrower.

Stage 5: Servicing and Collections

We utilize an automated process for collecting scheduled loan payments from our borrowers. Upon loan origination, we establish a payment schedule with payment occurring on a set business day each month. Borrowers then make scheduled loan repayments via a third-party payment platform to a custody account, and authorize us to debit the custody account for the transfer of scheduled loan repayments to the lending investors. We check the balances in the custody account and reconcile the transactions against our records on a daily basis.

As a day-to-day service to borrowers, we provide payment reminder services such as sending reminder text messages on the day a repayment is due. Once a repayment is past due, we also send additional reminder text messages during the first fourteen days of delinquency.

We outsource all stages of the collections process to CreditEase, which commences once a loan is fifteen days delinquent. To facilitate repayment and as a service to investors, the collections process is divided into distinct stages based on the severity of delinquency, which dictates the level of collection steps taken. For example, reminder text messages and emails are sent to a delinquent borrower as soon as the collections process commences, and if the payment is still outstanding, the collection team will make phone calls, then followed by visits to the delinquent borrower’s home. Although all stages of the collections process are outsourced to CreditEase, we handle all decisions to restructure or defer delinquent loans that are above a certain threshold, while CreditEase collection teams have the discretion to make decisions for the loans that are below such threshold.

Risk Management

Traditional risk management tools and the types of consumer finance data available in developed economies, such as widely available consumer credit reporting services, are currently at an early stage of development in China. We believe our industry leading risk management capabilities provide us with a competitive advantage in attracting capital to our marketplace by providing investors with comfort that they are investing in high quality loans through a sustainable marketplace.

Proprietary Fraud Detection System

We use a proprietary fraud detection system, which is part of our larger risk management system, to identify and reject potential borrower applications. Our system combines quantitative modeling, internet technology, offline verification and the use of third-party services. The quantitative modeling aspect of our fraud detection system involves the use of a big data platform to locate potential inconsistencies in a particular borrower application. The internet technology aspect includes IP verification and monitoring. Our offline verification activities involve members of our credit assessment team speaking with potential borrowers to inquire after any inconsistencies in a loan application. Our big data platform is also used to enhance our offline verification processes. Lastly, we employ third-party services to check the online behavior of potential borrowers, and utilize government agency’s open database to check their identity card numbers against known criminals. We also maintain a blacklist after detecting any fraudulent borrowers. Currently, our risk management system utilizes over 250 decisioning rules and contains a blacklist with over 1,000,000 fraud detection data points.

Proprietary Credit Scoring Model and Loan Qualification System

We use a proprietary credit scoring model to assess the creditworthiness of potential borrowers. This credit scoring model originates from a credit scoring system that was developed by CreditEase in conjunction with FICO. We have further modified our credit scoring model to adapt it to the realities of the Chinese market, which has historically had no source of widely available consumer credit information. Our credit scoring model aggregates and analyzes the data submitted by the borrower as well as the data we collect from a number of internal and external sources, and then generates an Yirendai score for the prospective borrower. Our relationship with CreditEase allows us to further enhance the depth of our credit scoring model through our ability to rely on its nine years of loan data. In addition to its strong analytical foundation, our credit scoring model is routinely monitored, tested, updated and validated by our risk management team.

The following table presents all the criteria that materially impact a borrower’s Yirendai score:

Criteria	Examples	Effect on Yirendai Score
Purpose of the loan	Personal consumption	• No monotonic correlation

Customer attributes	Education background	• Positive correlation • Higher education leads to higher Yirendai score

Usage and performance of the loans from other financial institutions	Maximum amount of loans that the borrower has borrowed from commercial banks	• Positive correlation • The larger the amount of bank loans, the higher the Yirendai score

Credit card usage and payment pattern	Frequency of credit card usage	• Negative correlation • Above a certain threshold, the higher the frequency of credit card usage, the lower the Yirendai score

Public record	Court enforcement record	• No monotonic correlation • A borrower’s Yirendai score is lower if he/she has been subject to court enforcement

Income and debt condition	Salaries	• Positive correlation • Below a certain threshold, the higher the salary, the higher the Yirendai score

Geographic location	Province or city where the borrower is located	• No monotonic correlation • A borrower’s Yirendai score is lower if he/she is located in a province or city where we face intense market competition

Job stability	Length of employment	• Positive correlation • The longer the employment, the higher the Yirendai score

Online merchant purchasing pattern	Recent average consumption level	• Positive correlation • The higher the recent average consumption level, the higher the Yirendai score

The Yirendai scores derived from our proprietary credit scoring model containing the criteria mentioned above are used to determine which of the four segments in our current pricing grid a particular borrower falls into.

Currently, to qualify for any of the four segments, a prospective borrower must first meet our definition of a prime borrower and then meet the following additional minimum borrower qualification standards we set forth for each of the four segments:

Grade	Minimum borrower qualification standard
A	healthy purchasing pattern with online merchants(1) and healthy credit card behavior(2) OR credit card holder with credit card limit of no lower than RMB70,000 (US$11,014) and monthly after tax income of no less than RMB10,000 (US$1,573)

B	healthy purchasing pattern with online merchants(1) and stable credit card behavior(3)

C	stable purchasing pattern with online merchants(4) and stable credit card behavior(3)

D	mostly stable purchasing pattern with online merchants(4) and mostly stable credit card behavior(3) OR salaried worker with a credit card within certain preferred industry categories that we believe to be more creditworthy, which include, for instance, commercial banks

(1)	“healthy purchasing pattern” means a purchase pattern with online merchants which includes, among others, an online purchasing history of no shorter than four years.
(2)	“healthy credit card behavior” means a credit card related behavioral pattern which includes, among others, consistent on-time payments and a relatively low level of average credit utilization.
(3)	“stable credit card behavior” means a credit card related behavioral pattern which includes, among others, consistent on-time payments and a moderate level of average credit utilization.
(4)	“stable purchasing pattern” means a purchase pattern with online merchants which includes, among others, an online purchasing history of no shorter than two years.

Among the four segments, Grade A represents the lowest risks associated with the borrowers, while Grade D represents the highest risks. The APRs that correspond to the four segments in our current pricing grid range from 16.9% to 39.5%, enabling us to appropriately price across a broad range of loans. The APRs represent the actual yearly cost of borrowing over the life of a loan charged to the borrowers, which includes the transaction fee and the fixed interest fee.

The following table presents the current APR, the annual interest rate and the average transaction fee rate for each of the different segments in our pricing grid:

Pricing Grade	APR	Interest Rate(1)	Average Transaction Fee Rate(2)
A	16.9%	10.0-12.5%	5.6%
B	27.4%	10.0-12.5%	18.5%
C	33.5%	10.0-12.5%	26.4%
D	39.5%	10.0-12.5%	28.2%

(1)	The yearly interest rate that the borrowers pay to investors varies from 10.0% to 12.5% depending on the term of the loan.
(2)	The transaction fee rate is calculated as the total transaction fee that we charge borrowers for the entire life of the loan, divided by the total amount of principal. The average transaction fee rate presented in the table above is the simple average of the transaction fee rates for loans falling under the same pricing grade, but with different tenures and repayment schedules. As the interest rate and APR are both annualized rates while the average transaction fee rate is calculated as described above, the sum of the yearly interest rate and the average transaction fee rate is not equal to the APR.

We have facilitated loans falling under Grade A on our marketplace since our inception, and these loans represent the majority of the historical loans facilitated through our online consumer finance marketplace. As part of our efforts to introduce risk-based pricing, we raised the minimum borrower qualification standards for Grade A loans, and started to facilitate Grade B and Grade D loans in the fourth quarter of 2014, and Grade C loans in the first quarter of 2015. The introduction of these new pricing grades is part of our continued focus on prime borrowers and enables us to further segment this group of borrowers and price the risks associated with them more effectively.

We allow prospective borrowers who initially fail to meet our borrower criteria to reapply for a loan after a certain period of time, typically six months, if they are able to demonstrate a verifiable improvement in the criteria that impact their Yirendai score. For prospective borrowers that we determine present a fraud risk, reapplications are never permitted.

Our Risk Management Committee, Risk Management Division and Credit Assessment Team

Organizationally, we have a risk management committee, comprised of our executive chairman, chief executive officer, chief financial officer and chief risk officer, that meets monthly to examine the credit, liquidity and operational risks on our platform.

We have an independent risk management division, responsible for loan performance analysis, credit model validation and credit decisioning performance. This division engages in various risk management activities, including reporting on performance trends, monitoring of loan concentrations and stability, performing economic stress tests on loans, randomly auditing loan decisions by our credit assessment team members and conducting peer benchmarking and external risk assessments.

Our credit assessment team consisted of 72 members as of September 30, 2015. Each application for standard loan products received through our platform is reviewed by one junior member and one senior member of our credit assessment team. Members of our credit assessment team analyze loan applications and also assist with fraud detection and borrower verification, leveraging skills learned through training and on-the-job experience to evaluate loans on the basis of direct communications with potential borrowers. For each loan application, a junior team member will make an initial recommendation which is then reviewed by a senior team member, who has the authority to veto the junior team member’s recommendation. In 2014 and the nine months ended September 30, 2015, 18.8% and 22.4% of all loan applications were approved, respectively.

Loan Servicing and Collections

Our technology platform is capable of monitoring and tracking payment activity. With built-in payment tracking functionality and automated missed payment notifications, the platform allows us to monitor the performance of outstanding loans on a real-time basis.

We have developed a strategy to optimize the collections process for delinquent loans. Our collections process is divided into distinct stages based on the severity of delinquency, which dictates the level of collection steps taken. Loans progress through the collection cycle based upon the number of days past due but can be accelerated based on specific circumstances.

Investor Protection

Prior to August 2013, we offered investors an investor protection service in the form of a risk reserve fund, whereby we set aside a portion of the service fees we received in the risk reserve fund. In the event that a loan defaults for more than fifteen days, we will use cash from the risk reserve fund to pay the loan principal and accrued interest to the investor. According to our agreements with investors, our contractual obligation for repayment of defaulted loans is limited to the amount of cash we set aside in the risk reserve fund. We charged investors a risk reserve management fee at a rate of 10% of the loan interest for this service.

In August 2013, we replaced the previous risk reserve fund with a guarantee system. Under this system, we worked with Tian Da Xin An, a guarantee company, to provide investors with the option of purchasing the assurance that their principal and interest would be repaid in the event that their loans defaulted, and the guarantee company charged investors 10% of the loan interest for the guarantee service. Historically, more than 99% of investors opted into the guarantee system. When we switched to the guarantee model in August 2013, we paid Tian Da Xin An a one-time fee of US$0.3 million for its assumption of the outstanding loan balances covered under our previous risk reserve fund.

Starting on January 1, 2015, we ended our relationship with the guarantee company, which will still continue to guarantee all previously guaranteed loans, and launched our new risk reserve fund. This new risk reserve fund covers loans originated on or after January 1, 2015. Under this arrangement, at the inception of each loan we set aside cash in an amount equal to a certain percentage of the loan amount facilitated on our platform in an interest-bearing custody account managed by China Guangfa Bank. We reserve the right to revise this percentage upwards or downwards from time to time. The factors that we consider in determining such percentage include market dynamics, our product lines, profitability, cash position and our actual and expected risk reserve payouts.

Under the risk reserve fund arrangement, if a borrower is 15 days delinquent in repaying an installment of principal and interest of a loan, we will withdraw an amount from the custody account to repay the delinquent installment of principal and interest to the corresponding investor. If a borrower is 90 days delinquent in repaying an installment of principal and interest on a loan, we will withdraw an amount from the custody account to repay the delinquent installment principal and interest, plus the entire outstanding balance of the loan principal, to the corresponding investor. If the risk reserve fund becomes insufficient to pay back all the investors with delinquent loans, these investors will be repaid on a pro rata basis, and their outstanding unpaid balances will be deferred to the next time the risk reserve fund is replenished, at which time a distribution will again be made to all investors with delinquent loans. Following replenishment of the risk reserve fund, in the event that the amount of funds is again insufficient to pay back all investors with delinquent loans, the investors will again be repaid on a pro rata basis, although in this case the number of investors sharing pro rata in the risk reserve fund will increase to include the unpaid investors from prior periods as well as the unpaid investors from the current period. If the risk reserve fund is continually underfunded, investors may need to wait for extended periods to receive a full distribution from the risk reserve fund, or incur a loss on their investment if the risk reserve fund is not sufficient. Starting in November 2015, we placed a two-year limit on the period during which an investor has the right to receive distribution from the risk reserve fund, which means if an investor has not recovered the full default amount by the time that is two years and 90 days from the original due date, then the investor will no longer have the right to receive pro rata repayment from our risk reserve fund. As a result, investors will bear the risk that they will not be able to fully recover their investment principal and unpaid interest.

Once we make a payment to an investor, we seek to collect the amounts from the borrower through the collection process. The amount collected from the borrower, if any, is remitted to first replenish the portion of the risk reserve fund used to repay the investor, and if there is any additional amount remaining, then to reimburse our collection expenses. If we are not successful in collecting a sufficient amount from the default borrower to cover our collection expenses, our risk reserve fund service agreement with investors calls for investors to reimburse us for any litigation or arbitration expenses we may have advanced on their behalf during the collections process, although in practice we will bear the unrecovered portion of these and all other collection expenses.

For the nine months ended September 30, 2015, the amount of cash we have set aside for the risk reserve fund is equivalent to 6% of the loans facilitated through our marketplace during the period. This amount is not sufficient to cover all expected payouts for loans facilitated during this period.

In the fourth quarter of 2015, in order to continue to attract new and retain existing investors and to remain consistent with the current industry practice in China, we revised our risk reserve funding policy to ensure that we will set aside sufficient cash in the risk reserve fund to cover the expected payouts, based on our current business intention but not legal obligation. In addition to setting aside a certain percentage of the loan amount at the inception of each loan, we monitor the balance of the risk reserve fund on a monthly basis, and adjust on a quarterly basis by putting an appropriate additional amount of cash from other sources into the risk reserve fund as needed to ensure we can sufficiently cover the expected payouts. We intend to continue this practice for the foreseeable future.

By implementing this revised funding policy, we intend to allow investors to recover their principal and accrued interest based on the ratio that we commit to, if and when the loan defaults. Subject to the terms and limits in our agreements with investors, we currently allow investors to fully recover their outstanding principal and accrued interest in the event of loan default. However, as the industry continues to evolve and becomes more sophisticated, we may revisit our policy or the terms on which we offer the risk reserve fund services with investors so that investors may recover less than 100% of the outstanding principal and accrued interest.

For our liabilities associated with the risk reserve fund, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Components of Results of Operations—Risk Reserve Fund.”

Our Technology

We believe our technology platform is a competitive advantage and an important reason that borrowers and investors utilize our marketplace. Key features of our technology platform include:

•	Highly automated process. Our platform covers all five stages of the customer life cycle: application; verification; credit assessment and decisioning; listing and funding; and servicing and collections. Our web and mobile based platform also provides a superior customer experience. We offer a fast and easy-to-use online application process and provide both borrowers and investors with access to live support and online tools throughout the process and for the lifetime of the loan or investment. Our liquidity management system is designed to ensure the fast and effective matching of borrowers’ loan applications and investors’ investment demand by forecasting the borrowing demand on a weekly and monthly basis and monitoring the fund flow on a real time basis.

•	Mobile applications. We have developed different user-friendly mobile applications for borrowers and investors, which enable borrowers and investors alike to access our platform at any time or location that is convenient. We launched our first mobile application during the fourth quarter of 2013, and approximately 24.7% and 26.5% of loans in terms of amount were facilitated through our mobile applications in 2014 and the nine months ended September 30, 2015, respectively.

•	Proprietary fraud detection. We use a combination of current and historical data obtained during the application process, third-party data and sophisticated analytical tools to help determine an application’s fraud risk. High risk applications are subject to further investigation. In case where fraud is confirmed, the application is cancelled, and we identify and flag characteristics of the loan to help refine our fraud detection efforts.

•	Scalable platform. Our platform is built on a distributed, load-balanced computing infrastructure, which is both highly scalable and reliable. The infrastructure can be expanded easily as data storage requirements and user visits increase. We have designed a unified platform, which administrates all systems and servers and can reconfigure or redeploy systems or servers automatically whenever needed.

•	Data security. Our network is configured with multiple layers of security to isolate our databases from unauthorized access and we use sophisticated security protocols for communication among applications. To prevent unauthorized access to our system we utilize a system of firewalls and also maintain a perimeter network, or DMZ, to separate our external-facing services from our internal systems. Our entire website and public and private APIs use the Secure Sockets Layer networking protocol.

•	Stability. Our systems infrastructure is hosted in co-located redundant data centers in two separate districts in Beijing. We have multiple layers of redundancy to ensure the reliability of our network. We also have a working data redundancy model with comprehensive backups of our databases and our development environment conducted every day.

Product Development

We had a dedicated product development team consisting of 45 full-time employees as of September 30, 2015. This team is responsible for developing and implementing new consumer finance products to introduce on to our marketplace.

We constantly evaluate the popularity of our existing product offerings and develop new products and services that can cater to the ever-evolving needs of our borrowers and investors. From the borrower perspective, we will continue to develop tailored credit products to meet the specific needs of our target prime borrowers. We will leverage the success of our existing vertical loan products, such as those for IT professionals, to expand our customized loan products to new industry verticals. As our marketplace continues to grow, we plan to expand our ability to offer risk-based loan pricing. For example, we plan to enhance our risk-based pricing capability that optimizes loans based on individual credit criteria so that borrowers will be able to receive personalized loans tailored to their credit profile. In addition, we intend to introduce market-based pricing of loans based on macroeconomic factors and we believe such ability to continually adjust the pricing of the loans on our marketplace will allow us to better meet the needs of our borrowers.

From the investor perspective, we continue to develop new investment products, such as diversified term investment products and products with lower investment thresholds, that appeal to different investor appetites and demands. In the future, we plan to segment our loan products into more precise and specific return categories, and seek to offer investors a more diverse array of investment products that better meet their risk-adjusted return targets. We also intend to provide investors with enhanced tools and offer more valued-added services, such as investment portfolio services, enabling them to better monitor and manage their investments on our online marketplace.

Brand Promotion

Our general marketing efforts are designed to build brand awareness and reputation and to attract and retain borrowers and investors. We believe reputation and word-of-mouth drive continued organic growth in our borrower and investor bases. In this respect, our association with CreditEase is a valuable marketing and promotion asset.

Competition

The online consumer finance marketplace industry in China is intensely competitive and we compete with other consumer finance marketplaces. According to iResearch, as of the fourth quarter of 2014, there were approximately 1,500 marketplaces connecting borrowers and investors in China, of which 400 were active in the online consumer finance marketplace industry. Our key competitors include Ren Ren Dai ( ) and Lufax ( ). As a leading online consumer finance marketplace in China connecting investors and individual borrowers, we believe that our network effects and marketplace dynamics make us more attractive and efficient to both borrowers and investors, providing us with a competitive advantage. In light of the low barriers to entry in the online consumer finance industry, more players may enter this market and increase the level of competition. We anticipate that more established internet, technology and financial services companies that possess large, existing user bases, substantial financial resources and established distribution channels may enter the market in the future. We believe that our brand, scale, network effects, historical data and performance record provide us with competitive advantages over existing and potential competitors.

We also compete with other financial products and companies that attract borrowers, investors or both. With respect to borrowers, we compete with other consumer finance marketplaces and traditional financial institutions, such as consumer finance business units in commercial banks, credit card issuers and other consumer finance companies. We believe our innovative marketplace model and online platform enable us to operate more efficiently and with higher levels of borrower satisfaction than these competitors. With respect to investors, we primarily compete with other investment products and asset classes, such as equities, bonds, investment trust products, bank savings accounts and real estate. We believe that we are able to offer attractive returns with low investment thresholds that are uncorrelated with other asset classes.

Employees

As of September 30, 2015, we had a total of 541 employees. We had a total of 338, 196 and 85 employees as of December 31, 2014, 2013 and 2012, respectively. The following table sets forth the breakdown of our employees as of September 30, 2015 by function:

	Number of Employees	% of Total
Function
Technology	138	25.5
Mobile	113	20.9
Risk Management	72	13.3
Operations	128	23.7
Product Development	45	8.3
Sales and Marketing	14	2.6
General and Administrative	31	5.7

Total	541	100.0

As of September 30, 2015, all of our employees were based in Beijing, where our principal executive offices are located.

The employee numbers for periods through December 31, 2014 in this “Employees” section include employees of CreditEase who worked for our business prior to our carve-out from CreditEase.

We believe we offer our employees competitive compensation packages and a work environment that encourages initiative and is based on merit, and as a result, we have generally been able to attract and retain qualified personnel and maintain a stable core management team. We plan to hire additional employees as we expand our business.

As required by PRC regulations, we participate in various government statutory employee benefit plans, including social insurance funds, namely a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. We have not made adequate employee benefit payments, and may be required to make up the contributions for these plans as well as to pay late fees and fines. See “Risk Factors—Risks Related to Doing Business in China—Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.”

We enter into standard labor, confidentiality and non-compete agreements with our employees. The non-compete restricted period typically expires one year after the termination of employment, and we agree to compensate the employee with a certain percentage of his or her pre-departure salary during the restricted period.

We believe that we maintain a good working relationship with our employees, and we have not experienced any major labor disputes.

Facilities

Our principal executive offices are located on leased premises comprising 2,080 square meters in Beijing, China. We lease our premises from unrelated third parties under operating lease agreements. The lease for our principal executive offices will expire in May 2016. Our servers are primarily hosted at internet data centers owned by major domestic internet data center providers. The hosting services agreements typically have three year terms. We believe that we will be able to obtain adequate facilities, principally through leasing, to accommodate our future expansion plans.

Intellectual Property

We regard our trademarks, domain names, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on trademark and trade secret law and confidentiality, invention assignment and non-compete agreements with our employees and others to protect our proprietary rights. We have made application for two trademarks and for the transfer of another trademark from CreditEase to us, all of which are pending with the Trademark Office under the State Administration for Industry and Commerce. We have obtained a worldwide, royalty-free and exclusive license from CreditEase to use certain trademarks relating to our business, which CreditEase is in the process of transferring to us. We have also obtained a worldwide and royalty-free license from CreditEase to use certain of its trademarks, including “ ” (Chinese equivalent for CreditEase).

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology. Monitoring unauthorized use of our technology is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

In addition, third parties may initiate litigation against us alleging infringement of their proprietary rights or declaring their non-infringement of our intellectual property rights. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business could be harmed. Moreover, even if we are able to license the infringed or similar technology, license fees could be substantial and may adversely affect our results of operations.

See “Risk Factors—Risks Related to Our Business—We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.” and “—We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.”

Insurance

We maintain property insurance policies covering certain equipment and other property that are essential to our business operation to safeguard against risks and unexpected events. We also provide social security insurance including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for our employees. We do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain product liability insurance or key-man insurance. We consider our insurance coverage to be sufficient for our business operations in China.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

REGULATION

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

As an online consumer finance marketplace connecting investors with individual borrowers, we are regulated by various government authorities, including, among others:

•	the Ministry of Industry and Information Technology, or the MIIT, regulating the telecommunications and telecommunications-related activities, including, but not limited to, the internet information services and other value-added telecommunication services;

•	the People’s Bank of China, or the PBOC, as the central bank of China, regulating the formation and implementation of monetary policy, issuing the currency, supervising the commercial banks and assisting the administration of the financing;

•	China Banking Regulatory Commission, or the CBRC, regulating financial institutions and promulgating the regulations related to the administration of financial institutions.

Regulations Relating to Foreign Investment

The Draft PRC Foreign Investment Law

In January 2015, the MOC published a discussion draft of the proposed Foreign Investment Law for public review and comments. The draft law purports to change the existing “case-by-case” approval regime to a “filing or approval” procedure for foreign investments in China. The State Council will determine a list of industry categories that are subject to special administrative measures, which is referred to as a “negative list,” consisting of a list of industry categories where foreign investments are strictly prohibited, or the “prohibited list” and a list of industry categories where foreign investments are subject to certain restrictions, or the “restricted list.” Foreign investments in business sectors outside of the “negative list” will only be subject to a filing procedure, in contrast to the existing prior approval requirements, whereas foreign investments in any industry categories that are on the “restricted list” must apply for approval from the foreign investment administration authority.

The draft for the first time defines a foreign investor not only based on where it is incorporated or organized, but also by using the standard of “actual control.” The draft specifically provides that entities established in China, but “controlled” by foreign investors will be treated as FIEs. Once an entity is considered to be an FIE, it may be subject to the foreign investment restrictions in the “restricted list” or prohibitions set forth in the “prohibited list.” If an FIE proposes to conduct business in an industry subject to foreign investment restrictions in the “restricted list,” the FIE must go through a market entry clearance by the MOC before being established. If an FIE proposes to conduct business in an industry subject to foreign investment prohibitions in the “prohibited list,” it must not engage in the business. However, an FIE that conducts business in an industry that is in the “restricted list,” upon market entry clearance, may apply in writing for being treated as a PRC domestic investment if it is ultimately “controlled” by PRC government authorities and its affiliates and/or PRC citizens. In this connection, “control” is broadly defined in the draft law to cover the following summarized categories: (i) holding 50% or more of the voting rights of the subject entity; (ii) holding less than 50% of the voting rights of the subject entity but having the power to secure at least 50% of the seats on the board or other equivalent decision making bodies, or having the voting power to exert material influence on the board, the shareholders’ meeting or other equivalent decision making bodies; or (iii) having the power to exert decisive influence, via contractual or trust arrangements, over the subject entity’s operations, financial matters or other key aspects of business operations. According to the draft, variable interest entities would also be deemed as FIEs, if they are ultimately “controlled” by foreign investors, and be subject to restrictions on foreign investments. However, the draft law has not taken a position on what actions will be taken with respect to the existing companies with the “variable interest entity” structure, whether or not these companies are controlled by Chinese parties.

The draft emphasizes on the security review requirements, whereby all foreign investments that jeopardize or may jeopardize national security must be reviewed and approved in accordance with the security review procedure. In addition, the draft imposes stringent ad hoc and periodic information reporting requirements on foreign investors and the applicable FIEs. Aside from investment implementation report and investment amendment report that are required at each investment and alteration of investment specifics, an annual report is mandatory, and large foreign investors meeting certain criteria are required to report on a quarterly basis. Any company found to be non-compliant with these information reporting obligations may potentially be subject to fines and/or administrative or criminal liabilities, and the persons directly responsible may be subject to criminal liabilities.

The draft is now open for public review and comments. It is still uncertain when the draft would be signed into law and whether the final version would have any substantial changes from the draft. When the Foreign Investment Law becomes effective, the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations, will be abolished. See “Risk Factors—Risks related to Doing Business in China—Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.”

Industry Catalog Relating to Foreign Investment

Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalog of Industries for Foreign Investment, or the Catalog, which was promulgated and is amended from time to time by the MOC and the National Development and Reform Commission. Industries listed in the Catalog are divided into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalog are generally deemed as constituting a fourth “permitted” category. Establishment of wholly foreign-owned enterprises is generally allowed in encouraged and permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. In addition, restricted category projects are subject to higher-level government approvals. Foreign investors are not allowed to invest in industries in the prohibited category. Industries not listed in the Catalog are generally open to foreign investment unless specifically restricted by other PRC regulations.

Our PRC subsidiary is mainly engaged in providing investment and financing consultations and technical services, which fall into the “encouraged” or “permitted” category under the Catalog. Our PRC subsidiary has obtained all material approvals required for its business operations. However, industries such as value-added telecommunication services (except e-commerce), including Internet information services, are restricted from foreign investment. We provide the value-added telecommunication services that are in the “restricted” category through our consolidated variable interest entity, Heng Cheng.

Foreign Investment in Value-Added Telecommunication Services

The Provisions on Administration of Foreign Invested Telecommunications Enterprises promulgated by the State Council in December 2001 and subsequently amended in September 2008 prohibit a foreign investor from owning more than 50% of the total equity interest in any value-added telecommunications service business in China and require the major foreign investor in any value-added telecommunications service business in China have a good and profitable record and operating experience in this industry. The Guidance Catalog of Industries for Foreign Investment amended in 2015 allows a foreign investor to own more than 50% of the total equity interest in an E-Commerce business.

In July 2006, the Ministry of Information Industry, the predecessor of the MIIT, issued the Circular on Strengthening the Administration of Foreign Investment in the Operation of Value-added Telecommunications

Business, pursuant to which a domestic PRC company that holds an operating license for value-added telecommunications business, which we refer to as a VATS License, is prohibited from leasing, transferring or selling the VATS License to foreign investors in any form and from providing any assistance, including resources, sites or facilities, to foreign investors that conduct a value-added telecommunications business illegally in China. Further, the domain names and registered trademarks used by an operating company providing value-added telecommunications services must be legally owned by that company or its shareholders. In addition, the VATS License holder must have the necessary facilities for its approved business operations and to maintain the facilities in the regions covered by its VATS License.

In light of the above restrictions and requirements, we operate our website through Heng Cheng, our consolidated variable interest entity, which has received the VATS License necessary to provide online information service and other value-added telecommunications services in China. CreditEase currently owns certain trademarks relating to our value-added telecommunications business. CreditEase will transfer these trademarks to Heng Cheng in order to comply with the requirement that registered trademarks used by an operating company providing value-added telecommunications services must be legally owned by that company or its shareholders.

Regulations Relating to Online Peer-to-Peer Lending

The PRC government has not promulgated any specific rules, laws or regulations to specially regulate the online peer-to-peer lending service industry. However, there are certain rules, laws and regulations relevant or applicable to the online peer-to-peer lending service industry, including the PRC Contract Law, the General Principles of the Civil Law of the PRC, and related judicial interpretations promulgated by the Supreme People’s Court.

Regulations on Loans between Individuals

The PRC Contract Law governs the formation, validity, performance, enforcement and assignment of contracts. The PRC Contract Law confirms the validity of loan agreement between individuals and provides that the loan agreement becomes effective when the individual lender provides the loan to the individual borrower. The PRC Contract Law requires that the interest rates charged under the loan agreement must not violate the applicable provisions of the PRC laws and regulations. In accordance with the Provisions on Several Issues Concerning Laws Applicable to Trials of Private Lending Cases issued by the Supreme People’s Court on August 6, 2015, or the Private Lending Judicial Interpretations, which came into effect on September 1, 2015, private lending is defined as financing between individuals, legal entities and other organizations. When private loans between individuals are paid by wire transfer, through online peer-to-peer lending platforms or by other similar means, the loan contracts between individuals are deemed to be validated upon the deposit of funds to the borrower’s account. In the event that the loans are made through an online peer-to-peer lending platform and the platform only provides intermediary services, the courts shall dismiss the claims of the parties concerned against the platform demanding the repayment of loans by the platform as guarantors. However, if the online peer-to-peer lending service provider guarantees repayment of the loans as evidenced by its web page, advertisements or other media, or the court is provided with other proof, the lender’s claim alleging that the peer-to-peer lending service provider shall assume the obligations of a guarantor will be upheld by the courts. The Private Lending Judicial Interpretations also provide that agreements between the lender and borrower on loans with interest rates below 24% per annum are valid and enforceable. As to loans with interest rates per annum between 24% and 36%, if the interest on the loans has already been paid to the lender, and so long as such payment has not damaged the interest of the state, the community and any third parties, the courts will turn down the borrower’s request to demand the return of the interest payment. If the annual interest rate of a private loan is higher than 36%, the excess will not be enforced by the courts. All the loan transactions facilitated over our marketplace are between individuals currently. The APRs for the term loans on our marketplace currently range from 16.9% to 39.5%, which comprises a fixed interest rate and a transaction fee rate we charge borrowers for our services. See “Business—Our Products and Services—Loan Pricing Mechanism.” The interest rate component, which is stipulated in the loan agreements, does not and is not expected to exceed the mandatory limit for loan interest rates.

Pursuant to the PRC Contract Law, a creditor may assign its rights under an agreement to a third party, provided that the debtor is notified. Upon due assignment of the creditor’s rights, the assignee is entitled to the creditor’s rights and the debtor must perform the relevant obligations under the agreement for the benefit of the assignee. We operate a secondary loan market on our platform where investors can transfer the loans they hold to other investors before the loan reaches maturity. To facilitate the assignment of the loans, the template loan agreement applicable to the lenders and borrowers on our platform specifically provides that a lender has the right to assign his/her rights under the loan agreement to any third parties and the borrower agrees to such assignment.

In addition, according to the PRC Contract Law, an intermediation contract is a contract whereby an intermediary presents to its client an opportunity for entering into a contract or provides the client with other intermediary services in connection with the conclusion of a contract, and the client pays the intermediary service fees. Our business of connecting investors with individual borrowers may constitute intermediary service, and our service agreements with borrowers and investors may be deemed as intermediation contracts under the PRC Contract Law. Pursuant to the PRC Contract Law, an intermediary must provide true information relating to the proposed contract. If an intermediary conceals any material fact intentionally or provides false information in connection with the conclusion of the proposed contract, which results in harm to the client’s interests, the intermediary may not claim for service fees and is liable for the damages caused.

Regulations on Illegal Fund-Raising

Raising funds by entities or individuals from the general public must be conducted in strict compliance with applicable PRC laws and regulations to avoid administrative and criminal liabilities. The Measures for the Banning of Illegal Financial Institutions and Illegal Financial Business Operations promulgated by the State Council in July 1998, and the Notice on Relevant Issues Concerning the Penalty on Illegal Fund-Raising issued by the General Office of the State Council in July 2007, explicitly prohibit illegal public fund-raising. The main features of illegal public fund-raising include: (i) illegally soliciting and raising funds from the general public by means of issuing stocks, bonds, lotteries or other securities without obtaining the approval of relevant authorities, (ii) promising a return of interest or profits or investment returns in cash, properties or other forms within a specified period of time, and (iii) using a legitimate form to disguise the unlawful purpose.

To further clarify the criminal charges and punishments relating to illegal public fund-raising, the Supreme People’s Court promulgated the Judicial Interpretations to Issues Concerning Applications of Laws for Trial of Criminal Cases on Illegal Fund-Raising, or the Illegal Fund-Raising Judicial Interpretations, which came into force in January 2011. The Illegal Fund-Raising Judicial Interpretations provide that a public fund-raising will constitute a criminal offense related to “illegally soliciting deposits from the public” under the PRC Criminal Law, if it meets all the following four criteria: (i) the fund-raising has not been approved by the relevant authorities or is concealed under the guise of legitimate acts; (ii) the fund-raising employs general solicitation or advertising such as social media, promotion meetings, leafleting and SMS advertising; (iii) the fundraiser promises to repay, after a specified period of time, the capital and interests, or investment returns in cash, properties in kind and other forms; and (iv) the fund-raising targets at the general public as opposed to specific individuals. An illegal fund-raising activity will be fined or prosecuted in the event that it constitutes a criminal offense. Pursuant to the Illegal Fund-Raising Judicial Interpretations, an offender that is an entity will be subject to criminal liabilities, if it illegally solicits deposits from the general public or illegally solicits deposits in disguised form (i) with the amount of deposits involved exceeding RMB1,000,000 (US$157,342), (ii) with over 150 fund-raising targets involved, or (iii) with the direct economic loss caused to fund-raising targets exceeding RMB500,000 (US$78,671), or (iv) the illegal fund-raising activities have caused baneful influences to the public or have led to other severe consequences. An individual offender is also subject to criminal liabilities but with lower thresholds. In addition, an individual or an entity who has aided in illegal fund-raising from the general public and charges fees including but not limited to agent fees, rewards, rebates and commission, constitute an accomplice of the crime of illegal fund-raising. In accordance with the Opinions of the Supreme People’s Court, the Supreme People’s Procurator and the Ministry of Public Security on Several Issues concerning the

Application of Law in the Illegal Fund-Raising Criminal Cases, the administrative proceeding for determining the nature of illegal fund-raising activities is not a prerequisite procedure for the initiation of criminal proceeding concerning the crime of illegal fund-raising, and the administrative departments’ failure in determining the nature of illegal fund-raising activities does not affect the investigation, prosecution and trial of cases concerning the crime of illegal fund-raising.

We have taken measures to avoid conducting any activities that are prohibited under the illegal-funding related laws and regulations. We act as a platform for borrowers and investors and are not a party to the loans facilitated through our platform. In addition, we do not directly receive any funds from investors in our own accounts as funds loaned through our platform are deposited into and settled by a third-party custody account managed by China Guangfa Bank, one of the largest commercial banks in China.

Regulations on Peer-to-Peer Lending Service Provider

In a press conference on April 21, 2014, a senior officer of the CBRC emphasized that a peer-to-peer lending services provider must operate as a platform that serves as an information intermediary between borrowers and lenders, and must not form any pool of capital, or provide any guarantee, or illegally raise any funds from the general public. Furthermore, on a public forum held on September 27, 2014, another senior officer of the CBRC mentioned several requirements that the CBRC is contemplating for future regulation of the peer-to-peer lending service industry, which include, among others, that (i) a peer-to-peer lending service provider is neither a credit intermediary bearing credit risk nor a transaction platform, but an information intermediary between lenders and borrowers; (ii) a peer-to-peer lending service provider should not hold investors’ funds or set up any capital pool; (iii) a peer-to-peer lending service provider must not provide guarantees for lenders in relation to the principal or interests, or bear any system risk or liquidity risk; (iv) the borrowers and lenders using the peer-to-peer lending service providers are required to register their real identity information; (v) a peer-to-peer lending service provider must meet some qualification requirements, such as those with respect to the registered capital, management and corporate governance; (vi) the transfer of funds between borrowers and lenders must be handled by independent third-party payment companies; (vii) peer-to-peer lending service providers must improve information disclosure; (viii) the loans and investments made through the platform should be “micro-financing” that targets individuals and small enterprises; (ix) a peer-to-peer lending service provider should not unreasonably target high-interest financing projects; and (x) a peer-to-peer lending service provider should promote the promulgation and implementation of the rules for peer-to-peer lending service industry, and strengthen the function of self-regulations.

On July 18, 2015, ten PRC regulatory agencies, including the PBOC, the MIIT and the CBRC, jointly issued the Guidelines on Promoting the Healthy Development of Internet Finance, or the Guidelines. The Guidelines define online peer-to-peer lending as direct loans between parties through an internet platform, which is under the supervision of CBRC, and governed by the PRC Contract Law, the General Principles of the Civil Law of the PRC, and related judicial interpretations promulgated by the Supreme People’s Court. The Guidelines require that online peer-to-peer lending service providers must do the following:

(i)	act as an intermediary platform to provide information exchange, matching, credit assessment and other intermediary services, and must not provide credit enhancement services and/or engage in illegal fund-raising;

(ii)	complete registration with the relevant local counterpart of the MIIT in accordance with implementation regulations that may be promulgated by the MIIT or/and the Office for Cyberspace Affairs pursuant to the Guidelines;

(iii)

set up a custody account with a qualified bank in order to deposit, manage and supervise borrower and investor funds, and separate borrower and investor funds from the funds of the online peer-to-peer lending service provider, with that custody account being subject to independent audits, the results of which must be disclosed to investors and borrowers, all in accordance with implementation regulations that may be promulgated by the PBOC and other relevant regulatory agencies pursuant to the Guidelines;

(iv)	fully disclose all relevant information to customers, including but not limited to the online peer-to-peer lending service provider’s financial status, transaction model, the rights and obligations of customers, and provide customers with reminders of the risk of loss;

(v)	not disseminate any untrue information and conduct any bundle sales;

(vi)	protect the personal information of the online peer-to-peer lending service provider’s customers from any unauthorized disclosure, and must not sell and/or disclose such information illegally; and

(vii)	establish a customer identification program, monitor and report suspicious transactions, preserve customer information and transaction records, and provide assistance to the public security department and judicial authorities in investigations and proceedings in relation to anti-money laundering matters.

The Guidelines only set out the basic principles for promoting and administering the online peer-to-peer lending service industry, and new detailed rules and regulations will be adopted by the relevant regulatory agencies to implement and enforce the principles set out in the Guidelines. As the implementing rules of the Guidelines have not been published, there is uncertainty as to how the requirements in the Guidelines will be interpreted and implemented.

Our marketplace serves as an information intermediary between borrowers and lenders and we are not a party to the loans facilitated through our marketplace. We have taken measures to comply with the laws and regulations that are applicable to our business operations, including the regulatory principles raised by the CBRC, and avoid conducting any activities that may be deemed as illegal fund-raising under the current applicable laws and regulations. However, due to the lack of detailed regulations and guidance in the area of peer-to-peer lending services and the possibility that the PRC government authority may promulgate new laws and regulations regulating peer-to-peer lending services in the future, we cannot assure you that our practice would not be deemed to violate any PRC laws or regulations, especially relating to illegal fund-raising, credit enhancement services and/or information disclosure. See “Risk Factors—Risks Related to Our Business—The laws and regulations governing the peer-to-peer lending industry in China are developing and evolving and subject to changes. If our practice is deemed to violate any PRC laws or regulations, our business, financial conditions and results of operations would be materially and adversely affected.”

Anti-money Laundering Regulations

The PRC Anti-money Laundering Law, which became effective in January 2007, sets forth the principal anti-money laundering requirements applicable to financial institutions as well as non-financial institutions with anti-money laundering obligations, including the adoption of precautionary and supervisory measures, establishment of various systems for client identification, retention of clients’ identification information and transactions records, and reports on large transactions and suspicious transactions. According to the PRC Anti-money Laundering Law, financial institutions subject to the PRC Anti-money Laundering Law include banks, credit unions, trust investment companies, stock brokerage companies, futures brokerage companies, insurance companies and other financial institutions as listed and published by the State Council, while the list of the non-financial institutions with anti-money laundering obligations will be published by the State Council. The PBOC and other governmental authorities issued a series of administrative rules and regulations to specify the anti-money laundering obligations of financial institutions and certain non-financial institutions, such as payment institutions. However, the State Council has not promulgated the list of the non-financial institutions with anti-money laundering obligations.

The Guidelines jointly released by ten PRC regulatory agencies in July 2015, purport, among other things, to require internet finance service providers, including online peer-to-peer lending platforms, to comply with certain anti-money laundering requirements, including the establishment of a customer identification program, the monitoring and reporting of suspicious transactions, the preservation of customer information and transaction records, and the provision of assistance to the public security department and judicial authority in investigations and proceedings in relation to anti-money laundering matters. The PBOC will formulate implementing rules to further specify the anti-money laundering obligations of internet finance service providers.

In cooperation with our partnering custody banks and payment companies, we have adopted various policies and procedures, such as internal controls and “know-your-customer” procedures, for anti-money laundering purposes. However, as the implementing rules of the Guidelines have not been published, there is uncertainty as to how the anti-money laundering requirements in the Guidelines will be interpreted and implemented, and whether online peer-to-peer lending service providers like us must abide by the rules and procedures set forth in the PRC Anti-money Laundering Law that are applicable to non-financial institutions with anti-money laundering obligations. We cannot assure you that our existing anti-money laundering policies and procedures will be deemed to be in full compliance with any anti-money laundering laws and regulations that may become applicable to us in the future.

Regulations on Value-Added Telecommunication Services

The Telecommunications Regulations promulgated by the State Council and its related implementation rules, including the Catalog of Classification of Telecommunications Business issued by the MIIT, categorize various types of telecommunications and telecommunications-related activities into basic or value-added telecommunications services, and internet information services, or ICP services, are classified as value-added telecommunications businesses. In 2009, the MIIT promulgated the Administrative Measures on Telecommunications Business Operating Licenses, which set forth more specific provisions regarding the types of licenses required to operate value-added telecommunications services, the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses. Under these regulations, a commercial operator of value-added telecommunications services must first obtain a license for value-added telecommunications business, or VATS License, from the MIIT or its provincial level counterparts.

In September 2000, the State Council also issued the Administrative Measures on Internet Information Services, which was amended in January 2011. Pursuant to these measures, “internet information services” refer to provision of internet information to online users, and are divided into “commercial internet information services” and “non-commercial internet information services.” A commercial internet information services operator must obtain a VATS License for internet information services, or ICP License, from the relevant government authorities before engaging in any commercial internet information services operations in China. The ICP License has a term of five years and can be renewed within 90 days before expiration.

Heng Cheng, our consolidated variable interest entity, has an ICP License for provision of commercial internet information services issued by Beijing Telecommunication Administration Bureau in April 2015. The Guidelines jointly released by ten PRC regulatory agencies in July 2015, purport, among other things, to require internet finance service providers, including online peer-to-peer lending platforms, to complete registration with the relevant local counterpart of the MIIT in accordance with implementation regulations that may be promulgated by the MIIT or/and the Office for Cyberspace Affairs pursuant to the Guidelines. However, as the implementing rules of the Guidelines have not been published, there is uncertainty as to how the registration requirements in the Guidelines will be interpreted and implemented, and whether peer-to-peer lending service providers like us are only required to obtain an ICP license in order to be in full compliance with such registration requirements.

Regulations on Internet Information Security

Internet information in China is also regulated and restricted from a national security standpoint. The National People’s Congress, China’s national legislative body, has enacted the Decisions on Maintaining Internet Security, which may subject violators to criminal punishment in China for any effort to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights. The Ministry of Public Security has promulgated measures that prohibit use of the internet in ways which, among other things, result in a leakage of state secrets or a spread of socially destabilizing content. If an internet information service provider violates these measures, the Ministry of Public Security and the local security bureaus may revoke its operating license and shut down its websites.

In addition, the Guidelines jointly released by ten PRC regulatory agencies in July 2015 purport, among other things, to require internet finance service providers, including peer-to-peer lending platforms, to improve technology security standards, and safeguard customer and transaction information. The PBOC and other relevant regulatory authorities will jointly adopt the implementing rules and technology security standards.

Regulations on Privacy Protection

In recent years, PRC government authorities have enacted laws and regulations on internet use to protect personal information from any unauthorized disclosure. Under the Several Provisions on Regulating the Market Order of Internet Information Services, issued by the MIIT in December 2011, an ICP service operator may not collect any user personal information or provide any such information to third parties without the consent of a user. An ICP service operator must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary for the provision of its services. An ICP service operator is also required to properly maintain the user personal information, and in case of any leak or likely leak of the user personal information, the ICP service operator must take immediate remedial measures and, in severe circumstances, make an immediate report to the telecommunications regulatory authority. In addition, pursuant to the Decision on Strengthening the Protection of Online Information issued by the Standing Committee of the National People’s Congress in December 2012 and the Order for the Protection of Telecommunication and Internet User Personal Information issued by the MIIT in July 2013, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. An ICP service operator must also keep such information strictly confidential, and is further prohibited from divulging, tampering or destroying of any such information, or selling or providing such information to other parties. An ICP service operator is required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss. Any violation of these laws and regulations may subject the ICP service operator to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities. The Guidelines jointly released by ten PRC regulatory agencies in July 2015 also prohibit internet finance service providers, including online peer-to-peer lending platforms, from illegally selling or disclosing customers’ personal information. The PBOC and other relevant regulatory authorities will jointly adopt the implementing rules. Pursuant to the Ninth Amendment to the Criminal Law issued by the Standing Committee of the National People’s Congress in August 2015 and becoming effective in November, 2015, any internet service provider that fails to fulfill the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders, shall be subject to criminal penalty for the result of (i) any dissemination of illegal information in large scale; (ii) any severe effect due to the leakage of the client’s information; (iii) any serious loss of criminal evidence; or (iv) other severe situation, and any individual or entity that (i) sells or provides personal information to others in a way violating the applicable law, or (ii) steals or illegally obtain any personal information, shall be subject to criminal penalty in severe situation.

In operating our online consumer finance marketplace, we collect certain personal information from borrowers and investors, and also need to share the information with our business partners such as third-party online payment companies and loan collection service providers for the purpose of facilitating loan transactions between borrowers and investors over our marketplace. We have obtained consent from the borrowers and investors on our marketplace to collect and use their personal information, and have also established information security systems to protect the user information and privacy. However, as the implementing rules of the

Guidelines have not been published, there is uncertainty as to how the requirements for protecting customers’ personal information in the Guidelines will be interpreted and implemented. We cannot assure you that our existing policies and procedures will be deemed to be in full compliance with any laws and regulations that may become applicable to us in the future.

Regulation on Intellectual Property Rights

The PRC has adopted comprehensive legislation governing intellectual property rights, including trademarks. The PRC Trademark Law and its implementation rules protect registered trademarks. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. The Trademark Office under the State Administration of Industry and Commerce is responsible for the registration and administration of trademarks throughout the PRC, and grants a term of ten years to registered trademarks and another ten years if requested upon expiry of the initial or extended term. Trademark license agreements must be filed with the Trademark Office for record. As of the date of this prospectus, we have made application for two trademarks and for the transfer of another trademark from CreditEase to us, all of which are pending with the Trademark Office under the State Administration for Industry and Commerce. We have obtained a worldwide, royalty-free and exclusive license from CreditEase to use certain trademarks relating to our business, which CreditEase is in the process of transferring to us. We also have obtained a worldwide and royalty-free license from CreditEase to use certain of its trademarks, including “ ” (Chinese equivalent for CreditEase). However, the trademark licenses by CreditEase to us have not been filed with the Trademark Office under the State Administration for Industry and Commerce.

Regulations Relating to Dividend Withholding Tax

Pursuant to the Enterprise Income Tax Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in the PRC, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced withholding tax: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations. In August 2015, the State Administration of Taxation promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatments under Tax Treaties, or Circular 60, which became effective on November 1, 2015. Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax rate. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. Accordingly, Yirendai HK, our Hong Kong subsidiary, may be able to enjoy the 5% withholding tax rate for the dividends they receive from Heng Ye, our PRC subsidiary, if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations. However, according to Circular 81 and Circular 60, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Regulations Relating to Foreign Exchange

Regulation on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended in August 2008. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China. On February 28, 2015, the SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. After SAFE Notice 13 became effective on June 1, 2015, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals will be required to apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of the SAFE, will directly examine the applications and conduct the registration.

In August 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency-registered capital into RMB by restricting how the converted RMB may be used. SAFE Circular 142, provides that the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of foreign-invested enterprises. The use of such RMB capital may not be changed without SAFE’s approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations may result in severe monetary or other penalties.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated another circular in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

In July 2014, SAFE issued SAFE Circular 36, which purports to reform the administration of settlement of the foreign exchange capitals of foreign-invested enterprises in certain designated areas on a trial basis. Under the pilot program, some of the restrictions under SAFE Circular 142 will not apply to the settlement of the foreign exchange capitals of the foreign-invested enterprises established within the designated areas and the enterprises are allowed to use its RMB capital converted from foreign exchange capitals to make equity investment. However, our PRC subsidiary is not established within the designated areas. On March 30, 2015, the SAFE promulgated Circular 19, to expand the reform nationwide. Circular 19 came into force and replaced both Circular 142 and Circular 36 on June 1, 2015. Circular 19 allows foreign-invested enterprises to make equity investments by using RMB fund converted from foreign exchange capital. However, Circular 19 continues to, prohibit foreign-invested enterprises from, among other things, using RMB fund converted from its foreign exchange capitals for expenditure beyond its business scope, providing entrusted loans or repaying loans between non-financial enterprises.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

SAFE issued SAFE Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, that became effective in July 2014, replacing the previous SAFE Circular 75. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while “round trip investment” refers to direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. SAFE Circular 37 provides that, before making contribution into an SPV, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to SPVs but had not obtained registration as required before the implementation of the SAFE Circular 37 must register their ownership interests or control in the SPVs with qualified banks. An amendment to the registration is required if there is a material change with respect to the SPV registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

We are aware that our PRC resident beneficial owners subject to these registration requirements have registered with the Beijing SAFE branch to reflect the recent changes to our corporate structure.

Regulations on Stock Incentive Plans

SAFE promulgated the Stock Option Rules in February 2012, replacing the previous rules issued by SAFE in March 2007. Under the Stock Option Rules and other relevant rules and regulations, PRC residents who participate in stock incentive plan in an overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of the overseas publicly listed company or another qualified institution selected by the PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of the participants. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or other material changes. The PRC agent must, on behalf of the PRC residents who have the right to exercise the employee share options, apply to SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents’ exercise of the employee share options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in the PRC opened by the PRC agents before distribution to such PRC residents.

We have adopted a share incentive plan, under which we have the discretion to grant a broad range of equity-based awards to eligible participants. See “Management—Share Incentive Plan.” After this offering, we plan to advise the recipients of awards under our 2015 share incentive plan to handle foreign exchange matters in accordance with the Stock Option Rules. However, we cannot assure you that they can successfully register with SAFE in full compliance with the Stock Option Rules. Any failure to complete their registration pursuant to the Stock Option Rules and other foreign exchange requirements may subject these PRC individuals to fines and legal sanctions, and may also limit our ability to contribute additional capital to our PRC subsidiary, limit our PRC subsidiary’s ability to distribute dividends to us or otherwise materially adversely affect our business.

Regulations on Dividend Distribution

Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from Heng Ye, which is a wholly foreign-owned enterprise incorporated in China, to fund any cash and financing requirements we may have. The principal regulations governing distribution of dividends of foreign-invested enterprises include the Foreign-Invested Enterprise Law, as amended in October 2000, and its implementation rules. Under these laws and regulations, wholly foreign-owned enterprises in China may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign-owned enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprises. Wholly foreign-owned companies may, at their discretion, allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserves are not distributable as cash dividends.

Regulations on Overseas Listings

Six PRC regulatory agencies, including the CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective in September 2006. The M&A Rules, among other things, require offshore SPVs formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC counsel, Han Kun Law Offices, that CSRC approval is not required in the context of this offering because: (a) we established our PRC subsidiary, Heng Ye, by means of direct investment rather than by merger with or acquisition of PRC domestic companies, and (b) no explicit provision in the M&A Rules classifies the respective contractual arrangements between Heng Ye, Heng Cheng and its shareholders as a type of acquisition transaction falling under the M&A Rules. However, as there has been no official interpretation or clarification of the M&A Rules, there is uncertainty as to how this regulation will be interpreted or implemented. See “Risk Factors—Risks Related to Doing Business in China—The approval of the China Securities Regulatory Commission may be required in connection with this offering under a regulation adopted in August 2006, as amended, and, if required, we cannot predict whether we will be able to obtain such approval.”

Regulations Relating to Employment

The PRC Labor Law and the Labor Contract Law require that employers must execute written employment contracts with full-time employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative sanctions, and serious violations may result in criminal liabilities.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. Failure to make adequate contributions to various employee benefit plans may be subject to fines and other administrative sanctions.

We have not made adequate contributions to employee benefit plans, as required by applicable PRC laws and regulations. See “Risk Factors—Risks Related to Doing Business in China—Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.”

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Ning Tang	42	Executive Chairman
Huan Chen	40	Director
Quan Zhou	58	Director
Tina Ju	51	Director
Sam Hanhui Sun*	43	Independent Director Appointee
Jingsheng Huang*	57	Independent Director Appointee
Qing Li*	39	Independent Director Appointee
Yihan Fang	43	Chief Executive Officer
Yu Cong	47	Chief Financial Officer
Yiting Pan	42	Chief Risk Officer
Nian Duan	39	Chief Technology Officer
Jike Chong	37	Chief Data Scientist
Xiaojia Sun	34	General Counsel
Wei Song	44	Vice President of Product

*	Each of Messrs. Sam Hanhui Sun, Jingsheng Huang and Qing Li has accepted our appointment to be a director of our company, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.
**	We also have a non-voting observer on our board of directors, Mr. Kwok King Kingsley Chan, a managing director at Morgan Stanley Private Equity Asia.

Mr. Ning Tang is our founder and has served as our executive chairman of the board of directors since our inception. He is also the founder of our parent company, CreditEase, and has served as the chairman of the board of directors and chief executive officer of CreditEase since its inception in 2006. In December 2014, Mr. Tang was elected to be the chairman of the Beijing P2P Association, founded by CreditEase together with approximately 30 member enterprises and the first association in the industry in China that is officially registered and overseen by regulators. In July 2011, Mr. Tang won the nomination of “Leader of the Year” in the “Global Microfinance Achievement Awards 2011,” initiated by the London-based C5 Group to recognize the efforts, innovations and services that ensure maximum business and social returns in the microfinance sector. Mr. Tang is also a member of the advisory board to the Ministry of Industry and Information Technology with respect to small and medium-sized enterprises related policies, and a director at the China Microfinance Institution Association. Prior to founding CreditEase, Mr. Tang served as the director of strategic investments and acquisitions at AsiaInfo-Linkage, Inc., a leading provider of telecommunication software solutions and services in China then listed on NASDAQ, since July 2000. Prior to that, Mr. Tang served as an investment banker at Donaldson, Lufkin & Jenrette, a U.S. investment bank now owned by Credit Suisse, since July 1998. Mr. Tang is an active angel investor and has made several successful investments in the education and training, financial services, human resources services, internet, technology and media industries. Mr. Tang studied mathematics at Peking University and received his bachelor’s degree in economics, summa cum laude, from the University of the South in Sewanee, Tennessee. He is also a member of the Phi Beta Kappa Society.

Mr. Huan Chen has served as our director since January 2015, and has served as the chief strategy officer of our parent company CreditEase since November 2007. Prior to joining CreditEase, Mr. Chen served as a product manager at Qihoo 360 Technology Co., Ltd., a leading internet company in China listed on the NYSE, from July 2006 to November 2007. From March 2003 to July 2006, Mr. Chen served as an investment management manager at 21cn.com, an online portal owned by China Telecom. Prior to that, Mr. Chen worked at Guangzhou Securities Co. Ltd., a securities brokerage service firm, and co-founded Find2Fine Consulting Ltd., an online project outsourcing marketplace, successively from July 1998 to March 2003. Mr. Chen received a bachelor’s degree in international commerce and a master’s degree in econometrics from Sun Yat-sen University in China.

Mr. Quan Zhou has served as our director since January 2015. Mr. Zhou is currently a managing member of the general partner of IDG Technology Venture Investments, L.P. and its successor funds. Mr. Zhou is also serving as a director of the general partner of each of IDG-Accel China Growth Fund I and IDG-Accel China Capital Fund I, and their respective successor funds. He currently serves on the board of Xunlei Limited, a NASDAQ-listed internet company, and SouFun Holdings Limited, an NYSE-listed company. Mr. Zhou received a bachelor’s degree in chemistry from China Science and Technology University, a master’s degree in chemical physics from the Chinese Academy of Sciences and a Ph.D. degree in fiber optics from Rutgers University.

Ms. Tina Ju has served as our director since January 2015. Ms. Ju is a founding and managing partner of KPCB China and TDF Capital, and currently a managing member of the general partner of both funds. She has more than 25 years of experience in venture capital, investment banking and operations. Ms. Ju began her venture capital career in 1999. She co-founded VTDF China in 2000 and KPCB China in 2007. Earlier in her career, Ms. Ju spent 11 years in investment banking at Deutsche Bank with her last position as the head of TMT and Transport Asia, Merrill Lynch with her last position as head of Asia Technology and Corporate Finance Team, and Goldman Sachs. Ms. Ju currently serves as a director on the board of various private companies. Ms. Ju received a bachelor’s degree in industrial engineering and operations research from the University of California, Berkeley and an MBA degree from Harvard Business School.

Mr. Sam Hanhui Sun will serve as our director commencing from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. From January 2010 to September 2015, Mr. Sun assumed a couple of positions at Qunar Cayman Islands Limited, a NASDAQ-listed company, including serving as Qunar’s president from May 2015 to September 2015 and its chief financial officer from January 2010 to April 2015. Prior to joining Qunar, Mr. Sun was the chief financial officer of KongZhong Corporation, a NASDAQ-listed company, from 2007 to 2009. Mr. Sun was also an independent director and audit committee member of KongZhong Corporation from July 2005 through January 2007. From 2004 to 2007, Mr. Sun served in several financial controller positions at Microsoft China R&D Group, Maersk China Co. Ltd. and SouFun.com. From 1995 to 2004, Mr. Sun worked in KPMG’s auditing practice group, including eight years at the Beijing office of KPMG, where he was an audit senior manager, and two years at KPMG in Los Angeles, California. Mr. Sun currently serves as an independent director and audit committee chair of SouFun Holdings Limited, an NYSE-listed company, and an independent director and audit committee chair of CAR Inc., a Hong Kong Stock Exchange Listed company. Mr. Sun received a B.A. in business administration from Beijing Institute of Technology in 1993. He is a Certified Public Accountant in China.

Mr. Jingsheng Huang will serve as our director commencing from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Huang is the managing executive director at Harvard Center Shanghai. Prior to that, he was a partner of TPG Growth and RMB Funds based in Shanghai, China. Before joining TPG, he was a managing director at Bain Capital LLC, where he set up and ran its Shanghai operations. Prior to that, Mr. Huang served multiple positions in the investment industry, including managing director in China at SOFTBANK Asia Infrastructure Fund, partner at SUNeVision Ventures and senior manager of strategic investment at Intel Capital. Before starting his investment career, Mr. Huang was the director of research operations at GartnerGroup, a co-founder and vice president of marketing at Mtone Wireless and an English lecturer at Communication University of China. Before joining Harvard, Mr. Huang served as a member of the board of China Venture Capital Association and a deputy chairman of Shanghai Private Equity Association. Mr. Huang received an M.B.A degree from Harvard Business School, an M.A. from Stanford University and a B.A. from Beijing Foreign Studies University.

Mr. Qing Li will serve as our director commencing from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Li is the founder and chief executive officer of Sciencast Management L.P., a limited partnership formed in Delaware. Prior to founding Sciencast, Mr. Li was a portfolio manager at SAC Capital Advisors from April 2009 to February 2015, a research analyst at

Tykhe Capital LLC from October 2005 to April 2009, a research analyst at Fortress Investment Group from September 2004 to October 2005 and a research analyst from August 2002 to September 2004. Mr. Li received a Ph.D. in finance from Columbia University and a B.S. in mathematics from Peking University.

Ms. Yihan Fang has served as our chief executive officer and the general manager in charge of the online lending business unit of CreditEase since March 2012. Ms. Fang has 15 years of experience in product, technology and marketing in internet and financial services. Prior to joining CreditEase, Ms. Fang served as director of marketing products at Nelnet/CUNet in 2011, a leading provider of digital enrollment marketing solutions. Prior to that, Ms. Fang worked at IAC/Ask.com with multiple positions from February 2002 to February 2010, including Vice President of Global Search and Answers overseeing strategy and product development of various key search and question/answer products, Senior Director of Product Management responsible for search product and relevance, and Director of Search Operations responsible for search engine operations. Ms. Fang received a Master of Philosophy and a Master of Science in Electrical Engineering and a Master of Arts in Astronomy from Columbia University. She completed her undergraduate study through the Program for Gifted Youth at the University of Science and Technology of China.

Mr. Yu Cong has served as our chief financial officer since September 2014. Prior to joining us, Mr. Cong served as the Chief Representative of Deutsche Bank AG’s Beijing Representative Office as well as a director and head of China Technology, Media & Telecommunications (TMT), from October 2010 to August 2014, and as a vice president and director successively at the Asia Technology & Media Banking group from May 2008 to October 2010. Prior to that, Mr. Cong worked with a few other firms in the U.S., including Needham & Co. as a vice president of investment banking from 2006 to 2008, Piper Jaffray & Co. as an equity research analyst covering companies in the technology industry from 2004 to 2006, and Applied Materials, a semiconductor equipment manufacturer, as a marketing manager from 1996 to 2003. Mr. Cong received his bachelor’s degree from the University of Science and Technology of China, Ph.D. from the University of Illinois at Urbana-Champaign, and an M.B.A. degree from Walter Haas School of Business, University of California at Berkeley.

Ms. Yiting Pan has served as our chief risk officer since October 2014. Prior to joining us, Ms. Pan served at Capital One as a director managing the credit economic capital team that oversaw the credit capital needs of Capital One’s asset book from July 2012 to June 2014, and served as a vice president in charge of portfolio risk analysis at Union Bank from March 2010 to July 2012. Prior to that, Ms. Pan worked with several other institutions in the U.S., including: as the head of the quantitative analysis department at Aurora Investment Management, an investment management company headquartered in Chicago, from October 2007 to September 2008, and as an assistant vice president at LaSalle Bank, a division of ABN AMRO at the time, from October 2004 to October 2007, among others. Ms. Pan received her bachelor’s degree in computer science and master’s degree in artificial intelligence from Nanjing University of Science and Technology, a master’s degree in mathematics and computer applications from University of Illinois at Chicago, and an M.B.A. degree from University of Chicago Booth School of Business.

Mr. Nian Duan has served as our chief technology officer since February 2015. Prior to joining us, Mr. Duan served at douban.com, a leading social network services website in China, as its vice president of engineering since February 2013, and as its senior director of engineering from August 2012 to February 2013. Prior to that, Mr. Duan served at Happy Elements, a social game company in China, as its vice president of engineering from April 2011 to July 2012, and at Google China as an engineering manager from June 2007 to March 2011. From 1997 to 2007, Mr. Duan worked with a few other companies in the TMT industry in China, including as a software engineer with Huawei. Mr. Duan received his bachelor’s and master’s degrees in engineering from Huazhong University of Science and Technology in China.

Dr. Jike Chong has served as our chief data scientist since May 2015. Prior to joining us, Dr. Chong worked at Simply Hired, a leading job search engine in Silicon Valley from June 2012 to April 2015, where he established and headed its data science division. During this time, Dr. Chong was invited to the White House multiple times to advise the U.S. Department of Labor and the White House Office of Science and Technology

Policy on the design of big-data-related products for reducing unemployment. From 2011 to 2012, Dr. Chong was the lead risk analytics architect at Silver Lake Kraftwerk, responsible for applying big data techniques to risk analysis of venture investment projects. Prior to that, Dr. Chong founded and served as principal application architect at Parasians from 2009 to 2011. Since 2010, Dr. Chong has been an adjunct professor and Ph.D. advisor at Electrical and Computer Engineering at Carnegie Mellon University, where he established the CUDA Research Center and CUDA Teaching Center and has served as a co-director of these centers since their inception. Dr. Chong received his bachelor’s and master’s degrees in electrical and computer engineering from Carnegie Mellon University and a Ph.D. degree from University of California, Berkeley. He holds eight patents in the United States (five granted and three pending).

Ms. Xiaojia Sun has served as our general counsel since February 2015. Prior to joining us, Ms. Sun served as a senior associate at King & Wood Mallesons Law Offices from October 2010 to January 2015. Prior to that, Ms. Sun served as an associate at Nixon Peabody LLP from August 2009 to October 2010, as an international legal consultant at Freshfields Bruckhaus Deringer LLP from September 2007 to June 2009, and as an associate at Jun He Law Offices from April 2004 to June 2006. Ms. Sun received her bachelor’s degree from Peking University, and her master of laws degree from Northwestern University School of Law.

Ms. Wei Song has served as our Vice President of Product since April 2015. Prior to joining us, Ms. Song served at China Minsheng Bank as a senior consultant, since February 2014. Prior to that, Ms. Song served at J.P. Morgan Chase’s card services department as a marketing analytics manager from January 2012 to January 2014 and as a senior risk analyst from January 2010 to December 2011, and at Bank of America’s credit card department as a project manager from June 2007 to February 2009. Prior to that, Ms. Song served at DuPont as a marketing specialist from July 2004 to May 2007, and at IBM China as a marketing specialist from August 1998 to February 2002. Ms. Song received her bachelor’s degree in economics from Renmin University of China, and an M.B.A. degree from University of Virginia.

Board of Directors

Our board of directors will consist of seven directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in our company to qualify to serve as a director. A director may vote with respect to any contract, proposed contract or arrangement in which he is interested, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered, provided (a) such director, if his interest in such contract or arrangement is material, has declared the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice and (b) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all the powers of the company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, and to issue debentures or other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee and a nominating and corporate governance committee. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Messrs. Sam Hanhui Sun, Jingsheng Huang and Qing Li. Mr. Sam Hanhui Sun will be the chairman of our audit committee. We have determined that Messrs. Sam Hanhui Sun, Jingsheng Huang and Qing Li satisfy the “independence” requirements of Section 303A of the Corporate Governance Rules of the NYSE and Rule 10A-3 under the Securities Exchange

Act of 1934. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions, including any transactions between us and CreditEase;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Messrs. Qing Li, Sam Hanhui Sun and Jingsheng Huang. Mr. Qing Li will be the chairman of our compensation committee. We have determined that Messrs. Qing Li, Sam Hanhui Sun and Jingsheng Huang satisfy the “independence” requirements of Section 303A of the Corporate Governance Rules of the NYSE. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Messrs. Jingsheng Huang, Sam Hanhui Sun and Qing Li. Mr. Jingsheng Huang will be the chairperson of our nominating and corporate governance committee. Messrs. Jingsheng Huang, Sam Hanhui Sun and Qing Li satisfy the “independence” requirements of Section 303A of the Corporate Governance Rules of the NYSE. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•	advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain limited exceptional circumstances have the right to seek damages in our name if a duty owed by the directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual and extraordinary general meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of the officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares in our company, including the registration of such shares in our share register.

Terms of Directors and Officers

Our directors may be elected by a resolution of our board of directors, or by an ordinary resolution of our shareholders. Each of our directors will hold office until the expiration of his or her term as provided in the written agreement with our company, if any, and until his or her successor has been elected or appointed. A director will cease to be a director if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found by our company to be or becomes of unsound mind, (iii) resigns his office by notice in writing to the company, or (iv) without special leave of absence from our board, is absent from three consecutive board meetings and our directors resolve that his office be vacated. Our officers are elected by and serve at the discretion of the board of directors.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer’s employment without cause upon three-month advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with a three-month advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

We have entered into director agreements with each of our independent director appointees. These agreements set forth the services to be provided and compensation to be received by our independent directors, as well as the independent directors’ obligations in terms of confidentiality, non-competition and non-solicitation. Pursuant to these agreements, the directorship of our independent director appointees will commence on the date when the SEC declares effectiveness of our registration statement on Form F-1, of which this prospectus is a part, and will last until the earlier of (i) the date on which the director ceases to be a member of our board of directors for any reason or (ii) the date of termination of these agreements. Each party to a director agreement may terminate the agreement through a 30-day prior written notice or such shorter period as the parties may agree upon.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2014, we paid an aggregate of approximately US$0.3 million in cash to our executive officers, and we did not pay any compensation to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries and consolidated variable interest entity are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Share Incentive Plan

In September 2015, we adopted a share incentive plan, or the 2015 Plan, which allows us to offer a variety of share-based incentive awards to employees, officers, directors and individual consultants who render services to us. The plan permits the grant of three types of awards: options, restricted shares and restricted share units. The maximum number of our shares that may be issued pursuant to all awards under the 2015 Plan is 10,000,000 ordinary shares. As of the date of this prospectus, we have not granted any awards under the 2015 Plan. The following paragraphs summarize the terms of the 2015 Plan:

Plan Administration. Our board of directors, or a committee designated by our board of directors, will administer the plan. The committee or the full board of directors, as appropriate, will determine the provisions and terms and conditions of each option grant.

Award Agreements. Options and other awards granted under the plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each grant, which may include the term of the award and the provisions applicable in the event of the grantee’s employment or service terminates. The exercise price of granted options may be amended or adjusted in the absolute discretion of our board of directors, or a committee designated by our board of directors, without the approval of our shareholders or the recipients of the options.

Eligibility. We may grant awards to employees, directors and consultants of our company or any of our affiliates, which include our parent company, subsidiaries and any entities in which our parent company or a subsidiary of our company holds a substantial ownership interest.

Vesting Schedule. In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Acceleration of Awards upon Change in Control. If a change-of-control corporate transaction occurs, the plan administrator may, in its sole discretion, provide for (i) all awards outstanding to terminate at a specific time in the future and give each participant the right to exercise the vested portion of such awards during a specific period of time, or (ii) the purchase of any award for an amount of cash equal to the amount that could have been attained upon the exercise of such award, or (iii) the replacement of such award with other rights or property selected by the plan administrator in its sole discretion, or (iv) payment of award in cash based on the value of ordinary shares on the date of the change-of-control corporate transaction plus reasonable interest.

Term of the Options. The term of each option grant shall be stated in the award agreement, provided that the term shall not exceed ten years from the date of the grant.

Transfer Restrictions. Awards may not be transferred in any manner by the recipient other than by will or the laws of succession, except as otherwise provided by the plan administrator.

Termination of the Plan. Unless terminated earlier, the plan will terminate automatically in 2025. Our board of directors has the authority to amend or terminate the plan subject to shareholder approval to the extent necessary to comply with applicable law. However, no such action may impair the rights of any award recipient unless agreed by the recipient.

PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

•	each of our directors and executive officers; and

•	each of our principal shareholders who beneficially own more than 5% of our total outstanding ordinary shares.

The calculations in the table below are based on 100,000,000 ordinary shares outstanding as of the date of this prospectus, and 117,000,000 ordinary shares outstanding immediately after the completion of this offering, including (i) 15,000,000 ordinary shares to be sold by us in this offering in the form of ADSs, assuming the underwriters do not exercise their over-allotment option and (ii) 2,000,000 ordinary shares we will issue and sell in the concurrent private placement, which number of shares has been calculated based on an assumed initial offering price of US$10.00 per ADS, the mid-point of the estimated range of initial public offering price.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned Immediately After This Offering
	Number	%†	Number	%†
Directors and Executive Officers**:
Ning Tang(1)	43,430,000	43.4	43,430,000	37.1%
Huan Chen	—	—	—	—
Quan Zhou(2)	*	*	*	*
Tina Ju(3)	—	—	—	—
Sam Hanhui Sun***	—	—	—	—
Jingsheng Huang***	—	—	—	—
Qing Li***	—	—	—	—
Yihan Fang	—	—	—	—
Yu Cong	—	—	—	—
Yiting Pan	—	—	—	—
Nian Duan	—	—	—	—
Jike Chong	—	—	—	—
Xiaojia Sun	—	—	—	—
Wei Song	—	—	—	—
All Directors and Executive Officers as a Group	43,430,000	43.4	43,430,000	37.1%

Principal Shareholders:
CreditEase Holdings (Cayman) Limited(4)	100,000,000	100.0	100,000,000	85.5%

*	Less than 1% of our total outstanding shares.
**	Except for Messrs. Sam Hanhui Sun, Jingsheng Huang and Qing Li, the business address of our directors and executive officers is 4/F, Building 2A, No. 6 Lang Jia Yuan, Chaoyang District, Beijing, People’s Republic of China. The business address of Mr. Sam Hanhui Sun is Qunar Cayman Islands Limited, 17/F, Viva Plaza, Building 18, Yard 29, Suzhou Street, Haidian District, Beijing 100080, People’s Republic of China. The business address of Mr. Jingsheng Huang is Harvard Center Shanghai, 5/F Shanghai IFC-HSBC Building, No. 8 Century Avenue, Shanghai 200120, People’s Republic of China. The business address of Mr. Qing Li is 15 Revere Ct, Princeton Junction, NJ 08550.
***	Each of Messrs. Sam Hanhui Sun, Jingsheng Huang and Qing Li has accepted our appointment to be a director of our company, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.
†

For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the total number of shares outstanding and the number of shares such person or group has the right to acquire upon exercise of option, warrant or other right within 60 days after the date of this prospectus. The total number of ordinary shares outstanding as of the date of this prospectus is 100,000,000. The total number of ordinary shares outstanding after the completion of this offering will be 117,000,000, including (i) 15,000,000 ordinary shares to be sold by us in this offering in the form of ADSs, assuming the underwriters do not exercise their over-allotment option and (ii) 2,000,000 ordinary shares we will issue and sell in the concurrent private placement, which number of shares has been calculated based on an assumed initial offering price of US$10.00 per ADS, the mid-point of the estimated range of initial public offering price.
(1)	Mr. Ning Tang does not hold any ordinary share in our company directly. Mr. Tang, through a British Virgin Islands company wholly owned by him, owns 43.4% of the total outstanding shares of CreditEase, our parent company, on an as-converted basis. A fund affiliated with Mr. Ning Tang, our founder and executive chairman of our board of directors, and invested by third-party investors, has indicated its interest in subscribing for up to US$30 million of ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. The fund affiliated with Mr. Tang is currently under no obligation to purchase any ADSs in this offering and its interest in purchasing ADSs in this offering is not a commitment to do so. We and the underwriters are currently under no obligation to sell ADSs to the fund. Mr. Ning Tang disclaims beneficial ownership of all of the ADSs to be purchased by the fund, if any, except to the extent of his pecuniary interest therein.
(2)	Mr. Quan Zhou does not hold any ordinary share in our company directly. Mr. Zhou beneficially owns these shares indirectly through IDG-Accel China Investors II L.P., a shareholder of CreditEase.
(3)	Ms. Tina Ju is a founding and managing partner of KPCB China, which holds certain equity interest in CreditEase through its affiliated funds.
(4)	CreditEase Holdings (Cayman) Limited is our parent company and is incorporated in the Cayman Islands, and its business address is 16/F, Tower C, SOHO New Town, 88 Jianguo Road, Chaoyang District, Beijing, People’s Republic of China. CreditEase is owned by Mr. Ning Tang, our executive chairman, and a few investors, including IDG, KPCB China and Morgan Stanley Private Equity Asia, through their respective investment vehicles.

As of the date of this prospectus, none of our outstanding ordinary shares are held by record holders in the United States. None of our existing shareholders has different voting rights from other shareholders after the completion of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Transactions and Agreements with CreditEase

Transactions with CreditEase Affiliated Entities

Prior to the establishment of Yirendai Ltd., our online consumer finance marketplace business was carried out by various subsidiaries and variable interest entities of CreditEase. These CreditEase affiliated entities also provided us with origination and servicing, financial, administrative, sales and marketing, risk management, human resources and legal services, as well as the services of a number of its executives and employees. As we did not account for ourselves before we became a stand-alone company, CreditEase did not charge us for the above provision of services. The costs of providing these services were allocated using a proportional cost allocation method and based on headcount or transaction volume for the provision of services attributable to us. See “Our Relationship with CreditEase” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies, Judgments and Estimates—Basis of Presentation, Combination and Consolidation.” Total allocation of cost and expense from CreditEase for the services provided were approximately US$2.3 million, US$16.1 million and US49.0 million for 2013, 2014 and the nine months ended September 30, 2015, respectively. Among these, allocation for provision of borrower and investor acquisition and referral services were US$1.3 million, US$12.3 million and US$45.6 million, for system support were US$0.8 million, US$1.7 million and US$2.8 million and for collection services were US$8,000, US$54,000 and US$0.3 million, for 2013, 2014 and the nine months ended September 30, 2015, respectively.

We also obtained a worldwide and royalty-free license from CreditEase to use its trademarks and used the proprietary systems developed by CreditEase free of charge during the nine-month period ended September 30, 2015.

Since we completed our carve-out from CreditEase and became a stand-alone company, we account for the services provided by CreditEase affiliated entities to us and other transactions with CreditEase as related party transactions.

CreditEase Huimin Investment Management (Beijing) Co., Ltd., or CreditEase Huimin, is an affiliate of CreditEase. CreditEase Huimin received on behalf of us transaction fees and service fees through the external payment networks and from China Guangfa Bank starting in June 2015. We had US$10.4 million due from CreditEase Huimin as of September 30, 2015.

In addition, several other affiliates of CreditEase provided us with borrower acquisition and referral services, investor acquisition and referral services, system support services, identity verification services and collection services. As of September 30, 2015, the total amount due to these related parties for such services was US$6.5 million.

As of September 30, 2015, we had outstanding loan advance payable to CreditEase in the amount of US$2.2 million pursuant to a loan agreement dated May 1, 2015 between CreditEase and our company.

Carve-out Agreements with CreditEase

We have entered into various agreements with CreditEase. See “Our Relationship with CreditEase” and “Risk Factors—Risks Related to Our Carve-out from CreditEase and Our Relationships with CreditEase.”

Guarantee Arrangement with Tian Da Xin An

Tian Da Xin An (Beijing) Guarantee Co., Ltd., or Tian Da Xin An, is a guarantee company affiliated with CreditEase. When we switched our investor protection services to the guarantee model in August 2013, we paid Tian Da Xin An a one-time fee of US$0.3 million for its assumption of the outstanding loan balances covered under our previous risk reserve fund. From August 2013 to December 2014, we had a guarantee arrangement with Tian Da Xin An to provide investors with the option of purchasing the assurance that their principal and interest would be repaid in the event that their loans default. Tian Da Xin An was responsible for repaying the principal and accrued interest of the default loan and it charged the investor 10% of the monthly loan interest for the guarantee service. In practice, we reimbursed the loan principal and accrued interest to the investor in the first place in the case of default, and then collected the amount from Tian Da Xin An, and we collected from the investor the guarantee service fee charged by Tian Da Xin An on its behalf, and then remit the amount to Tian Da Xin An. The balance of amount due to Tian Da Xin An as of December 31, 2013 and amount due from Tian Da Xin An as of December 31, 2014 and September 30, 2015 represent the net amount of services fee payable and receivable arising from guarantee fee, default loan principal and accrued interest due to borrowers as well as uncollectible transaction fee. The guarantee arrangement has been replaced by our new risk reserve fund since January 2015. All loans originated on or after January 1, 2015 are covered under the risk reserve fund, and the outstanding balance of the loans guaranteed under the previous guarantee arrangement will continue to be covered under the guarantee arrangement until the loans reach maturity.

Contractual Arrangements with Our Variable Interest Entity and Its Shareholders

PRC laws and regulations currently restrict foreign ownership and investment in value-added telecommunications services in China. As a result, we operate our relevant business through contractual arrangements among Heng Ye, our PRC subsidiary, Heng Cheng, our variable interest entity, and the shareholders of Heng Cheng. For a description of these contractual arrangements, see “Corporate History and Structure—Contractual Arrangements with Heng Cheng.”

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law (2013 Revision) of the Cayman Islands, which we refer to as the Companies Law below.

As of the date of this prospectus, the authorized share capital of our company is US$50,000 divided into 500,000,000 ordinary shares with a par value of US$0.0001 each, of which 100,000,000 ordinary shares are issued and outstanding. We will issue 15,000,000 ordinary shares represented by our ADSs in this offering, assuming the underwriters do not exercise the over-allotment option, and issue 2,000,000 ordinary shares in the concurrent private placement, which number of shares has been calculated based on an assumed initial offering price of US$10.00 per ADS, the mid-point of the estimated range of initial public offering price.

Our Post-Offering Memorandum and Articles of Association

We expect to adopt, subject to the approval of our shareholders, an amended and restated memorandum and articles of association, which will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the post-offering amended and restated memorandum and articles of association that we expect to adopt and of the Companies Law, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company. Under our post-offering amended and restated memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Ordinary Shares. Our ordinary shares are issued in registered form and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by an ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or our share premium account, provided that a dividend may not be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each ordinary share is entitled to one vote. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders who together hold not less than 10% of the votes attaching to the total ordinary shares present in person or by proxy. Each shareholder is entitled to one vote for each ordinary share registered in his or her name on our register of members.

A quorum required for a meeting of shareholders consists of one or more shareholders present and holding shares which represent, in aggregate, not less than one-third of the votes attaching to the issued and outstanding voting shares in our company. Shareholders may be present in person or by proxy or, if the shareholder is a legal entity, by its duly authorized representative. Shareholders’ meetings may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding shares which represent, in aggregate, no less than one-third of the votes attaching to our voting share capital in issue. Advance notice of at least seven days is required for the convening of our annual general shareholders’ meeting and any other general shareholders’ meeting.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our post-offering amended and restated memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our post-offering amended and restated memorandum and articles of association. Holders of the ordinary shares may, among other things, divide or combine their shares by ordinary resolution.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the NYSE may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the NYSE, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation. On a winding up of our company, if the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them. We are a “limited liability” company registered under the Companies Law, and under the Companies Law, the liability of our members is limited to the amount, if any, unpaid on the shares respectively held by them. Our memorandum of association contains a declaration that the liability of our members is so limited.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by a special resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders, or are otherwise authorized by our memorandum and articles of association. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series) may be varied with the consent in writing of the holders of a majority of the issued shares of that class or series or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our post-offering amended and restated memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our post-offering amended and restated memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•	authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

General Meetings of Shareholders and Shareholder Proposals. Our shareholders’ general meetings may be held in such place within or outside the Cayman Islands as our board of directors considers appropriate.

As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting.

Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our board of directors or our chairman. Our board of directors shall give not less than seven days’ written notice of a shareholders’ meeting to those persons whose names appear as members in our register of members on the date the notice is given (or on any other date determined by our directors to be the record date for such meeting) and who are entitled to vote at the meeting.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association allow our shareholders holding shares representing in aggregate not less than one-third of our voting share capital in issue, to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Election and Removal of Directors

Unless otherwise determined by our company in general meeting, our articles provide that our board will consist of not less than three directors. There are no provisions relating to retirement of directors upon reaching any age limit.

The directors have the power to appoint any person as a director either to fill a casual vacancy on the board or as an addition to the existing board. Our shareholders may also appoint any person to be a director by way of ordinary resolution.

A director may be removed with or without cause by ordinary resolution.

In addition, the office of any director shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors, (ii) dies or is found to be or becomes of unsound mind, (iii) resigns his office by notice in writing to our company, or (iv) without special leave of absence from our board, is absent from three consecutive board meetings and our board resolves that his office be vacated.

Proceedings of Board of Directors

Our post-offering memorandum and articles of association provide that our business is to be managed and conducted by our board of directors. The quorum necessary for board meetings may be fixed by the board and, unless so fixed at another number, will be a majority of the directors.

Our post-offering memorandum and articles of association provide that the board may from time to time at its discretion exercise all powers of our company to raise or borrow money, to mortgage or charge all or any part of the undertaking, property and assets and uncalled capital of our company and issue debentures and other securities of our company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Changes in Capital

Our shareholders may from time to time by ordinary resolution:

•	increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	sub-divide our existing shares, or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital or any capital redemption reserve in any manner permitted by law.

Exempted Company. We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue negotiable or bearer shares or shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members. Under Cayman Islands law, we must keep a register of members and there should be entered therein:

•	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members should be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this offering, the register of members will be immediately updated to record and give effect to the issue of shares by us to the Depositary (or its nominee) as the depositary. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name in the register of members.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the comparable provisions of the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court of the Cayman Islands can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and a derivative action may ordinarily not be brought by a minority shareholder. However, based on English authority, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected (and have had occasion) to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a minority shareholder may be permitted to commence a representative action against, or derivative actions in the name of, our company to challenge:

(a)	an act which is ultra vires the company or illegal and is therefore incapable of ratification by the shareholders,

(b)	an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the company, or

(c)	an act which requires a resolution with a qualified (or special) majority (i.e. more than a simple majority) which has not been obtained.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering amended and restated memorandum and articles of association require us to indemnify our officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, willful default or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering amended and restated memorandum and articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in articles of association. Our post-offering amended and restated memorandum and articles of association allow our shareholders holding not less than one-third of all voting power of our share capital in issue to requisition a shareholder’s meeting, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our post-offering amended and restated articles of association do not provide our shareholders other right to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering amended and restated memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our post-offering amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders, or by an ordinary resolution on the basis that our company is unable to pay its debts as they fall due.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our post-offering amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Ordinary Shares

We were incorporated in the Cayman Islands on September 24, 2014, with an authorized share capital of US$50,000 divided into 50,000 ordinary shares, with a par value of US$1.00 each, of which 1 ordinary share was issued and outstanding, and was owned by CreditEase.

On January 5, 2015, we effected a 10,000-for-1 share split, such that our authorized share capital of US$50,000 was divided into 500,000,000 ordinary shares with a par value of US$0.0001 each, of which 10,000 ordinary shares were issued and outstanding, and were owned by CreditEase.

On June 25, 2015, we issued 99,990,000 ordinary shares, par value US$0.0001 each, to CreditEase for an aggregate purchase price of US$9,999.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of two shares, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

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Cash. The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not possible or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held or the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

•	Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. For any ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

•	Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

•	Rights to Purchase Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for ordinary shares (rather than ADSs).

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.

•	Other Distributions. Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.

If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the rights of holders of the ordinary shares would be materially and adversely affected.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our ordinary shares.

The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.

Compliance with Regulations

Information Requests

Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the New York Stock Exchange and any other stock exchange on which the ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees

•       To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued

• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled

• Distribution of cash dividends	Up to US$0.05 per ADS held

• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held

• Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held

• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

•	Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

•	Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

•	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary has agreed to pay certain amounts to us in exchange for its appointment as depositary. We may use these funds towards our expenses relating to the establishment and maintenance of the ADR program, including investor relations expenses, or otherwise as we see fit. The depositary may pay us a fixed amount, it may pay us a portion of the fees collected by the depositary from holders of ADSs, and it may pay specific expenses incurred by us in connection with the ADR program. Neither the depositary nor we may be able to determine the aggregate amount to be paid to us because (i) the number of ADSs that will be issued and outstanding and the level of dividend and/or servicing fees to be charged may vary, and (ii) our expenses related to the program may not be known at this time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.

Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the ordinary shares that are not distributed to you, or	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 60 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•	are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, Cayman Island or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

•	are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

•	are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

•	are not liable for any indirect, special, consequential or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

•	disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

•	disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (vi) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

In addition, the deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against the depositary or our company related to our shares, the ADSs or the deposit agreement.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

•	compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

•	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges;

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities;

•	other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

•	for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the ordinary shares or ADSs to be deposited, (b) agrees to indicate the depositary as owner of such ordinary shares or ADSs in its records and to hold such ordinary shares or ADSs in trust for the depositary until such ordinary shares or ADSs are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver such ordinary shares or ADSs to the depositary or the custodian, as the case may be, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate; (2) the pre-release is fully collateralized with cash, United States government securities or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will normally limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of ADSs then outstanding, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

SHARES ELIGIBLE FOR FUTURE SALES

Upon completion of this offering, we will have 7,500,000 ADSs outstanding, representing approximately 12.8% of our outstanding ordinary shares, assuming the underwriters do not exercise their over-allotment option to purchase additional ADSs, and assuming we issue and sell 2,000,000 ordinary shares in the concurrent private placement, which number of shares has been calculated based on an assumed initial offering price of US$10.00 per ADS, the mid-point of the estimated range of initial public offering price. All of the ADSs sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs. We intend to apply to list the ADSs on the NYSE, but we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

We have agreed, for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or ADSs or securities that are substantially similar to our ordinary shares or ADSs, including but not limited to any options or warrants to purchase our ordinary shares, ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares, ADSs or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of Morgan Stanley & Co. International plc and Credit Suisse Securities (USA) LLC on behalf of the underwriters.

Furthermore, each of our directors, executive officers, existing shareholder and Baidu Hong Kong has also entered into a similar lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to our ordinary shares, ADSs and securities that are substantially similar to our ordinary shares or ADSs. These restrictions also apply to any ADSs acquired by our directors and executive officers in the offering pursuant to the directed share program, if any. These parties collectively own all of our outstanding ordinary shares, without giving effect to this offering.

The restrictions described in the preceding paragraphs will be automatically extended under certain circumstances. See “Underwriting.”

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ADSs or ordinary shares may dispose of significant numbers of our ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of our ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of our ADSs from time to time. Sales of substantial amounts of our ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ADSs.

Rule 144

All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•	1% of the then outstanding ordinary shares of the same class, in the form of ADSs or otherwise, which immediately after this offering will equal 1,170,000 ordinary shares, assuming the underwriters do not exercise their over-allotment option, and assuming we issue and sell 2,000,000 ordinary shares in the concurrent private placement, which number of shares has been calculated based on an assumed initial offering price of US$10.00 per ADS, the mid-point of the estimated range of initial public offering price; or

•	the average weekly trading volume of our ordinary shares of the same class, in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

The following summary of the material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the Shares, nor will gains derived from the disposal of the shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in respect of the issue of the shares or on an instrument of transfer in respect of a share.

People’s Republic of China Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. We do not believe that Yirendai Ltd. meets all of the conditions above. Yirendai Ltd. is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us.

However, if the PRC tax authorities determine that Yirendai Ltd. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of Yirendai Ltd. would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that Yirendai Ltd. is treated as a PRC resident enterprise.

Provided that our Cayman Islands holding company, Yirendai Ltd., is not deemed to be a PRC resident enterprise, holders of our ADSs and ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares or ADSs. However, under SAT Circular 698 and Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, , the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise,. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Circular 698 and Circular 7, and we may be required to expend valuable resources to comply with SAT Circular 698 and Circular 7, or to establish that we should not be taxed under these circulars. See “Risks Related to Doing Business in China—Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.”

United States Federal Income Tax Considerations

The following discussion is a summary of United States federal income tax considerations relating to the ownership and disposition of our ADSs or ordinary shares by a U.S. holder (as defined below) that acquires our ADSs in this offering and holds our ADSs or ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations and may be changed, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (for example, certain financial institutions, insurance companies, broker-dealers, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), investors who are not U.S. holders, investors who own (directly, indirectly, or constructively) 10% or more of our voting stock, investors that will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States, alternative minimum tax, state, or local tax considerations, or the Medicare tax on net investment income. Each U.S. holder is urged to consult its tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our ADSs or ordinary shares.

General

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our ADSs or ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under applicable United States Treasury regulations.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or ordinary shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our ADSs or ordinary shares.

For United States federal income tax purposes, a U.S. holder of ADSs will generally be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of ordinary shares for ADSs will generally not be subject to United States federal income tax.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as our company, will be a “passive foreign investment company,” or “PFIC,” for United States federal income tax purposes, if, in any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the average quarterly value of its assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. Cash is categorized as a passive asset and the company’s unbooked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

Although the law in this regard is unclear, we intend to treat Heng Cheng as being owned by us for United States federal income tax purposes, and we treat it that way, not only because we exercise effective control over the operation of such entity but also because we are entitled to substantially all of its economic benefits, and, as a result, we consolidate its results of operations in our consolidated financial statements. Assuming that we are the owner of Heng Cheng for United States federal income tax purposes, and based upon our current and expected income and assets (taking into account the expected proceeds from this offering) and projections as to the value of our ADSs and ordinary shares immediately following the offering, we do not presently expect to be a PFIC for the current taxable year or the foreseeable future.

While we do not expect to be or become a PFIC in the current or future taxable years, the determination of whether we are or will become a PFIC will depend in part upon the value of our goodwill and other unbooked intangibles (which will depend upon the market value of our ADSs or ordinary shares from time-to-time, which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization immediately following the close of this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years. It is also possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming a PFIC for the current or one or more future taxable years.

The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets, which may be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash for active purposes or if we were treated as not owning Heng Cheng for United States federal income tax purposes, our risk of being classified as a PFIC may substantially increase. Because our PFIC status for any taxable year is a factual determination that can be made only after the close of a taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year. If we are a PFIC for any year during which a U.S. holder held our ADSs or ordinary shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. holder held our ADSs or ordinary shares.

The discussion below under “Dividends” and “Sale or Other Disposition of ADSs or Ordinary Shares” is written on the basis that we will not be or become a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply if we are a PFIC for the current taxable year or any subsequent taxable year are generally discussed below under “Passive Foreign Investment Company Rules.”

Dividends

Subject to the PFIC rules discussed below, any cash distributions (including the amount of any tax withheld) paid on our ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. holder as dividend income on the day actually or constructively received by the U.S. holder, in the case of ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be reported as a “dividend” for United States federal income tax purposes. A non-corporate recipient of dividend income will generally be subject to tax on dividend income from a “qualified foreign corporation” at a reduced United States federal tax rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met.

A non-United States corporation (other than a corporation that is a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (b) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. We intend to list the ADSs on the NYSE. Provided the listing is approved, we believe that the ADSs will be readily tradable on an established securities market in the United States and that we will be a qualified foreign corporation with respect to dividends paid on the ADSs. Since we do not expect that our ordinary shares will be listed on established securities markets, we do not believe that dividends that we pay on our ordinary shares that are not backed by ADSs currently meet the conditions required for the reduced tax rate. There can be no assurance that our ADSs will continue to be considered readily tradable on an established securities market in later years. In the event we are deemed to be a resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the United States-PRC income tax treaty (which the U.S. Treasury Department has determined is satisfactory for this purpose) and in that case we would be treated as a qualified foreign corporation with respect to dividends paid on our ordinary shares or ADSs. Each non-corporate U.S. holder is advised to consult its tax advisors regarding the availability of the reduced tax rate applicable to qualified dividend income for any dividends we pay with respect to our ADSs or ordinary shares. Dividends received on the ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. In the event that we are deemed to be a PRC “resident enterprise” under the Enterprise Income Tax Law, a U.S. holder may be subject to PRC withholding taxes on dividends paid on our ADSs or ordinary shares. (See “Taxation—People’s Republic of China Taxation”) In that case, a U.S. holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on ADSs or ordinary shares. A U.S. holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of ADSs or Ordinary Shares

Subject to the PFIC rules discussed below, a U.S. holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. holder’s adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term if the ADSs or ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gain of non-corporate U.S. holders is generally eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations. In the event that we are treated as a PRC “resident enterprise” under the Enterprise Income Tax Law and gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC, a U.S. holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income. U.S. holders are advised to consult its tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or ordinary shares, including the availability of the foreign tax credit under their particular circumstances and the election to treat any gain as PRC source.

Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. holder holds our ADSs or ordinary shares, and unless the U.S. holder makes a mark-to-market election (as described below), the U.S. holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, for subsequent taxable years, on (i) any excess distribution that we make to the U.S. holder (which generally means any distribution paid during a taxable year to a U.S. holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the ADSs or ordinary shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of ADSs or ordinary shares. Under the PFIC rules:

•	such excess distribution and/or gain will be allocated ratably over the U.S. holder’s holding period for the ADSs or ordinary shares;

•	such amount allocated to the current taxable year and any taxable years in the U.S. holder’s holding period prior to the first taxable year in which we are a PFIC, or pre-PFIC year, will be taxable as ordinary income;

•	such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for that year; and

•	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. holder holds our ADSs or ordinary shares and any of our non-United States subsidiaries is also a PFIC, such U.S. holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to our ADSs, provided that the ADSs are regularly traded on the NYSE. If a mark-to-market election is made, the U.S. holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the ADSs will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If a U.S. holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. It should also be noted that it is intended that only the ADSs and not the ordinary shares will be listed on the NYSE. Consequently, if a U.S. holder holds ordinary shares that are not represented by ADSs, such holder generally will not be eligible to make a mark-to-market election if we are or were to become a PFIC.

If a U.S. holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. holder who makes a mark-to-market election with respect to our ADSs may continue to be subject to the general PFIC rules with respect to such U.S. holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

We do not intend to provide information necessary for U.S. holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

As discussed above under “Dividends,” dividends that we pay on our ADSs or ordinary shares will not be eligible for the reduced tax rate that applies to qualified dividend income if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year. In addition, if a U.S. holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. holder is advised to consult its tax advisors regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

Information Reporting

Certain U.S. holders may be required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. holder is required to submit such information to the IRS and fails to do so.

In addition, U.S. holders may be subject to information reporting to the IRS with respect to dividends on and proceeds from the sale or other disposition of our ADSs or ordinary shares. Each U.S. holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to their particular circumstances.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. International plc, Credit Suisse Securities (USA) LLC and China Renaissance Securities (Hong Kong) Limited are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of our ADSs indicated below:

Name	Number of ADSs
Morgan Stanley & Co. International plc
Credit Suisse Securities (USA) LLC
China Renaissance Securities (Hong Kong) Limited
Needham & Company, LLC

Total:

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters’ over-allotment option described below.

A fund affiliated with Mr. Ning Tang, our founder and executive chairman of our board of directors, and invested by third-party investors, has indicated its interest in subscribing for up to US$30 million of ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. The fund affiliated with Mr. Tang is currently under no obligation to purchase any ADSs in this offering and its interest in purchasing ADSs in this offering is not a commitment to do so. We and the underwriters are currently under no obligation to sell ADSs to the fund. The number of ADSs available for sale to the general public will be reduced to the extent that the entity purchases those ADSs and, to the extent those ADSs are not purchased by it, the underwriters will offer those ADSs to the general public on the same basis as the other ADSs being offered in this offering. This potential investment by the fund affiliated with Mr. Tang, if consummated, will be made pursuant to an exemption from registration with the SEC under Regulation S of the Securities Act. The fund has also indicated that in the event that it purchases any ADSs in this offering, it will not transfer or otherwise disposes of, directly or indirectly, any ADSs purchased in this offering for a period of 180 days after the date of this prospectus.

Concurrently with, and subject to, the completion of this offering, Baidu Hong Kong, a subsidiary of Baidu, Inc., has agreed to purchase from us US$10.0 million in ordinary shares at a price per share equal to the initial public offering price adjusted to reflect the ADS-to-ordinary share ratio. Assuming an initial offering price of US$10.00 per ADS, the mid-point of the estimated range of the initial public offering price, this investor will purchase 2,000,000 ordinary shares from us. Our proposed issuance and sale of ordinary shares to this investor is being made through private placement pursuant to an exemption from registration with the U.S. Securities and Exchange Commission under Regulation S of the Securities Act. Under the subscription agreement executed on December 14, 2015, the completion of this offering is the only substantive closing condition precedent for the concurrent private placement and if this offering is completed, the concurrent private placement will be completed concurrently.

The underwriters initially propose to offer part of the ADSs directly to the public at the offering price listed on the cover page of this prospectus and part of the ADSs to certain dealers at a price that represents a concession

not in excess of US$             per ADS from the initial public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the underwriters.

Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC.

The address of Morgan Stanley & Co. International plc is 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom. Morgan Stanley & Co. International plc expects to make offers and sales in the United States through its registered broker-dealer affiliate in the United States, Morgan Stanley & Co. LLC. The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, NY 10010, United States. The address of China Renaissance Securities (Hong Kong) Limited is Units 8107-08, Level 81, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong. China Renaissance Securities (Hong Kong) Limited will offer ADSs in the United States through its registered broker-dealer affiliate in the United States, China Renaissance Securities (US) Inc., acting as agent pursuant to a Rule 15a-6 agreement.

Option to Purchase Additional ADSs

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,125,000 additional ADSs from us at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become severally obligated, subject to certain conditions, to purchase a percentage of the additional ADSs that is approximately equal to each underwriter’s share of the total initial amount reflected in the table above.

Commissions and Expenses

The following table shows the per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

Total
	Per ADS	No Exercise	Full Exercise
Public offering price	US$	US$	US$
Underwriting discounts and commissions to be paid by us	US$	US$	US$
Proceeds, before expenses, to us	US$	US$	US$

Discretionary Sales

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

New York Stock Exchange Listing

We expect the ADSs to be approved for listing on the NYSE under the symbol “YRD.”

Lock-Up Agreements

We and all of our directors, executive officers, existing shareholder and Baidu Hong Kong have agreed that, without the prior written consent of Morgan Stanley & Co. International plc and Credit Suisse Securities (USA)

LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus (the “restricted period”) and as applicable:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of our ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for our ordinary shares or ADSs;

•	file any registration statement with the SEC relating to the offering of any of our ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for our ordinary shares or ADSs; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our ordinary shares or ADSs,

whether any such transaction described above is to be settled by delivery of our ordinary shares or ADSs or such other securities, in cash or otherwise. In addition, we and each such person agree that, without the prior written consent of Morgan Stanley & Co. International plc and Credit Suisse Securities (USA) LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any of our ordinary shares or ADSs or any security convertible into or exercisable or exchangeable for our ordinary shares or ADSs.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of our ADSs to the underwriters;

•	the issuance by the Company of our ordinary shares or ADSs upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

•	transactions by any person other than us relating to our ordinary shares or ADSs or other securities acquired in open market transactions after the completion of the offering of the ADSs, provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with subsequent sales of our ordinary shares or ADSs or other securities acquired in such open market transactions.

Subject to compliance with the notification and public announcement requirements under FINRA Rule 5131(d)(2) applicable to lock-up agreement with our directors and officers, Morgan Stanley & Co. International plc and Credit Suisse Securities (USA) LLC on behalf of the underwriters, in their sole discretion, may release our ordinary shares or ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing our ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of our ADSs compared to the price available under the over-allotment option. The underwriters may also sell our ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing our ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, our ADSs in the open market to stabilize the price of our ADSs. These activities may raise or maintain the market price of our ADSs above independent market levels or prevent or retard a decline in the market price of our ADSs. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Indemnification

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Electronic Distribution

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of our ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make internet distributions on the same basis as other allocations.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively traded debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

An affiliate of Morgan Stanley & Co. International plc currently holds convertible preferred shares in CreditEase, our parent company, which indirectly represents 11,000,000 of our outstanding ordinary shares.

Pricing of the Offering

Prior to this offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price are our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Regulation S Placement

The ADSs to be sold outside of the United States have not been registered under the Securities Act for their offer and sale as part of the initial distribution in the offering. These ADSs initially will be offered outside the

United States in compliance with Regulation S under the Securities Act. These ADSs have, however, been registered under the Securities Act solely for purposes of their resale in the United States in transactions that require registration under the Securities Act. This prospectus may be used in connection with resales of such ADSs in the United States to the extent such transactions would not be exempt from registration under the Securities Act.

Directed Share Program

At our request, the underwriters have reserved five percent of the ADSs to be sold by us and offered by this prospectus for sale, at the initial public offering price, to some of our directors, officers, employees, business associates and related persons through a directed share program. The ADSs purchased by our directors and officers will be subject to a 180-day lock-up restriction. The number of ADSs available for sale to the general public will be reduced to the extent these individuals purchase such reserved ADSs. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public on the same basis as the other ADSs offered by this prospectus.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Cayman Islands

This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

Hong Kong

The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

People’s Republic of China

This prospectus has not been and will not be circulated or distributed in the PRC, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

Japan

The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs may not be circulated or distributed, nor may our ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where our ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Australia

This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	“sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act;

(ii)	“sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	person associated with the company under section 708(12) of the Corporations Act; or

(iv)	“professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act;

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance;

(b)	you warrant and agree that you will not offer any of the ADSs issued to you pursuant to this document for resale in Australia within 12 months of those ADSs being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State unless the prospectus has been approved by the competent authority in such Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	by the underwriters to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

•	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

•	in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Investors in Switzerland

This document, as well as any other offering or marketing material relating to the ADSs which are the subject of the offering contemplated by this prospectus, neither constitutes a prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations nor a simplified prospectus as such term is understood pursuant to article 5 of the Swiss Federal Act on Collective Investment Schemes. Neither the ADSs nor the shares underlying the ADSs will be listed on the SIX Swiss Exchange and, therefore, the documents relating to the ADSs, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

The ADSs are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the ADSs with the intention to distribute them to the public. The investors will be individually approached from time to time. This document, as well as any other offering or marketing material relating to the ADSs, is confidential and it is exclusively for the use of the individually addressed investors in connection with the offer of the ADSs in Switzerland and it does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in or from Switzerland.

Notice to Investors in the Dubai International Financial Centre

This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services

Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial adviser.

Kingdom of Saudi Arabia

No action has been or will be taken in the Kingdom of Saudi Arabia that would permit a public offering or private placement of the ADSs in the Kingdom of Saudi Arabia, or possession or distribution of any offering materials in relation thereto. Our ADSs may only be offered and sold in the Kingdom of Saudi Arabia through persons authorized to do so in accordance of Part 5 (Exempt Offers) of the Offers of Securities Regulations dated 20/8/1425 AH corresponding to 4/10/2004 (as amended), or the Regulations, and in accordance with Part 5 (Exempt Offers) Article 16(a)(3) of the Regulations, the ADSs will be offered to no more than 60 offerees in the Kingdom of Saudi Arabia with each such offeree paying an amount not less than Saudi Riyals one million or an equivalent amount in another currency. Investors are informed that Article 19 of the Regulations places restrictions on secondary market activity with respect to our ADSs. Any resale or other transfer, or attempted resale or other transfer, made other than in compliance with the above-stated restrictions shall not be recognized by us. Prospective purchasers of our ADSs should conduct their own due diligence on the accuracy of the information relation to the ADSs. Investors should consult an authorized financial adviser if they do not understand the contents of this prospectus.

State of Kuwait

Our ADSs have not been authorized or licensed for offering, marketing or sale in the State of Kuwait, or Kuwait. The distribution of this prospectus and the offering, marketing and sale of the ADSs in Kuwait is restricted by law unless a license is obtained from the Kuwaiti Ministry of Commerce and Industry in accordance with Law No. 31 of 1990, and the various Ministerial Regulations issued pursuant thereto. Persons into whose possession this prospectus comes are required by us and the underwriters to inform themselves about and to observe such restrictions. Investors in Kuwait who approach us or any of the underwriters to obtain copies of this prospectus are required by us and the underwriters to keep such prospectus confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the ADSs.

United Arab Emirates

This prospectus is not intended to constitute an offer, sale or delivery of shares or other securities under the laws of the United Arab Emirates, or the UAE. The ADSs have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

The offering, the ADSs and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

In relation to its use in the UAE, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs may not be offered or sold directly or indirectly to the public in the UAE.

Canada

The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discount, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the NYSE market entry and listing fee, all amounts are estimates.

SEC Registration Fee	$9,554
FINRA Fee	14,731
NYSE Market Entry and Listing Fee	77,600
Printing and Engraving Expenses	500,000
Legal Fees and Expenses	1,500,000
Accounting Fees and Expenses	950,000
Miscellaneous	548,115

Total	$3,600,000

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the underwriters by Zhong Lun Law Firm. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. Simpson Thacher & Bartlett LLP may rely upon Zhong Lun Law Firm with respect to matters governed by PRC law.

EXPERTS

The financial statements as of December 31, 2013 and 2014, and for each of the two years in the period ended December 31, 2014, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement, have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to the consolidated financial statements presentation not necessarily reflecting the results of operations, financial position and cash flows if we had actually existed on a stand-alone basis during the periods presented). Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The office of Deloitte Touche Tohmatsu Certified Public Accountants LLP is located at 8/F, W2 Tower, The Towers, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, the People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ADSs.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

YIRENDAI LTD.

YIRENDAI LTD.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Yirendai Ltd.

We have audited the accompanying consolidated balance sheets of Yirendai Ltd. (the “Company” and its subsidiaries and variable interest entity, collectively referred to as the “Group”) as of December 31, 2013 and 2014, and the related consolidated statements of operations, comprehensive loss, changes in equity, and cash flows for each of the two years in the period ended December 31, 2014 and the related financial statement schedule (Schedule I). These financial statements and financial statement schedule are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2013 and 2014, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to such consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements were prepared to present the assets and liabilities and related results of operations and cash flows of Yirendai Ltd., its subsidiaries and a consolidated variable interest entity. These consolidated financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations and cash flows if Yirendai Ltd., its subsidiaries and a consolidated variable interest entity had operated as a stand-alone group during the periods presented.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

February 27, 2015, except as to the Organization and Principal Activities and Subsequent Events in Notes 1 and 14, respectively, as to which date is, November 16, 2015.

YIRENDAI LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands US dollars, except share and per share data)

	December 31, 2013	December 31, 2014
Assets:
Cash and cash equivalents	—	222
Accounts receivable	3,077	25,971
Prepaid expenses and other assets	1,693	32,592
Amount due from a related party	—	5,489
Property and equipment, net	163	551

Total assets	4,933	64,825

Liabilities:
Amount due to a related party (including amount due to a related party of the consolidated variable interest entity without recourse to the Company $258 and $nil as of December 31, 2013 and 2014, respectively)	258	—
Accrued expenses and other liabilities (including accrued expenses and other liabilities of the consolidated variable interest entity without recourse to the Company $1,517 and $28,813 as of December 31, 2013 and 2014, respectively)	1,517	28,813

Total liabilities	1,775	28,813

Commitments and Contingencies (Note 12)

Equity:
Ordinary shares ($0.0001 par value; 500,000,000 shares authorized, and 100,000,000 shares issued and outstanding as of December 31, 2013 and 2014)	—	—
Additional paid-in capital	13,260	50,910
Accumulated other comprehensive income (loss)	50	(249)
Accumulated deficit	(10,152)	(14,649)

Total equity	3,158	36,012

Total liabilities and equity	4,933	64,825

The accompanying notes are an integral part of these consolidated financial statements.

YIRENDAI LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands US dollars, except share and per share data)

	Year ended December 31, 2013	Year ended December 31, 2014
Net revenue:
Loan facilitation service	3,045	31,317
Post-origination service	25	405
Others	61	171

Total net revenue	3,131	31,893

Operating costs and expenses:
Sales and marketing	5,220	22,354
Origination and servicing	1,255	3,541
General and administrative	4,998	10,490

Total operating costs and expenses	(11,473)	(36,385)

Loss before provision for income taxes	(8,342)	(4,492)
Income taxes expense	—	(5)

Net loss	(8,342)	(4,497)

Basic and diluted net loss per share	(0.0834)	(0.0450)

Weighted-average number of ordinary shares used in computing basic and diluted net loss per share	100,000,000	100,000,000

The accompanying notes are an integral part of these consolidated financial statements.

YIRENDAI LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands US dollars, except share and per share data)

	Year ended December 31, 2013	Year ended December 31, 2014
Net loss	(8,342)	(4,497)

Other comprehensive income (loss) Foreign currency transaction adjustments	49	(299)

Comprehensive loss	(8,293)	(4,796)

The accompanying notes are an integral part of these consolidated financial statements.

YIRENDAI LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(in thousands US dollars, except share and per share data)

	Ordinary shares	Ordinary shares amount	Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total equity
Balance as of December 31, 2012	100,000,000	—	1,863	1	(1,810)	54
Capital contribution by owner	—	—	11,397	—	—	11,397
Other comprehensive income	—	—	—	49	—	49
Net loss	—	—	—	—	(8,342)	(8,342)

Balance as of December 31, 2013	100,000,000	—	13,260	50	(10,152)	3,158
Capital contribution by owner	—	—	37,650	—	—	37,650
Other comprehensive loss	—	—	—	(299)	—	(299)
Net loss	—	—	—	—	(4,497)	(4,497)

Balance as of December 31, 2014	100,000,000	—	50,910	(249)	(14,649)	36,012

The accompanying notes are an integral part of these consolidated financial statements.

YIRENDAI LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands US dollars)

	Year ended December 31, 2013	Year ended December 31, 2014
Cash Flows from Operating Activities:
Net loss	(8,342)	(4,497)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	72	185
Changes in operating assets and liabilities
Accounts receivable	(3,030)	(23,123)
Prepaid expenses and other assets	(1,317)	(31,148)
Amount due from/to a related party	255	(5,779)
Accrued expenses and other liabilities	1,088	27,516

Net cash used in operating activities	(11,274)	(36,846)

Cash Flows from Investing Activities:
Purchase of property and equipment	(123)	(580)

Net cash used in other investing activities	(123)	(580)

Cash Flows from Financing Activities:
Cash contribution from owner	11,397	37,650

Net cash provided by financing activities	11,397	37,650

Effect of foreign exchange rate changes	—	(2)

Net increase in cash and cash equivalents	—	222
Cash and cash equivalents, beginning of year	—	—

Cash and cash equivalents, end of year	—	222

The accompanying notes are an integral part of these consolidated financial statements.

YIRENDAI LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

(in thousands US dollars, except share and per share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Yirendai Ltd. (the “Company” or “Yirendai”) was incorporated under the laws of the Cayman Islands on September 24, 2014. Upon incorporation, the Company had 50,000 shares authorized, 1 share issued and outstanding with a par value of US$1.00 per share, which was held by CreditEase Holdings (Cayman) Limited (“CreditEase”). Pursuant to a written resolutions of CreditEase dated January 5, 2015, the Company’s every issued and unissued share of par value of US$1.00 each in the capital of the Company is subdivided into 10,000 shares of par value US$0.0001 each, such that the Company has an authorized capital of US$50 divided into 500,000,000 shares of par value US$0.0001 each and 10,000 issued capital of par value US$0.0001 each amounted to US$1.00. On June 25, 2015, the Company issued 99,990,000 ordinary shares at par value US$0.0001 per share, to CreditEase, at US$0.0001 per share for an aggregate cash consideration of $10. Such issuance was accounted for as a stock split and, accordingly, all references to numbers of common shares and per-share data in the accompanying unaudited condensed consolidated financial statements have been adjusted to reflect the stock split and issuance of shares on a retroactive basis.

CreditEase is engaged in providing services for both online and offline marketplace connecting borrowers and investors as well as wealth management services in People’s Republic of China (“PRC”) through its subsidiaries and consolidated variable interest entities. The Company, its subsidiaries and a consolidated variable interest entity (“VIE”) (the Company, its subsidiaries and its VIE collectively referred to as the “Group”) provide services for online marketplace connecting borrowers and investors in the PRC.

In 2012, Puxin Hengye Technology Development (Beijing) Co., Ltd. (“Puxin Hengye”), a subsidiary of CreditEase began providing services through an online marketplace connecting borrowers and investors (the “Yirendai Business”), with supporting services provided by other subsidiaries and VIEs of CreditEase. In order to raise capital for this business through an initial public offering, in the first quarter 2015, CreditEase undertook a reorganization through which CreditEase transferred the Yirendai Business to the Group. Such reorganization was approved by the Board of Directors of CreditEase, with the VIE structure being in place on February 22, 2015 and completed on March 31, 2015.

In order to consummate the reorganization, new entities were setup as follows:

	Date of incorporation/ establishment	Place of incorporation/ establishment	Percentage of legal ownership	Principal activities
Wholly owned subsidiaries

Yirendai Hong Kong Limited (“Yirendai HK”)	October 8, 2014	Hong Kong	100%	Investment holding

Yi Ren Heng Ye Technology Development (Beijing) Co., Ltd. (“Heng Ye”)	January 8, 2015	PRC	100%	Provision of consultancy information technology support

Variable interest entity

Heng Cheng Technology Development (Beijing) Co., Ltd. (1) (“Heng Cheng”)	September 15, 2014	PRC	Consolidated VIE	Services for online marketplace connecting borrowers and investors

(1)	Heng Cheng was established on September 15, 2014 as the operating entity in PRC of the Yirendai Business in contemplating raising capital for this business through an initial public offering. CreditEase designated Mr. Ning Tang, Mr. Fanshun Kong and Ms. Yan Tian, three PRC citizens, as the shareholders of Heng Cheng (collectively the “three designated shareholders”) on behalf of CreditEase. The capital injected into Heng Cheng by the three designated shareholders was provided by CreditEase through loans extended by Puxin Hengye. As a result, Mr. Ning Tang, Mr. Fanshun Kong and Ms. Yan Tian were considered de facto agent of CreditEase, and CreditEase should consolidate Heng Cheng as a VIE.

YIRENDAI LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

(in thousands US dollars, except share and per share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES — continued

In February 2015, soon after the establishment of Heng Ye, the wholly foreign owned enterprise of the Company, Heng Ye entered into an agreement with Puxin Hengye. Based on the agreement, the title of the loans of capital injection was transferred from Puxin Hengye to Heng Ye. And the control over Heng Cheng was transferred to Heng Ye as well through the new VIE arrangements signed with Heng Cheng, which is considered a contribution to the Yirendai Business. As a result, Heng Cheng is a VIE consolidated by CreditEase before and after signing the VIE arrangements in February 2015, and this transaction is accounted for as a transaction under common control.

As a result of the reorganization, the Yirendai Business was transferred to the Group, the accompanying consolidated financial statements have been prepared as if the current corporate structure has been in existence throughout the periods presented. The assets and liabilities and the related results of operation and cash flows of Yirendai Business reflect the online marketplace service business connecting borrowers and investors. However, such presentation may not necessarily reflect the results of operations, financial position and cash flows if the Group had actually existed on a stand-alone basis during the periods presented. Transactions between the Group and CreditEase are herein referred to as related party transactions.

In connection with a contemplated initial public offering (“IPO”) of the Company, the Company entered into non-competition arrangement with CreditEase, under which they agreed not to compete with each other’s core business. CreditEase agreed not to compete with the Group in a business that is of the same nature as (i) the online consumer finance marketplace business currently conducted or contemplated to be conducted by us as of the date of the agreement and (ii) other businesses that the Company and CreditEase may mutually agree from time to time. The Company agreed not to compete with CreditEase in the business conducted by CreditEase, other than (i) the online consumer finance marketplace business operated by the Group as of the date of the agreement and (ii) other businesses that the Company and CreditEase may mutually agree from time to time.

The accompanying consolidated financial statements include the Group’s direct expenses as well as allocations for various origination and servicing, sales and marketing, general and administrative expenses incurred by CreditEase that are related to the Yirendai Business. These allocated expenses consist primarily of customer referral, credit assessment, collection service, customer and system support, payment processing, and management expenses including accounting, administrative, marketing and legal support services. These allocations were made using a proportional cost allocation method and were based on headcount or transaction volume on the provision of services attributable to the Group. Management believes these allocations are reasonable. Total origination and servicing, sales and marketing, general and administrative expenses allocated from CreditEase are $901, $1,328 and $72 for the year ended December 31, 2013 and $2,751, $12,329 and $980 for the year ended December 31, 2014, respectively. See Note 7 – “Related Party Transactions”. Income tax provision reflected in the Company’s Consolidated Statements of Operations is calculated based on a separate return basis as if the Group had filed a separate tax return.

The Yirendai Business has operated within CreditEase’s corporate cash management program for all periods presented. For purposes of presentation in the consolidated statements of cash flows, the cash flow from CreditEase to support the Yirendai Business is presented as cash contribution from owner, which is included in cash flows from financing activities. This presentation results in the consolidated financial statements reflecting no cash balances as of December 31, 2013. As of December 31, 2014, the cash and cash equivalents represent bank balances held by Heng Cheng.

YIRENDAI LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

(in thousands US dollars, except share and per share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES — continued

Cash contribution from owner as disclosed under cash flows from financing activities have also been reflected as changes to the balances in total equity as presented in the consolidated statements of changes in equity.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Basis of consolidation

The consolidated financial statements include the financial statements of the Company, its wholly-owned subsidiaries, and a consolidated VIE. All inter-company transactions and balances have been eliminated upon consolidation.

The VIE arrangements

Foreign ownership of internet-based businesses, including distribution of online information (such as an online marketplace connecting borrowers and investors), is subject to restrictions under current PRC laws and regulations. For example, foreign investors are not allowed to own more than 50% of the equity interests in internet-based businesses (except E-Commerce) and any such foreign investor must have experience in providing internet-based businesses services overseas and maintain a good track record in accordance with the Guidance Catalog of Industries for Foreign Investment promulgated in 2007, as amended in 2011 and 2015, respectively, and other applicable laws and regulations. The Company is a Cayman Islands company and Heng Ye (its PRC subsidiary) is considered foreign invested enterprise. To comply with these regulations, the Company conducts the majority of its activities in PRC through Heng Cheng (its consolidated VIE).

Heng Cheng hold the requisite licenses and permits necessary to conduct the Company’s online marketplace connecting borrowers and investors business. Heng Ye has entered into the following contractual arrangement with Heng Cheng, that enable the Company to (1) have power to direct the activities that most significantly affects the economic performance of Heng Cheng, and (2) receive the economic benefits of Heng Cheng that could be significant to Heng Cheng. Accordingly, the Company is considered the primary beneficiary of Heng Cheng and has consolidated Heng Cheng’s assets, liabilities, results of operations, and cash flows in the accompanying consolidated financial statements.

In concluding that the Company is the primary beneficiary of Heng Cheng, the Company believes that the Heng Ye’s rights under the terms of the exclusive option agreements provide it with a substantive kick out right. More specifically, the Company believes the terms of the exclusive option agreements are valid, binding and enforceable under PRC laws and regulations currently in effect. A simple majority vote of the Company’s board of directors is required to pass a resolution to exercise Heng Ye’s rights under the exclusive option agreements, for which consent of the shareholders of Heng Cheng is not required. Heng Ye’s rights under the exclusive option agreements give the Company the power to control the shareholders of Heng Cheng and thus the power to direct the activities that most significantly impact the Heng Cheng’s

YIRENDAI LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

(in thousands US dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Basis of consolidation — continued

The VIE arrangements — continued

economic performance. In addition, Heng Ye’s rights under the powers of attorney also reinforce the Company’s abilities to direct the activities that most significantly impact Heng Cheng’s economic performance. The Company also believes that this ability to exercise control ensures that Heng Cheng will continue to execute and renew services agreements and pay service fees to the Company. The exclusive business cooperation agreement will be terminated upon the expiration of the operation term of either party if the application for renewal of its operation term is not approved by the relevant government authorities. As a result, the Company believes that it has the rights to receive substantially all of the economic benefits from Heng Cheng.

•	Agreements that provide Heng Ye effective control over Heng Cheng

Power of attorney The shareholders of Heng Cheng have executed an irrevocable power of attorney in favor of Heng Ye, or entity or individual designated by Heng Ye. Pursuant to this powers of attorney, Heng Ye or its designee has full power and authority to exercise all of such shareholder’s rights with respect to his equity interest in Heng Cheng. The power of attorney will remain in force for so long as the shareholder remains a shareholder of Heng Cheng.

Exclusive option agreement Heng Cheng and its shareholders have also entered into an exclusive share option agreement with Heng Ye. Pursuant to this agreement, the shareholders of Heng Cheng has granted an exclusive option to Heng Ye or its designees to purchase all or part of such shareholders’ equity interest, at a purchase price equal to the higher of the registered capital of Heng Cheng or the lowest price required under PRC laws at the time of such purchase.

Equity interest pledge agreement The shareholders of Heng Cheng has also entered into an equity pledge agreement with Heng Ye, pursuant to which each shareholder pledged his interest in Heng Cheng to guarantee the performance of obligations of Heng Cheng and its shareholders under the exclusive business cooperation agreement, loan agreements, exclusive option agreements and powers of attorney.

•	Agreements that transfer economic benefits to Heng Ye

Exclusive business cooperation agreement Heng Ye has entered into exclusive business cooperation agreement with Heng Cheng. Pursuant to this exclusive business cooperation agreement, Heng Ye provides comprehensive technical support, consulting services and other services to Heng Cheng in exchange for service fees. Heng Ye has the sole discretion to determine the amounts of the services fees.

During the term of exclusive business cooperation agreement, both Heng Ye and Heng Cheng shall renew their operation terms prior to the expiration thereof so as to enable the exclusive business cooperation agreement to remain effective. The exclusive business cooperation agreement shall be terminated upon the expiration of the operation term of either Heng Ye or Heng Cheng, if the application for renewal of their operation terms are not approved by relevant government authorities.

The agreement may be terminated only at the option of Heng Ye and Heng Cheng has no authority to terminate the exclusive business cooperation agreement.

YIRENDAI LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

(in thousands US dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Basis of consolidation — continued

Risks in relation to the VIE structure

The Company believes that the contractual arrangements with Heng Cheng and its current shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could:

•	Revoke the business and operating licenses of Heng Ye and Heng Cheng;

•	Discontinue or restrict the operations of any related-party transactions among Heng Ye and Heng Cheng;

•	Impose fines or other requirements on Heng Ye and Heng Cheng;

•	Require the Company or Heng Ye and Heng Cheng to revise the relevant ownership structure or restructure operations; and/or

•	Restrict or prohibit the Company’s use of the proceeds of the additional public offering to finance the Company’s business and operations in China.

•	Shutting down the Company’s servers or blocking the Company’s online platform;

•	Discontinuing or placing restrictions or onerous conditions on the Company’s operations; and/or

•	Requiring the Company to undergo a costly and disruptive restructuring.

The Company’s ability to conduct its business may be negatively affected if the PRC government were to carry out of any of the aforementioned actions. As a result, the Company may not be able to consolidate Heng Cheng in its consolidated financial statements as it may lose the ability to exert effective control over Heng Cheng and its shareholder, and it may lose the ability to receive economic benefits from Heng Cheng.

The interests of the shareholders of Heng Cheng may diverge from that of the Company and that may potentially increase the risk that they would seek to act contrary to the contractual terms, for example by influencing Heng Cheng not to pay the service fees when required to do so. The Company cannot assure that when conflicts of interest arise, shareholders of Heng Cheng will act in the best interests of the Company or that conflicts of interests will be resolved in the Company’s favor. Currently, the Company does not have existing arrangements to address potential conflicts of interest the shareholders of Heng Cheng may encounter in its capacity as beneficial owners and directors of Heng Cheng, on the one hand, and as beneficial owners and directors of the Company, on the other hand. The Company believes the shareholders of Heng Cheng will not act contrary to any of the contractual arrangements and the exclusive option agreements provide the Company with a mechanism to remove the current shareholders of Heng Cheng should they act to the detriment of the Company. The Company relies on certain current shareholders of Heng Cheng to fulfill their fiduciary duties and abide by laws of the PRC and act in the best interest of the Company. If the Company cannot resolve any conflicts of interest or disputes between the Company and the shareholders of Heng Cheng, the Company would have to rely on legal proceedings, which could result in disruption of its business, and there is substantial uncertainty as to the outcome of any such legal proceedings.

YIRENDAI LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

(in thousands US dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Basis of consolidation — continued

Risks in relation to the VIE structure — continued

The following financial statement amounts and balances of Heng Cheng was included in the accompanying consolidated financial statements:

	As of December 31,
	2013	2014
Assets
Cash and cash equivalents	—	222
Accounts receivable	3,077	25,971
Prepaid expenses and other assets	1,693	32,592
Amount due from a related party	—	5,489
Property and equipment, net	163	551

Total assets	4,933	64,825

Liabilities
Amount due to a related party	258	—
Accrued expenses and other liabilities	1,517	28,813

Total liabilities	1,775	28,813

	For the years ended December 31,
	2013	2014
Net revenue	3,131	31,893
Net loss	8,342	4,497

	For the years ended December 31,
	2013	2014
Net cash used in operating activities	11,274	36,846

In accordance with the VIE contractual arrangements, Heng Cheng has the power to direct activities of Heng Cheng, and can have assets transferred out of Heng Ye. There are no consolidated VIE’s assets that are collateral for the VIE’s obligations and can only be used to settle the VIE’s obligations. Relevant PRC laws and regulations restrict the VIE from transferring a portion of its net assets, equivalent to the balance of its paid-in capital, capital reserve and statutory reserves, to the Company in the form of loans and advances or cash dividends. Please refer to Note 12 for disclosure of restricted net assets.

Heng Cheng began to provide services through an online marketplace connecting borrowers and investors in December 2014. Currently, Heng Cheng operates with website www.yirendai.com.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates. Significant accounting estimates reflected in the Group’s financial statements are income tax.

YIRENDAI LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

(in thousands US dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Revenue recognition

The Group charges fees for facilitating loan originations, for the automated investing tool to investors opting for that service, and for monthly service (covering cash processing services, collection services and SMS services), while for those who do not opt for automated investing tool, the Group charges fees for facilitating loan originations and for monthly service (covering cash processing services, collection services and SMS services) (collectively as “non-contingent fees”). The Group also receives fees contingent on future events (e.g., penalty fee for loan prepayment and late payment, fee for transferring loans over the secondary loan market, and other service fees, etc.).

In order to be more competitive by providing a certain level of assurance to the investors, the Group reimburses the loan principal and interest to the investor in case of borrower’s default and then collects the amounts either from borrowers through its collection team or a guarantee company.

Before August 2013, the Group provided such investor protection service in the form of a risk reserve fund, under which the Group set aside some fee earned as risk reserve fund and repaid the investor in the case of default (“risk reserve model”). The Group charged investors a risk reserve fund service fee at a rate of 10% based on the monthly interest on loans and recognized such servicing fee as revenue of the investor protection service.

After August 2013, the Group introduced a guarantee arrangement with a guarantee company, under which the guarantee company provides guarantee service to the investors (“guarantee model”). The guarantee company charged the investors at a rate of 10% based on monthly interest on loans as servicing fee, which is to be collected by the Group on behalf of the guarantee company and no longer recorded these amounts as revenue. When the Group switched the investor protection service from the previous risk reserve fund model to the guarantee model, a one-time fee of $266 was paid to the guarantee company for its assumption of the obligation of the Group on the outstanding loan balances that were covered under the previous risk reserve fund model. Such fee was included in the origination and servicing expenses in 2013.

Multiple element revenue recognition

The Group considers the loan facilitation services, risk reserve fund guarantee and post-origination services as one multiple deliverable revenue arrangement and the lenders are regarded as the sole customer. All non-contingent fees are allocated between these three elements.

Under the risk reserve model, by applying the ASC 460 guidance, an amount equal to the fair value of the stand-ready liability of the risk reserve fund is first deducted from the total fees which is consistent with the guidance in ASC 605-25. The remaining fees are allocated based upon the relative selling price of the loan facilitation services and post origination services.

In August 2013, because the guarantee company assumed the guarantee obligation of the Group on the outstanding loan balances that were covered under the previous risk reserve fund, the Group was released from such obligation, and therefore recognized the outstanding stand-ready liability of the guarantee as revenue. The Group did not recognize revenue for the risk reserve fund service previously, as it considered that netting the changes in the guarantee with the revenue was more representative of the Company’s obligation. No separate guarantee revenue or guarantee provision expense had been recognized in the Consolidated Statement of Operations.

Under the guarantee model, the total fees are allocated based upon the relative selling price of the loan facilitation services and post origination services.

YIRENDAI LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

(in thousands US dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Revenue recognition — continued

Multiple element revenue recognition — continued

The Group does not have vendor specific objective evidence (“VSOE”) of selling price for the loan facilitation services and post-origination services because it does not provide loan facilitation services or post-origination services separately.

For cash processing services, collection services and SMS services (all of which are part of the post-origination services), the Group uses third-party evidence (“TPE”, which is the prices charged when sold separately by its service providers) as the basis of revenue allocation.

Although other vendors may sell these services separately, TPE of selling price of the loan facilitation services and automated investing tool services (part of post-origination services) does not exist as public information is not available regarding what our competitors may charge for those services. As a result, the Group generally uses its best estimate of selling prices (“BESP”) of loan facilitation services and automated investing tool services as the basis of revenue allocation. In estimating its selling price for the loan facilitation services and automated investing tools services, the Group considers the cost incurred to deliver such services, profit margin for similar arrangements, customer demand, effect of competitors on the Group’s services, and other market factors.

For each type of service, the Group recognizes revenues when the following four revenue recognition criteria are met for each revenue type: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the selling price is fixed or determinable, and (iv) collectability is reasonably assured.

Revenue from loan facilitation services

After August 2013, the aforementioned four criteria for revenue recognition were met upon completion of the loan facilitation services. A loan is considered originated when the funds provided by the investors are transferred to the borrower’s bank account by the external online payment network provider. The Group recognized 100% revenue and recorded no allowance for the uncollectible accounts, as all the transaction fees in relation to loan facilitated before December 31, 2014 were guaranteed by Tian Da Xin An (Beijing) Guarantee Co., Ltd. (“Tian Da Xin An”).

Revenue from post-origination services

The fees allocated to post-origination services are recognized over the period of the loan on a straight line basis.

Other revenue

Other revenue includes penalty fee for loan prepayment and late payment, one-time fees for transferring loans over the secondary loan market. The penalty fee, which is a fee paid to the investors that are assigned to us by the investors, will be charged as a certain percentage of past due amount in case of late payment or a certain percentage of interest over the prepaid principal loan amount in case of prepayment.

YIRENDAI LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

(in thousands US dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Fair value

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Authoritative literature provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

•	Level 1-inputs are based upon unadjusted quoted prices for identical assets or liabilities traded in active markets.

•	Level 2-inputs are based upon quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3-inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

Fair value of financial instruments

Financial instruments include cash and cash equivalents, amount due from/to a related party, accounts receivable, prepaid expenses and other assets, and accrued expenses and other liabilities. The carrying values of cash and cash equivalents, amount due from/to a related party, accounts receivable, prepaid expenses and other assets, and accrued expenses and other liabilities approximate their fair values reported in the consolidated balance sheets.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and demand deposit which is highly liquid.

Property and equipment, net

Furniture and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives:

Computer and transmission equipment	3 years
Furniture and office equipment	5 years
Leasehold improvements	Over the shorter of the lease term
or expected useful lives

Gains and losses from the disposal of property and equipment are included in income from operation.

YIRENDAI LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

(in thousands US dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Origination and servicing expense

Origination and servicing expense consists primarily of variable expenses and vendor costs, including costs related to credit assessment, customer and system support, payment processing services and collection associated with facilitating and servicing loan.

Income taxes

Current income taxes are provided for in accordance with the laws of the relevant tax authorities.

Deferred income taxes are recognized with net operating loss carry forwards and credits are applied using enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that a portion of or all of the deferred tax assets will not be realized.

The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes. The Group did not recognize any income tax due to uncertain tax position or incur any interest and penalties related to potential underpaid income tax expenses for the years ended December 31, 2013 and 2014.

Value added taxes (“VAT”)

The Group is subject to VAT at the rate of 6% or 3%, depending on whether the entity is a general tax payer or small-scale taxpayer, and related surcharges on revenue generated from providing services. VAT is also reported as a deduction to revenue when incurred and amounted to $191 and $1,858 for the years ended December 31, 2013 and 2014, respectively. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in the line item of accrued expense and other liabilities on the face of balance sheet.

Net income (loss) per share

Basic and diluted net income (loss) per share is computed by dividing loss attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period.

Accounts receivable and allowance for uncollectible accounts receivable

Accounts receivable are stated at the historical carrying amount net of write-offs and allowance for uncollectible accounts. The Company establishes an allowance for uncollectible accounts receivable based on estimates, historical experience and other factors surrounding the credit risk of specific clients. Uncollectible accounts receivable are written off when a settlement is reached for an amount that is less than the outstanding historical balance or when the Company has determined the balance will not be collected. No allowance for uncollectible accounts receivables are recorded as of December 31, 2013 and 2014 due to all accounts receivables are guaranteed by Tian Da Xin An (Beijing) Guarantee Co., Ltd. (“Tian Da Xin An) (see Note 7).

YIRENDAI LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

(in thousands US dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Foreign currency translation

The functional and reporting currency of Yirendai is US dollar. The functional currency of the Company’s subsidiaries and VIE in the PRC is Renminbi (“RMB”).

Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations.

The Company with functional currency of RMB translates its operating results and financial positions into US dollar, the Company’s reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Equity amounts are translated at historical exchange rates. Revenues, expenses, gains and losses are translated using the average rates for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component in the statements of comprehensive income.

Significant risks and uncertainties

Foreign currency risk

RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into foreign currencies. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The cash and cash equivalents of the Group included aggregate amounts of US$ nil and US$222, which were denominated in RMB, at December 31, 2013 and 2014, respectively, representing nil and 100% of the cash and cash equivalents at December 31, 2013 and 2014, respectively.

Concentration of credit risk

Financial instrument that potentially expose the Group to significant concentration of credit risk primarily included in the financial lines of cash and cash equivalents, accounts receivable, prepaid expenses and other assets. As of December 31, 2014, substantially all of the Group’s cash and cash equivalents were deposited in financial institutions located in the PRC. Accounts receivable are typically unsecured and are derived from revenue earned from customers in the PRC. The risk with respect to accounts receivable is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring process of outstanding balances.

There are no revenues from customers which individually represent greater than 10% of the total net revenues for any year of the two years period ended December 31, 2014.

There are no customers of the Group that accounted for greater than 10% of the Group’s carrying amount of accounts receivable as of December 31, 2013 and 2014.

YIRENDAI LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

(in thousands US dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Significant risks and uncertainties — continued

Recent accounting pronouncements not yet adopted

In April 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standard Update (“ASU”) 2014-08, which amends the definition of a discontinued operation in ASC 205-20 and requires entities to provide additional disclosures about discontinued operations as well as disposal transactions that do not meet the discontinued-operations criteria. The new guidance eliminates the second and third criteria of discontinued operation in ASC 205-20-45-1 and instead requires discontinued-operations treatment for disposals of a component or group of components that represents a strategic shift that has or will have a major impact on an entity’s operations or financial results. The ASU also expands the scope of ASC 205-20 to disposals of equity method investments and businesses that, upon initial acquisition, qualify as held for sale.

The ASU also requires entities to reclassify assets and liabilities of a discontinued operation for all comparative periods presented in the statement of financial position.

Regarding the statement of cash flows, an entity must disclose, in all periods presented, either (1) operating and investing cash flows or (2) depreciation and amortization, capital expenditures, and significant operating and investing noncash items related to the discontinued operation.

The ASU is effective prospectively for all disposals (except disposals classified as held for sale before the adoption date) or components initially classified as held for sale in periods beginning on or after December 15, 2014. Early adoption is permitted. The Group does not expect the adoption of this guidance will have a significant effect on its consolidated financial statements.

In May 2014, the FASB issued, ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”. The guidance substantially converges final standards on revenue recognition between the FASB and the International Accounting Standards Board providing a framework on addressing revenue recognition issues and, upon its effective date, replaces almost all exiting revenue recognition guidance, including industry-specific guidance, in current U.S. generally accepted accounting principles.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

•	Step 1: Identify the contract(s) with a customer.

•	Step 2: Identify the performance obligations in the contract.

•	Step 3: Determine the transaction price.

•	Step 4: Allocate the transaction price to the performance obligations in the contract.

•	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. The Group is in the process of evaluating the impact of adoption of this guidance on its consolidated financial statements.

YIRENDAI LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

(in thousands US dollars, except share and per share data)

3.	PREPAID EXPENSE AND OTHER ASSETS

	December 31, 2013	December 31, 2014
Funds receivable from external payment network providers (i)	1,016	30,588
Deposits	284	1,022
Prepaid expense	340	969
Employees advance	53	13

Total	1,693	32,592

(i)	The Group opened accounts with external online payment service providers to collect and transfer loan funds and interest to investors or borrowers. The Group also uses such accounts to collect the transaction fee and service fee, and repay and collect the default loan principal and interest. The balance of funds receivable from external payment network providers mainly includes (a) fund received from investors but not yet transferred to accounts of borrowers by external payment network providers due to the settlement time lag; (b) repayment of loan principal and interest amounts received from borrowers but not yet transferred to accounts of investors by external payment network due to the settlement time lag and (c) accumulated amounts of transaction fee, service fee received, payment and collection of default loan and interest at the balance sheet date.

4.	PROPERTY AND EQUIPMENT, NET

	December 31, 2013	December 31, 2014
Computer and transmission equipment	214	635
Furniture and office equipment	6	37
Leasehold improvements	39	157

Total property and equipment	259	829
Accumulated depreciation and amortization	96	278

Property and equipment, net	163	551

Depreciation and amortization expense on property and equipment for the years ended December 31, 2013 and 2014 were $72 and $185 respectively.

5.	ACCRUED EXPENSES AND OTHER LIABILITIES

	December 31, 2013	December 31, 2014
Fund payable (i)	812	26,622
Accrued payroll and welfare	682	1,138
Other accrued expenses	23	985
Tax payable	—	68

Total accrued expenses and other current liabilities	1,517	28,813

(i)	The balance of fund payable mainly includes fund payable to investors or borrowers due to the settlement time lag by external payment network.

YIRENDAI LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

(in thousands US dollars, except share and per share data)

6.	FAIR VALUE

Measured on recurring basis

The Group measured its financial assets and liabilities including the cash and cash equivalents at fair value on a recurring basis as of December 31, 2013 and 2014. Cash and cash equivalents are classified within Level 1 of the fair value hierarchy because they are valued based on the quoted market price in an active market.

The Group did not have Level 2 and Level 3 investments as of December 31, 2013 and 2014, respectively.

7.	RELATED PARTY BALANCES AND TRANSACTIONS

Prior to establishment of the Group and the transfer of Yirendai Business, CreditEase has provided the Yirendai Business with origination and servicing, sales and marketing, general and administrative services. The Group expects CreditEase to continue to provide certain support services, but to the extent CreditEase does not continue to provide such support, the Group established its own support systems. The Group recorded expenses of the above services on an allocation basis for the purpose of preparing the accompanying consolidated financial statements. After the Yirendai Business became a stand-alone company, the Group entered into a series of reorganization agreements with CreditEase that governed the relationship between CreditEase and the Group and provided for, among other things, the provision of services by CreditEase to the Group and the allocation of liabilities and obligations attributable or related to periods or events prior to and in connection with the IPO. These service transactions between the Group and CreditEase are herein referred to as related party transactions.

The Yirendai Business’ working capital requirements have historically been part of the corporate cash management program of CreditEase. For the purpose of cash flow presentation, please refer to Note 1 for details.

The Group accounts for such related party transactions based on the series of reorganization agreements and reflects for all periods presented herein. Below summarizes the relationship with entities in CreditEase, and their nature of services provided to the Yirendai Business. Total allocation cost and expense from CreditEase for such services were approximately $2,301 and $16,060 for the years ended December 31, 2013 and 2014, respectively, of which including provision of collection service amounted to $8 and $54, borrowers and investors acquisition and referral fee amounted to $1,328 and $12,329 and system supporting amounted to $781 and $1,694 for the years ended December 31, 2013 and 2014, respectively, which will be continued providing by CreditEase after completion of IPO.

During August 2013 to December 2014, Yirendai Business worked with Tian Da Xin An, a subsidiary of consolidated VIEs of CreditEase, by introducing Tian Da Xin An as the guarantor in the loan facilitation agreements. Under such agreements, Tian Da Xin An guaranteed for the principal and interest paid to investors and for transaction fees paid to the Group in case of borrower default. Because Yirendai and Tian Da Xin An are under common control of CreditEase, Yirendai did not charge commission for referral business to Tian Da Xian An. Meanwhile, Tian Da Xin An did not charge guarantee fee for the guarantee service on transaction fee. As a result, no commission of referral or guarantee expense on the transaction fee was reflected in the accompanying financial statements. In the periods prior to August 2013 and after December 2014, Yirendai provided investor protection services to investors in the form of a risk reserve fund as discussed in note 2.

YIRENDAI LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

(in thousands US dollars, except share and per share data)

7.	RELATED PARTY BALANCES AND TRANSACTIONS — continued

Details of related party balances and transactions as of December 31, 2013 and 2014 are as follows:

(i)	Amount due from a related party

	December 31, 2013	December 31, 2014
Tian Da Xin An	—	5,489

Total	—	5,489

(i)	Amount due to a related party

	December 31, 2013	December 31, 2014
Tian Da Xin An	258	—

Total	258	—

In August 2013, when the Group switched the investor protection service from the previous risk reserve fund model to the guarantee model, a one-time fee of $266 was paid to Tian Da Xin An for its assumption of the obligation of the Group on the outstanding loan balances that were covered under the previous risk reserve fund model. Such fee was included in the origination and servicing expenses in 2013.

Under the guarantee model, for providing the guarantee service to the investors on the principle and interest, Tian Da Xin An charges the investors at a rate of 10% based on monthly interest on loans as servicing fee, which is to be collected by the Group on behalf of the guarantee company. The Group pays the investors the principal and interest on loans that default, and collects from Tian Da Xin An the associated unpaid transaction fee in accordance with the guarantee arrangement (see Note 2 Revenue from loan facilitation services). The balance of amount due to Tian Da Xin An as of December 31, 2013 and amount due from Tian Da Xin An as of December 31, 2014 represent the net amount of services fee payable and the receivable amount arising from guarantee fee, principal and interest on loans that defaulted as well as the associated unpaid uncollectible transaction fee. Amount due from Tian Da Xin An as of December 31, 2014 had been settled through current account with CreditEase Huimin in January 2015.

8.	INCOME TAXES

Yirendai is a company incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, they are not subject to tax on either income or capital gain.

Under the current Hong Kong Inland Revenue Ordinance, Yirendai HK is subject to 16.5% income tax on its taxable income generated from operations in Hong Kong.

Yirendai’s subsidiaries and a consolidated VIE established in the PRC are subject to income tax rate of 25%, according to the PRC Enterprise Income Tax.

YIRENDAI LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

(in thousands US dollars, except share and per share data)

8.	INCOME TAXES — continued

Reconciliation between the income tax at statutory tax rate to income tax expense is as follows (in thousands):

	Year ended December 31, 2013	Year ended December 31, 2014
Loss before provision for income taxes	(8,342)	(4,492)
Statutory tax rate in the PRC	25%	25%
Income tax at statutory tax rate	(2,086)	(1,123)
Non-deductible expenses	17	16
Non-deductible tax losses of the Yirendai Business	2,069	1,112
Income tax expense	—	5

9.	NET LOSS PER SHARE AND NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS

Basic net loss per share (EPS) is the amount of net loss available to each share of ordinary shares outstanding during the reporting period. Diluted EPS is the amount of net loss available to each share of ordinary shares outstanding during the reporting period adjusted to include the effect of potentially dilutive ordinary shares.

The following table details the computation of the basic and diluted net loss per share:

	Year ended December 31, 2013	Year ended December 31, 2014
Net loss	(8,342)	(4,497)
Shares (denominator):
Weighted average number of ordinary shares used in computing basic and diluted net loss per share	100,000,000	100,000,000

Basic and diluted loss per share	(0.0834)	(0.0450)

10.	SEGMENT INFORMATION

The Group’s chief operating decision maker has been identified as the Chief Executive Officer who reviews the consolidated results of operations when making decisions about allocating resources and assessing performance of the Group. The Group operates and manages its business as a single segment.

All of the Group’s revenues for the years ended December 31, 2013 and 2014 were generated from the PRC.

As of December 31, 2013 and 2014, respectively, all of long-lived assets of the Group were located in the PRC.

YIRENDAI LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

(in thousands US dollars, except share and per share data)

11.	EMPLOYEE BENEFIT PLAN

Full time employees of the Company in the PRC participate in a government-mandated defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. The Company accrues for these benefits based on certain percentages of the employees’ salaries. The total contribution for such employee benefits were $3,811 and $6,542 for the years ended December 31, 2013 and 2014, respectively.

12.	STATUTORY RESERVES AND RESTRICTED NET ASSETS

In accordance with the PRC laws and regulations, the Company’s PRC subsidiary and VIE are required to make appropriation to certain statutory reserves, namely general reserve, enterprise expansion reserve, and staff welfare and bonus reserve, all of which are appropriated from net profit as reported in their PRC statutory accounts. The Group’s PRC entity is required to appropriate at least 10% of their after-tax profits to the general reserve until such reserve has reached 50% of their respective registered capital.

Appropriations to the enterprise expansion reserve and the staff welfare and bonus reserve are to be made at the discretion of the board of directors of each of the Group’s PRC entities. There are no appropriations to these reserves by the Group’s PRC entities for the years ended December 31, 2013 and 2014.

As a result of PRC laws and regulations and the requirement that distributions by the PRC entity can only be paid out of distributable profits computed in accordance with the PRC GAAP, the PRC entity is restricted from transferring a portion of their net assets to the Company. Amounts restricted include paid-in capital, capital reserve and statutory reserves of the Company’s PRC entity. As of December 31, 2013 and December 31, 2014, the aggregated amounts of paid-in capital, capital reserve and statutory reserves represented the amount of net assets of the relevant entity in the Group not available for distribution amounted to $13,260 and $51,796, respectively. As a result of the above restrictions, parent-only financials are presented on financial statement schedule I.

13.	COMMITMENTS AND CONTINGENCIES

Operating lease as lessee

The Company leases certain office premises under non-cancelable leases. Rental expenses under operating leases for the years ended December 31, 2013 and 2014 were $642, $1,053, respectively.

Future minimum lease payments under non-cancelable operating leases agreements are as follows:

Years ending
2015	1,299
2016	537

14.	SUBSEQUENT EVENTS

The Company has evaluated events subsequent to the balance sheet date of December 31, 2014 through November 16, 2015, which is the date of the consolidated financial statements were available to be issued.

On March 31, 2015, CreditEase transferred assets (including the facilities) and liabilities of Yirendai business from CreditEase’s subsidiaries and VIEs to Heng Cheng or Heng Ye, which was considered the completion of the reorganization. As of March 31, 2015, Heng Cheng operates with website www.yirendai.com. Up to the date of this report, CreditEase is in the process of transferring the trademark and intellectual property rights for the proprietary systems to Heng Ye.

YIRENDAI LTD.

SCHEDULE 1-CONDENSED BALANCE SHEETS

(in thousands US dollars, except share and per share data)

	December 31, 2013	December 31, 2014
Assets:
Long term investments	3,158	36,012

Total assets	3,158	36,012

Equity:
Ordinary shares ($0.0001 par value; 500,000,000 shares authorized, and 100,000,000 shares issued and outstanding as of December 31, 2013 and 2014)	—	—
Additional paid-in capital	13,260	50,910
Accumulated other comprehensive income (loss)	50	(249)
Accumulated deficit	(10,152)	(14,649)

Total equity	3,158	36,012

Total liabilities and equity	3,158	36,012

YIRENDAI LTD.

SCHEDULE 1-CONDENSED STATEMENTS OF OPERATIONS

(in thousands US dollars, except share and per share data)

	Year ended December 31, 2013	Year ended December 31, 2014
Equity in earnings of subsidiaries and VIE	(8,342)	(4,497)

Net loss	(8,342)	(4,497)

Basic and diluted net loss per share	(0.0834)	(0.0450)

Weighted-average number of ordinary shares used in computing basic and diluted net loss per share	100,000,000	100,000,000

YIRENDAI LTD.

SCHEDULE 1-CONDENSED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands US dollars, except share and per share data)

	Year ended December 31, 2013	Year ended December 31, 2014
Net loss	(8,342)	(4,497)

Other comprehensive income (loss)
Foreign currency transaction adjustments	49	(299)

Comprehensive loss	(8,293)	(4,796)

YIRENDAI LTD.

SCHEDULE 1-CONDENSED STATEMENTS OF CHANGES IN EQUITY

(in thousands US dollars, except share and per share data)

	Ordinary shares	Ordinary shares amount	Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total equity
Balance as of December 31, 2012	100,000,000	—	1,863	1	(1,810)	54
Capital contribution by owner	—	—	11,397	—	—	11,397
Other comprehensive income	—	—	—	49	—	49
Net loss	—	—	—	—	(8,342)	(8,342)

Balance as of December 31, 2013	100,000,000	—	13,260	50	(10,152)	3,158
Capital contribution by owner	—	—	37,650	—	—	37,650
Other comprehensive loss	—	—	—	(299)	—	(299)
Net loss	—	—	—	—	(4,497)	(4,497)

Balance as of December 31, 2014	100,000,000	—	50,910	(249)	(14,649)	36,012

YIRENDAI LTD.

SCHEDULE 1-CONDENSED STATEMENTS of CASH FLOW

(in thousands US dollars, except share and per share data)

	Year ended December 31, 2013	Year ended December 31, 2014
Cash Flows from Operating Activities:
Net loss	(8,342)	(4,497)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in earnings of subsidiaries and VIE	(8,342)	(4,497)

Net cash used in operating activities	—	—

Cash Flows from Investing Activities:
Investment in a subsidiary	(11,397)	(37,650)

Net cash used in other investing activities	(11,397)	(37,650)

Cash Flows from Financing Activities:
Cash contribution from owner	11,397	37,650

Net cash provided by financing activities	11,397	37,650

Net increase in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of year	—	—

Cash and cash equivalents, end of year	—	—

YIRENDAI LTD.

SCHEDULE 1-NOTES TO CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

1.	BASIS FOR PREPARATION

The condensed financial information of Yirendai Ltd. (“Yirendai”) has been prepared using the same accounting policies as set out in Yirendai’s consolidated financial statements, except that Yirendai used the equity method to account for investments in its subsidiaries and variable interest entity.

2.	INVESTMENTS IN SUBSIDIARIES AND VARIABLE INTEREST ENTITIES

Yirendai, its subsidiaries and variable interest entity are included in the consolidated financial statements where the inter-company balances and transactions are eliminated upon consolidation. For the purpose of the Yirendai stand-alone financial statements, its investments in subsidiaries and variable interest entity are reported using the equity method of accounting. The Company’s share of income and losses from its subsidiaries and variable interest entity is reported as earnings from subsidiaries and variable interest entity in the accompanying condensed financial information of the Yirendai.

YIRENDAI LTD.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands US dollars, except share, per share data and basic and diluted net (loss)/income per share)

	As of December 31, 2014	As of September 30, 2015
Assets:
Cash and cash equivalents	222	19,861
Restricted cash	—	49,355
Accounts receivable	25,971	15,965
Prepaid expenses and other assets	32,592	37,935
Amounts due from related parties	5,489	11,438
Short-term investments	—	12,584
Property and equipment, net	551	1,404
Deferred tax assets	—	16,845

Total assets	64,825	165,387

Liabilities:
Accounts payable (including accounts payable of the consolidated variable interest entity without recourse to the Company $nil and $1,182 as of December 31, 2014 and September 30, 2015, respectively)	—	1,182
Amounts due to related parties (including amount due to a related party of the consolidated variable interest entity without recourse to the Company $nil and $3,836 as of December 31, 2014 and September 30, 2015, respectively)	—	6,451
Liabilities from risk reserve fund guarantee (including liabilities from risk reserve fund guarantee of the consolidated variable interest entity without recourse to the Company $nil and $59,196 as of December 31, 2014 and September 30, 2015, respectively)	—	59,196
Deferred revenue (including deferred revenue of the consolidated variable interest entity without recourse to the Company $nil and $8,184 as of December 31, 2014 and September 30, 2015, respectively)	—	8,184
Accrued expenses and other liabilities (including accrued expenses and other liabilities of the consolidated variable interest entity without recourse to the Company $28,813 and $17,233 as of December 31, 2014 and September 30, 2015, respectively)	28,813	24,971

Total liabilities	28,813	99,984

Commitments and Contingencies (Note 10)

Equity:
Ordinary shares ($0.0001 par value; 500,000,000 shares authorized, and 100,000,000 and 100,000,000 shares issued and outstanding as of December 31, 2014 and September 30, 2015)	—	10
Additional paid-in capital	50,910	50,910
Accumulated other comprehensive loss	(249)	(1,649)
(Accumulated deficits)/retained earnings	(14,649)	16,132

Total equity	36,012	65,403

Total liabilities and equity	64,825	165,387

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YIRENDAI LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands US dollars, except share, per share data and basic and diluted net (loss)/income per share)

	Nine months ended September 30, 2014	Nine months ended September 30, 2015
Net revenue:
Loan facilitation services	12,906	134,832
Post-origination services	117	2,321
Others	99	822

Total net revenue	13,122	137,975

Operating costs and expenses:
Sales and marketing	15,735	69,891
Origination and servicing	2,227	9,445
General and administrative	6,074	14,733

Total operating costs and expenses	(24,036)	(94,069)

Interest income	—	270
(Loss)/income before provision for income taxes	(10,914)	44,176
Income taxes expense	—	(13,395)

Net (loss)/income	(10,914)	30,781

Basic and diluted net (loss)/income per share	(0.1091)	0.3078

Weighted-average number of ordinary shares used in computing basic and diluted net (loss)/income per share	100,000,000	100,000,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YIRENDAI LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE

(LOSS)/INCOME

(in thousands US dollars, except share, per share data and basic and diluted net (loss)/income per share)

	Nine months ended September 30, 2014	Nine months ended September 30, 2015
Net (loss)/income	(10,914)	30,781

Other comprehensive (loss) income
Foreign currency transaction adjustments	(4)	(1,400)

Comprehensive (loss) income	(10,918)	29,381

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YIRENDAI LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(in thousands US dollars, except share, per share data and basic and diluted net (loss)/income per share)

	Ordinary shares	Ordinary shares amount	Additional paid-in capital	Accumulated other comprehensive income/(loss)	(Accumulated deficit)/retained earnings	Total equity
Balance as of January 1, 2014	100,000,000	—	13,260	50	(10,152)	3,158
Capital contribution by owner	—	—	26,176	—	—	26,176
Other comprehensive income	—	—	—	(4)	—	(4)
Net loss	—	—	—	—	(10,914)	(10,914)

Balance as of September 30, 2014	100,000,000	—	39,436	46	(21,066)	18,416

Balance as of January 1, 2015	100,000,000	—	50,910	(249)	(14,649)	36,012
Issue of shares (Note 1)		10	—	—	—	10
Other comprehensive income	—	—	—	(1,400)	—	(1,400)
Net income	—	—	—	—	30,781	30,781

Balance as of September 30, 2015	100,000,000	10	50,910	(1,649)	16,132	65,403

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YIRENDAI LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands US dollars)

	Nine months ended September 30, 2014	Nine months ended September 30, 2015
Cash Flows from Operating Activities:
Net (loss)/income	(10,914)	30,781
Adjustments to reconcile net (loss)/income to net cash used in operating activities:
Depreciation and amortization	121	347
Changes in operating assets and liabilities
Accounts receivable	(11,602)	9,542
Prepaid expenses and other assets	(3,141)	(6,240)
Amounts due from/to related parties	(4,066)	376
Accrued expenses and other liabilities	3,934	(3,200)
Accounts payable	—	1,203
Restricted cash	—	(50,221)
Liabilities from risk reserve fund guarantee	—	60,235
Deferred tax assets	—	(17,140)
Deferred revenue	—	8,328

Net cash (used in)/generated from operating activities	(25,668)	34,011

Cash Flows from Investing Activities:
Purchase of property and equipment	(479)	(1,228)
Purchase of short-term investments	—	(12,805)

Net cash used in investing activities	(479)	(14,033)

Cash Flows from Financing Activities:
Cash contribution from owner	26,176	10

Net cash provided by financing activities	26,176	10

Effect of foreign exchange rate changes	(29)	(349)
Net increase in cash and cash equivalents	—	19,639

Cash and cash equivalents, beginning of period	—	222

Cash and cash equivalents, end of period	—	19,861

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YIRENDAI LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2014 AND 2015

(in thousands US dollars, except share, per share data and basic and diluted net (loss)/income per share)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

The accompanying unaudited condensed consolidated financial statements include the financial information of Yirendai Ltd. (the “Company” or “Yirendai”), its subsidiaries and its consolidated variable interest entity (“VIE”) (collectively the “Group”). All intercompany balances and transactions have been eliminated in consolidation. The unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Security and Exchange Commission and U.S. generally accepted accounting standards for interim financial reporting. The results of operations for the nine-month periods ended September 30, 2014 and 2015 are not necessarily indicative of the results for the full years.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the financial statements, accounting policies and notes thereto included in the Group’s audited consolidated financial statements for each of the two years in the period ended December 31, 2014. In the opinion of the management, the accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments, which are necessary for a fair presentation of financial results for the interim periods presented. The Group believes that the disclosures are adequate to make the information presented not misleading. The accompanying unaudited condensed consolidated financial statements have been prepared using the same accounting policies as used in the preparation of the Group’s consolidated financial statements for each of the two years in the period ended December 31, 2014.

The financial information as of December 31, 2014 presented in the unaudited condensed consolidated financial statements is derived from the audited consolidated financial statements for the year ended December 31, 2014.

On March 31, 2015, the Group completed the reorganization in which the assets and liabilities of Yirendai business, representing the online marketplace connecting borrowers and investors operated by a subsidiary and VIE of CreditEase Holdings (Cayman) Limited (“CreditEase”), the 100% holding company of the Group, have been transferred to Yi Ren Heng Ye Technology Development (Beijing) Co., Ltd. (“Heng Ye”) and Heng Cheng Technology Development (Beijing) Co., Ltd. (“Heng Cheng”), the wholly owned subsidiary and VIE of the Group, respectively, from CreditEase’s subsidiary and VIE. CreditEase also granted the Group a worldwide and royalty-free license to use its trademarks and the proprietary systems developed by CreditEase. Up to the date of report, the transfer of the trademark and intellectual property rights for the proprietary systems from CreditEase to Heng Ye is in process as it is subject to approval by relevant government authorities.

On June 25, 2015, the Company issued 99,990,000 ordinary shares at par value US$0.0001 per share, to CreditEase, at US$0.0001 per share for an aggregate cash consideration of $10. Such issuance was accounted for as a stock split and, accordingly, all references to numbers of common shares and per-share data in the accompanying unaudited condensed consolidated financial statements have been adjusted to reflect such issuance of shares on a retroactive basis.

YIRENDAI LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2014 AND 2015

(in thousands US dollars, except share, per share data and basic and diluted net (loss)/income per share)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of consolidation

The VIE arrangements

The following financial information of the Group’s VIE was included in the accompanying unaudited condensed consolidated financial statements after the elimination of intercompany balances and transactions as of December 31, 2014 and September 30, 2015 and for the nine-month periods ended September 30, 2014 and 2015:

	December 31, 2014	September 30, 2015
Cash and cash equivalents	222	7,655
Restricted cash	—	49,355
Accounts receivable	25,971	15,965
Prepaid expenses and other assets	32,592	36,603
Amounts due from related parties	5,489	11,438
Short-term investments	—	12,584
Property and equipment, net	551	624
Deferred tax assets	—	16,845

Total assets	64,825	151,069

Liabilities
Accounts payable	—	1,182
Amounts due to related parties	258	3,836
Liabilities from risk reserve fund guarantee	—	59,196
Deferred revenue	—	6,590
Accrued expenses and other liabilities	1,517	18,826

Total liabilities	1,775	89,630

	For the nine months ended September 30,
	2014	2015
Net revenue	13,122	138,216
Net (loss)/income	(10,914)	53,561

	For the nine months ended September 30,
	2014	2015
Net cash (used)/provided by operating activities	(25,668)	53,428

In accordance with the VIE contractual arrangements, Heng Cheng has the power to direct activities of Heng Cheng, and can have assets transferred out of Heng Ye. There are no consolidated VIE’s assets that are collateral for the VIE’s obligations and can only be used to settle the VIE’s obligations. Relevant PRC laws and regulations restrict the VIE from transferring a portion of its net assets, equivalent to the balance of its paid-in capital, capital reserve and statutory reserves, to the Company in the form of loans and advances or cash dividends. Please refer to Note 9 for disclosure of restricted net assets.

Heng Cheng began to provide services through an online marketplace connecting borrowers and investors in December 2014. Currently, Heng Cheng operates with website www.yirendai.com.

YIRENDAI LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2014 AND 2015

(in thousands US dollars, except share, per share data and basic and diluted net (loss)/income per share)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Revenue recognition

The Group provides services as an online marketplace connecting borrowers and investors. The three major deliverables provided are loan facilitation services, risk reserve fund guarantee, and post-origination services (e.g. automated investing tool, cash processing, collection and SMS services).

The Group charges fees for facilitating loan originations, for the automated investing tool to investors opting for that service, and for monthly service (covering cash processing services, collection services and SMS services), while for those who do not opt for automated investing tool, the Group charges fees for facilitating loan originations and for monthly service (covering cash processing services, collection services and SMS services) (collectively as “non-contingent fees”). The Group also receives fees contingent on future events (e.g., penalty fee for loan prepayment and late payment, fee for transferring loans over the secondary loan market, and other service fees, etc.) and fee for providing borrower acquisition and referral services to CreditEase Puhui Information Consulting (Beijing) Co., Ltd. (“CreditEase Puhui”).

Multiple element revenue recognition

The Group considers the loan facilitation services, the risk reserve fund guarantee and post-origination services as a multiple deliverable revenue arrangement and the lenders are regarded as the sole customer. The Group has concluded that although it does not sell those services independently, all three deliverables have standalone value as others do sell them independently in the market and they have value to the customer independently. Thus, all non-contingent fees are allocated among these three deliverables.

The Group allocates fees to be received consistent with the guidance in ASC 605-25. It first allocates the amount equal to the fair value of the stand-ready liability from the risk reserve fund guarantee. Then the remaining fees are allocated to the loan facilitation services and post-origination services using their relative estimated selling prices. The Group does not have vendor specific objective evidence (“VSOE”) of selling price for the loan facilitation services and post-origination services because it does not provide loan facilitation services or post-origination services separately.

For cash processing services, collection services and SMS services (all of which are part of the post-origination services), the Group uses third-party evidence of selling price or TPE which is the prices charged when sold separately by its service providers, as the basis of revenue allocation.

Although other vendors may sell these services separately, TPE of selling price of the loan facilitation services and automated investing tool services (part of post-origination services) does not exist as public information is not available regarding what our competitors may charge for those services. As a result, the Group generally uses its best estimate of selling prices (“BESP”) of loan facilitation services and automated investing tool services as the basis of revenue allocation. In estimating its selling price for the loan facilitation services and automated investing tools services, the Group considers the cost incurred to deliver such services, profit margin for similar arrangements, customer demand, effect of competitors on the Group’s services, and other market factors.

For each type of service, the Group recognizes revenues when the following four revenue recognition criteria are met for each revenue type: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the selling price is fixed or determinable, and (iv) collectability is reasonably assured.

YIRENDAI LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2014 AND 2015

(in thousands US dollars, except share, per share data and basic and diluted net (loss)/income per share)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Revenue recognition — (continued)

Collectability of fees

The Group either collects the entire amount of the loan facilitation fee upfront, or collects a portion upfront and the rest on a monthly basis over the term of the loan. The management fee charged to self-directed investors and the automated investing tool investors are collected on a monthly basis through the loan period. All the transaction fees charged before December 31, 2014 were guaranteed by Tian Da Xin An (Beijing) Guarantee Co., Ltd. (“Tian Da Xin An”), a guarantee company.

Starting from January 2015, the collection of transaction fee is no longer guaranteed by Tian Da Xin An. The Group evaluated the following factors for uncertainty of the collectability: (i) credit risk of the portfolio; (ii) prepayment risk; (iii) risk profile change from launching new products and (iv) macroeconomic cycle, etc. and concluded that the collectability could not be reasonably assured. Thus fees charged on a monthly basis are not recognized until collectability could be reasonably assured.

Revenue from loan facilitation services

Prior to the end of 2014, the aforementioned four criteria for revenue recognition were met upon completion of the loan facilitation services. The Group recognized 100% of the transaction fee as revenue and recorded no allowance for the uncollectible accounts, as all the transaction fees in relation to loan facilitated before December 31, 2014 were guaranteed by Tian Da Xin An. Starting from first quarter of 2015, the Group recognizes the cash received that is allocated to loan facilitation services as revenue upon completion of the related service. Cash received as upfront fees is allocated first to the risk reserve guarantee and then to loan facilitation services and post-origination services based on their relative selling prices.

Revenue from post-origination services

The fees collected upfront allocated to post-origination services are deferred and recognized over the period of the loan on a straight line basis.

Other revenue

Other revenue includes penalty fee for loan prepayment (for loan originated before December 31, 2014) and late payment, one-time fees for transferring loans over the secondary loan market, and fee for providing borrower acquisition and referral services. The penalty fee, which is fees paid to the investors that are assigned to us by the investors, will be received as a certain percentage of past due amounts in case of late payment or a certain percentage of interest over the prepaid principal loan amount in case of prepayment.

Cash incentives

To expand its market presence, every now and then the Group provides cash incentives to investors. Each individual incentive program only lasts for a week or a few weeks. During the relevant incentive program period, the Group set certain thresholds for the investor to qualify to enjoy the cash incentive. When qualified investment is made, the cash payment is provided to the investor as a percentage of the investment amount. The cash incentives provided are accounted for as reduction of revenue in accordance with ASC subtopic 605-50.

YIRENDAI LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2014 AND 2015

(in thousands US dollars, except share, per share data and basic and diluted net (loss)/income per share)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Liabilities from risk reserve fund guarantee

Starting from January 1, 2015, the Group terminated the relationship with Tian Da Xin An, the guarantee company, and launched a new investor protection service in the form of a financial guarantee called the risk reserve fund. If a loan originated on or after January 1, 2015 defaults, the Group guarantees the principal and accrued interest repayment of the defaulted loan up to the balance of the risk reserve fund on a portfolio basis. The risk reserve fund being set aside equals 6% of the total loan facilitation amount. The Group reserves the right to revise the percentage upwards or downwards as a result of the Group’s continuing evaluation of factors such as market dynamics as well as of its product lines, profitability and cash position.

At the inception of each loan, the Group recognizes a stand-ready liability as the fair value of the risk reserve fund guarantee in accordance with ASC 460-10-55-23 (b).

According to ASC 460-10-35-1, the stand-ready liability initially recognized would typically be reduced (by a credit to earnings) as the Group is released from risk under the guarantee either through expiry or performance. The recognition of a contingent liability results in the recognition of expenses in earnings. The Group tracks its stand-ready liability on a loan-by-loan basis to monitor the expiration. When the Group releases the stand-ready liability through performance of the guarantee (by making payments on defaulted loans), it recognizes revenue along with the loss on defaulted loans. Revenue from releasing of stand-ready liability and expenses from recognition of contingent liability related to the risk reserve fund guarantee are presented on a net basis in the income statement. On a portfolio basis, when the aggregate contingent liability required to be recognized under ASC 450-20-25 exceeds the risk reserve fund liability balance, the Group will record the excess as expense.

The movement of liability from risk reserve fund guarantee during the nine months ended September 30, 2015 is as follows:

At January 1, 2015	—
Provision at the inception of new loans (Note)	68,885
Payment	(9,689)

At September 30, 2015	59,196

Note:	Amount represents cash received on non-contingent fees allocated to the stand-ready liability for loans generated during the period.

As of September 30, 2015, the maximum potential undiscounted future payment the Group would be required to make was $49,355, which takes into account of the amount set aside by the Group in the restricted cash balance of the risk reserve fund. As of September 30, 2015, based on the Group’s projection, the total expected losses for loans originated in 2015 that the Group could be required to make is $59,671.

Restricted cash

Restricted cash represents the cash in risk reserve fund which is managed by the Group through a restricted bank account.

YIRENDAI LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2014 AND 2015

(in thousands US dollars, except share, per share data and basic and diluted net (loss)/income per share)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Accounts receivable and allowance for uncollectible accounts receivable

Accounts receivable are stated at the historical carrying amount net of write-offs and allowance for uncollectible accounts. The Group establishes an allowance for uncollectible accounts receivable based on estimates, historical experience and other factors surrounding the credit risk of specific clients. Uncollectible accounts receivable are written off when a settlement is reached for an amount that is less than the outstanding historical balance or when the Group has determined the balance will not be collected.

The Group recorded no allowance for the uncollectible accounts receivables as of December 31, 2014 and September 30, 2015 due to all accounts receivables were guaranteed by Tian Da Xin An (see Note 4). With the termination of the guarantee contract in relation to loan facilitated on or after January 1, 2015 with Tian Da Xin An, the Group does not record additional accounts receivable during the nine months period ended September 30, 2015 and no allowance is recorded on the balance sheet as of September 30, 2015.

Short-term investments

The Group’s short-term investments mainly include held-to-maturity securities, comprising of term deposits and debt securities placed with banks. Held-to maturity securities that will mature within one year are included in short-term investments. Investments are classified as held-to-maturity when the Group has the positive intent and ability to hold the security to maturity, and are recorded at amortized cost.

Income taxes

Deferred income taxes are provided using assets and liabilities method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Deferred tax assets are recognized to the extent that these assets are more likely than not to be realized. In making such a determination, the management consider all positive and negative evidence, including future reversals of projected future taxable income and results of recent operation.

Recent accounting pronouncements

In February 2015, the FASB issued a new pronouncement which is intended to improve targeted areas of consolidation guidance for legal entities such as limited partnerships, limited liability corporations, and securitization structures (collateralized debt obligations, collateralized loan obligations, and mortgage-backed security transactions). The ASU focuses on the consolidation evaluation for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. In addition to reducing the number of consolidation models from four to two, the new standard simplifies the FASB Accounting Standards Codification (“Codification”) and improves current GAAP by:

•	Placing more emphasis on risk of loss when determining a controlling financial interest. A reporting organization may no longer have to consolidate a legal entity in certain circumstances based solely on its fee arrangement, when certain criteria are met.

•	Reducing the frequency of the application of related-party guidance when determining a controlling financial interest in a VIE.

YIRENDAI LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2014 AND 2015

(in thousands US dollars, except share, per share data and basic and diluted net (loss)/income per share)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Income taxes — continued

Recent accounting pronouncements — continued

•	Changing consolidation conclusions for public and private companies in several industries that typically make use of limited partnerships or VIEs.

The ASU will be effective for periods beginning after December 15, 2015, for public companies. Early adoption is permitted. The Group does not expect the adoption of this guidance will have a significant effect on its consolidated financial statements.

In August 2014, the FASB issued a new pronouncement, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. The amendments in this ASU defer the effective date of ASU 2014-09 for all entities by one year. Public business entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Group does not expect the adoption of this pronouncement will have a significant effect on our consolidated financial position or results of operations.

3.	FAIR VALUE OF LIABILITIES FROM FINANCIAL GUARANTEE ASSOCIATED TO RISK RESERVE FUND

The fair value of the stand-ready liability associated with the risk reserve fund guarantee recorded at the inception of the loan was estimated using a discounted cash flow model to our expected payouts from the risk reserve fund, and also by incorporating a markup margin. The Group estimates its expected future payouts based on its current product mix as well as its estimates of expected net charge-off rates and expected collection rates and a discount rate. The expected future cash payout is capped at the restricted cash balance of the risk reserve fund.

The Group estimated the expected net charge-off rates of the loan facilitated as the weighted average of the expected net charge-off rates of loan Grade A, B, C, and D. We developed the expected net charge-off rates for Grade A based on the Group’s historical experience and Grade D by reference to the past performance of similar products of CreditEase. Grade B and C loans have credit risks higher than Grade A but lower than Grade D.

4.	RELATED PARTY BALANCES AND TRANSACTIONS

Prior to establishment of the Group and the transfer of Yirendai Business, CreditEase has provided the Yirendai Business with origination and servicing, sales and marketing, general and administrative services. The Group expects CreditEase to continue to provide certain support services, but to the extent CreditEase does not continue to provide such support, the Group established its own support systems. The Group recorded expenses of the above services on an allocation basis for the purpose of preparing the accompanying consolidated financial statements. After the Yirendai Business became a stand-alone company, the Group entered into a series of reorganization agreements with CreditEase that governed the relationship between CreditEase and the Group and provided for, among other things, the provision of services by CreditEase to the Group and the allocation of liabilities and obligations attributable or related to periods or events prior to and in connection with the initial public offering (“IPO”). These service transactions between the Group and CreditEase are herein referred to as related party transactions.

YIRENDAI LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2014 AND 2015

(in thousands US dollars, except share, per share data and basic and diluted net (loss)/income per share)

4.	RELATED PARTY BALANCES AND TRANSACTIONS — continued

The Yirendai Business’ working capital requirements have historically been part of the corporate cash management program of CreditEase. For the purpose of cash flow presentation for the nine-month period ended September 30, 2014, please refer to Note 1 disclosed in F-9 for details.

The Group accounts for such related party transactions based on the series of reorganization agreements prior to the completion of reorganization and various services agreements after the completion of reorganization and reflects for all periods presented herein. Below summarizes the relationship with entities in CreditEase, and their nature of services provided to the Yirendai Business. Total allocation cost and expense from CreditEase for such services were approximately $11,343 and $48,983 for the nine-month periods ended September 30, 2014 and 2015, respectively, of which including provision of collection service amounted to $29 and $341, borrowers and investors acquisition and referral fee amounted to $8,913 and $45,614 and system supporting amounted to $1,270 and $2,805 for the nine-month periods ended September 30, 2014 and 2015, respectively, which will be continuously provided by CreditEase after completion of IPO.

The Group also provides borrower acquisition and referral services to CreditEase Puhui from April 1, 2015. The borrowers’ acquisition and referral revenue amounted to $282 for the nine-month periods ended September 30, 2015.

During August 2013 to December 2014, Yirendai Business worked with Tian Da Xin An, a subsidiary of consolidated VIEs of CreditEase, by introducing Tian Da Xin An as the guarantor in the loan facilitation agreements. Under such agreements, Tian Da Xin An guaranteed for the principal and interest paid to investors and for transaction fees paid to the Group in case of borrower default. Because Yirendai and Tian Da Xin An are under common control of CreditEase, Yirendai did not charge commission for referral business to Tian Da Xin An. Meanwhile, Tian Da Xin An did not charge guarantee fee for the guarantee service on transaction fee. As a result, no commission of referral or guarantee expense on the transaction fee was reflected in the accompanying financial statements. In January 2015, Yirendai provided investor protection services to investors in the form of a risk reserve fund as discussed in Note 2.

In addition, the Group obtained a worldwide and royalty-free license from CreditEase to use its trademarks and used the proprietary systems developed by CreditEase free of charge during the nine months period ended September 30, 2015.

CreditEase transferred assets and liabilities of Yirendai business to the Group in the first quarter of 2015 as discussed in Note 1.

YIRENDAI LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2014 AND 2015

(in thousands US dollars, except share, per share data and basic and diluted net (loss)/income per share)

4.	RELATED PARTY BALANCES AND TRANSACTIONS — continued

The table below sets forth major related parties and their relationships with the Group:

Company name	Relationship with the Group	Major transaction with the Group
CreditEase Huimin Investment Management (Beijing) Co., Ltd. (“CreditEase Huimin”)	Consolidated VIE of CreditEase	Receipts on behalf of the Group for transactions fees and services fess through external payment network

Tian Da Xin An	Subsidiary of consolidated VIE of CreditEase	Guarantee services

Pucheng Credit Assessment and Management (Beijing) Co., Ltd. (“Pucheng Credit”)	Consolidated VIE of CreditEase	Credit assessment and collection services

CreditEase Puhui	Consolidated VIE of CreditEase	Borrower acquisition and referral services to/from the Group

Puxin Hengye Technology Development (Beijing) Co., Ltd. (“Puxin Hengye”)	Subsidiary of CreditEase	System support services

CreditEase Zhuoyue Wealth Investment & Management (Beijing) Co., Ltd. (“CreditEase Zhuoyue”)	Consolidated VIE of CreditEase	Investor acquisition and referral services

Beijing Zhicheng Credit Service Co., Ltd. (“Beijing Zhicheng”)	Consolidated VIE of CreditEase	Identity verification services

CreditEase	Parent Company	Paid in capital and loan

Details of related party balances as of December 30, 2014 and September 30, 2015 are as follows:

(i)	Amounts due from related parties

	December 31, 2014	September 30, 2015
Tian Da Xin An (Note a)	5,489	1,088
CreditEase Huimin (Note b)	—	10,350

Total	5,489	11,438

(a)

Under the guarantee model, for providing the guarantee service to the investors on the principle and interest, Tian Da Xin An charges the investors at a rate of 10% based on monthly interest on loans as servicing fee, which is to be collected by the Group on behalf of the guarantee company. The Group pays the investors the principal and interest on loans that default, and collects from Tian Da Xin An the associated unpaid transaction fee in accordance with the guarantee arrangement (see Note 2, Revenue from loan facilitation services). The balance of amount due

YIRENDAI LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2014 AND 2015

(in thousands US dollars, except share, per share data and basic and diluted net (loss)/income per share)

4.	RELATED PARTY BALANCES AND TRANSACTIONS — continued

from Tian Da Xin An as of December 31, 2014 and September 30, 2015 represents the net amount of services fee payable and the receivable amount arising from guarantee fee, principal and interest on loans that defaulted as well as the associated unpaid uncollectible transaction fee.

(b)	Amount due from CreditEase Huimin as of September 30, 2015 mainly represents the transactions fees and services fees received by CreditEase Huimin through the external payment network on behalf of the Group before carve-out.

(ii)	Amounts due to related parties

	December 31, 2014	September 30, 2015
CreditEase Puhui (Notes a and b)	—	2,469
Puxin Hengye (Note a)	—	415
Beijing Zhicheng (Note a)	—	255
CreditEase Zhuoyue (Note a)	—	1,058
Pucheng Credit (Note a)	—	54
CreditEase (Note c)	—	2,200

Total	—	6,451

(a)	Amounts due to related parties represented the provision of credit assessment, collection, system support, investors acquisition and referral and identity verification services by the related parties to Heng Cheng and Heng Ye as of September 30, 2015. Heng Cheng and Heng Ye operated as standalone entities since January 2015 and did not rely on the corporate cash management program of CreditEase.

(b)	Since April 2015, the Group also provides borrower acquisition and referral service to CreditEase Puhui, receivables from CreditEase Puhui in relation to provision of borrower acquisition and referral service is netted off with amount due to CreditEase Puhui.

(c)	Amount due to CreditEase represents interest free loan advance from CreditEase of US$2,200 for daily operation pursuant to loan agreement dated May 1, 2015.

5.	INCOME TAXES

Yirendai is a company incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, Yirendai is not subject to tax on either income or capital gain.

Under the current Hong Kong Inland Revenue Ordinance, Yirendai HK is subject to 16.5% income tax on its taxable income generated from operations in Hong Kong.

Yirendai’s subsidiaries and a consolidated VIE established in the PRC are subject to income tax rate of 25%, according to the PRC Enterprise Income Tax.

YIRENDAI LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2014 AND 2015

(in thousands US dollars, except share, per share data and basic and diluted net (loss)/income per share)

5.	INCOME TAXES — continued

Reconciliation between the income tax at statutory tax rate to income tax expense is as follows:

	Nine months ended September 30, 2014	Nine months ended September 30, 2015
(Loss)/income before provision for income taxes	(10,914)	44,176
Statutory tax rate in the PRC	25%	25%
Income tax at statutory tax rate	(2,729)	11,044
Non-deductible expenses	16	2,308
Non-deductible tax losses	2,713	18
Effect of different tax rates of subsidiaries operating in other jurisdictions	—	25

Income tax expense	—	13,395

Income tax comprised of:

	December 31, 2014	September 30, 2015
Current tax	—	30,535
Deferred tax	—	(17,140)

Total	—	13,395

The components of the deferred tax assets are as follows:

	December 31, 2014	September 30, 2015
Liabilities from risk reserve fund guarantee	—	14,798
Deferred revenue	—	2,047

Total	—	16,845

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. On the basis of this evaluation, as of September 30, 2015 and December 31, 2014, no allowance has been recorded for the deferred tax assets.

The Group did not identify significant unrecognized tax benefits for the nine-month period ended September 30, 2014 and 2015. The Group did not incur any interest related to unrecognized tax benefits, did not recognize any penalties as income tax expenses and also does not anticipate any significant change in unrecognized tax benefits within 12 months from September 30, 2015.

YIRENDAI LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2014 AND 2015

(in thousands US dollars, except share, per share data and basic and diluted net (loss)/income per share)

6.	NET (LOSS)/INCOME PER SHARE AND NET (LOSS)/INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS

Basic net (loss)/income per share (EPS) is the amount of net (loss)/income available to each share of ordinary shares outstanding during the reporting period. Diluted EPS is the amount of net (loss)/income available to each share of ordinary shares outstanding during the reporting period adjusted to include the effect of potentially dilutive ordinary shares.

The following table details the computation of the basic and diluted net (loss)/income per share:

	Nine months ended September 30, 2014	Nine months ended September 30, 2015
Net (loss)/income	(10,914)	30,781
Shares (denominator):
Weighted average number of ordinary shares used in computing basic and diluted net (loss)/income per share	100,000,000	100,000,000

Basic and diluted (loss)/income per share	(0.1091)	0.3078

7.	SEGMENT INFORMATION

The Group’s chief operating decision maker has been identified as the Chief Executive Officer who reviews the consolidated results of operation when making decisions about allocating resources and assessing performance of the Group. The Group operates and manages its business as a single segment.

All of the Group’s revenue for the nine-month periods ended September 30, 2014 and 2015 were generated from the PRC.

As of December 31, 2014 and September 30, 2015, respectively, all of long-lived assets of the Group were located in the PRC.

8.	SHORT-TERM INVESTMENTS

As of September 2015, the Group’s short-term investments consist of held-to-maturity securities with maturities of less than a year. The Group measured the held-to-maturity securities at amortized cost which was approximate to its fair value, with no gross unrecognized holding gain or loss and unrealized gain in accumulated other comprehensive income. Interest income of $nil, and $70 were recognized in the consolidated statements of operations for the nine months ended September 30, 2014 and 2015, respectively.

YIRENDAI LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2014 AND 2015

(in thousands US dollars, except share, per share data and basic and diluted net (loss)/income per share)

8.	SHORT-TERM INVESTMENTS — continued

The following table summarizes the Group’s short-term investments measured or disclosed at fair value on a recurring basis:-

		Fair value disclosure or measurement at September 30, 2015
	Fair value at September 30, 2015	Quoted prices active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Fair value disclosure
Held-to maturity securities	12,585	—	12,585	—

9.	STATUTORY RESERVES AND RESTRICTED NET ASSETS

In accordance with the PRC laws and regulations, the Group’s PRC subsidiary and VIE are required to make appropriation to certain statutory reserves, namely general reserve, enterprise expansion reserve, and staff welfare and bonus reserve, all of which are appropriated from net profit as reported in their PRC statutory accounts. The Group’s PRC entity is required to appropriate at least 10% of their after-tax profits to the general reserve until such reserve has reached 50% of their respective registered capital.

Appropriations to the enterprise expansion reserve and the staff welfare and bonus reserve are to be made at the discretion of the board of directors of each of the Group’s PRC entities. There are no appropriations to these reserves by the Group’s PRC entities for the nine-month periods ended September 30, 2014 and 2015.

As a result of PRC laws and regulations and the requirement that distributions by the PRC entity can only be paid out of distributable profits computed in accordance with the PRC GAAP, the PRC entity is restricted from transferring a portion of their net assets to the Company. Amounts restricted include paid-in capital, capital reserve and statutory reserves of the Group’s PRC entity. As of December 31, 2014 and September 30, 2015, the aggregated amounts of paid-in capital, capital reserve and statutory reserves represented the amount of net assets of the relevant entity in the Group not available for distribution amounted to $51,796 and $55,745, respectively.

10.	COMMITMENTS AND CONTINGENCIES

Operating lease as lessee

The Group leases certain office premises under non-cancelable leases. Rental expenses under operating leases for the nine-month periods ended September 30, 2014 and 2015 were $729, $1,132, respectively.

Future minimum lease payments under non-cancelable operating leases agreements are as follows:

Years ending
2015	413
2016	2,960

Risk reserve fund guarantee

As of September 30, 2015, the Group records liability from risk reserve fund guarantee of $59,196 as disclosed in Note 2. As of December 31, 2014, the Group had no such liabilities.

YIRENDAI LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2014 AND 2015

(in thousands US dollars, except share, per share data and basic and diluted net (loss)/income per share)

11.	SUBSEQUENT EVENTS

The Group has evaluated events subsequent to the balance sheet date of September 30, 2015 through November 23, 2015, the date on which the financial statements were available to be issued.

In the fourth quarter of 2015, in order to continue to attract new and retain existing investors and to remain consistent with the current industry practice in China, the Group revised its previous risk reserve funding policy of setting aside for the risk reserve fund equivalent to 6% of all loans facilitated through its online marketplace. From the fourth quarter of 2015, it will set aside more cash in the risk reserve fund, based on its current business intention but not legal obligation, so that the balance in the risk reserve fund is enough to cover the expected payouts. The Group intends to continue this practice for the foreseeable future. To achieve that, the Group monitors the balance of the risk reserve fund on a monthly basis, and adjusts on a quarterly basis by putting an appropriate additional amount of cash into the risk reserve fund as needed to ensure the expected payouts can be sufficiently covered. The cash used to replenish the risk reserve fund may come from loans facilitated during the relevant period, or from other sources of cash.

The change in the policy related to the risk reserve fund will lead to a change in the fair value of the risk reserve fund stand-ready liability because the amounts in the fund will be sufficient to cover the expected payouts. As a result, starting in the fourth quarter of 2015, the risk reserve fund stand-ready liability associated with the new loan from the fourth quarter of 2015 will be calculated based upon the expected payouts adjusted for the time value of money and a mark-up for a profit margin. The Group will also evaluate the contingent liability related to the risk reserve fund in the fourth quarter of 2015 and will record additional expense to the extent that the contingent liability exceeds the stand ready obligation.

Transforming China's consumer finance landscape

Industry leading risk management system

Internal data sources

- Historical credit data
- Behaviour data

External data sources

- CreditEase credit database
- Ministry of Public Security
- People's Bank of China
- Internet or wireless service providers
- Online shopping and payment information
- Fraud list and database

2,635
15,210
82,419
158,058
169,728
251,802
685,761
1,121,270
1,620,770
2,083,975
2,551,320
Q1 2013
Q2 2013
Q3 2013
Q4 2013
Q1 2014
Q2 2014
Q3 2014
Q4 2014
Q1 2015
Q2 2015
Q3 2015

Robust loan volume (RMB in thousands)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The post-offering memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.2 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Purchaser	Date of Sale or Issuance	Number of Securities		Consideration
CreditEase Holdings (Cayman) Limited	September 24, 2014	1	(1)	US$	1.00
	June 25, 2015	99,990,000		US$	9,999

(1)	On January 5, 2015, we effected a 10,000-for-1 share split, and the 1 ordinary share owned by CreditEase was subdivided into 10,000 ordinary shares.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules, expect for Schedule 1, have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on December 14, 2015.

Yirendai Ltd.

By:	/s/ Ning Tang
Name:	Ning Tang
Title:	Executive Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ning Tang	Executive Chairman of the Board of Directors	December 14, 2015
Ning Tang

/s/ Huan Chen	Director	December 14, 2015
Huan Chen

*	Director	December 14, 2015
Quan Zhou

*	Director	December 14, 2015
Tina Ju

/s/ Yihan Fang	Chief Executive Officer	December 14, 2015
Yihan Fang	(Principal Executive Officer)

/s/ Yu Cong	Chief Financial Officer	December 14, 2015
Yu Cong	(Principal Financial and Accounting Officer)

*By:	/s/ Ning Tang
Name: Ning Tang
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Yirendai Ltd. has signed this registration statement or amendment thereto in New York on December 14, 2015.

Authorized U.S. Representative

By:	/s/ Giselle Manon
Name:	Giselle Manon, on behalf of Law Debenture Corporate Services Inc.
Title:	Service of Process Officer

YIRENDAI LTD.

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

3.1†	Memorandum and Articles of Association of the Registrant, as currently in effect

3.2†	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, effective upon the closing of this offering

4.1†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2†	Registrant’s Specimen Certificate for Ordinary Shares

4.3†	Form of Deposit Agreement, among the Registrant, the depositary and holder of the American Depositary Receipts

5.1†	Opinion of Maples and Calder regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1†	Opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2†	Opinion of Han Kun Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)

10.1†	Form of Employment Agreement between the Registrant and its executive officers

10.2†	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.3†	Master Transaction Agreement between CreditEase Holdings (Cayman) Limited and Yirendai Ltd. dated November 9, 2015.

10.4†	Transitional Services Agreement between CreditEase Holdings (Cayman) Limited and Yirendai Ltd. dated November 9, 2015.

10.5†	Non-Competition Agreement between CreditEase Holdings (Cayman) Limited and Yirendai Ltd. dated November 9, 2015.

10.6†	Cooperation Framework Agreement between CreditEase Holdings (Cayman) Limited and Yirendai Ltd. dated November 9, 2015.

10.7†	Intellectual Property License Agreement between CreditEase Holdings (Cayman) Limited and Yirendai Ltd. dated November 9, 2015.

10.8†	English translation of Loan Agreements among Heng Ye and the shareholders of Heng Cheng dated February 22, 2015

10.9†	English translation of Equity Interest Pledge Agreements among Heng Ye, Heng Cheng and the shareholders of Heng Cheng dated February 22, 2015

10.10†	English translation of Powers of Attorney granted to Heng Ye by the shareholders of Heng Cheng dated February 22, 2015

10.11†	English translation of Exclusive Business Cooperation Agreement between Heng Ye and Heng Cheng dated February 22, 2015

10.12†	English translation of Exclusive Option Agreement among Heng Ye, Heng Cheng and the shareholders of Heng Cheng dated February 22, 2015

10.13†	2015 Share Incentive Plan

10.14†	Form of Director Agreement between the Registrant and its independent directors

10.15	Subscription Agreement between the Registrant and Baidu (Hong Kong) Limited dated as of December 14, 2015

21.1†	Subsidiaries of the Registrant

Exhibit Number	Description of Document

23.1	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm

23.2†	Consent of Maples and Calder (included in Exhibit 5.1)

23.3†	Consent of Han Kun Law Offices (included in Exhibit 99.2)

23.4†	Consent of Sam Hanhui Sun

23.5†	Consent of Jingsheng Huang

23.6†	Consent of Qing Li

24.1†	Powers of Attorney (included on signature page)

99.1†	Code of Business Conduct and Ethics of the Registrant

99.2†	Opinion of Han Kun Law Offices regarding certain PRC law matters

99.3†	Consent of iResearch

*	To be filed by amendment.
†	Previously filed.